Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Allied Nevada Gold Corp., et al.,[1]	)	Case No. 15-10503 (MFW)
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT FOR THE DEBTORS’

JOINT CHAPTER 11 PLAN OF REORGANIZATION

AKIN GUMP STRAUSS HAUER & FELD LLP

Ira S. Dizengoff (admitted pro hac vice)

Philip C. Dublin (admitted pro hac vice)

Alexis Freeman (admitted pro hac vice)

Kristine G. Manoukian (No. 5509)

Matthew C. Fagen (admitted pro hac vice)

One Bryant Park

New York, New York 10036-6745

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

BLANK ROME LLP

Stanley B. Tarr (No. 5535)

Bonnie Glantz Fatell (No. 3809)

Michael D. DeBaecke (No. 3186)

1201 N. Market Street, Suite 800

Wilmington, Delaware 19801

Telephone: (302) 425-6400

Facsimile: (302) 425-6464

Counsel to the Debtors and Debtors in Possession

Dated: April 24, 2015

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.

IMPORTANT NOTICE

ALLIED NEVADA GOLD CORP. (“ANV”) AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES, AS CHAPTER 11 DEBTORS AND DEBTORS IN POSSESSION (COLLECTIVELY, THE “DEBTORS”), ARE SENDING YOU THIS DOCUMENT AND THE ACCOMPANYING MATERIALS (THE “DISCLOSURE STATEMENT”) BECAUSE YOU MAY BE A HOLDER OF CLAIMS AGAINST, OR A HOLDER OF INTERESTS IN, THE DEBTORS AND ENTITLED TO VOTE ON THE DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “PLAN”).2

THIS DISCLOSURE STATEMENT PROVIDES INFORMATION REGARDING THE PLAN. THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE PLAN. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, THE HISTORY OF THE DEBTORS AND THE CHAPTER 11 CASES, THE DEBTORS’ BUSINESS, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN. IF YOU ARE ENTITLED TO VOTE ON THE PLAN, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION, THE PLAN, AND THE SECTION ENTITLED “RISK FACTORS,” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT, WITH THE CONSENT OF THE REQUISITE CONSENTING PARTIES, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, AND IN CONSULTATION WITH THE CREDITORS COMMITTEE (AS FURTHER SET FORTH IN THE PLAN), TO FILE AN AMENDED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND BANKRUPTCY RULE 3016(b). THE PLAN AND THIS DISCLOSURE STATEMENT WERE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

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THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN BANKRUPTCY CODE SECTION 1125) SO THAT THOSE HOLDERS OF CLAIMS AND INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN CAN MAKE AN INFORMED JUDGMENT REGARDING SUCH VOTE.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN; RATHER, THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT (WHICH WILL BE FILED NO LATER THAN 7 DAYS PRIOR TO THE DEADLINE FOR OBJECTIONS TO THE PLAN), AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON JULY 8, 2015, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY PRIME CLERK LLC, THE DEBTORS’ NOTICE, CLAIMS, AND BALLOTING AGENT (THE “BALLOTING AGENT”) NO LATER THAN THE VOTING DEADLINE.

THE EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. ADDITIONALLY, THE SECURITIES TO BE

ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF, OR REGISTERED PURSUANT TO, A REGISTRATION STATEMENT FILED WITH THE SEC. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY BANKRUPTCY CODE SECTION 1145(a)(1), AND EXPECT THAT THE OFFER, ISSUANCE AND DISTRIBUTION OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF BANKRUPTCY CODE SECTION 1145(a)(1), IN EACH CASE TO THE EXTENT SET FORTH HEREIN.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR CREATE ANY DUTY TO UPDATE SUCH INFORMATION.

NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION THEREOF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, NOTICES AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THIS DISCLOSURE STATEMENT AND/OR THE PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

FORWARD-LOOKING STATEMENTS:

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ AND THE REORGANIZED DEBTORS’ BUSINESSES. IN PARTICULAR, STATEMENTS USING WORDS SUCH AS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER SECTION VIII. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THE DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS CAN OR WILL BE ACHIEVED. EXCEPT AS OTHERWISE REQUIRED BY LAW, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN, AND URGE ALL HOLDERS OF CLAIMS AND INTERESTS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

TABLE OF CONTENTS

			Page

I.	EXECUTIVE SUMMARY		1

II.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		2
	A.	What is chapter 11?	2
	B.	Why are the Debtors sending me this Disclosure Statement?	3
	C.	Am I entitled to vote on the Plan?	3
	D.	What will I receive from the Debtors if the Plan is consummated?	4
	E.	What will Holders of Class 1 Secured ABL Claims receive under the Plan?	5
	F.	What will Holders of Class 2 Secured Swap Claims receive under the Plan?	5
	G.	What will Holders of Class 4 Notes Claims receive under the Plan?	5
	H.	What will Holders of Class 5 General Unsecured Claims receive under the Plan?	5
	I.	What will Holders of Class 6 Swap Deficiency Claims receive under the Plan?	5
	J.	What will Holders of Class 10 Existing Equity Interests receive under the Plan?	6
	K.	Why are Holders of General Unsecured Claims not entitled to vote on the Plan?	6
	L.	How do I vote on the Plan and what is the Voting Deadline?	6
	M.	What will I receive from the Debtors if I hold an Administrative Expense Claim, a Professional Fee Claim, a Priority Claim or a DIP Facility Claim?	6
	N.	What happens to my recovery if the Plan is not confirmed or the confirmed Plan does not go effective?	6
	O.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date” and “Consummation?”	6
	P.	What are the Debtors’ Intercompany Claims and Intercompany Interests?	7
	Q.	Are there risks to owning the New Common Stock upon emergence from chapter 11?	7
	R.	Will there be releases granted to parties in interest as part of the Plan?	7
	S.	Why is the Bankruptcy Court holding a Confirmation Hearing and when is the Confirmation Hearing set to occur?	7
	T.	What is the purpose of the Confirmation Hearing?	8
	U.	What is the effect of the Plan on the Debtors’ ongoing business?	8
	V.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	8
	W.	Do the Debtors recommend voting in favor of the Plan?	8

III.	THE DEBTORS’ BACKGROUND		8
	A.	Debtors’ Corporate Structure	9
	B.	Overview of the Debtors’ Mining Operations	9
	C.	Regulatory Matters	10
	D.	Summary of the Debtors’ Prepetition Capital Structure and Liabilities under Derivative Instruments	11

IV.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES AND ENTRY INTO THE RESTRUCTURING SUPPORT AGREEMENT		13
	A.	Events Leading to the Commencement of the Chapter 11 Cases	13
	B.	Prepetition Restructuring Initiatives and the Restructuring Support Agreement	15

V.	EVENTS DURING THE CHAPTER 11 CASES		15
	A.	The First and Second Day Pleadings and Other Case Matters	15
	B.	Financing Facilities	16

VI.	SUMMARY OF THE PLAN		17
	A.	General Basis for the Plan	17

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	B.	Treatment of Unclassified Claims	17
	C.	Classification and Treatment of Claims and Interests	18
	D.	Means for Implementation of the Plan	21
	E.	Discharge, Release, Injunction and Related Provisions	28

VII.	PROJECTED FINANCIAL INFORMATION		30

VIII.	RISK FACTORS		31
	A.	Risks Related to Bankruptcy	31
	B.	Risks Related to the Debtors’ or the Reorganized Debtors’ Business	33
	C.	Risks Related to Environmental Issues	39
	D.	Risks Related to the Debtors’ Indebtedness and Plan Securities	40
	E.	Risks Associated with Financial Information and Projections	42

IX.	SOLICITATION AND VOTING PROCEDURES		43

X.	CONFIRMATION OF THE PLAN		43
	A.	Requirements for Confirmation of the Plan	43
	B.	Best Interests of Creditors/Liquidation Analysis	43
	C.	Feasibility	43
	D.	Acceptance by Impaired Classes	44
	E.	Confirmation without Acceptance by All Impaired Classes	44
	F.	Valuation of the Debtors	45

XI.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS		45
	A.	Plan Securities	45
	B.	Issuance and Resale of Plan Securities Under the Plan	45
	C.	Listing of New Common Stock	47
	A.	U.S. Federal Income Tax Consequences to the Debtors Under the Plan	48
	B.	U.S. Federal Income Tax Consequences to U.S. Holders Under the Plan	52
	C.	Information Reporting and Backup Withholding	60
	D.	U.S. Federal Income Tax Considerations for Non-U.S. Holders	60

XIII.	CONCLUSION AND RECOMMENDATION		65

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EXHIBITS

Exhibit A	Plan of Reorganization

Exhibit B	Restructuring Support Agreement

Exhibit C	Financial Projections

Exhibit D	Liquidation Analysis

Exhibit E	Valuation Analysis

Exhibit F	Debtors’ Corporate Structure

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH

EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT

BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN

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I.	EXECUTIVE SUMMARY

The Debtors submit this Disclosure Statement pursuant to Bankruptcy Code section 1125 to certain Holders of Claims against, and Interests in, the Debtors in connection with the solicitation of acceptances with respect to the Plan. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. This Disclosure Statement describes certain aspects of the Plan, including the treatment of Claims and Interests, and also describes certain aspects of the Debtors’ operations, financial projections, and other related matters.

As of March 10, 2015, the Debtors had principal outstanding funded indebtedness of (a) approximately $74.95 million under the Credit Agreement, (b) approximately $58.3 million under the Term and Security Deposit Loan Agreement, (c) $5,189,706 on account of the Jacobs Promissory Note, (d) approximately $97.6 million of capital lease obligations, and (e) CDN $400.0 million in respect of the Notes. In addition, as a result of the applicable counterparties’ exercise of early termination rights with respect to the Debtors’ Cross Currency Swaps and Diesel Swaps, the Debtors had outstanding funded indebtedness of (a) approximately $86.3 million with respect to close-out amounts under the Secured Swaps (as defined below), (b) approximately $371,666.67 with respect to the close-out amounts under a Cross Currency Swap (the “NBC Cross Currency Swap”) with National Bank of Canada (“NBC”) after realization of collateral and (c) approximately $518,937.00 with respect to the close-out amounts under a Cross Currency Swap (the “SocGen Cross Currency Swap”) with Société Générale (Canada Branch) (“SocGen”) after realization of collateral.

The Debtors are pleased to report that after extensive, good-faith and arm’s-length negotiations with the Plan Support Parties, the Plan embodies a settlement among the Debtors and the majority of their key stakeholders on a consensual restructuring transaction (the “Restructuring Transaction”) that will de-lever the Debtors’ balance sheet and enable the Debtors to implement a financial and operational restructuring. To evidence their support of the Debtors’ restructuring plan, Holders of at least 67% of the aggregate outstanding principal amount of the Notes Claims and 100% of the Holders of Secured ABL Claims, executed the Restructuring Support Agreement, dated March 10, 2015, attached hereto as Exhibit B, which provides for the implementation of the Restructuring Transaction through a prearranged Plan.

After giving effect to the following transactions contemplated by the Restructuring Support Agreement and the Plan, the Debtors will emerge from chapter 11 appropriately capitalized with access to favorable financing to support their emergence and go-forward business needs:

•	each Holder of an Allowed Secured ABL Claim shall receive (i) its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) an amount of New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to Section 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Section 2.7(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date;

•	each Holder of an Allowed Secured Swap Claim shall receive (i) its Pro Rata share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) an amount of New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to Section 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Section 2.8(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date;

•	each Holder of an Allowed DIP Facility Claim shall receive (i) its Pro Rata share of the DIP Facility Consideration in exchange for its Pro Rata share of the first $25,000,000.00 of Allowed DIP Facility Claims; and (ii) its Pro Rata share of the New Second Lien Convertible Term Loans in an original aggregate principal amount equal to its Pro Rata share of the Excess DIP Facility Claim Amount. The DIP Facility Consideration shall be subject to dilution on account of (a) the Management Incentive Plan, (b) the New Warrants, and (c) the conversion of the New Second Lien Convertible Term Loans;

•	each Holder of an Allowed Notes Claim may elect to receive: (i) its Pro Rata share of 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants and (c) the conversion of the New Second Lien Convertible Term Loans; or (ii) an amount of Cash equal to such Holder’s Pro Rata share of the Notes Cash Distribution Cap; provided, however, that no Holder of an Allowed Notes Claim shall be entitled to receive an amount of Cash in excess of the amount of Allowed Notes Claims held by such Holder;

•	each Holder of an Allowed Swap Deficiency Claim shall be paid in full in Cash under the Plan plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Swap Deficiency Claim;

•	each Holder of an Allowed General Unsecured Claim shall be paid in full in Cash under the Plan plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed General Unsecured Claim;

•	Allowed Subordinated Securities Claims shall be extinguished and not receive any property or consideration under the Plan; provided, however, that the Plan shall not extinguish any rights that a Holder of Subordinated Securities Claims may have against existing insurance maintained by the Debtors;

•	all Allowed Intercompany Claims between the Debtors shall be adjusted, continued, or discharged to the extent determined by the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld; and

•	if the Class of Holders of the Existing Equity Interests votes in favor of the Plan, then each Holder of an Allowed Existing Equity Interest shall receive its Pro Rata share of the New Warrants. If a Holder of an Allowed Class 10 Interest votes in favor of the Plan and the Class of Class 10 Interests votes in favor of the Plan, then such Holder shall be deemed to have released any Class 8 Subordinated Securities Claims that it owns or controls. If the Class of Holders of Existing Equity Interests votes against the Plan, then each Holder of an Existing Equity Interest shall receive no recovery on account of its Existing Equity Interests.

As provided by Article IV of the Plan, the Debtors may also undertake certain other restructuring transactions to implement the Plan.

THE DEBTORS BELIEVE THAT THE COMPROMISE CONTEMPLATED UNDER THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF THE ESTATES AND PROVIDES THE BEST RECOVERY TO HOLDERS OF CLAIMS AND INTERESTS. AT THIS TIME, THE DEBTORS BELIEVE THIS IS THE BEST AVAILABLE ALTERNATIVE FOR COMPLETING THE CHAPTER 11 CASES. FOR THESE REASONS AND OTHERS DESCRIBED HEREIN, THE DEBTORS STRONGLY RECOMMEND THAT CREDITORS AND INTERESTS HOLDERS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

II.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a chapter 11 case. The Bankruptcy Court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court, in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan provides for the treatment of the debtor’s debt in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors will be seeking Bankruptcy Court approval of the Plan. In connection with soliciting acceptances of the Plan, Bankruptcy Code section 1125 requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan. This Disclosure Statement has been prepared in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article II of the Plan pursuant to Bankruptcy Code section 1122(a), is referred to as a “Class.” Each Class’ respective voting status is set forth below.

The tables below designate the Classes of Claims against, and Interests in, each of the Debtors and specify which of those Classes are Impaired or Unimpaired by the Plan. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO ARTICLE II OF THE PLAN.

Class	Designation	Impairment	Entitled to Vote

Class 1	Secured ABL Claims	Impaired	Yes

Class 2	Secured Swap Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 4	Notes Claims	Impaired	Yes

Class 5	General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 6	Swap Deficiency Claims	Unimpaired	No (deemed to accept)

Class 7	Intercompany Claims	Unimpaired	No (deemed to accept)

Class 8	Subordinated Securities Claims	Impaired	No (deemed to reject)

Class 9	Intercompany Interests	Unimpaired	No (deemed to accept)

Class 10	Existing Equity Interests	Impaired	Yes

D.	What will I receive from the Debtors if the Plan is consummated?

The following table summarizes the anticipated recoveries for Holders of Allowed Claims and Holders of Allowed Interests under the Plan. THE EXPECTED RECOVERIES SET FORTH BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE SUBJECT TO MATERIAL CHANGE. 3

Class	Designation	Plan Treatment	Estimated Recovery Under the Plan

Class 1	Secured ABL Claims	Impaired	100%

Class 2	Secured Swap Claims	Impaired	100%

Class 3	Other Secured Claims	Unimpaired	100%

Class 4	Notes Claims	Impaired	Holders who elect to receive New Common Stock: 2% to 37% Holders who elect to receive Cash: 2.4% to 100%

Class 5	General Unsecured Claims	Unimpaired	100%

Class 6	Swap Deficiency Claims	Unimpaired	100%

Class 7	Intercompany Claims	Unimpaired	100%

Class 8	Subordinated Securities Claims	Impaired	0%

Class 9	Intercompany Interests	Unimpaired	100%

Class 10	Existing Equity Interests	Impaired	—

[3]	The recoveries set forth herein may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions. “Allowed” means, with reference to any Claim or Interest, or any portion thereof, in any Class or category specified, against or of a Debtor, (a) a Claim or Interest that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim has been filed; (b) a Claim for which a Proof of Claim has been timely filed in a liquidated amount and not contingent and as to which no objection to allowance, to alter priority, or request for estimation has been timely interposed and not withdrawn within the applicable period of limitation fixed by the Plan or applicable law; (c) a Claim or Interest as to which any objection has been settled, waived, withdrawn or denied by a Final Order to the extent such Final Order provides for the allowance of all or a portion of such Claim or Interest; or (d) a Claim or Interest that is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors (with the consent of the Requisite Consenting Parties) or the Reorganized Debtors, as applicable or (iii) pursuant to the terms of the Plan. Unless otherwise specified in the Plan or in an order of the Bankruptcy Court allowing such Claim or Interest, “Allowed” in reference to a Claim shall not include (a) any interest on the amount of such Claim accruing from and after the Petition Date; (b) any punitive or exemplary damages; or (c) any fine, penalty or forfeiture. Any Claim listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	What will Holders of Class 1 Secured ABL Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive: (i) its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) an amount of New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to clause 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Section 2.7(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

F.	What will Holders of Class 2 Secured Swap Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 2 Claim shall receive (i) its Pro Rata share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) an amount of New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to clause 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Section 2.8(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

G.	What will Holders of Class 4 Notes Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim may elect to receive: (i) its Pro Rata share of 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants and (c) the conversion of the New Second Lien Convertible Term Loans; or (ii) an amount of Cash equal to such Holder’s Pro Rata share of the Notes Cash Distribution Cap; provided, however, that no Holder of an Allowed Class 4 Claim shall be entitled to receive an amount of Cash in excess of the amount of Allowed Class 4 Claims held by such Holder.

Estimated recoveries for Holders of Allowed Class 4 Claims who elect to receive an amount of Cash equal to such Holder’s Pro Rata share of the Notes Distribution Cap will vary based on the amount of Holders of Allowed Class 4 Claims who elect to receive Cash on account of their Allowed Class 4 Claims. If all the Holders of Allowed Class 4 Claims (other than the Consenting Noteholders, who have agreed to receive New Common Stock) elect to receive Cash, estimated recoveries to such Holders on account of their Allowed Class 4 Claims will be approximately 2.4% of their Allowed Class 4 Claims. If Holders of less than or equal to $2.5 million of Allowed Class 4 Claims elect to receive Cash, recoveries to such Holders on account of their Allowed Class 4 Claims will be 100% of their Allowed Class 4 Claims.

H.	What will Holders of Class 5 General Unsecured Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim shall be paid in full in Cash equal to such Allowed Class 5 Claim plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Class 5 Claim.

I.	What will Holders of Class 6 Swap Deficiency Claims receive under the Plan?

In full and complete satisfaction, discharge and release of each Allowed Class 6 Claim, on the Effective Date, each Holder of an Allowed Class 6 Claim shall be paid in full in Cash on account of such Allowed Class 6 Claim plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Class 6 Claim.

J.	What will Holders of Class 10 Existing Equity Interests receive under the Plan?

If the class of Holders of Existing Equity Interests votes in favor of the Plan, then on the Effective Date, such Holders shall receive, on a Pro Rata basis, the New Warrants. Other than (a) Holders of Existing Equity Interests (in their capacities as such) and (b) Holders of intercompany equity, no Holder of any equity, ownership or profits interest in any of the Debtors of any nature, or any options, warrants or other securities that are convertible into, or exercisable or exchangeable for, any equity, ownership or profits interests in any of the Debtors, shall receive a distribution under the Plan on account of such interests or securities. On the Effective Date, all such interests and securities shall be extinguished without payment of any amounts or other distributions in consideration therefor. If a Holder of an Existing Equity Interest votes in favor of the Plan and the Class of Existing Equity Interests votes in favor of the Plan, then such Holder shall be deemed to have released any Subordinated Securities Claims that it owns or controls. If the class of Holders of Existing Equity Interests votes against the Plan, then the Holders of Existing Equity Interests shall receive no recovery on account of their Existing Equity Interests.

K.	Why are Holders of General Unsecured Claims not entitled to vote on the Plan?

Holders of Class 5 General Unsecured Claims are being paid in full in Cash and are “unimpaired” within the meaning of the Bankruptcy Code and, as such, are deemed to accept the Plan.

L.	How do I vote on the Plan and what is the Voting Deadline?

Detailed instructions regarding how to vote on the Plan are contained on the applicable Ballots distributed to Holders of Claims and Interests that are entitled to vote on the Plan. For your vote to be counted, your Ballot must be completed, signed and submitted so that it is actually received by the Balloting Agent by 4:00 p.m. (prevailing Eastern Time) on July 8, 2015.

M.	What will I receive from the Debtors if I hold an Administrative Expense Claim, a Professional Fee Claim, a Priority Claim or a DIP Facility Claim?

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expense Claims, Professional Fee Claims, Priority Claims and DIP Facility Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article II of the Plan. These Claims will be satisfied as set forth in Sections 2.1, 2.2, 2.3 and 2.4 of the Plan, respectively.

N.	What happens to my recovery if the Plan is not confirmed or the confirmed Plan does not go effective?

In the event that the Plan is not confirmed, there is no assurance that the Debtors will be able to reorganize their business. It is possible that any alternative may provide Holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see “Confirmation of the Plan—Best Interests of Creditors/Liquidation Analysis,” which begins on page 43, and the Liquidation Analysis attached as Exhibit D to this Disclosure Statement.

O.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date” and “Consummation?”

“Confirmation” of the Plan refers to the approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. See “Confirmation of the Plan,” which begins on page 43 of this Disclosure Statement, for a discussion of the conditions to confirmation and consummation of the Plan.

All distributions under the Plan with respect to Allowed Claims shall be made by the Reorganized Debtors or a Distribution Agent selected by the Debtors. The Reorganized Debtors or the Distribution Agent will make distributions on account of Allowed Claims and Interests as of the Effective Date or as soon as reasonably practicable after the Effective Date (the “Distribution Date”). The Reorganized Debtors or the Distribution Agent will make distributions to a Holder of such Allowed Claim or Interest within a reasonable period of time after such Claim or Interest becomes Allowed.

P.	What are the Debtors’ Intercompany Claims and Intercompany Interests?

In the ordinary course of business and as a result of their corporate structure, certain of the Debtor entities hold equity of other Debtor entities and maintain business relationships with each other, resulting in Intercompany Claims and Intercompany Interests. The Intercompany Claims reflect costs and revenues, which are allocated among the appropriate Debtor entities, resulting in Intercompany Claims.

Specifically, ANV holds an Intercompany Claim against Hycroft Resources & Development, Inc., in the amount of $900 million for the use of proceeds from the various equity raises, the Notes offering and the drawing on the Credit Agreement by ANV. Additionally, ANV has an Intercompany Claim against the exploration entities in the amount of $85 million for payment of the annual claims fees made for the benefit of each of the various exploration properties.

The Plan’s treatment of Intercompany Claims and Intercompany Interests represents a common component of a chapter 11 plan involving multiple debtors in which the value of the going-concern enterprise may be replicated upon emergence for the benefit of creditor constituents receiving distributions under a plan. The Plan provides that the Reorganized Debtors shall reinstate Intercompany Interests so as to preserve the Reorganized Debtors’ corporate structure as such structure existed on the Petition Date. The Plan further provides that Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Debtors, subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld, or, after the Effective Date, by the Reorganized Debtors in their sole discretion.

Q.	Are there risks to owning the New Common Stock upon emergence from chapter 11?

Yes. See “Risk Factors,” which begins on page 31.

R.	Will there be releases granted to parties in interest as part of the Plan?

Yes. See Article IX of the Plan, which is incorporated herein by reference.

S.	Why is the Bankruptcy Court holding a Confirmation Hearing and when is the Confirmation Hearing set to occur?

Bankruptcy Code section 1128(a) requires the Bankruptcy Court to hold a hearing on Confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan.

In connection with the approval of solicitation of votes to accept the Plan, the Debtors will request that the Bankruptcy Court schedule a Confirmation Hearing and will provide notice of such hearing to all necessary parties. The Confirmation Hearing may be adjourned or continued from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

Objections to Confirmation of the Plan must be filed and served on the Debtors and certain other parties prior to the Confirmation Hearing in accordance with the notice of the Confirmation Hearing.

The Debtors will publish the notice of the Confirmation Hearing, which will contain, among other things, the deadline for objections to the Plan and the date and time of the Confirmation Hearing, in the Reno Gazette Journal, Elko Daily Free Press, Humboldt Sun and the national edition of The Wall Street Journal.

T.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor and any other person or entity as may be ordered by a bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, an order issued by a bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of the plan of reorganization upon the occurrence of the effective date and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

U.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, subject to the occurrence of the Effective Date, Confirmation means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is a Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions to the effectiveness of the Plan specified in Section 8.1 of the Plan have been satisfied, or if capable of being waived, waived.

On or after the Effective Date, and unless otherwise provided in the Plan or the Confirmation Order, the Reorganized Debtors may operate their business and, except as otherwise provided by the Plan, may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

V.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, you may contact the Debtors’ co-counsel at the addresses and phone numbers listed on the cover page of this Disclosure Statement. Copies of the Plan and this Disclosure Statement may be obtained by contacting the Balloting Agent, located at 830 Third Avenue, 9th Floor, New York, NY 10022, by calling (855) 936-2883 or by emailing angballots@PrimeClerk.com.

W.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe the Plan provides for a larger distribution to the Holders of Claims and Interests than would otherwise result from any other available alternative. The Debtors believe the Plan, which contemplates a significant deleveraging of their balance sheet, is in the best interests of all Holders of Claims and Interests.

III.	THE DEBTORS’ BACKGROUND

Debtor Allied Nevada Gold Corp. (“ANV”), a Delaware corporation, together with its Debtor and non-Debtor subsidiaries, is a U.S.-based gold and silver producer engaged in mining, developing and exploring properties in the State of Nevada. ANV’s stock has been trading on the NYSE MKT, LLC (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) since May 2007 under the symbol “ANV”.4

[4]	On March 10, 2015, ANV received notice from the NYSE that the NYSE had suspended its common stock from trading immediately and determined to commence proceedings to delist its common stock pursuant to Section 1003(c)(iii) of the NYSE Company Guide. The NYSE’s determination was based on the filings in the Chapter 11 Cases, which contemplate that the Debtors’ existing common stock will be extinguished pursuant to the Plan. The last day that ANV’s common stock traded on the NYSE was March 9, 2015. The Debtors do not intend to take any further action to appeal the NYSE’s decision and, therefore, it is expected that ANV’s common stock will be delisted after the completion of the NYSE’s application to the SEC. In addition, on March 10, 2015, the TSX suspended ANV’s common stock from trading immediately while the TSX reviewed ANV’s continued eligibility for listing under the TSX’s Expedited Review Process. On March 17, 2015, the TSX determined to delist ANV’s common stock at the close of business on April 16, 2015. The last day that ANV’s common stock traded on the TSX was March 9, 2015. On March 10, 2015, ANV’s common stock began being traded in the over-the-counter market under the symbol “ANVGQ”.

ANV was spun off from Vista Gold Corp. (“Vista”) in 2006 and began operations in May 2007. In connection with that certain Arrangement and Merger Agreement between ANV, Vista and Carl and Janet Pescio (the “Pescios”), ANV acquired Vista’s Nevada-based mining properties and related assets, including the Hycroft Mine5 and a portfolio of gold and silver exploration properties located throughout Nevada. In addition, ANV acquired the mineral property interests previously held by the Pescios, including royalty and/or other interests in a number of the properties. Some of ANV’s properties are located in historically prolific gold-producing trends6 in Nevada.

A.	Debtors’ Corporate Structure

A diagram presenting the corporate structure of ANV and each of its direct and indirect subsidiaries, including each Debtor and each non-Debtor entity, is attached hereto as Exhibit F. As demonstrated on Exhibit F, ANV, directly or indirectly, holds 100% of the equity interests in each of the following (i) Debtors: Allied Nevada Gold Holdings LLC, Allied VGH Inc., Allied VNC Inc., ANG Central LLC, ANG Cortez LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC, Hycroft Resources & Development, Inc. (“HRDI”), Victory Exploration Inc., Victory Gold Inc. and Hasbrouck Production Company LLC and (ii) non-Debtors: Allied Nevada Delaware Holdings Inc. and Allied Nevada (Cayman) Corp.

The Debtors primarily operate through ANV and its wholly-owned subsidiary HRDI. ANV is the corporate center of the Debtors and is, among other things, responsible for all of the Debtors’ general corporate functions. HRDI owns and operates the Hycroft Mine, which is currently, and historically has been, the Debtors’ sole operating mine. The remaining Debtors held, as of the Petition Date, interests in various exploration properties or are legacy entities with no material assets or operations.

B.	Overview of the Debtors’ Mining Operations

1.	Hycroft Mine and Mill Expansion

The Hycroft Mine is an open-pit heap leach operation7 located 54 miles west of Winnemucca, Nevada. As of December 31, 2014, there were estimated proven and probable mineral reserves at the Hycroft Mine of 10.6 million ounces of gold and 465.3 million ounces of silver, which are contained in oxide (heap leach) and sulfide (mill) ores. Additionally, the Hycroft Mine remains open to the south with the potential for further expansion which could provide additional heap leach mineralized material. In 2014, the Hycroft Mine produced approximately 216,900 ounces of gold and 1.8 million ounces of silver from its heap leach operations.

In September 2011, the Debtors announced and began a plan for a mill expansion project (the “Hycroft Mill”), which would allow the Debtors to process sulfide (mill) ores and extend the operating life of the Hycroft Mine. However, due to declining metal prices and the resultant lower than expected cash flows generated by the Debtors’ oxide mining operations, in the second quarter of 2013, the Debtors deferred the construction of the Hycroft Mill and other expansion plans.

[5]	Vista acquired the deed to the Hycroft Mine from Henry C. Crofoot and Daniel M. Crofoot (the “Crofoots”), who retained certain patented and unpatented mining claims that are leased to the Debtors in exchange for a 4% net profit royalty payment. This mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. The total payments due under the mining lease are capped at $7.6 million, of which the Debtors have paid approximately $2.1 million through December 31, 2014. The Debtors currently estimate the remaining payments due under the mining lease will approximate $0.3 million in 2015, $2.1 million in 2016, and $3.1 million in 2017. Patented mining claims are rights covering private land that is owned by the Crofoots. Unpatented mining claims are rights covering public land on which the Crofoots own restricted rights to extract and develop certain mineral deposits, including gold and silver.
[6]	A trend is an expansive geographical ore (mineral-laden rock) body that contains mineralized material, such as gold and silver.
[7]	Open-pit mining is a process whereby ore is reached by digging or blasting from the ground level. Heap leaching is a process by which gold or silver is extracted from ore by “heaping” the ore on impermeable leach pads and continually applying a weak cyanide solution that dissolves the gold and silver from the ore. The gold- or silver-laden solution is then collected for gold or silver recovery.

2.	Exploration Properties

As of December 31, 2014, the Debtors controlled 74 exploration properties throughout Nevada, some of which are located on, or near, world class trends and current or past-producing mines. Certain of these exploration properties have been optioned and leased to other exploration companies in return for production royalties averaging approximately 3.0% of revenue less certain allowable deductions. Consistent with the Debtors’ strategy and goal to preserve liquidity by managing discretionary spending, the Debtors have not commenced or planned any exploration activities at these properties since 2013. As discussed below, the Debtors are in the process of selling substantially all of the exploration properties.

3.	Principal Products and Revenues

The Debtors’ principal products are produced at the Hycroft Mine and consist of unrefined gold bars (doré) and in-process inventories (metal-laden carbon), both of which are sent to third party refineries before being sold, generally at prevailing spot prices, to precious metals traders or financial institutions. Doré bars and metal-laden carbon are sent to refineries to produce bullion that meets the required market standards of 99.95% pure gold and 99.90% pure silver. Under the terms of the Debtors’ refining agreements, doré bars and metal-laden carbon are refined for a fee, and the Debtors’ share of the refined gold and the separately- recovered silver are credited to the Debtors’ account or delivered to its buyers. Although the Debtors reported operating revenues of approximately $310.4 million for the 2014 fiscal year, the Debtors incurred a gross loss of approximately $518.9 million.

C.	Regulatory Matters

Mining operations and exploration activities are subject to various federal, state and local laws and regulations in the U.S., which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. The Debtors have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct their mining, exploration and other programs. The Debtors believe that they are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Nevada and the U.S. Although the Debtors are not aware of any current claims, orders or directions relating to their business with respect to the foregoing laws and regulations, changes to, or more stringent application or interpretation of, such laws and regulations in Nevada, or in jurisdictions where the Debtors may operate in the future, could require additional capital expenditures and increased operating and/or reclamation costs, which could adversely impact the profitability levels of the Debtors’ projects.

In addition, the Debtors’ operations and exploration properties are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects the Debtors’ mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The number of citations and orders charged against mining operations, and the dollar penalties assessed for such citations, have generally increased in recent years.

Finally, the Debtors’ mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. The Debtors’ asset retirement obligation (“ARO”), consisting of estimated future mine reclamation and closure costs, may increase or decrease significantly in the future as a result of changes in regulations, mine plans, estimates, or other factors. The Debtors’ ARO relates to their operating property, the Hycroft Mine, and was recognized as a liability at fair value in the period incurred. An ARO, which is initially estimated based on discounted cash flow estimates, is accreted to full value over time through charges to accretion expense. Resultant ARO cost assets are depreciated on a units of production method over the related long-lived asset’s useful life. The Debtors’ ARO is adjusted annually, or more frequently at interim periods if necessary, to reflect changes in the estimated present value resulting from revisions to the timing or amount of reclamation and closure costs.

D.	Summary of the Debtors’ Prepetition Capital Structure and Liabilities under Derivative Instruments

1.	Prepetition Funded Indebtedness

a.	Credit Agreement

ANV is the borrower under the Credit Agreement, among ANV, the lender parties thereto, the Administrative Agent, and Wells Fargo and the Administrative Agent as co-collateral agents. The obligations under the Credit Agreement are collateralized by substantially all of the Debtors’ assets and are guaranteed by all of the other Debtors. Borrowings under the Credit Agreement bear interest per annum at either LIBOR plus 4.5% or at an Alternate Base Rate Canada (as defined in the Credit Agreement) plus 3.5%. As of the Petition Date, the total principal amount of borrowings outstanding under the Credit Agreement was approximately $56.5 million, the total face amount of the letters of credit issued under the Credit Agreement was approximately $18.5 million (corresponding to the letters of credit posted in connection with the NBC Cross Currency Swap and SocGen Cross Currency Swap discussed in Section III.D.2 below) and approximately $0.5 million of accrued interest was outstanding.

In addition, as discussed below, as a result of the applicable counterparties’ exercise of early termination rights with respect to the Debtors’ Cross Currency Swaps and Diesel Swaps, the Debtors had outstanding funded indebtedness of (a) $86,306,619 with respect to close-out amounts under the Secured Swaps, (b) $371,666.67 with respect to the close-out amounts under the NBC Cross Currency Swap, after realization of collateral and (c) $518,937 with respect to the close-out amounts under the SocGen Cross Currency Swap, after realization of collateral.

b.	Term and Security Deposit Loan Agreement

On March 27, 2013, HRDI entered into a term and security deposit loan agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term and Security Deposit Loan Agreement”), with Caterpillar Financial Services Corporation (“Caterpillar”) as lender in connection with the purchase of three electric rope shovels. Pursuant to the Term and Security Deposit Loan Agreement, up to $60.0 million (75% of the total equipment cost) was made available to HRDI for scheduled progress payments pursuant to purchase agreements for the electric rope shovels, and up to $90.0 million was made available to HRDI in term loan financing to fund the purchase of the electric rope shovels once commissioned at the Hycroft Mine.

Under the Term and Security Deposit Loan Agreement, as electric rope shovels were commissioned, amounts previously advanced to HRDI for security deposits, together with the remaining purchase price of each electric rope shovel, were converted to term loan obligations. Caterpillar has a first lien security interest on the electric rope shovels under the Term and Security Deposit Loan Agreement and HRDI’s obligations thereunder are guaranteed by ANV. As of the Petition Date, $40.3 million remained outstanding on the two executed term loan obligations, which are due by 2020 and bear interest at a fixed rate of approximately 5.7%, and $18.0 million, plus $1.6 million of accrued interest, remained outstanding as advances for security deposits under the Term and Security Deposit Loan Agreement, which bear interest at an applicable rate plus three-month LIBOR, which approximated 4.8% as of the Petition Date.

c.	Jacobs Promissory Note

On October 15, 2014, HRDI issued a $7,189,706.00 promissory note (the “Jacobs Promissory Note”) to Jacobs Field Services North America Inc. pursuant to a Release and Settlement Agreement between HRDI and Jacobs settling the action captioned Jacobs Field Services North America, Inc. v. Hycroft Resources & Development, Inc., United States District Court for the District of Nevada Case No. 3:14-cv-00289. The Jacobs Promissory Note is secured, through a deed of trust, by a security interest in certain of HRDI’s real property, namely the Merrill Crowe Facility – Hycroft Mine, located in Humboldt County, Nevada, which security interest is second in priority and subordinate to the security interests securing the obligations under the Credit Agreement, and HRDI’s obligations thereunder are guaranteed by ANV. As of the Petition Date, the aggregate outstanding principal amount of the Jacobs Promissory Note was $5,189,706.

d.	Notes

ANV has issued CDN $400.0 million of Notes pursuant to that certain indenture, dated as of May 25, 2012, by and between ANV and Computershare Trust Company of Canada, as Indenture Trustee. The Notes are denominated in Canadian dollars, pay interest semi-annually at a rate of 8.75% per annum and mature in June 2019. The obligations under the Notes are guaranteed by all of the Debtors except for Hasbrouck Production Company LLC. As of the Petition Date, the aggregate outstanding principal amount of the Notes was CDN $400.0 million.

2.	Liabilities Under Derivative Instruments

a.	Swaps with Scotiabank

In connection with the issuance of the Notes, ANV entered into a cross currency swap with Scotiabank, a portion of which was subsequently novated to NBC and SocGen (collectively, the “Cross Currency Swaps”), based upon a notional amount of US $400.4 million, which fixed the interest rate under the Notes to an effective rate of 8.375%. In addition, as of December 31, 2014, the Debtors had five outstanding diesel swaps (the “Diesel Swaps” and, together with the Cross Currency Swap with Scotiabank, the “Secured Swaps”) with Scotiabank covering the year 2015 for 7.2 million gallons of diesel at an average price of approximately $2.62 per gallon, which represents approximately 60% of the Debtors’ forecasted 2015 diesel consumption. The obligations remaining under the Secured Swaps are secured by a lien on the same assets that secure the Debtors’ obligations under the Credit Agreement on a pari passu basis. On the Petition Date, ANV received a notice of early termination from Scotiabank, which notice had the effect of terminating each such swap with Scotiabank causing the close-out amount under each such swap to immediately become due and payable. As of March 11, 2015, which is the designated early termination date thereunder, the close-out amount under the Secured Swaps was $86,306,619.00.

b.	Swaps with NBC and SocGen

As described above, a portion of the Cross Currency Swaps was novated to NBC and SocGen. ANV was required to collateralize any mark-to-market liability position of the NBC Cross Currency Swap and SocGen Cross Currency Swap in the form of either letters of credit or Cash. On the Petition Date, ANV received notices of early termination from NBC and SocGen, which notices had the effect of immediately terminating each such swap and causing the close-out amount under each such swap to become due and payable.

As of March 10, 2015, which is the designated early termination date with respect to the NBC Cross Currency Swap, the close-out amount owed by ANV relating to such swap was approximately $12.6 million. NBC exercised its right against letters of credit and cash collateral granted in its favor. After realization of NBC’s collateral, the remaining unsecured deficiency Claims of NBC aggregated to $371,666.67 (the “NBC Swap Deficiency Claims”).

As of March 11, 2015, which is the early termination date with respect to the SocGen Cross Currency Swap, the close-out amount owed by ANV relating to such swap was approximately $10.37 million. SocGen exercised its right against letters of credit and cash collateral. After realization of SocGen’s collateral, the remaining unsecured deficiency Claims of SocGen are in the amount of $518,937.00 (the “SocGen Swap Deficiency Claims” and, together with the NBC Swap Deficiency Claims, the “Swap Deficiency Claims”).

3.	Capital Lease Obligations.

The Debtors’ capital lease obligations (the “Capital Lease Obligations”), which are for the purchase of mining equipment, bear interest at rates between 4% and 7% and carry 60 month terms. As of the Petition Date, the Debtors owed $97.6 million in Capital Lease Obligations.

4.	Trade Debt

As a gold and silver producer with significant operations in Nevada, the Debtors purchase mining equipment, processing commodities and other inputs from numerous vendors. As of the Petition Date, the Debtors estimate that they owed approximately $33.1 million in prepetition trade debt claims, which includes amounts owed to, among others, critical vendor claimants, shippers, warehousemen, miscellaneous lien claimants and claimants who may assert claims arising under Bankruptcy Code section 503(b)(9).

5.	Equity Ownership

As of the Petition Date, 126,193,336 shares of common stock of the Debtors were outstanding.8 As discussed above, the Debtors’ common stock was traded on the NYSE and the TSX. The Debtors’ market capitalization was approximately $107.9 million as of the Petition Date, though the Debtors do not believe that the market capitalization was indicative of the Debtors’ value and the Debtors were insolvent as of the Petition Date.

6.	Creditors Committee and Equity Committee Investigation

Pursuant to the provisions of the Final DIP Order, the Creditors Committee and the Equity Committee are permitted to investigate, among other things, the extent and validity of the liens and securities interests asserted by the parties under the Credit Agreement. The Creditors Committee is permitted to use certain of the proceeds of the DIP Facility (the “Investigation Funds”) to conduct such investigations. To the extent any Investigation Funds remain unused by the Creditors Committee at the conclusion of its investigation, the Equity Committee may use the remaining Investigation Funds to conduct further investigation.

7.	Prior and Pending Litigation Proceedings

In the ordinary course of business, the Debtors are, from time to time, the subject of complaints or litigation in the ordinary course of the Debtors’ business. Below is a brief summary of the Debtors’ pending litigation proceedings.

The Debtors and certain of their Officers are subject to a class action securities litigation brought by certain shareholders (the “Securities Litigation”). The plaintiffs in the Securities Litigation seek unspecified damages as a result of purported violations of federal securities laws, which violations allegedly arose out of misrepresentations and omissions concerning the Debtors’ gold and silver mining operations at the Hycroft Mine. The Securities Litigation is ongoing. In addition, two shareholders filed a statement of claim in the Ontario Superior Court in Canada (the “Canadian Litigation”) asserting substantially the same allegations as the U.S. class action complaints and seeking $80 million in damages for violations of Canadian securities laws. The Canadian Litigation is ongoing. In addition, the Debtors and certain of their Officers are subject to a derivative action (the “Derivative Action”) seeking unspecified damages and asserting breaches of fiduciary duties by the defendants. The allegations in the Derivative Action are substantially similar to the allegations contained in the Securities Litigation.

The costs of the Derivate Action are covered by the Debtors’ insurance policies, which have a total cap of $50 million, with a $1.5 million retention.

IV.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES AND ENTRY INTO THE RESTRUCTURING SUPPORT AGREEMENT

A.	Events Leading to the Commencement of the Chapter 11 Cases

A number of factors contributed to the Debtors’ decision to pursue a restructuring through the chapter 11 process. Over the past two years, despite a nearly doubling of gold and silver ounces sold, revenue has increased only modestly, mainly due to declining gold and silver prices. Gold and silver sales represent 100% of the Debtors’ revenues and, accordingly, the market prices of gold and silver significantly impact the Debtors’ financial position, operating results, and cash flows. The market price of gold peaked at $1,895 per ounce in August 2011. As of March 9, 2015, gold closed at $1,168.50 per ounce, down approximately 38% from the 2011 peak and down 16% from the last twelve-month high of $1,385 per ounce. Similarly, the market price per silver ounce has decreased approximately 46.8% over the last two years from $29.95 per ounce as of December 31, 2012 to $15.92 per ounce as of March 9, 2015.

[8]	The Debtors also have 10 million shares of authorized but not issued preferred stock.

Despite the Debtors’ prepetition efforts to increase revenue, decrease costs, sell non-core assets, reduce or delay capital expenditures and raise capital to address the Debtors’ liquidity constraints, the Debtors’ liquidity continued to deteriorate. In an effort to meet their liquidity needs, during 2014 the Debtors increased their borrowing capacity under the Credit Agreement by $35.0 million, sold a mineral property for $20.0 million and completed a public offering of common stock and warrants for $21.8 million. Despite these efforts, the Debtors’ cash and cash equivalents decreased from $81.5 million at December 31, 2013 to $7.6 million at December 31, 2014. The continuing loss of liquidity was largely due to (a) the drop in gold and silver prices in recent years, (b) an overleveraged capital structure, the servicing of which requires significant capital resources, (c) the significant contractual capital requirements and delay of the Hycroft Mill expansion project and (d) exposure under the Cross Currency Swaps. Each of these factors is discussed in greater detail below.

1.	Decreased Gold and Silver Prices

As discussed above, the market prices for gold and silver have declined substantially from previous highs, which has had a direct negative impact on earnings and cash flows derived from operations. The Debtors’ average operating margin per gold ounce sold decreased approximately 66% to $295 in 2014 from $854 in 2012, thereby straining the Debtors’ ability to fund their operations, service their debt and fund capital requirements.

2.	Overleveraged Capital Structure

The Debtors’ prepetition capital structure placed a significant burden on free cash flow and contributed to the depletion of existing cash balances. As discussed above, prior to the Petition Date, the Debtors had, among other things, substantial (a) Capital Lease Obligations related to the purchase of expensive equipment for their planned use in the Hycroft Mill expansion project, which bear interest at rates between 4% and 7%, (b) semi-annual interest payment obligations under the Notes and (c) an almost fully-drawn $75.0 million revolving loan under the Credit Agreement.

3.	Exposure under the Cross Currency Swaps

As discussed above, the Debtors had significant exposure under the Cross Currency Swaps and were required to collateralize any mark-to-market liability position under the Cross Currency Swaps with NBC and SocGen with either letters of credit or cash. Pursuant to the Cross Currency Swaps with NBC and SocGen, the Debtors had posted approximately $18.5 million in letters of credit, which were issued under the Credit Agreement, and approximately $3.6 million in cash, contributing to the Debtors’ prepetition liquidity position.

4.	Capital Requirements and Delay of the Hycroft Mill Expansion Project

From 2012 to 2014, the Debtors incurred approximately $668.9 million of capital expenditures for plant and equipment in connection with the expansion efforts of the Hycroft Mine, the majority of which related to the Hycroft Mill, including mills and mill-related components, a crushing system, and engineering and infrastructure costs. During that same time period, the Debtors repaid an additional $113.2 million in principal of financed capital expenditures for the Hycroft Mine’s expanded mobile mine equipment fleet. The Debtors’ cash and cash equivalents, sources of liquidity and capital resources were depleted as the Debtors sought to satisfy the Hycroft Mine’s capital requirements.

During 2013 and 2014, the Debtors were unable to raise the remaining capital required to complete the construction of the Hycroft Mill, which, as of November 2014, was estimated at $1.39 billion. Specifically, in May 2014, the Debtors undertook a strategic process to finance the expansion of the Hycroft Mine. Over 60 parties were approached to provide financing, acquire a stake in the Debtors or acquire the Debtors. Not a single buyer expressed interest in a sale or financing at a price that would enable the Debtors to finance the construction of the Hycroft Mill. The Debtors’ inability to fund the construction of the Hycroft Mill prevented the Debtors from increasing annual mine production to approximately 450,000 ounces of gold and 23.0 million ounces of silver per year – quantities which would increase revenues and total cash flows from operations using current metal prices.9 Although the Debtors invested significant capital in the expansion of the Hycroft Mine, in particular for the Hycroft mills and motors, they will not be

[9]	As of March 9, 2015, gold closed at $1,168.50 per ounce and silver closed at $15.92 per ounce.

able to realize any significant operational benefits until the Hycroft Mill is constructed, commissioned and operational. However, due to the lack of liquidity and over-levered balance sheet, the Debtors were unable to raise the $1.39 billion necessary to commence and implement the Hycroft Mill expansion project

B.	Prepetition Restructuring Initiatives and the Restructuring Support Agreement

Faced with the foregoing issues, the Debtors proactively sought to right-size their capital structure and to position themselves for ongoing success in the current industry and economic environment. To this end, beginning in December 2014, the Debtors engaged legal and financial advisors to explore various restructuring alternatives. The Debtors and their advisors commenced negotiations with certain of their lenders under the Credit Agreement as well as Consenting Noteholders, and their respective advisors, regarding terms of a potential restructuring that would de-lever the Debtors’ balance sheet and enable the Debtors to implement a financial and operational restructuring. After extensive, good faith and arm’s-length negotiations, the Debtors ultimately reached an agreement with the Plan Support Parties, which was formalized by the Restructuring Support Agreement. The Restructuring Support Agreement is attached hereto as Exhibit B.

Pursuant to the Restructuring Support Agreement, the Plan Support Parties have agreed to support the Plan, provided that the Debtors are, among other things, successful in taking the steps necessary to meet the various agreed-upon milestones, which include the following:

a.	obtain entry of the Disclosure Statement Order by the Bankruptcy Court no later than 80 calendar days after the Petition Date;

b.	commence solicitation of votes in connection with the Plan no later than 95 days after the Petition Date;

c.	obtain entry of the Confirmation Order by the Bankruptcy Court no later than 135 calendar days after the Petition Date; and

d.	cause the Effective Date to occur no later than 150 calendar days after the Petition Date.

V.	EVENTS DURING THE CHAPTER 11 CASES

A.	The First and Second Day Pleadings and Other Case Matters

1.	The First and Second Day Pleadings

To facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, the Debtors filed certain “first day” and “second day” motions and applications with the Bankruptcy Court on the Petition Date and thereafter seeking certain relief. The relief sought in the “first day” and “second day” pleadings facilitated the Debtors’ seamless transition into chapter 11 and aided in the preservation of the Debtors’ going-concern value. Specifically, the Debtors, among other things, sought authority to: (i) obtain secured postpetition financing (as discussed below); (ii) pay certain employee, insurance and tax obligations; (iii) pay claims of certain critical vendors, shippers, warehousemen, miscellaneous lien claimants and claimants who may assert claims arising under Bankruptcy Code section 503(b)(9); (iv) provide adequate assurance of payment to certain utility providers; and (v) maintain their cash management system. In addition, the Debtors sought to (a) establish procedures for the sale of certain de minimis assets; (b) retain various professionals of the Debtors; and (c) establish procedures for the retention of ordinary course professionals and compensation of various other professionals.

2.	The Sale of the Debtors’ Exploration Properties

On March 31, 2015, the Debtors filed the Debtors’ Motion for Orders (I)(A) Authorizing Selling Debtors’ Entry into the Stalking Horse Purchase Agreement for the Sale of the Selling Debtors’ Exploration Properties and Related Assets, (B) Approving Bidding Procedures and Bid Protections, (C) Scheduling a Hearing to Consider Approval of the Sale of Assets, (D) Approving Form and Manner of Notice of Sale, and (E) Granting Related Relief; and (II)(A)

Authorizing and Approving the Sale of the Selling Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (C) Granting Related Relief (the “Sale Motion”) seeking authority to enter into a stalking horse purchase agreement with Clover Nevada LLC for the sale of certain of the Debtors’ exploration properties and related assets and seeking approval of bidding procedures in connection therewith. On April 24, 2015, the Bankruptcy Court entered an order approving the bidding procedures with respect to the Sale Motion. Assuming that the Debtors receive bids for the exploration properties meeting certain criteria specified in the Sale Motion, the Debtors plan to hold an auction for the sale of the exploration properties on June 16, 2015. The Debtors will seek approval of the sale of the exploration properties at a hearing on June 18, 2015.

3.	The Appointment of the Creditors Committee

On March 19, 2015, the US Trustee appointed a statutory committee of unsecured creditors in the Chapter 11 Cases (the “Creditors Committee”) pursuant to Bankruptcy Code section 1102. The Creditors Committee consists of three members: (i) Computershare Trust Company of Canada, as Indenture Trustee to the Notes (the “Indenture Trustee”); (ii) FLSmidth US Inc.; and (iii) International Lining Technology. The Creditors Committee selected Arent Fox LLP and Polsinelli PC as its counsel and Zolfo Cooper as its financial advisors.

4.	The Appointment of the Equity Committee

On April 10, 2015, the US Trustee appointed a statutory committee of equity security holders in the Chapter 11 Cases (the “Equity Committee”) pursuant to Bankruptcy Code section 1102. The Equity Committee consists of five members: (i) James Anderson; (ii) John Connor; (iii) Ajay Maskar; (iv) George Murphy; and (v) Michael Richey. The Equity Committee selected Susman Godfrey LLP and Ashby & Geddes, PA as its counsel.

B.	Financing Facilities

1.	Debtor in Possession Financing

On the Petition Date, the Debtors filed a motion (the “DIP Motion”) seeking authority to (i) obtain a $78 million DIP Facility, (ii) grant liens and superpriority claims to the DIP Lenders, (iii) utilize cash collateral of Prepetition Secured Parties and (iv) grant adequate protection to the Prepetition Secured Parties. On March 12, 2015, the Bankruptcy Court entered an order authorizing the Debtors to borrow up to $35 million of principal amount of the total $78 million on an interim basis (the “Interim DIP Order”). On April 17, 2015, the Bankruptcy Court entered an order authorizing the Debtors to borrow the full $78 million DIP Facility on a final basis (the “Final DIP Order”).

The DIP Facility (x) is junior to (i) the Carve-Out (as defined in the Final DIP Order) and (ii) the Prepetition Liens, Permitted Liens and Prepetition Lender Replacement Liens (each as defined in the Interim DIP Order), and (y) pays interest on a monthly basis at the rate of 12% per annum, 6% to be paid in cash and 6% to be paid in kind; provided, however, that upon occurrence of certain trigger events set forth in the Restructuring Term Sheet, all interest under the DIP Facility shall be paid in Cash. Such trigger events occur if: (1) the loans under the DIP Facility are repaid in their entirety in cash or (2) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Facility (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise).

The proceeds of the DIP Facility shall be used in a manner consistent with the DIP Credit Agreement and the Approved Budget (as defined in the DIP Credit Agreement). The DIP Facility will mature one year from the execution of the DIP Credit Agreement, on March 12, 2016, unless terminated earlier upon the occurrence of certain events set forth in the DIP Credit Agreement.

The DIP Facility will convert into exit financing on the Effective Date to enable the Reorganized Debtors to meet their operational needs by exchanging the amount of DIP Facility Claims in excess of $25 million plus the amount by which $25,000,000 exceeds the deemed value of 25% of the New Common Stock issued and outstanding on the Effective Date of the Plan as per the terms of the Plan and Confirmation Order (the “Excess DIP Facility Claim Amount”) into post-emergence indebtedness. Specifically, on the Effective Date, Reorganized ANV will enter into the New Second Lien Convertible Term Loan Credit Facility pursuant to which the New Second Lien Convertible Term

Loans will be incurred in an original aggregate principal amount equal to the Excess DIP Facility Claim Amount. As discussed herein and in the Plan, the remaining $25 million in DIP Facility Claims will be converted into 25% of the New Common Stock.

The Debtors believe that the DIP Facility provides the Debtors with the necessary financing to meet their needs through the Chapter 11 Cases.

2.	Exit Financing

On the Effective Date, Reorganized ANV may enter into the New Revolving Credit Facility with revolving loan commitments (including a letter of credit subfacility) in an original aggregate principal amount to be determined by the Debtors and the Requisite Consenting Parties. The New Revolving Credit Facility, if entered into, will be used to provide working capital and for other general corporate purposes of the Reorganized Debtors. In addition, as discussed above, a portion of the outstanding amounts under the DIP Facility will be converted to the New Second Lien Convertible Term Loans. Additionally, as discussed herein, a portion of the outstanding amounts under the Credit Agreement, the Scotiabank Cross Currency Swap and the Diesel Swaps will be converted into the New First Lien Term Loans.

VI.	SUMMARY OF THE PLAN[10]

A.	General Basis for the Plan

The Debtors have determined that prolonging the Chapter 11 Cases would severely damage their ongoing business operations and threaten their viability as a going concern. The contours of the Plan (as set forth in the Plan and described herein) allow the Debtors to exit chapter 11 quickly, while the provisions of the Plan allow the Debtors to reduce their debt service obligations and position the Debtors for ongoing growth through, among other things, exchanging a substantial portion of the Debtors’ prepetition funded indebtedness for equity in the Reorganized Debtors.

B.	Treatment of Unclassified Claims

1.	Administrative Expense Claims.

In full and final satisfaction, settlement, release and discharge of each Administrative Expense Claim, except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors, agree in writing to less favorable treatment for such Administrative Expense Claim, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each Holder of an Allowed Administrative Expense Claim, as applicable, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, (a) the Effective Date or, if payment is not then due, (b) on the due date of such Administrative Expense Claim. Except as otherwise provided by the Plan, any request for the payment of an Administrative Expense Claim that is not filed and served within thirty (30) days after the Effective Date shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process or act to collect, offset or recover on such Administrative Expense Claim against any of the Debtors or Reorganized Debtors.

2.	Professional Fee Claims.

All Professionals seeking allowance by the Bankruptcy Court of Professional Fee Claims shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses

[10]

This Section VI is intended only to provide a summary of the key terms, structure, classification, treatment, and implementation of the Plan, and is qualified in its entirety by reference to the entire Plan and exhibits thereto. Although the statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein, this Disclosure Statement does not purport to be a precise or complete statement of all such terms and provisions, and should not be relied on for a comprehensive discussion of the Plan. Instead, reference is made to the Plan and all such documents for the full and complete statement of such terms and provisions. The Plan itself (including attachments) will control the treatment of Claims and Interests under the Plan. To the extent there are any inconsistencies between this Section VI and the Plan (including attachments) the latter shall govern.

incurred by the date that is thirty (30) days after the Effective Date. Allowed Professional Fee Claims shall be paid in full (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Professional Fee Claim is entered by the Bankruptcy Court or (ii) upon such other terms as may be mutually agreed upon between the Holder of such an Allowed Professional Fee Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.	Priority Claims.

In full and final satisfaction, settlement, release and discharge of each Allowed Priority Claim, except to the extent that a Holder of an Allowed Priority Claim agrees to less favorable treatment, each Holder of an Allowed Priority Claim due and payable on or before the Effective Date shall, upon the later of (A) the Effective Date or as soon thereafter as reasonably practicable and (B) the date upon which the Priority Claim comes due, be: (i) paid in full in Cash; (ii) Unimpaired and Reinstated; or (iii) treated on such other terms as may be agreed upon by such Holder and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, or otherwise determined by an order of the Bankruptcy Court.

4.	DIP Facility Claims.

In full and final satisfaction, settlement, release and discharge of each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim shall receive: (i) its Pro Rata share of the DIP Facility Consideration in exchange for its Pro Rata share of the first $25,000,000.00 of Allowed DIP Facility Claims; and (ii) its Pro Rata share of the New Second Lien Convertible Term Loans in an original aggregate principal amount equal to its Pro Rata share of the Excess DIP Facility Claim Amount. The DIP Facility Consideration shall be subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants, and (c) the conversion of the New Second Lien Convertible Term Loans.

C.	Classification and Treatment of Claims and Interests

1.	Class 1 – Secured ABL Claims

a. Classification. Class 1 consists of all Secured Swap Claims.

b. Allowance. Class 1 Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $75,411,229.34 (including $74,950,000.00 in principal and $461,229.34 in accrued and unpaid interest and fees as of the Petition Date), less (i) the Secured ABL $10MM Cash Payment and (ii) the Secured ABL Claims’ Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

c. Treatment. In full and complete satisfaction, discharge and release of each Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive, on the Effective Date: (i) its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Article 2.7(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date.

d. Impairment and Voting. Class 1 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.	Class 2 – Secured Swap Claims

a. Classification. Class 2 consists of all Secured Swap Claims.

b. Allowance. Class 2 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $86,306,619.00 less the Secured Swap Claims’ Pro Rata share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

c. Treatment. In full and complete satisfaction, discharge and release of each Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive (i) its Pro Rata share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Article 2.8(c) of the Plan. In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

d. Impairment and Voting. Class 2 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

3.	Class 3 – Other Secured Claims

a. Classification. Class 3 consists of all Other Secured Claims against the Debtors.

b. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 3 Claim, except to the extent a Holder of an Allowed Class 3 Claim agrees to less favorable treatment with the Debtors, with the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, each Allowed Class 3 Claim, on the Effective Date shall be (i) paid in full in Cash, (ii) Unimpaired and Reinstated, or (iii) treated on such other terms as the applicable Debtor, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtor, and the Holder thereof may agree.

c. Impairment and Voting. Class 3 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

4.	Class 4 – Notes Claims

a. Classification. Class 4 consists of any and all Notes Claims.

b. Allowance. Class 4 Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $324,154,778.00, including $316,640,000.00 in principal and $7,514,778.00 in accrued and unpaid interest as of the Petition Date.

c. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim may elect to receive: (i) its Pro Rata share of 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants and (c) the conversion of the New Second Lien Convertible Term Loans; or (ii) an amount of Cash equal to such Holder’s Pro Rata share of the Notes Cash Distribution Cap; provided, however, that no Holder of an Allowed Class 4 Claim shall be entitled to receive an amount of Cash in excess of the amount of Allowed Class 4 Claims held by such Holder.

d. Impairment and Voting. Class 4 Claims are Impaired and are entitled to vote on the Plan.

5.	Class 5 – General Unsecured Claims

a. Classification. Class 5 consists of any and all General Unsecured Claims against the Debtors.

b. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim, on the Effective Date or as soon as reasonably practicable thereafter, or, if such Claim has not yet been Allowed, as soon as practicable after such Claim is Allowed, shall be paid in full in Cash on account of such Allowed Class 5 Claim plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Class 5 Claim.

c. Impairment and Voting. Class 5 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

6.	Class 6 – Swap Deficiency Claims

a. Classification. Class 6 consists of any and all Swap Deficiency Claims against the Debtors.

b. Allowance. Class 6 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $890,603.67 as of the Petition Date.

c. Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 6 Claim, on the Effective Date, each Holder of an Allowed Class 6 Claim shall be paid in full in Cash on account of such Allowed Class 6 Claim plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Class 6 Claim.

d. Impairment and Voting. Class 6 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

7.	Class 7 – Intercompany Claims

a. Classification. Class 7 consists of any and all Intercompany Claims.

b. Treatment. Class 7 Claims shall be adjusted, continued, or discharged to the extent determined by the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

c. Impairment and Voting. Class 7 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

8.	Class 8 – Subordinated Securities Claims

a. Classification. Class 8 consists of any and all Subordinated Securities Claims against the Debtors.

b. Treatment. Class 8 Claims shall be extinguished and Holders thereof shall not receive any property or consideration under the Plan in respect of Class 8 Claims; provided, however, that the Plan shall not extinguish any rights that a Holder of Subordinated Securities Claims may have against existing insurance maintained by the Debtors.

c. Impairment and Voting. Class 8 Claims are Impaired and the Holders thereof are deemed to reject the Plan and are not entitled to vote on the Plan.

9.	Class 9 – Intercompany Interests

a. Classification. Class 9 consists of any and all Intercompany Interests.

b. Treatment. Class 9 Interests shall be Reinstated and the legal, equitable and contractual rights to which Holders of such Allowed Interests are entitled shall remain unaltered so as to maintain the organizational structure of the Debtors as such structure existed on the Petition Date.

c. Impairment and Voting. Class 9 Interests are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

10.	Class 10 – Existing Equity Interests

a. Classification. Class 10 Interests consists of any and all Existing Equity Interests in the Debtors.

b. Treatment.

(i) If the Class of Holders of Class 10 Interests votes in favor of the Plan, then on the Effective Date, each Holder of a Class 10 Interest shall receive its Pro Rata share of the New Warrants and the Existing Equity Interests shall be deemed settled, canceled, released, compromised and extinguished as of the Effective Date. If a Holder of an Allowed Class 10 Interest votes in favor of the Plan and the Class of Class 10 Interests votes in favor of the Plan, then such Holder shall also be deemed to have released any Class 8 Subordinated Securities Claims that it owns or controls.

(ii) If the Class of Holders of Existing Equity Interests votes against the Plan, then the Holders of Existing Equity Interests shall receive no recovery on account of their Existing Equity Interests and the Existing Equity Interests shall be deemed settled, canceled, released, compromised and extinguished as of the Effective Date.

c. Impairment and Voting. Class 10 Interests are Impaired and the Holders of Class 10 Interests are entitled to vote on the Plan.

D.	Means for Implementation of the Plan

1.	Restructuring Transactions

a. Transactions.

The Plan contemplates, among other things: (i) the Reorganized Debtors (A) entering into (x) the New First Lien Term Loan Credit Facility and (y) the New Second Lien Convertible Term Loan Credit Facility and (B) potentially entering into the New Revolving Credit Facility; (ii) the issuance of New Common Stock; (iii) the potential issuance of New Warrants; and (iv) the adoption of the New Organizational Documents and (where required by applicable law) the filing of the New Organizational Documents with the applicable authorities of the relevant jurisdictions of organization.

b. Continued Corporate Existence; Vesting of Assets in the Reorganized Debtors.

On and after the Effective Date, each of the Reorganized Debtors shall continue to exist as a separate entity in accordance with applicable law in the respective jurisdiction in which it is organized and pursuant to the New Organizational Documents. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a

Debtor shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates or the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests other than any Claims, Liens, charges or encumbrances arising or created under the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and, if applicable, the New Revolving Credit Facility. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of Assets and compromise or settle any Claims and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order.

2.	Substantive Consolidation for Plan Purposes Only

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating the Debtors’ Estates into a single consolidated Estate, solely for all purposes associated with Confirmation and consummation of the Plan. On the Effective Date, for Plan purposes only, the Debtors shall be deemed merged into ANV, and (a) all assets and liabilities of the Debtors shall be deemed merged into ANV, (b) all guaranties of any Debtor of the payment, performance, or collection of the obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors and (e) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date. Entry of the Confirmation Order will constitute the approval, pursuant to Bankruptcy Code section 105(a), effective as of the Effective Date, of the deemed substantive consolidation of the Chapter 11 Cases of the Debtors for purposes of voting on, Confirmation of, and distributions under the Plan.

Notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only) shall not (other than for purposes related to funding distributions under the Plan) affect (a) the legal and organizational structure of the Debtors or the Reorganized Debtors, (b) pre- and post-Petition Date guaranties, Liens and security interests that were required to be maintained (i) in connection with any executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed by the Debtors or (ii) pursuant to the Plan, (c) distributions out of any insurance policies or proceeds of such policies, and (d) the tax treatment of the Debtors. Furthermore, notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only), shall not affect the statutory obligation of each and every Debtor to pay quarterly fees to the U.S. Trustee pursuant to 28 U.S.C. §1903(a)(6) and Article 10.11 of the Plan.

In the event that the Bankruptcy Court does not order such deemed substantive consolidation of the Debtors, then except as specifically set forth in the Plan (a) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor, (b) Claims against multiple Debtors shall be treated as separate Claims against each applicable Debtor for all purposes (including, without limitation, distributions and voting) and such Claims shall be administered as provided in the Plan, (c) the Debtors shall not, nor shall they be required to, resolicit votes with respect to the Plan and (d) the Debtors may seek Confirmation of the Plan as if the Plan is a separate Plan for each of the Debtors.

The substantive consolidation effected pursuant to this Article shall not affect, without limitation: (i) the Debtors’ or the Estates’ (x) defenses to any Claim or Cause of Action, including, without limitation, the ability to assert any counterclaim, (y) setoff or recoupment rights, or (z) requirements for any third party to establish mutuality prior to substantive consolidation in order to assert a right of setoff against the Debtors or the Estates; or (ii) distributions to the Debtors and/or the Estates out of any insurance policies or the proceeds of such policies.

3.	New Securities

a. Issuance of New Common Stock

On the Effective Date, Reorganized ANV shall issue the New Common Stock to Holders of DIP Facility Claims and Notes Claims in accordance with Articles 2.4 and Article 2.10 of the Plan, respectively, subject to dilution on account of: (a) the Management Incentive Plan; (b) the exercise of the New Warrants; and (c) the conversion of New Second Lien Convertible Term Loans. Distribution of New Common Stock hereunder shall together constitute the issuance of 100% of the New Common Stock that will be issued and outstanding as of the Effective Date. The Debtors shall use commercially reasonable efforts to (i) make all such filings and (ii) take all such other actions as may be necessary to (x) register the New Common Stock under the Securities Exchange Act and (y) comply with the requirements of each National Securities Exchange for purposes of listing the shares of New Common Stock on such National Securities Exchange, subject to official notice of issuance.

b. Section 1145 Exemption

Pursuant to Bankruptcy Code section 1145, the offering, issuance and distribution of any New Common Stock to the Holders of DIP Facility Claims and Holders of Notes Claims shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution, or sale of securities. In addition, any and all New Common Stock issued to the Holders of DIP Facility Claims and Holders of Notes Claims contemplated by the Plan will be freely tradable by the recipients thereof, subject to: (i) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; and (ii) applicable regulatory approval, if any.

c. Posting Information.

If Reorganized ANV is not required to register its securities under the Securities Exchange Act, then the New Board will decide whether to register any securities of Reorganized ANV under the Securities Exchange Act. If no securities of Reorganized ANV are registered under the Securities Exchange Act, then, until the consummation of a Liquidity Event, the Reorganized Debtors will post annual and quarterly financial information, within certain time periods to be agreed upon between the Reorganized Debtors and the Requisite Consenting Noteholders, to a password protected website to which Holders of New Common Stock and/or New Warrants, securities analysts, market making financial institutions and prospective investors of Securities in Reorganized ANV that are QIBs or Accredited Investors may gain access; provided, that such Persons affirmatively agree to the terms of a “click through” confidentiality agreement posted on such website. All prospective investors of Securities in Reorganized ANV that are QIBs or Accredited Investors shall be entitled to access such website upon completion and submission of appropriate documentation demonstrating their status as such.

4.	New Warrants.

If the Class of Holders of Existing Equity Interests votes in favor of the Plan, then, on the Effective Date, in accordance with Article 2.16 of the Plan, the Reorganized Debtors shall issue to Holders of Existing Equity Interests, on a Pro Rata basis, the New Warrants. The New Warrants shall have the following provisions, and such other provisions as are set forth in the New Warrant Agreement.

a. Warrant Shares.

If not previously expired in accordance with their terms, the New Warrants shall only be exercisable either (a) upon the consummation of a Liquidity Event or (b) on the Expiration Date. At the time of exercise, the New Warrants shall be exercisable into a total number of shares of New Common Stock that is equal to (after giving effect to the exercise of the New Warrants) 10% of the Total Share Number, subject to dilution on account of the Management Incentive Plan. The New Warrants will also be subject to anti-dilution adjustments for stock splits, stock dividends and stock combinations and other similar customary events set forth in the Warrant Agreement, and the New Warrants will not contain any economic anti-dilution adjustments.

b. Exercise Price.

At the time of exercise, the exercise price per share of New Common Stock for the New Warrants shall be equal to the quotient obtained by dividing (a) the Adjusted Equity Value by (b) the Total Share Number. The New Warrants must be exercised by payment of the exercise price in Cash (i.e., the New Warrants shall not contain a cashless exercise feature), except that the New Warrants may be exercised on a cashless basis (i) if the New Common Stock is publicly traded and the use of a cashless exercise feature is not materially burdensome to Reorganized ANV or (ii) in connection with a Liquidity Event.

c. Expiration.

Unless expired earlier as set forth below, the New Warrants will expire on the Expiration Date. Upon a Qualifying Liquidity Event, the New Warrants will expire upon consummation of such Qualifying Liquidity Event. Upon the consummation prior to the Expiration Date of a Liquidity Event that is not a Qualifying Liquidity Event:

If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is less than the exercise price applicable to the New Warrants, then, at the Reorganized Debtors’ election, the New Warrants shall be either (a) automatically cancelled and the Reorganized Debtors shall pay in exchange therefor consideration (at the Reorganized Debtors’ election, either (i) in Cash or (ii) in the same proportion of Cash and non-Cash consideration as is paid in respect of shares of New Common Stock) equal to the Black-Scholes value of the New Warrants (as determined below), or (b) converted into the right to receive the applicable consideration from such Liquidity Event at the exercise price applicable to the New Warrants; provided, that if the Cash portion of the total value of the consideration paid in respect of a share of New Common Stock is greater than 50% (as reasonably determined by the New Board), then the Reorganized Debtors shall always pay the Black-Scholes value of the New Warrants in, at the Reorganized Debtors’ election, Cash or the same proportion of Cash and non-Cash consideration as is paid in respect of shares of New Common Stock.

If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is equal to or greater than the exercise price applicable to the New Warrants, the New Warrants shall expire upon consummation of such Liquidity Event.

d. Black-Scholes Value.

The Black-Scholes value of the New Warrants shall be determined based on inputs set forth in the New Warrants and New Warrant Agreement, including a 20% equity volatility rate and a risk free-rate equal to the U.S. Treasury Rate for the period of time until expiration of the New Warrants.

e. Transfer Restrictions.

If Reorganized ANV is not required to register any of its securities under the Securities Exchange Act and the New Board elects not to register its securities under the Securities Exchange Act, the organizational documents for Reorganized ANV and the documents or certificates evidencing the New Warrants shall include such applicable appropriate restrictions or other provisions necessary so that a sale or other transfer of New Warrants would not, if consummated, require Reorganized ANV to register any of its securities under the Securities Exchange Act.

f. No Rights as a Stockholder.

The New Warrants shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of the Reorganized Debtors, nor shall the New Warrants confer upon the holder thereof (in its capacity as a holder of the New Warrants) any of the rights of a stockholder of the Reorganized Debtors (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of the Reorganized Debtors at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise).

5.	Plan Funding

a. New First Lien Term Loan Credit Facility.

On the Effective Date, Reorganized ANV will enter into the New First Lien Term Loan Credit Facility pursuant to which the New First Lien Term Loans will be incurred in an original aggregate principal amount equal to (i) the total amount of (A) the Secured Swap Claims plus (B) the Secured ABL Claims less (ii) the aggregate amount of Secured ABL/Swap Cash Payments and Secured ABL $10MM Cash Payment. The payment of the New First Lien Term Loans will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV.

b. New Second Lien Convertible Term Loan Credit Facility.

On the Effective Date, Reorganized ANV will enter into the New Second Lien Convertible Term Loan Credit Facility pursuant to which the New Second Lien Convertible Term Loans will be incurred in an original aggregate principal amount equal to the Excess DIP Facility Claim Amount. The payment of the New Second Lien Convertible Term Loans will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV.

c. New Revolving Credit Facility.

On the Effective Date, Reorganized ANV may enter into the New Revolving Credit Facility with revolving loan commitments (including a letter of credit subfacility) in an original aggregate principal amount to be determined by the Debtors and the Requisite Consenting Parties. The New Revolving Credit Facility will be used to provide working capital and for other general corporate purposes of the Reorganized Debtors. For the avoidance of doubt, proceeds of the New Revolving Credit Facility shall not be used to make payments required under the Plan.

d. Other Plan Funding.

Other than as set forth in Articles 4.5(a), (b) and (c) of the Plan, all Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated in the Plan or that occur during the pendency of the Chapter 11 Cases.

6.	Corporate Governance, Managers, Officers and Corporate Action.

a. New Organizational Documents.

On the Effective Date, the New Organizational Documents, including, upon agreement by the Debtors and the Requisite Consenting Noteholders, the Stockholders Agreement, substantially in forms to be filed with the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions, such terms and provisions being satisfactory to the Requisite Consenting Noteholders and the Reorganized Debtors. If a Stockholders Agreement is put in place, any Holder of a Claim that is to be distributed shares of New Common Stock pursuant to the Plan shall be deemed to have duly executed and delivered to Reorganized ANV a counterpart to the Stockholders Agreement.

b. New Board.

Subject to any requirement of Bankruptcy Court approval pursuant to Bankruptcy Code section 1129(a)(5), as of the Effective Date, the New Board shall be the persons identified in the Plan Supplement. On the Effective Date, the directors on the New Board will be comprised of the Chief Executive Officer of the Reorganized Debtors and such other individuals selected by the Requisite Consenting Noteholders in their sole discretion. Pursuant to Bankruptcy Code section 1129(a)(5), the Debtors shall disclose the identity and affiliations of any person proposed to serve on the New Board after the Confirmation Date and prior to the Effective Date, and to the extent such person is an insider other than by virtue of being a New Board Member, the nature of any compensation for such person.

c. Officers of the Reorganized Debtors.

On and after the Effective Date, the current officers of the Debtors shall continue to serve in their same capacity with the Reorganized Debtors in accordance with the Officers’ Employment Agreements, to be assumed under the Plan to the extent set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases; provided, however, that the assumption of the Officers’ Employment Agreements for the Debtors’ Chief Executive Officer and Chief Financial Officer shall be subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld.

7.	Management Incentive Plan.

The New Board is authorized to implement the Management Incentive Plan that provides for the issuance of options and/or other equity-based compensation to the management and directors of the Reorganized Debtors. Up to 10% of the shares of New Common Stock that are issued and outstanding on the Effective Date, on a fully diluted (i.e., assuming full conversion of the New Second Lien Convertible Term Loans on the Effective Date and exercise of the New Warrants on the Effective Date) basis, shall be reserved for issuance in connection with the Management Incentive Plan. The participants in the Management Incentive Plan, the allocations of the options and other equity-based compensation (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

8.	Cancellation of Notes, Instruments, and Existing Equity Interests.

On the Effective Date, except as otherwise provided for in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, (i) the promissory notes, share certificates (including treasury stock), the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other instruments or agreements evidencing any Claims or Interests (other than Intercompany Interests), (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire Claims or Interests and (iii) all registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights and other investor rights governing or relating to any Interests, in any such case shall be deemed automatically extinguished, cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates, the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other instruments evidencing any Claims or Interests (other than Intercompany Interests) shall be automatically discharged. The Holders of or parties to such cancelled notes, share certificates, Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, Notes, Indenture, Swaps, Credit Agreement, Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, (a) (i) the Notes and Indenture shall continue in effect solely for the purpose of (x) allowing the Indenture Trustee or its agents to make distributions to Holders of Notes; (y) allowing Holders of Notes to receive distributions hereunder; and (z) preserving the rights and liens of the Indenture Trustee with respect to the Indenture Trustee’s fees and expenses to the extent not otherwise paid and (ii) the Indenture shall terminate completely upon the completion of all distributions to the Holders of the Notes and the payment in full of the Indenture Trustee’s fees and expenses under the Indenture and (b) (i) the Credit Agreement shall continue in effect solely for the purpose of (x) allowing the Administrative Agent or its agents to make distributions to Holders of Secured ABL Claims and Secured Swap Claims and (y) allowing Holders of Secured ABL Claims and Secured Swap Claims to receive distributions hereunder and (ii) the Credit Agreement shall terminate completely upon the completion of all distributions to the Holders of the Secured ABL Claims.

9.	Cancellation of Liens.

On the Effective Date, except as set forth in the Plan, any Lien securing any Claim shall be deemed released, and the Holder of such Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

10.	Corporate Action.

On and after the Effective Date, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transaction under and in connection with the Plan, including: (a) the execution, delivery and/or filing, as applicable, of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (b) the execution, delivery and/or filing, as applicable, of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the execution, delivery and/or filing, as applicable, of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the New Organizational Documents pursuant to applicable state law; (d) the issuance and distribution of the shares of New Common Stock and the New Warrants as provided for in the Plan; (e) the adoption of the Management Incentive Plan; and (f) all other actions that may be required by applicable law, subject, in each case, to the New Organizational Documents. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors. The authorizations and approvals contemplated by Article 4.10 of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

11.	New First Lien Term Loan Credit Facility, New Second Lien Convertible Term Loan Credit Facility, New Revolving Credit Facility and New Warrant Agreement.

On the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors, the Reorganized Debtors shall be authorized to enter into, perform their obligations under, and consummate the transactions contemplated by, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility, the New Revolving Credit Facility (if any), and the New Warrant Agreement, as well as any notes, documents, instruments, certificates or agreements in connection therewith, including, without limitation, any documents required in connection with the creation, perfection or priority of the Liens on any collateral securing the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and/or the New Revolving Credit Facility (if any).

12.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of mangers or directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

13.	Exemption from Certain Transfer Taxes and Recording Fees.

To the fullest extent permitted by Bankruptcy Code section 1146(a), any transfer from a Debtor to a Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

14.	No Further Approvals.

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or, unless otherwise required by the Plan, approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

15.	Dissolution of Committees.

The Creditors Committee and the Equity Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103 and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors Committee and the Equity Committee shall be dissolved and the Creditors Committee’s and Equity Committee’s members shall be deemed released of all their duties, responsibilities, and obligations arising from or related to the Chapter 11 Cases, and the retention or employment of the Creditors Committee’s and Equity Committee’s Professionals shall terminate, except with respect to any Professional Fee Claim. After the Effective Date, the Creditors Committee, the Creditors Committee’s Professionals, the Equity Committee and the Equity Committee’s Professionals shall not be entitled to compensation or reimbursement of expenses from the Reorganized Debtors for any services incurred after the Effective Date, except for services rendered and expenses with respect to any Professional Fee Claim.

16.	Pre-Effective Date Injunctions or Stays.

All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to Bankruptcy Code sections 105 or 362 or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

E.	Discharge, Release, Injunction and Related Provisions

1.	Discharge of Claims and Termination of Interests.

As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests. Except as otherwise provided in the Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors and the Reorganized Debtors from all Claims or other debts that arose before the Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), in each case whether or not (w) a Proof of Claim is filed or deemed filed pursuant to Bankruptcy Code section 501, (x) a Claim based on such debt is Allowed pursuant to Bankruptcy Code section 502, (y) the Holder of a Claim based on such debt has accepted the Plan or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors other than the Intercompany Interests.

As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all such Claims and other debts and liabilities against the

Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to Bankruptcy Code sections 524 and 1141, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

2.	Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, any rights of Holders of Claims under Bankruptcy Code section 553(a) or other applicable law to assert any counterclaims, cross claims, setoff and/or recoupment rights that they may have under applicable law shall not be impaired by the Confirmation Order or the Plan, and subject to applicable law may be asserted and/or exercised after the Effective Date.

3.	Releases.

a. Debtor Releases.

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence.

b. Released Parties Releases.

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Released Parties and any Holders of Claims of or Interests in the Debtors (other than those Holders that do not grant releases on their Ballots) are deemed to have released and discharged the other Released Parties, the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of any Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that any such Released Party or any such Holder of Claims of or Interests in the Debtors would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the

purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and (i) any Released Party or (ii) any Holder of Claims of or Interests in the Debtors (other than those Holders that do not grant releases on their Ballots), the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence.

4.	Exculpation.

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Exculpated Parties shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted in or in connection with, related to, or arising out of the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the negotiation, formulation, preparation, administration, consummation and/or implementation of the Plan or any contract, instrument, document, or other agreement entered into in connection with the Plan (including the Restructuring Support Agreement and the Restructuring Documents) or any other matter relating to the Debtors or their operations; provided, however, that the foregoing exculpation shall not affect the liability of any Exculpated Party that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence; provided, further, that such Exculpated Party shall not be deemed to have committed willful misconduct or gross negligence if the Exculpated Party relied on the advice of professional advisors in connection with a specific act or failure to act; provided, further, however, that with respect to any Exculpated Party that is not also an Estate Fiduciary, such exculpation shall be as provided for by Bankruptcy Code section 1125(e).

5.	Retention and Enforcement of Causes of Action.

Except as otherwise provided in the Plan, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their Estates shall retain the Causes of Action including, without limitation, the Causes of Action identified in the Plan Supplement (the “Retained Causes of Action”). The Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all Causes of Action, including the Retained Causes of Action, other than the Avoidance Actions arising under Bankruptcy Code section 547, which are hereby expressly released. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action other than Avoidance Actions arising under Bankruptcy Code section 547, including the Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Cause of Action or Retained Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

VII.	PROJECTED FINANCIAL INFORMATION

Attached hereto as Exhibit C are projected consolidated financial statements, which include consolidated, projected, unaudited, financial statement information of the Reorganized Debtors (collectively, the “Financial Projections”) for the period August 7, 2015 through December 31, 2017. The Financial Projections are based on an assumed Effective Date of August 7, 2015. To the extent that the Effective Date occurs after August 7, 2015, recoveries to Holders of Allowed Claims and Holders of Interests could be impacted.

Creditors and other interested parties should see the below “Risk Factors” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

VIII.	RISK FACTORS

Holders of Claims and Interests entitled to vote on the Plan should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation.

A.	Risks Related to Bankruptcy

1.	Parties in interest may object to the Plan’s classification of Claims and Interests.

Bankruptcy Code section 1122 provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Debtors may fail to satisfy vote requirements.

In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient accepting votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Holders of Allowed Interests as those proposed in the Plan.

3.	The Debtors may not be able to secure Confirmation of the Plan.

Bankruptcy Code section 1129 sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of a Claim or Interest, or a Holder of a Claim or Interest that is deemed to reject the Plan, might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Holders of Allowed Interests would receive with respect to such Claims and Interests.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

4.	The conditions precedent to the Effective Date may not occur.

As more fully set forth in Article VIII of the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not occur. One of the conditions precedent to the occurrence of the Effective Date is that the aggregate amount of General Unsecured Claims shall not exceed $16 million, unless waived by the Requisite Consenting Noteholders. The Debtors believe that the amount of General Unsecured Claims will not exceed the $16 million cap as set forth in Article VIII of the Plan.

5.	Nonconsensual Confirmation.

In the event that any Impaired Class of Claims or Interests does not vote to accept the Plan, or if an Impaired Class of Claims or Interests is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors’ request if at least one Impaired Class has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes. The Debtors intend to seek Confirmation over the deemed rejection of the Plan by Holders of Class 8 Claims. Although the Debtors believe that the Plan satisfies the nonconsensual Confirmation requirements of Bankruptcy Code section 1129(b), there can be no assurance that the Bankruptcy Court will reach the same conclusion. In addition, the pursuit of nonconsensual Confirmation or consummation of the Plan may result in, among other things, delay and increased expenses relating to Professional Fee Claims.

6.	The Debtors may not be able to achieve their projected financial results.

The Financial Projections set forth on Exhibit C to this Disclosure Statement represent the Debtors’ best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. The Debtors’ actual financial results may differ significantly from the Financial Projections. If the Debtors do not achieve their projected financial results, the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

7.	Certain tax implications of the Chapter 11 Cases.

Holders of Claims and Interests should carefully review Section XII hereof, “Certain Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and certain Holders of Claims and Interests. The tax consequences of this Plan are very complicated, especially for non-U.S. Holders of DIP Claims and Notes Claims.

8.	The Debtors’ emergence from chapter 11 is not assured.

While the Debtors expect to emerge from chapter 11, there can be no assurance that the Debtors will successfully reorganize or when this reorganization will occur, irrespective of the Debtors obtaining Confirmation of the Plan.

9.	Confirmation and consummation may be delayed if the Debtors have to resolicit.

If the Debtors resolicit acceptances of the Plan from parties entitled to vote thereon, or if the Debtors are required to solicit the votes of the Holders of Claims that have been deemed to reject the Plan, Confirmation of the Plan could be delayed and possibly jeopardized. Nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time the Debtors could experience significant deterioration in their relationships with trade vendors and major customers. Furthermore, if the Effective Date is significantly delayed, there is a risk that the Restructuring Support Agreement may expire or be terminated in accordance with its terms.

B.	Risks Related to the Debtors’ or the Reorganized Debtors’ Business

1.	A decline in gold and silver prices could result in decreased revenues, decreased net income, increased losses, and decreased cash flows, and may negatively affect the Debtors’ business.

Gold and silver are commodities. Their prices fluctuate and are affected by many factors beyond the Debtors’ control, including interest rates, expectations regarding inflation, speculation, currency values, central bank activities, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. The prices of gold and silver, as quoted by the London Bullion Market Association on December 31, 2014 and 2013, were $1,199.25 and $1,201.50 per ounce for gold, respectively, and $15.97 and $19.50 per ounce for silver, respectively. The prices of gold and silver may decline in the future. A substantial or extended decline in gold or silver prices would adversely impact the Debtors’ financial position, revenues, net income and cash flows, particularly in light of the Debtors’ current strategy of not engaging in hedging transactions with respect to gold or silver. In addition, sustained lower gold or silver prices may: (i) reduce revenues further through production declines due to cessation of the mining of deposits, or portions of deposits, that have become uneconomic at the then-prevailing gold or silver price; (ii) reduce or eliminate the profit, if any, that the Debtors currently expect from ore stockpiles and ore on leach pads; (iii) halt, delay, modify, or cancel plans for the construction of a mill for the sulfide ores or the development of new and existing projects; (iv) make it more difficult for the Debtors to satisfy and/or service their debt obligations; (v) reduce existing reserves by removing ores from reserves that can no longer be economically processed at prevailing prices; (vi) cause the Debtors to recognize an impairment to the carrying values of mineral properties and long-lived assets; and (vii) reduce funds available for exploration with the result that depleted reserves may not be replaced.

2.	Because the Debtors do not currently use forward sale or other significant hedging arrangements to protect against gold and silver prices and commodity prices (other than related to a portion of the Debtors’ diesel costs from time to time), the Debtors’ operating results are exposed to the impact of any significant decrease in the price of gold or silver or any significant increase in commodity prices.

The Debtors do not currently enter into forward sales or other significant hedging arrangements to reduce the risk of exposure to volatility in metal and commodity prices. Accordingly, the Debtors’ future operations are exposed to the impact of any significant decrease in gold or silver prices and any significant increase in commodity prices. If such prices change significantly, the Debtors will realize reduced revenues and increased costs. While it is not the Debtors’ current intention to enter into forward sales or other significant hedging arrangements, the Debtors are not restricted from entering into such arrangements at a future date.

3.	Cost estimates and timing of the Hycroft Mine expansion project and new projects is uncertain, which may adversely affect expected production and profitability.

The capital expenditures and time required to develop and explore the Debtors’ properties, including the Hycroft Mine and any of the exploration properties (to the extent not sold), are considerable and changes in costs, construction schedules or both, can adversely affect project economics and expected production and profitability. There are a number of factors that can affect costs and construction schedules, including, among others: (i) changes in input commodity prices and labor costs; (ii) availability and terms of financing; (iii) availability of labor, energy, transportation, equipment, and infrastructure; (iv) fluctuations in currency exchange rates; (v) changes in anticipated tonnage, grade and metallurgical characteristics of the ore to be mined and processed; (vi) recovery rates of gold and other metals from the ore; (vii) difficulty of estimating construction costs over a period of years; (viii) delays in completing any environmental review or in obtaining environmental or other government permits; (ix) weather and severe climate impacts; and (x) potential delays related to social and community issues.

The Debtors currently recover gold and silver from oxide and transitional ores at the Hycroft Mine. The Debtors recently completed an updated Hycroft mill feasibility study, which relates to the economic potential of recovering metals from the sulfide mineralization at the Hycroft property. The Debtors have not yet secured the financing required to begin construction of the mill expansion, but they continue to explore potential available financing options.

4.	The Debtors’ results of operations, liquidity, and financial position may be negatively impacted if actual recoveries of gold and silver from the Hycroft Mine are lower than initial estimations.

The Hycroft Mine utilizes a heap leach process to extract gold and silver from ore. The heap leach process extracts gold and silver by placing ore on an impermeable pad and applying a dilute cyanide solution that dissolves a portion of the contained gold and silver, which are then recovered in metallurgical processes. The Debtors use several integrated steps in the process of extracting gold and silver to estimate the metal content of ore placed on the leach pad. Although the Debtors refine their estimates as appropriate at each step in the process, the final amounts are not determined until a third-party smelter refines the doré and/or metal-laden carbon and determines the final ounces of gold and silver available for sale. The Debtors then review this end result and reconcile it to the estimates developed and used throughout the production process. Based on this review, the Debtors adjust their estimation procedures when appropriate. Due to the complexity of the estimation process and the number of steps involved, among other things, actual recoveries can vary from estimates, and the amount of the variation could be significant and could have a material adverse impact on the Debtors’ financial condition and results of operations.

Each of these factors not only applies to current and future operations at the Hycroft Mine, but also will apply to any future development of other properties not yet in production. In the case of mines that the Debtors may develop in the future, the Debtors will not have the benefit of actual experience in their estimates with respect to those mines, and there is a greater likelihood that actual results will vary from the estimates.

5.	The Debtors may not achieve their production and/or sales estimates and the Debtors’ costs may be higher than their estimates, thereby reducing cash flows and negatively impacting the results of operations.

The Debtors prepare estimates of future production, sales, and costs for their operations. The Debtors develop their estimates based on, among other things, mining experience, reserve and other mineralized material estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. All of the Debtors’ estimates are subject to numerous uncertainties, many of which are beyond their control. Actual production and/or sales may be lower than the Debtors’ estimates and actual costs may be higher than estimates, which could negatively impact cash flows and results of operations. While the Debtors believe that their estimates are reasonable at the time they are made, actual results will vary and such variations may be material. These estimates are necessarily speculative in nature, and it may be the case that one or more of the assumptions underlying such projections and estimates may not materialize.

6.	The Debtors’ gold and silver production may decline, reducing the Debtors’ revenues and negatively impacting their business.

The Debtors’ future gold and silver production may decline as a result of an exhaustion of reserves, the inability to process existing sulfide ores, and possible closure of mines. It is the Debtors’ business strategy to conduct gold and silver exploratory activities at the Hycroft Mine; however, if the Debtors cannot expand and/or replace oxide ore reserves or complete expansion projects that would allow the Debtors to process sulfide reserves, revenues from the sale of gold and silver may decline, negatively affecting their results of operations or the duration in which the Debtors are able to operate. The Debtors can provide no assurance that their future gold and silver production will not decline.

7.	A shortage of equipment and supplies and/or the time it takes such items to arrive at the Hycroft Mine could adversely affect the Debtors’ ability to operate their business.

The Debtors are dependent on various supplies and equipment to carry out their mining, exploration and development operations. The shortage of such supplies, equipment and parts and/or the time it takes such items to arrive at the Hycroft Mine could have a material adverse effect on the Debtors’ ability to carry out their operations, develop their properties, and complete expansion projects and therefore limit or increase the cost of production. Such shortages could also result in increased construction costs and cause delays in expansion projects.

8.	Changes in the cost or supply of energy or commodities used in operations may adversely affect the profitability of the Debtors’ operations and financial condition.

The Debtors’ mining operations and exploration activities are intensive users of energy. The Debtors’ principal energy sources are electricity and diesel fuel. The Debtors rely upon third parties for their supply of energy resources consumed in mining activities. Energy prices can be affected by numerous factors beyond the Debtors’ control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices could materially and adversely affect the results of operations and financial condition.

Disruptions in the supply of the Debtors’ energy resources could temporarily impair their ability to produce gold and silver or delay any expansion projects or plans. Some of the Debtors’ mining operations and exploration projects are in remote locations requiring the building of power lines and long distance transmission of power. A disruption in the transmission of energy, inadequate energy transmission infrastructure or the termination of any of the Debtors’ energy supply contracts could interrupt their supply and adversely affect their operations or expansion projects.

The Debtors’ production costs are also affected by the prices of commodities that they consume or use in their operations, such as diesel fuel, lime, sodium cyanide and explosives. The prices of such commodities are influenced by supply and demand trends affecting the mining industry in general and other factors outside the Debtors’ control. Increases in the price for materials consumed in their mining and production activities could materially and adversely affect the results of the Debtors’ operations and financial condition.

9.	The Debtors face intense competition in the mining industry.

The mining industry is intensely competitive. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than the Debtors have available, the Debtors may be unable to acquire additional attractive mining claims or financing on terms they consider acceptable, which may adversely impact the Debtors’ growth and development. This, in turn, may adversely affect the Debtors’ financial condition and results of operations. The Debtors also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If the Debtors are unable to successfully attract and retain qualified employees, their exploration and development programs may be slowed down or suspended.

10.	The Debtors’ reliance on third party contractors and consultants to conduct a significant portion of the Debtors’ operations and construction projects exposes the Debtors to risks.

The Debtors contract and engage third party contractors and consultants for a portion of their operations and for construction projects, including the crushing facility and the mill expansion project, and other ongoing expansion projects at the Hycroft Mine. As a result, the Debtors’ operations and construction projects are subject to a number of risks, some of which are outside the Debtors’ control, including: (i) negotiating agreements with contractors and consultants on acceptable terms; (ii) the inability to replace a contractor or consultant and their operating equipment in the event that either party terminates the agreement; (iii) reduced control over those aspects of operations which are the responsibility of the contractor or consultant; (iv) failure of a contractor or consultant to perform under their agreement or disputes relative to their performance; (v) interruption of operations or increased costs in the event that a contractor or consultant ceases their business due to insolvency or other unforeseen events; (vi) failure of a contractor or consultant to comply with applicable legal and regulatory requirements, to the extent they are responsible for such compliance; and (vii) problems of a contractor or consultant with managing their workforce, labor unrest or other employment issues.

In addition, the Debtors may incur liability to third parties as a result of the actions of their contractors or consultants. The occurrence of one or more of these risks could decrease the Debtors’ gold and silver production, increase the Debtors’ costs, delay expansion projects, and adversely affect the results of their operations and financial position.

11.	The Debtors cannot be certain that their future exploration and development activities will be commercially successful.

Substantial expenditures are required to further explore the Hycroft Mine and any of the Debtors’ exploration properties (to the extent not sold), to establish reserves and other mineralized material through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties or the expansion of their existing projects, to develop the mining and processing facilities and infrastructure at any site chosen for mining. The Debtors cannot provide assurance that any reserves or other mineralized material discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. A number of factors, including costs, actual mineralization, consistency and reliability of ore grades and commodity prices, affect successful project development. The efficient operation of processing facilities, the existence of competent operational management, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development. There can be no assurance that the Debtors’ exploration and development programs, including the advancement of the Hycroft Mine oxide operation and the updated Hycroft milling feasibility study for the mill expansion project, will result in economically viable mining operations or yield new mineral reserves or other mineralized material.

12.	The Debtors’ ability to find and acquire new mineral properties and prospects for the future growth of the Debtors’ business are uncertain.

Because mines have limited lives based on proven and probable ore reserves, the Debtors are continually seeking to replace and expand their ore reserves. Identifying promising mining properties is difficult and speculative. The Debtors encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold and silver. Many of these companies have greater financial resources than the Debtors. Consequently, the Debtors may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms that they consider acceptable. Further, from time to time, the Debtors may sell mineral properties they own which greatly limits their ability to develop or grow the Debtors’ reserves or identify other mineralized materials. As a result, the Debtors’ revenues from the future sale of gold and silver may decline, resulting in lower income and reduced growth.

13.	Mining development, exploration, and processing operations pose risks and costs that may negatively impact the Debtors’ business.

Mining development, exploration, and processing operations involve many hazards and uncertainties, including, among others: (i) unusual and unexpected rock formations or water conditions; (ii) seismic activity; (iii) metallurgical or other processing problems; (iv) ground or slope failures; (v) industrial accidents; (vi) environmental contamination or leakage; (vii) fires; (viii) flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature; (ix) organized labor disputes or work slow-downs; (x) mechanical equipment failure and facility performance problems; and (xi) the availability of critical materials, equipment and skilled labor.

These occurrences could result in damage to, or destruction of, the Debtors’ properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, increased production costs, asset write downs, monetary losses and legal liability, any of which could have an adverse effect on the Debtors’ results of operations and financial condition and adversely affect their projected development and production estimates.

14.	The Debtors may be adversely affected by challenges relating to slope stability.

The Debtors’ open pit mines get deeper as they mine them, presenting certain geotechnical challenges including the possibility of slope failure. If the Debtors are required to decrease pit slope angles or provide additional road access to prevent such a failure, their stated reserves could be negatively affected. Further, hydrological conditions relating to pit slopes, renewal of material displaced by slope failures and increased stripping requirements could also negatively affect their stated reserves. The Debtors have taken actions in order to maintain slope stability, but cannot provide any assurances that they will not have to take additional action in the future or that their actions taken to date will be sufficient. Unexpected failure or additional requirements to prevent slope failure may negatively affect the Debtors’ results of operations and financial condition, as well as have the effect of diminishing their stated ore reserves.

15.	The Debtors’ insurance may not cover all of the risks associated with the Debtors’ business.

The mining business is subject to risks and hazards, including construction risks, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, slide-ins, flooding, earthquakes, and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many of these risks is not generally available to the Debtors and if it is, the Debtors may elect not to obtain such insurance because of the high premium costs or commercial impracticality. The Debtors do not currently carry business interruption insurance and have no plans to obtain such insurance in the future. Any liabilities that the Debtors incur for these risks and hazards could be significant and could adversely affect results of operation, cash flows and financial condition.

16.	The Debtors’ operations are subject to numerous governmental permits that are difficult to obtain and the Debtors may not be able to obtain or renew all of the permits they require, or such permits may not be timely obtained or renewed.

In the ordinary course of business the Debtors are required to obtain and renew governmental permits for the Debtors’ operations, including in connection with the Debtors’ mining and exploration plans at the Hycroft Mine and their exploration properties (to the extent not sold). The Debtors also need additional governmental permits in order to complete their expansion of the Hycroft Mine operations, including without limitation, permits to construct the tailings impoundment and allow mining below the water table. Obtaining or renewing the necessary governmental permits is a complex, costly and time-consuming process. The duration and success of the Debtors’ efforts to obtain and renew permits are contingent upon many variables not within the Debtors’ control, including the interpretation of applicable requirements implemented by the permitting authority and intervention by third parties in any required environmental review. The Debtors may not be able to obtain or renew permits that are necessary to their operations on a timely basis or at all, and the cost to obtain or renew permits may exceed the Debtors’ estimates. Failure to comply with the terms of the Debtors’ permits may result in injunctions, fines, suspension or revocation of permits and other penalties. The Debtors can provide no assurance that they have been, or will at all times be, in full compliance with all of the terms of their permits or that they have all required permits.

17.	Compliance with current and future government regulations may cause the Debtors to incur significant costs.

The Debtors’ operations are subject to extensive federal and state legislation governing matters such as mine safety, occupational health, labor standards, prospecting, exploration, production, exports, toxic and hazardous substances, explosives, management of natural resources, price controls, land use, water use, air emissions, waste disposal, environmental review and taxes. Compliance with this and other legislation could require the Debtors to make significant financial outlays. The enactment of new legislation or more stringent enforcement of current legislation may increase costs, which could have a negative effect on the Debtors’ financial position, results of operations, and liquidity. The Debtors cannot make assurances that they will be able to adapt to these regulatory developments on a timely or cost-effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shut-downs of the Hycroft Mine or future operations, as applicable.

18.	Any defects in title could cause the Debtors to lose their rights in mineral properties and jeopardize their business operations.

The Debtors’ mineral properties consist of private mineral rights, leases covering private lands, leases of patented mining claims and unpatented mining claims. Many of the Debtors’ mining properties in the U.S. are unpatented mining claims located on lands administered by the Bureau of Land Management (the “BLM”), Nevada State Office to which the Debtors have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. The Debtors believe that a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, and this uncertainty is inherent in the mining industry.

The present status of the Debtors’ unpatented mining claims located on public lands allows the Debtors the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. The Debtors also are generally allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. government. The Debtors remain at risk that the mining claims may be forfeited either to the U.S. government or to rival private claimants due to failure to comply with statutory requirements. If the Debtors do not obtain fee title to their unpatented mining claims, the Debtors can provide no assurance that they will be able to obtain compensation in connection with the forfeiture of such claims.

Finally, there may be challenges to title to the mineral properties in which the Debtors hold a material interest. If there are title defects with respect to any properties, the Debtors might be required to compensate other persons or perhaps reduce their interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert the Debtors’ management’s time from ongoing production, exploration and development programs.

19.	Proposed legislation, if enacted, could significantly affect the cost of the Debtors’ operations on their unpatented mining claims or the amount of Net Proceeds of Mineral Tax the Debtors pay to the State of Nevada.

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact the Debtors’ ability to develop mineralized material on unpatented mining claims. A majority of the Debtors’ mining claims are on unpatented claims. Although the Debtors cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of their unpatented mining claims and the economics of their existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect the Debtors’ financial performance.

The Debtors pay Net Proceeds of Mineral Tax (“NPT”) to the state of Nevada on up to 5% of net proceeds generated from the Hycroft Mine. Net proceeds are calculated as the excess of gross yield over direct costs. Gross yield is determined as the value received when minerals are sold, exchanged for anything of value or removed from the state. Direct costs generally include the costs to develop, extract, produce, transport and refine minerals. From time to time Nevada legislators introduce bills which aim to increase the amount of NPT mining companies operating in the state pay. If legislation is passed that increases the NPT that the Debtors must pay to the state of Nevada, the Debtors’ business, results of operations, and cash flows could be negatively impacted.

C.	Risks Related to Environmental Issues

1.	Environmental regulations could require the Debtors to make significant expenditures or expose the Debtors to potential liability.

To the extent that the Debtors become subject to environmental liabilities, the payment of such liabilities or the costs that the Debtors may incur, including costs to investigate and/or remediate environmental pollution, would reduce funds otherwise available to the Debtors and could have a material adverse effect on their financial condition, results of operations, and liquidity. If the Debtors are unable to fully remediate an environmental violation or release of hazardous substances, they may be required to suspend operations or enter into interim compliance measures pending completion of the required remedial or corrective action. The environmental standards that may ultimately be imposed at a mine site can vary and may impact the cost of remediation. Actual remedial costs may exceed the financial accruals that have been made for such remediation. The potential exposure may be significant and could have a material adverse effect on the Debtors’ financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property or natural resources and injury to persons resulting from the environmental, health and safety impacts of the Debtors’ past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties, injunctive relief and other civil and criminal sanctions. Substantial costs and liabilities, including those required to restore the environment after the closure of mines, are inherent in the Debtors’ operations. Although the Debtors believe that they are in substantial compliance with applicable laws and regulations, they cannot provide any assurance that any such law, regulation, enforcement or private claim will not have a negative effect on the Debtors’ business, financial condition or results of operations.

2.	The Debtors’ exploration and development operations are subject to extensive environmental regulations, which could result in the incurrence of additional costs and operational delays.

All phases of the Debtors’ operations are subject to extensive federal and state environmental regulation. These environmental regulations require the Debtors to obtain various operating permits, approvals and licenses and also impose standards and controls relating to exploration, development and production activities. For instance, the Debtors are required to hold a Nevada Reclamation Permit with respect to the Hycroft Mine. This permit mandates concurrent and post-mining reclamation of mines and requires the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. The Debtors have set up a provision for their reclamation bond at the Hycroft Mine. Compliance with this and other federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for investigation or cleanup of hazardous substances, payment of penalties for non-compliance or discharge of pollutants, and post-mining closure, reclamation and bonding, all of which could have an adverse impact on the Debtors’ financial performance and results of operations.

The Debtors are required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping and re-vegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies. The Debtors’ principal reclamation liability is at the Hycroft Mine and is fully secured by surface management surety bonds that meet the financial bonding requirements of the BLM. The Debtors’ most recent reclamation cost estimate was approved by the BLM in their January 2014 decision letter and totals $58.3 million. At December 31, 2014, the Debtors’ surface management surety bonds totaled $59.9 million, which were partially collateralized by restricted cash of $38.1 million. If the Debtors were to carry out unanticipated reclamation work in the future, their financial position could be adversely affected or their posted bonds may be insufficient.

3.	Changes in environmental regulations could adversely affect the Debtors’ cost of operations or result in operational delays.

The regulatory environment in which the Debtors operate is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.

New environmental laws and regulations or changes in existing environmental laws and regulations could have a negative effect on exploration activities, operations, production levels and methods of production. The Debtors can provide no assurance that future changes in environmental laws and regulations will not adversely affect their current operations or future projects. Any changes to these laws and regulations could have an adverse impact on the Debtors’ financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

4.	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Debtors’ business, and climate change could have an adverse impact on the Debtors’ cost of operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Debtors’ business. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Debtors, their venture partners and their suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Debtors’ ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, the Debtors cannot predict how legislation and regulation will affect their financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Debtors or other companies in the mining industry could harm the Debtors’ reputation.

D.	Risks Related to the Debtors’ Indebtedness and Plan Securities

1.	The outstanding indebtedness may adversely affect the Reorganized Debtors’ financial health and operating flexibility.

The terms of the New First Lien Term Loans, the New Revolving Credit Facility, and the New Second Lien Convertible Term Loans may require the Reorganized Debtors to take, or refrain from taking, certain actions in order to satisfy certain customary affirmative and negative covenants and to meet certain financial ratios and tests, including ratios and tests based on leverage, interest coverage, and net worth. For example, these covenants and other restrictions may limit the ability of the Reorganized Debtors to, among other things, incur indebtedness, create liens on assets, sell assets, manage cash flows, transfer assets to other subsidiaries, make capital expenditures, engage in mergers and acquisitions and make distributions to equity holders. These covenants and other restrictions may adversely affect the financial health and operating flexibility of the Reorganized Debtors by, among other things: (a) limiting the Reorganized Debtors’ ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of business strategies, and development or other purposes; (b) limiting the Reorganized Debtors’ ability to use operating cash flows in other areas of the business or to pay dividends; (c) increasing the vulnerability of the Reorganized Debtors to general adverse economic and industry conditions, including increases in interest rates; (d) limiting the Reorganized Debtors’ ability to capitalize on business opportunities, reinvest in or develop the Reorganized Debtors’ assets, and react to competitive pressures and adverse changes in government regulations; (e) limiting the Reorganized Debtors’ ability, or increasing the costs, to restructure funded indebtedness; (f) limiting the Reorganized Debtors’ ability to enter into marketing transactions by reducing the number of potential counterparties to such transactions as well as the volume of those transactions; and (g) giving secured lenders the ability to foreclose on assets.

2.	Continuing leverage and ability to service their debts.

The Debtors believe that, following the consummation of the Plan, the Reorganized Debtors will be able to meet their anticipated future operating expenses, capital expenditures, and debt service obligations. However, the Reorganized Debtors’ ability to meet their debt service obligations and to carry out capital spending that is important to their growth and productivity will depend on a number of factors, including future operating performance, cash flows, and their ability to achieve their business plan. These factors will be affected by general economic, financial, competitive, regulatory, business, and other factors that are beyond the Reorganized Debtors’ control. Accordingly, the Reorganized Debtors cannot provide assurances that they will be able to meet their debt service obligations. In the event the Reorganized Debtors are unable to meet their debt service obligations, the lenders or other holders of indebtedness could declare a default. In the event of such a default: (a) the lenders or other holders of indebtedness could require the Reorganized Debtors to restructure their debt, post additional collateral, enhance their equity and liquidity, increase their interest payments or pay down their indebtedness; (b) the lenders or other holders of indebtedness could elect to declare all the funds borrowed thereunder to be due and payable and, if not paid on demand, institute foreclosure proceedings against the Reorganized Debtors’ assets securing such indebtedness; or (c) even if those lenders or other holders do not declare a default, they may be able to cause all of the Reorganized Debtors’ available Cash to be used to repay the indebtedness owed to them or restrict the Reorganized Debtors’ access to their Cash.

3.	The value of the New Common Stock may be volatile and adversely affected by a number of factors.

The value of the New Common Stock may be volatile and adversely affected by a number of factors, including many of the risks described in this Disclosure Statement, as well as the Reorganized Debtors’ actual results of operations and prospects. If, for example, the Reorganized Debtors fail to comply with the covenants in the agreements governing the New First Lien Term Loans, the New Revolving Credit Facility or the New Second Lien Convertible Term Loans, resulting in an event of default thereunder, certain of the Reorganized Debtors’ outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the New Common Stock.

4.	The New Common Stock in Reorganized ANV will be subordinated to the indebtedness under the New First Lien Term Loans, the New Revolving Credit Facility and the New Second Lien Convertible Term Loans.

The Debtors’ obligations under the New First Lien Term Loans, the New Revolving Credit Facility and the New Second Lien Convertible Term Loans and other non-equity claims will rank senior to the New Common Stock in Reorganized ANV as to rights upon any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding. In the event of any distribution or payment of the Reorganized Debtors’ assets under any of the foregoing circumstances, the Reorganized Debtors’ creditors will have a superior claim and interest, as applicable, to the equity in Reorganized ANV. If any of the foregoing events occur, there can be no assurance that there will be sufficient assets to warrant any distribution to holders of equity in Reorganized ANV.

5.	The New Common Stock may not have an established trading market.

The New Common Stock may not be listed on a national securities exchange and the Reorganized Debtors may not file any reports with the SEC. Accordingly, there may be no public market for the New Common Stock and there can be no guarantee that liquid trading markets for the New Common Stock will develop. In the event a liquid trading market for the New Common Stock does not develop, the ability to transfer or sell New Common Stock may be substantially limited.

6.	The issuance of New Common Stock under the Management Equity Incentive Plan will dilute the New Common Stock in Reorganized ANV.

On or as soon as practicable after the Effective Date, Reorganized ANV will adopt the Management Incentive Plan pursuant to which New Common Stock will be issuable for grants of options, restricted units or other equity-based awards to management under such Management Incentive Plan. If the Reorganized Debtors distribute such equity-based awards to management pursuant to the Management Incentive Plan, it is contemplated that such distributions will dilute the outstanding New Common Stock and the ownership percentage represented by the New Common Stock in Reorganized ANV distributed under the Plan.

7.	Certain Holders of New Common Stock may be restricted in their ability to transfer or sell their securities.

To the extent that the offer and sale of the New Common Stock issued under the Plan is covered by Bankruptcy Code section 1145(a)(1), the New Common Stock may be resold by the holders thereof without registration under the Securities Act, provided that the holder is not an “underwriter” as defined in Bankruptcy Code section 1145(b) with respect to such securities. Resales by Persons who receive New Common Stock pursuant to the Plan that are deemed to be “underwriters” would not be exempted from registration under the Securities Act by Bankruptcy Code section 1145. Such Persons only would be permitted to resell the New Common Stock without registration if they are able to comply with an applicable exemption from registration, which would be the case in connection with a resale transaction satisfying the conditions to Rule 144 under the Securities Act.

The New Common Stock will not be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any Holder of New Common Stock to freely resell the New Common Stock.

E.	Risks Associated with Financial Information and Projections

1.	Inherent uncertainty of Debtors’ Financial Projections.

The Financial Projections, attached hereto as Exhibit C, were prepared by the Debtors to demonstrate to the Bankruptcy Court the feasibility of the Plan and their ability to continue operations upon emergence from chapter 11. This information was prepared for the limited purpose of furnishing recipients of this Disclosure Statement with adequate information to make an informed judgment regarding acceptance of the Plan, and was not prepared for the purpose of providing the basis for an investment decision relating to the issuance of the New Common Stock. This information was not audited or reviewed by the Debtors’ independent public accountants. The Debtors do not intend to update or otherwise revise the Financial Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Financial Projections to reflect changes in general economic or industry conditions.

At the time they were prepared, the Financial Projections reflected numerous assumptions concerning the Debtors’ anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were and remain beyond their control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the Financial Projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the Financial Projections. As a result, such projections are only an estimate and should not be relied upon as necessarily indicative of future, actual recoveries.

The business plan was developed by the Debtors with the help of their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions management makes after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ business plan would necessarily cause a deviation from the Financial Projections, and could result in materially different outcomes from those projected.

2.	The financial information contained in this Disclosure Statement has not been audited

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to represent or warrant that the financial information contained in this Disclosure Statement and attached hereto is without inaccuracies.

IX.	SOLICITATION AND VOTING PROCEDURES

On April 24, 2015 the Debtors filed the Debtors’ Motion for an Order (I) Approving Proposed Disclosure Statement and the Form and Manner of the Notice of the Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling a Confirmation Hearing, and (IV) Establishing Notice and Objection Procedures for Confirmation of Debtors’ Plan of Reorganization.

The Disclosure Statement Order will be accompanied by an applicable Ballot to be used for voting on the Plan, and will be distributed to the Holders of Claims or Interests in Class 1, Class 2, Class 4 and Class 10, as applicable. The procedures and instructions for voting and related deadlines will be attached to the applicable Ballot. Any party who desires additional copies of these documents may request them from the Balloting Agent by writing to 830 Third Avenue, 9th Floor, New York, NY 10022, calling (855) 936-2883 or emailing angballots@PrimeClerk.com.

X.	CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to Bankruptcy Code section 1129 are: (i) the Plan is in the “best interests” of Holders of Claims and Interests; (ii) the Plan is feasible; and (iii) the Plan is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class or if an Impaired Class is deemed to reject, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the Class.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of Bankruptcy Code section 1129. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11; (ii) the Debtors have complied or will have complied with all of the necessary requirements of chapter 11; and (iii) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, Bankruptcy Code section 1129(a)(7) requires that a bankruptcy court find as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired11 class of claims or interests, that each holder of an impaired claim or interest in such class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value that is not less than the amount that the holder would receive or retain if the debtors liquidated under chapter 7.

The Debtors believe that the Plan meets the “best interests of creditors” test of Bankruptcy Code section 1129(a)(7). Attached hereto as Exhibit D and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ financial and legal advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 of the Bankruptcy Code of the Debtors’ business would result in significantly reduced recoveries for Holders of Impaired Claims or Interests as compared to distributions contemplated under the Plan.

C.	Feasibility

Bankruptcy Code section 1129(a)(11) requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial

[11]	A class of claims or interests is “impaired” within the meaning of Bankruptcy Code section 1124 unless the plan (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest or (ii) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Projections attached hereto as Exhibit C and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following these Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not impaired under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.

Bankruptcy Code section 1126(c) defines acceptance of a plan by a class of impaired creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject a plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and more than one-half in number actually voting cast their Ballots in favor of acceptance, subject to Article III of the Plan.

Bankruptcy Code section 1126(d) defines acceptance of a plan by a class of impaired interests as acceptance by holders of at least two-thirds in dollar amount of those interests who actually vote to accept or to reject a plan. Votes that have been “designated” under Bankruptcy Code section 1126(e) are not included in the calculation of acceptance by a class of interests. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount actually voting cast their Ballots in favor of acceptance, not counting designated votes, subject to Article III of the Plan.

E.	Confirmation without Acceptance by All Impaired Classes

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan even if impaired classes entitled to vote on the plan have not accepted it or if an impaired class is deemed to reject the plan; provided, however, the plan is accepted by at least one impaired class of claims (without regard to the votes of insiders). Pursuant to Bankruptcy Code section 1129(b), notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

1.	No Unfair Discrimination

The test for unfair discrimination applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests satisfy the foregoing requirements for non-consensual Confirmation.

2.	Fair and Equitable Test

The fair and equitable test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to each non-accepting class, the test sets different standards depending on the type of claims or interests in such class. As set forth below, the Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan. There is no Class receiving more than a 100 percent recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100 percent recovery.

a.	Secured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims may be satisfied, among other things, if a debtor demonstrates that: (i) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (ii) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

b.	Unsecured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior interest any property.

c.	Interests

The condition that a plan be “fair and equitable” to a non-accepting class of interests includes the requirements that either: (i) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date of the plan, equal to the greater of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; or (3) the value of such interest; or (ii) if the class does not receive the amount as required under (i) no class of interests junior to the non-accepting class may receive a distribution under the plan.

F.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying their obligations under Bankruptcy Code section 1129, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Reorganized Debtors. Based on the projections and solely for the purposes of the Plan, Moelis & Company LLC, the Debtors’ financial advisor, has undertaken a valuation analysis (the “Valuation Analysis”) to estimate the value available for distribution to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan. The Valuation Analysis is set forth in Exhibit E attached hereto and is incorporated herein by reference.

XI.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

A.	Plan Securities

On the Effective Date, Reorganized ANV shall issue on a Pro Rata Basis , (i) 25% of the shares of the New Common Stock to Holders of DIP Facility Claims in accordance with Article 2.4 of the Plan, subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants, and (c) the conversion of the New Second Lien Convertible Term Loans and (ii) 75% shares of New Common Stock (the “Plan Securities”) to the Holders of Allowed Notes Claims in accordance with Article 2.10 of the Plan, subject to dilution on account of (x) the Management Incentive Plan, (y) the exercise of the New Warrants, and (z) the conversion of the New Second Lien Convertible Term Loans.

The Debtors believe that the Plan Securities constitute “securities,” as defined in section 2(a)(1) of the Securities Act, Bankruptcy Code section 101, and applicable state securities laws (“Blue Sky Laws”).

B.	Issuance and Resale of Plan Securities Under the Plan

1.	Exemptions from Registration

The Debtors are relying on Bankruptcy Code section 1145(a) to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of the Plan Securities.

Bankruptcy Code section 1145 provides that the registration requirements of section 5 of the Securities Act (and any state Blue Sky Law requirements) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for Cash and property.

In reliance upon this exemption, the offer and sale of the Plan Securities will not be registered under the Securities Act or any state Blue Sky Law.

The offering, issuance and distribution of the Plan Securities is covered by Bankruptcy Code section 1145 and will be deemed a public offering. Accordingly, the Plan Securities will not be deemed “restricted securities” as defined under Rule 144(a)(3) of the Securities Act and may be resold without registration under the Securities Act, unless the Holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in Bankruptcy Code section 1145. In addition, the Plan Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective Blue Sky Law of those states; however, the availability of such exemptions cannot be determined unless individual state Blue Sky Law provisions are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state Blue Sky Law in any given instance and as to any applicable requirements or conditions to such availability.

2.	Resales of Plan Securities; Definition of Underwriter

If the Holder of the Plan Securities is an underwriter, the Plan Securities may be resold under the Securities Act and applicable state Blue Sky Law only via an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including, with respect to the latter, a resale transaction satisfying the applicable conditions of Rule 144 promulgated under the Securities Act. Bankruptcy Code section 1145(b)(1) defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under Bankruptcy Code section 1145(b)(1)(D), by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of Bankruptcy Code section 1145 suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Under certain circumstances, Holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited resale safe harbor provisions of Rule 144. Generally, Rule 144 would permit the public resale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, the Debtors do not presently intend to make publicly available the requisite current information regarding the Debtors, and as a result, Rule 144 will not be available for resales of Plan Securities by Persons deemed to be underwriters. Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view whether any Person would be deemed an “underwriter” with respect to the Plan Securities. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and state securities laws.

C.	Listing of New Common Stock

The Debtors may, but shall not be obligated to, list the New Common Stock on a national securities exchange.

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and certain Holders of Claims or Interests. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax consequences of the Plan discussed below. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Restructuring Transaction. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Offer or the Plan to the Debtors or any Holder of a Claim or Interest. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to Holders of Claims or Interests that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, employees, persons who receive their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction and regulated investment companies). The following discussion assumes that Holders of Claims or Interests hold such Claims or Interests as “capital assets” within the meaning of Tax Code section 1221. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and Holders of Claims or Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than U.S. federal income tax law, including under state, local, estate, gift, non-U.S. or any other applicable tax law.

For purposes of this summary, a “U.S. Holder” means a Holder of a Claim or Interest that, in any case, is, for U.S. federal income tax purposes: (i) an individual that is a citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a Holder of a Claim or Interest that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

If an entity taxable as a partnership for U.S. federal income tax purposes holds a Claim, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the Plan.

This summary assumes that the Credit Agreement, the Scotiabank Cross Currency Swap, the Diesel Swaps, the Notes, the DIP Credit Facility, the New First Lien Term Loans and the New Second Lien Convertible Term Loans are debt for U.S. federal income tax purposes. If the IRS were to successfully assert that any such obligations are not debt for U.S. federal income tax purposes, the U.S. federal income tax consequences to Holders of such obligations would be materially different from the consequences described herein.

The U.S. federal income tax consequences of the Plan are complex. The following summary is for informational purposes only and is not a substitute for careful tax planning and advice based on the individual circumstances pertaining to a Holder of a Claim or Interest. All Holders of Claims and Interests are urged to consult their own tax advisors as to the consequences of the restructuring described in the Plan under federal, state, local, non-U.S. and any other applicable tax laws.

A.	U.S. Federal Income Tax Consequences to the Debtors Under the Plan

For U.S. federal income tax purposes, the Debtors are ANV and certain of its direct and indirect U.S. subsidiaries. The U.S. corporate Debtors, together with any of their U.S. subsidiaries, are referred to collectively as the “ANV Consolidated Group.” The ANV Consolidated Group has consolidated estimated net operating loss (“NOL”) carryforwards as of December 31, 2014, of approximately $177 million. However, the ANV Consolidated Group’s NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the ANV Consolidated Group’s NOLs ultimately may vary from the amounts set forth above.

1.	Cancellation of Indebtedness Income

Generally, a corporation will recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. Subject to the discussion below on foreign currency exchange rules, the amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, and (y) the issue price of any new indebtedness of the taxpayer issued and (z) fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

A corporation will not, however, be required to include any amount of COD income in gross income if the corporation is a debtor under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Section 108(a) Bankruptcy Exception”). Instead, as a consequence of such exclusion, the debtor must reduce its tax attributes by the amount of COD income excluded from gross income. Under Tax Code section 108(b), a debtor that excludes COD income from gross income under the Section 108(a) Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. In general, tax attributes are reduced in the following order: (a) NOLs and NOL carryforwards, (b) general business and minimum tax credit carryforwards, (c) capital loss carryforwards, (d) basis of the debtor’s assets, and (e) foreign tax credit carryforwards. A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under Tax Code section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply.

COD income is determined on a company-by-company basis. If a debtor with excluded COD income is a member of a consolidated group, Treasury regulations address the application of the rules for the reduction of tax attributes (the “Consolidated Attribute Reduction Rules”). If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property.

Finally, if the attribute reduction is less than the amount of COD income and a member of the ANV Consolidated Group has an excess loss account (an “ELA”) (i.e., negative basis in the stock of another member of the consolidated group), the ANV Consolidated Group will recognize taxable income to the extent of the lesser of such ELA or the amount of the COD income that was not offset by tax attributes.

The Debtors expect to realize a significant amount of COD income as a result of the Plan. The amount of COD income will depend upon, among other things, the currency gain (described below), the fair market value of the New Common Stock, which may not be determined until after the Effective Date of the Plan. Pursuant to the Section 108(a) Bankruptcy Exception, the Debtors will not include this COD income in gross income. Instead, the Debtors will be required to reduce their tax attributes in accordance with the Consolidated Attribute Reduction Rules after determining the taxable income (or loss) of the ANV Consolidated Group for the taxable year of discharge. Accordingly, the tax attributes (and, in particular, NOLs) are available to offset taxable income that accrues between the Effective Date and the end of Reorganized ANV’s taxable year. Basis reduction applies to assets owned by a debtor at the beginning of the tax year following the discharge.

Under the Consolidated Attribute Reduction Rules, the Debtors’ excluded COD income will be applied to reduce their NOLs and, if necessary, other tax attributes, including the Debtors’ tax basis in their assets. The Debtors currently anticipate that the application of Consolidated Attribute Reduction Rules (unless a Section 108(b)(5) Election is made) will result in the elimination of the ANV Consolidated Group’s consolidated NOLs and a reduction of the basis in their assets.

The extent to which NOLs and other tax attributes remain following the application of the Consolidated Attribute Reduction Rules will depend upon a number of factors, including the amount of COD income that is actually incurred and whether the Debtors make the Section 108(b)(5) Election. The Debtors have not yet determined whether they will make a Section 108(b)(5) Election.

2.	Impact of Foreign Currency Exchange Rules on the COD Income Calculation

In determining the adjusted issue price of the Notes for purposes of calculating COD income, the amount of COD income will be calculated after applying the special foreign currency rules of Tax Code section 988 because the Notes were issued in Canadian dollars, while the functional currency of the Debtors is the U.S. dollar. These rules provide that the Debtors will recognize foreign exchange gain or loss equal to the difference between the functional currency value of the nonfunctional currency received when the debt was incurred and the value of the nonfunctional currency when the debt is retired. Foreign currency gain is treated as ordinary income. The Debtors will therefore recognize foreign currency gain due to the decline of the Canadian dollar since the issue date of the Notes (May 25, 2012). This currency gain will be treated as ordinary income to the Debtors and will reduce the adjusted issue price of the indebtedness satisfied by the amount of its currency gain prior to calculating the amount of COD. It is expected that this currency gain will be more than offset by the deduction for the amount paid by the Debtors on the Secured Swap Claims.

3.	Potential Limitations on NOL Carryforwards and Other Tax Attributes

a.	Limitation on NOLs and Other Tax Attributes

Under Tax Code section 382, if a “loss corporation” (generally, a corporation with NOLs and/or built-in losses) undergoes an “ownership change,” the amount of its pre-change losses (including certain losses or deductions which are “built-in,” i.e., economically accrued but unrecognized as of the date of the ownership change) that may be utilized to offset future taxable income generally are subject to an annual limitation. Similar rules apply to a corporation’s capital loss carryforwards and tax credits.

The Debtors’ issuance of New Common Stock pursuant to the Plan is expected to result in an ownership change for purposes of Tax Code section 382. Accordingly, assuming that the Debtors emerge with any NOLs following attribute reduction, and subject to the discussion below of certain special bankruptcy exceptions in this Section XII.A.3, the ANV Consolidated Group’s pre-change losses may be subject to an annual limitation. This limitation applies in addition to, and not in lieu of, any other limitation that may already or in the future be in effect and the attribute reduction that may result from COD.

b.	General Section 382 Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the loss corporation (or, in the case of a consolidated group, generally the stock of the common parent) immediately before the ownership change (with certain adjustments) and (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.47% for ownership changes occurring in April 2015). As noted below in Section XII.A.3.d, if a corporation (or a consolidated group) in bankruptcy undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change, after giving effect to the discharge of creditors’ claims but subject to certain adjustments. In no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the ownership change, the annual limitation may be increased as certain gains are recognized during the five-year period beginning on the date of the ownership change (the “Recognition Period”). If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the ownership change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of pre-change NOLs that could be used by the loss corporation during the Recognition Period.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, unless the corporation qualifies for certain bankruptcy exceptions discussed below in Section XII.A.3.d, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains (“RBIGs”). In addition, if a redemption or other corporate contraction occurs in connection with the ownership change of the loss corporation (or the consolidated group), or if the loss corporation (or the consolidated group) has substantial nonbusiness assets, the annual limitation is reduced to take the redemption, other corporate contraction or nonbusiness assets into account. Furthermore, if the corporation (or the consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser (but never a greater) annual limitation with respect to any losses that existed at the time of the first ownership change.

c.	Built-in Gains and Losses

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.

If a loss corporation has a NUBIG immediately prior to an ownership change, any RBIGs will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the ownership change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the ownership change. However, the aggregate amount of all RBIGs that are recognized during the Recognition Period may not exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an ownership change, any recognized built-in losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the ownership change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the ownership change. However, the aggregate amount of all RBILS that are recognized during the Recognition Period may not exceed the NUBIL. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. The Debtors believe that the ANV Consolidated Group will have a NUBIL on the Effective Date and will have RBILs recognized during the Recognition Period on depreciable and amortizable assets.

d.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation under the jurisdiction of a court in a chapter 11 case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed plan (the “Section 382(l)(5) Exception”). Under the Section 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis, but instead NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the Section 382(l)(5) Exception applies and a debtor undergoes another ownership change within two years after the effective date of the plan of reorganization, then the debtor’s pre-change losses effectively are eliminated in their entirety. For purposes of the Section 382(l)(5) Exception, a “qualified creditor” generally consists of certain long-term creditors (who held the claims continuously for at least 18 months prior to the filing of the bankruptcy petition), ordinary course creditors (e.g., trade creditors) or creditors receiving less than 5% of the stock of the debtor in a bankruptcy case. If a debtor qualifies for the Section 382(l)(5) Exception, the exception applies unless the debtor affirmatively elects for it not to apply.

Where the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the Section 382(l)(5) Exception), a second special rule will generally apply (the “Section 382(l)(6) Exception”). Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years of the Effective Date without triggering the elimination of its pre-change losses.

e.	Application of Section 382 to the Debtors

The Debtors estimate that they have approximately $177 million of consolidated NOLs as of December 31, 2014; however, interest deductions attributable to debt that will be equitized will reduce the NOLs that would be available under the Section 382(l)(5) Exception.

It is expected that the amount of the Debtors’ COD will exceed its NOLs. Even if the Debtors emerge with NOLs, it is possible that the Debtors will not qualify for the Section 382(l)(5) Exception. Alternatively, the Debtors may decide to elect out of the Section 382(l)(5) Exception, particularly if it appears likely that another ownership change will occur within two years after the Effective Date. In either case, the Debtors expect that their use of any pre-change losses after the Effective Date will be subject to limitations based on the rules discussed above, but taking into account the Section 382(l)(6) Exception. Regardless of whether the Debtors take advantage of the Section 382(l)(6) Exception or the Section 382(l)(5) Exception, the Debtors’ use of their pre-change losses after the Effective Date may be adversely affected if an ownership change within the meaning of Tax Code section 382 were to occur after the Effective Date.

The Debtors do not currently anticipate utilizing the Section 382(l)(5) Exception. As explained above, if the Debtors do utilize the Section 382(l)(5) Exception and another ownership change were to occur within the two-year period after consummation of the Plan, then the Debtors’ pre-change losses would effectively be eliminated. If the Section 382(l)(5) Exception applies, the New Common Stock may be subject to certain trading restrictions. Such trading restrictions would generally apply only to a person who owns or desires to own 4.75% or more of the New Common Stock.

f.	Other Provisions

Aside from the objective limitations of Tax Code section 382, the IRS may disallow the subsequent use of a corporation’s pre-change losses following an acquisition of control of a corporation by one or more persons if the principal purpose of the acquisition is the avoidance or evasion of tax by securing a tax benefit which such person(s) or the corporation would not otherwise enjoy. Other provisions of the Tax Code may also preclude the use of a corporation’s NOLs and certain tax attributes in other ways under certain circumstances.

4.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) each year at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for such year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation may otherwise be able to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation’s AMTI generally may be offset by its AMT NOLs.

In addition, if a corporation (or a consolidated group) undergoes an ownership change within the meaning of Tax Code section 382 and has a NUBIL at the time of such change, the corporation’s (or the consolidated group’s) aggregate basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the date of the ownership change.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is not subject to the AMT. Any unused credit may be carried forward indefinitely.

B.	U.S. Federal Income Tax Consequences to U.S. Holders Under the Plan

The U.S. federal income tax consequences of the Plan to U.S. Holders of Claims and Interests (including the character, amount and timing of income, gain or loss recognized) generally will depend upon, among other factors: (i) the manner in which the U.S. Holder acquired a Claim or Interest; (ii) the length of time a Claim or Interest has been held; (iii) whether a Claim was acquired at a discount; (iv) whether the U.S. Holder has taken a bad debt deduction in the current or prior years; (v) whether the U.S. Holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the U.S. Holder’s method of tax accounting; (vii) whether the U.S. Holder will realize foreign currency exchange gain or loss with respect to a Claim or Interest; and (viii) whether the Debtors reorganize as is expected. Therefore, U.S. Holders of Claims and Interests are urged to consult their tax advisors for information that may be relevant to their specific situation and circumstances and the particular tax consequences to such Holders as a result thereof.

1.	Treatment of a Debt Instrument as a Security

The U.S. federal income tax consequences to U.S. Holders of Claims will depend, in part, on whether a debt instrument exchanged is treated as a “security” under the reorganization provisions of the Tax Code. Whether a debt instrument constitutes a security for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

The term of the Notes is approximately seven years, one month. Although there is no assurance that the IRS will agree with such characterization, the Debtors expect to take the position that the Notes constitute securities for U.S. federal income tax purposes. The Debtors do not anticipate that the DIP Facility Claims, the Secured ABL Claims or the Secured Swap Claims will be treated as securities for U.S. federal income tax purposes.

2.	Treatment of U.S. Holders of DIP Facility Claims

On the Effective Date, each Holder of an Allowed DIP Facility Claim shall receive: (i) its Pro Rata share of 25% of the New Common Stock (subject to dilution for specified items) and (ii) its Pro Rata share of the New Second Lien Convertible Term Loans in an aggregate principal amount equal to its Pro Rata share of the Excess DIP Facility Claim Amount, i.e., an amount equal to the sum of (x) $25,000,000.00 and (y) the amount by which $25,000,000.00 exceeds 25% of the deemed value of the New Common Stock issued and outstanding on the Effective Date of the Plan.

The DIP Facility will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal, interest, and other amounts payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually. Because Holders of DIP Facility Claims will receive payments other than qualified stated interest, the DIP Facility is treated as being issued with OID for U.S. federal income tax purposes. The DIP Facility is issued with OID in an aggregate amount equal to the excess of (a) the sum of all payments on the DIP Facility other than qualified stated interest, including PIK interest and put option payments, over (b) the issue price (as described below under Section XII.B.7.a) of the DIP Facility.

Certain short-term debt instruments, even those providing for payments that are contingent, specifically are excluded from the rules applicable to contingent payment debt instruments (“CPDIs”). Tax Code section 1272(a)(2)(C) defines a short-term obligation as any debt instrument that has a fixed maturity date not more than one (1) year from the date of issue. As a result, the Debtors expect that the DIP Credit Facility will not be treated as a CPDI for purposes of applying OID inclusion rules to the DIP Facility Claims.

Instead, the Debtors expect that the DIP Facility Claims will be subject to the rules under Tax Code section 1271(a)(4) as a short-term nongovernment obligation. Under these rules, and subject to the discussion below on obligations subject to Tax Code section 1281, OID on the DIP Facility is not currently included in the Holder’s income. Instead, the Holder’s “ratable portion” of OID (based, generally speaking, on the number of days the Holder held the obligation) is treated as ordinary interest income when the DIP Facility Claim is disposed of or retired. While not free from doubt, Holders of DIP Facility Claims may be required to report cash payments on the DIP Credit Agreement in the year received. Although Tax Code section 1271(a)(4) indicates that gain realized on the sale or exchange of a DIP Facility Claim will be treated as ordinary interest income to the Holder to the extent of the “ratable portion” of the OID, Tax Code section 1271(a)(2) requires that gain recognized on the disposition of a debt instrument, up to the amount of the deb instrument’s OID, be treated as ordinary income to the DIP Facility if at the time of original issue there was an intention to call the debt instrument before maturity. It is currently anticipated that the DIP Facility will be repaid on the Effective Date of the Plan and that such date will be prior to the one-year maturity date of the DIP Facility. Accordingly, although the interaction of Tax Code sections 1271(a)(4) and 1271(a)(2) is not free from doubt in a case such as this, the Debtors expect to take the position that, to the extent any gain on the disposition of the DIP Facility Claims does not exceed the OID on the DIP Facility Claims, such gain should be treated as ordinary interest income for federal income tax purposes. Moreover, if a DIP Facility Claim is disposed of at loss, the entire discount would not be recognized by the Holder. Any gain realized on disposition in excess of the OID will be treated as capital gain.

Certain specified types of short-term obligations are subject to different rules under Tax Code section 1281. Section 1281 applies to any short-term obligation that is (a) held by a taxpayer using an accrual method of accounting; (b) held primarily for sale to customers in the ordinary course of the taxpayer’s trade or business; (c) held by a bank; (d) held by a regulated investment company or a common trust fund; (e) identified by the taxpayer under Tax Code section 1256(e)(2) as being part of a hedging transaction; or (f) a stripped bond or stripped coupon held by the person who stripped the bond or coupon. Short-term obligations that are not subject to Tax Code section 1281 generally are taxed in a manner similar to the treatment of market discount bonds.

The Debtors do not anticipate that Tax Code section 1281 will apply to most Holders of DIP Facility Claims. However, a Holder can elect to have Tax Code section apply to an obligation, in which case OID must be included in income currently as it accrues. Accrual of OID on short-term obligations for cash basis taxpayers generally is based ratably on the number of days accrued over the period, but such taxpayers can elect to use economic accrual principles. Holders of DIP Facility Claims should consult their independent tax advisors regarding the tax consequences of an election to treat such Claims under the rules of Tax Code section 1281.

A U.S. Holder’s tax basis in the New Common Stock and the New Second Lien Convertible Term Loans received in exchange for its DIP Facility Claims should equal the fair market value of such New Common Stock and the adjusted issue price of the New Second Lien Convertible Term Loans received, respectively. To the extent that a portion of the New Common Stock and the New Second Lien Convertible Term Loans received in exchange for a U.S. Holder’s DIP Facility Claim is allocable to accrued but untaxed interest, the U.S. Holder will recognize ordinary income (see the discussions of OID above and of “accrued interest” and “market discount” below in Section XII.B.7). The tax basis of any portion of the New Common Stock and the New Second Lien Convertible Term Loans treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. In any event, a U.S. Holder’s holding period for any New Common Stock and New Second Lien Convertible Term Loans received on the Effective Date should begin on the day following the Effective Date.

3.	Treatment of U.S. Holders of Secured ABL Claims

The Credit Agreement was dated May 8, 2014, and matures April 30, 2016. As of the Petition Date, the principal amount outstanding under the Credit Agreement was approximately $74,950,000.00. Under the Plan, each Holder of an Allowed Secured ABL Claim shall receive (i) its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) an amount of the New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to Section 2.7(b) of the Plan minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to clause (i) of Section 2.7(c) of the Plan.

A U.S. Holder of an Allowed Secured ABL Claim should be treated as exchanging such Claim for its Pro Rata share of New First Lien Term Loans and Secured ABL/Swap Cash Payments not made prior to the Effective Date, if any, in a fully taxable exchange because the Secured ABL Claims will not qualify as securities for U.S. Federal income tax purposes. A U.S. Holder who is subject to this treatment should recognize gain or loss equal to the excess of (a) the issue price of its share of the New First Lien Term Loans and the Secured ABL/Swap Cash Payments, if any, received, over (b) such Holder’s adjusted tax basis in its Secured ABL Claim surrendered in the exchange. If the Secured ABL Claim is held as a capital asset, the gain generally would be long-term capital gain if the U.S. Holder held its Secured ABL Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations discussed below in Section XII.B.7.e. A U.S. Holder’s tax basis in the New First Lien Term Loans should equal the adjusted issue price of its share of the New First Lien Term Loans received. A U.S. Holder’s holding period for the New First Lien Term Loans received on the Effective Date should begin on the day following the Effective Date.

To the extent that a portion of the New First Lien Term Loans and Secured ABL/Swap Cash Payments, if any, received in exchange for a U.S. Holder’s Secured ABL Claim is allocable to accrued but untaxed interest, the U.S. Holder will recognize ordinary income (see the discussions of “accrued interest” and “market discount” below in Sections XII.B.7.b-c). The tax basis of any portion of the New First Lien Term Loans treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, and the holding period for any such New First Lien Term Loans should begin on the day following the Effective Date.

4.	Treatment of U.S. Holders of Secured Swap Claims

As of the Petition Date, the Debtors had approximately $86,306,619.00 of liability with respect to close-out amounts under the Secured Swaps. Under the Plan, each Holder of an Allowed Secured Swap Claim shall receive (i) its Pro Rata share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) an amount of the New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of allowed claims pursuant to Section 2.8(b) of the Plan minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to clause (i) of Section 2.8(c) of the Plan.

A U.S. Holder of a Secured Swap Claim should be treated as exchanging such Claim for its interest in the New First Lien Term Loans and Secured ABL/Swap Cash Payments in a fully taxable exchange because the Secured Swap Claims will not qualify as securities for U.S. Federal income tax purposes. A U.S. Holder who is subject to this treatment should recognize gain or loss equal to the excess of (a) the issue price of the New First Lien Term Loans and the Secured ABL/Swap Cash Payments, if any, received, over (b) such Holder’s adjusted tax basis in its Secured Swap Claim surrendered in the exchange, which gain is expected to be ordinary. A U.S. Holder’s tax basis in the New First Lien Term Loans should equal the adjusted issue price of the debt received. A U.S. Holder’s holding period for the New First Lien Term Loans received on the Effective Date should begin on the day following the Effective Date.

5.	Treatment of U.S. Holders of Notes Claims

The Notes were issued by ANV pursuant to an indenture dated as of May 25, 2012, and mature in June 2019. As of the Petition Date, the aggregate outstanding principal amount of the Notes was U.S. $316,640,000.00. Under the terms of the Plan, the Notes will be cancelled on the Effective Date and each Holder of an Allowed Notes Claims will receive, depending on their election, either (i) its Pro Rata share of 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants and (c) the conversion of the New Second Lien Convertible Term Loans; or (ii) an amount of Cash equal to such Holder’s Pro Rata share of the Notes Cash Distribution Cap; provided, however, that no Holder of an Allowed Notes Claim shall be entitled to receive an amount of Cash in excess of the amount of Allowed Notes Claims held by such Holder. If a U.S. Holder of Allowed Notes Claims elects to receive its Pro Rata share of 75% of the New Common Stock of Reorganized ANV or otherwise receives New Common Stock, the analysis of the tax consequences of the exchange depends on whether the Notes are treated as securities for U.S. federal income tax purposes, as defined above in Section XII.B.1. As mentioned above, given the length of the maturity and other considerations, the Debtors expect to treat the Notes as securities.

If (a) the Notes are treated as securities for U.S. federal income tax purposes and (b) a U.S. Holder solely received New Common Stock, the exchange of Notes Claims for New Common Stock would be treated as a recapitalization, and therefore a reorganization, under Tax Code section 368(a)(1)(E). Except to the extent that any portion of the New Common Stock received is allocable to accrued but untaxed interest (discussed below in Section XII.B.7.b), a U.S. Holder would not recognize taxable gain or loss with respect to this exchange. A U.S. Holder’s tax basis in its New Common Stock received in exchange for the Notes Claim should be equal to such Holder’s tax basis in such Claim surrendered therefor. A U.S. Holder’s holding period for its New Common Stock should include the holding period for the surrendered Notes Claim.

If (a) the Notes are treated as securities for U.S. federal income tax purposes and (b) a U.S. Holder receives both New Common Stock and Cash, such U.S. Holder would realize but may not fully recognize (i.e., pay tax on) gain equal to the excess of (I) the fair market value of the New Common Stock received and the amount of Cash over (II) such U.S. Holder’s adjusted tax basis in its Notes Claim surrendered in the exchange. A U.S. Holder of Allowed Notes Claims who realizes gain on the exchange of such Notes Claims for New Common Stock and Cash would recognize the lesser of (a) the amount of gain realized on such exchange and (b) the amount of Cash received. A U.S. Holder of such Notes Claims who realizes a loss on the exchange will not be permitted to recognize such loss, except to the extent of any loss attributable to accrued but untaxed interest (discussed below in Section XII.B.7.b). A U.S. Holder’s tax basis in its New Common Stock should be equal to such U.S. Holder’s tax basis in the Notes Claims surrendered therefor, plus the amount of gain (including foreign exchange gain,) recognized on the exchange, if any, less the amount of Cash received and any foreign currency loss recognized (as described in the last paragraph of this section). A U.S. Holder’s holding period for its New Common Stock should include the holding period for the surrendered Notes Claims.

To the extent that the Notes Claims were acquired with market discount, any market discount that accrued on such Notes Claims (i.e., up to the time of the exchange) but was not included in gross income by the U.S. Holder is carried over to the New Common Stock received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such New Common Stock is treated as ordinary income to the extent of such accrued, but not recognized, market discount (see discussion in Section XII.B.7.c, below).

If (a) the Notes are not treated as securities for U.S. federal income tax purposes or (b) a U.S. Holder receives solely Cash, a U.S. Holder of Notes Claims would be treated as exchanging such Claims for the New Common Stock and/or Cash in a fully taxable exchange. A U.S. Holder who is subject to this treatment would recognize gain or loss equal to the excess of (I) the fair market value of the New Common Stock and/or the amount of Cash received over (II) such Holder’s adjusted tax basis in its Notes Claim surrendered in the exchange. If the Notes were held as a capital asset, the gain generally would be long-term capital gain if the U.S. Holder held its Notes Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations discussed below in Section XII.B.7.e. A U.S. Holder’s tax basis in the New Common Stock should equal the fair market value of such interests. A U.S. Holder’s holding period for the New Common Stock received on the Effective Date would begin on the day following the Effective Date.

Regardless of whether the exchange is treated as a recapitalization or as a taxable exchange, a U.S. Holder will recognize foreign currency gain or loss on the exchange under the rules in Tax Code section 988 and the regulations thereunder. Such gain or loss will be ordinary gain or loss. The amount characterized as foreign currency gain or loss generally will be equal to the difference between (i) the U.S. dollar value of the foreign currency purchase price of the Notes on the date the Holder purchased such Notes and (ii) the U.S. dollar value of such foreign currency purchase price on the date of the disposition. Similarly, a U.S. Holder will recognize exchange gain or loss on the disposition of a Notes with respect to any accrued market discount on such Notes that the U.S. Holder has included in gross income. Any such exchange gain or loss recognized on such disposition will be ordinary gain or loss.

6.	Treatment of U.S. Holders of Existing Equity Interests

Under the Plan, U.S. Holders of Existing Equity Interests will receive their Pro Rata share of New Warrants if the Class of Holders of Existing Equity Interests votes in favor of the Plan. A U.S. Holder of Existing Equity Interests should be treated as exchanging such Existing Equity Interests for the New Warrants in a fully taxable exchange. U.S. Holders of Existing Equity Interests will recognize loss equal to the excess of the respective Holder’s adjusted tax basis in its Existing Equity Interests surrendered in the exchange over the value of the New Warrants received. If the Existing Equity Interests were held as a capital asset, the gain generally would be long-term capital gain if the U.S. Holder held its Existing Equity Interests for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations discussed below in Section XII.B.7.e. A U.S. Holder’s tax basis in the New Warrants should equal the fair market value of such interests. A U.S. Holder’s holding period for the New Warrants received on the Effective Date would begin on the day following the Effective Date.

7.	Other Considerations for U.S. Holders

a.	Issue Price and Original Issue Discount

A debt instrument, such as the New First Lien Term Loans and New Second Lien Convertible Term Loans (together, the “New Debt”), is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually.

The issue price of the New Debt will depend on whether a substantial amount of either the New First Lien Term Loans or the Secured ABL Claims and Secured Swap Claims for which they are exchanged, or the New Second Lien Convertible Term Loans or the DIP Facility Claims for which they are exchanged, is considered to be “traded on an established market” at the time of the exchange. In general, debt instruments will be treated as traded on an established market if, within the 31-day period ending 15 days after the applicable measurement date, (a) a “sales price” for trades of the debt instrument is available, (b) a “firm” price quote for the debt instrument is available, or (c) one or more “indicative” quotes are available, each as defined in Treasury Regulations section 1.1273-2(f)(1). Notwithstanding the foregoing, Treasury Regulations section 1.1273-2(f)(6) provides that a debt instrument will not be treated as traded on an established market if the outstanding stated principal amount of the issue that includes that a debt instrument does not exceed $100 million on the date on which the instrument is tested under these rules.

Although neither the Secured ABL Claims nor Secured Swap Claims have balances exceeding $100 million outstanding, the stated principal amount of the New First Lien Term Loans for which these Secured ABL Claims and Secured Swap Claims will be exchanged will exceed $100 million. Accordingly, the issue price of the New First Lien Term Loans will be considered to be traded on an established market if it meets one of the conditions of Treasury Regulations section 1.1273-2(f)(1). If the New First Lien Term Loans are traded on an established market within 15 days following the exchange, the issue price of the New First Lien Terms will equal the trading price, as indicated by the source(s) set forth in (a) through (c) above. If the New First Lien Term Loans are not traded on an established market at the time of the exchange, the issue price of the New First Lien Term Loans will generally equal the stated principal amount.

Since the stated principal amount of the New Second Lien Convertible Term Loan and the DIP Facility Claim for which it is exchanged will each be less than $100 million, the New Second Lien Convertible Term Loan will be conclusively presumed not to be traded on an established market under the applicable regulations. Accordingly, the issue price of the New Second Lien Convertible Term Loan should equal its stated principal amount.

b.	Accrued Interest

A portion of the consideration received by U.S. Holders of Allowed Claims may be attributable to accrued but untaxed interest on such Claims. Any such amount should be taxable to that U.S. Holder as interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder that disposes of a Claim that does not constitute a security in a taxable transaction would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on the Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is uncertain. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to untaxed interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by U.S. Holders should be allocated in some way other than as provided in the Plan. U.S. Holders of Allowed Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan between principal and accrued but untaxed interest.

c.	Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain recognized by a U.S. Holder upon the disposition of a debt instrument of an Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of market discount on the debt constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with market discount if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in such instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to the product of 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, and the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of debt instruments that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the U.S. Holder (unless such U.S. Holder elected to include market discount in income as it accrued). To the extent that debt instruments that were acquired with market discount are exchanged in a tax-free transaction for other property, any market discount that accrued on such debt instruments (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.

d.	Acquisition Premium

If the New Debt is not treated as a “contingent payment debt instrument” (“CPDI”) and a U.S. Holder’s initial tax basis in its interest in the New Debt is less than or equal to the stated redemption price at maturity of such interest, but greater than the issue price of such interest, the U.S. Holder will be treated as acquiring the New Debt at an “acquisition premium.” Unless an election is made, the U.S. Holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in the New Debt over such interest’s issue price and the denominator of which is the excess of the sum of all amounts payable on such interest over the interest’s issue price.

e.	Limitation on Use of Capital Losses

U.S. Holders who recognize capital losses will be subject to limits on their use of capital losses. For U.S. Holders other than corporations, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (i) $3,000 ($1,500 for married individuals filing separate returns), or (ii) the excess of the capital losses over the capital gains. Non-corporate U.S. Holders may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income, though losses from the sale or exchange of capital assets may only be used to offset capital gains. For corporate U.S. Holders, capital losses may only be used to offset capital gains. U.S. Holders who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. For corporate U.S. Holders, unused capital losses may be carried forward for the five years following the capital loss year or carried back to the three years preceding the capital loss year. Non-corporate U.S. Holders may carry over unused capital losses for an unlimited number of years.

f.	Net Investment Income Tax

Certain U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on “unearned” net investment income (i.e., income received from, among other things, the sale or other disposition of certain capital assets). Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

8.	Consequences of Ownership and Disposition of the New Debt

a.	Treatment of OID and PIK Interest

The stated interest on the New First Lien Term Loans should be qualified stated interest. Thus if the New First Lien Term Loans are not treated for U.S. federal income tax purposes as traded on an established securities market (as discussed in Section XII.B.7.a), the New First Lien Term Loans should not be treated as being issued with OID for federal income tax purposes. The stated interest on the New First Lien Term Loans generally will be taxable as ordinary interest income in accordance with the holder’s regular method of accounting at the time such payments are accrued or received. It is possible that the New First Lien Term Loans will be treated for U.S. federal income tax purposes as traded on an established market (discussed above in Section XII.B.7.a). If so, they could have an issue price with a discount or premium. If issued at a discount, OID must be accrued over the term of the New First Lien Term Loans; if the issue price is greater than the stated principal amount, the premium will be amortized over such term.

No stated interest on the New Second Lien Convertible Term Loans will be qualified stated interest for U.S. federal income tax purposes because the New Second Lien Convertible Loans provide that the Debtors will be entitled to pay all of the interest on the notes in the form of PIK interest. As a result, the New Second Lien Convertible Term Loans will be treated as being issued with OID for U.S. federal income tax purposes.

The New Second Lien Convertible Term Loans will be issued with OID in an aggregate amount equal to the excess of all payments due under the New Second Lien Convertible Term Loans (initially taking into account the payment schedule as described below) over its ‘‘issue price’’ (as defined above in Section XII.B.7.a). U.S. Holders of the New Second Lien Convertible Term Loans, whether on the cash or accrual method of accounting for U.S. federal income tax purposes, must include the OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis), regardless of whether cash attributable to such OID is received at such time.

The amount of OID includible in gross income by a U.S. Holder in any taxable year generally is the sum of the ‘‘daily portions’’ of OID with respect to the note for each day during such taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day in any ‘‘accrual period’’ a pro rata portion of the OID allocable to that accrual period. The ‘‘accrual period’’ for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period, subject to the possible adjustments described below, will be an amount equal to the product of the note’s ‘‘adjusted issue price’’ at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The ‘‘adjusted issue price’’ of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on the note during the accrual period. The ‘‘yield to maturity’’ of the New Second Lien Convertible Term Loans is the discount rate that, when used in computing the present value (as of the issue date) of all principal and interest payments to be made on the Loan, produces an amount equal to the issue price of the New Second Lien Convertible Term Loans.

For purposes of this discussion, it is presumed that the PIK interest on the New Second Lien Convertible Term Loans will be paid in a single payment at maturity and that this single payment will be reflected on the payment schedule used for determining the accrual of OID on the New Second Lien Convertible Term Loans. Accordingly, the Debtors do not expect to treat the New Debt as subject to the rules applicable to CPDIs. If, contrary to this presumption, any PIK or cash interest (as applicable) is actually paid on the New Second Lien Convertible Term Loans, then solely for the purposes of recomputing the OID accruals on the Loan going forward and establishing a new payment schedule, the New Second Lien Convertible Term Loans will be treated as retired and reissued on the date of such change in circumstances for an amount equal to its then adjusted issue price and the yield to maturity on the Loans will be redetermined taking into account such change in circumstances.

Any PIK interest will generally not be treated as a payment of interest on an original note for U.S. federal income tax purposes. Instead, any PIK interest together with the original note will be treated as a single debt instrument for U.S. federal income tax purposes.

Each payment of cash interest under the New Second Lien Convertible Term Loans will be treated first as a payment of any accrued OID on the note to the extent such accrued OID has not been allocated to prior cash payments and second as payments of principal on the note. U.S. Holders generally will not be required to separately include cash interest on the New Second Lien Convertible Term Loans to the extent such cash payments constitute payments of previously accrued OID or payments of principal.

The rules regarding OID are complex and the rules described above may not apply in all cases. If other rules apply instead, U.S. Holders of the New Second Lien Convertible Term Loans could be treated differently than described above. Prospective investors in the New Second Lien Convertible Term Loans are urged to consult their own tax advisors regarding the potential application of the OID and other rules to the New Second Lien Convertible Term Loans and the consequences thereof.

b.	Sale, Retirement or Other Taxable Disposition of the New Debt

A U.S. Holder of the New Debt will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of such New Debt equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in such New Debt.

If the New Debt is not treated as a CPDI then, subject to certain exceptions, any gain or loss on the sale, redemption, retirement or other taxable disposition of interests in the New Debt generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held its interest in the New Debt for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

An exchange of convertible debt securities for the issuing corporation’s stock generally will be treated as a nontaxable event. Accordingly, a U.S. Holder that exercises the conversion feature of the New Second Lien Convertible Term Loans and receives New Common Stock of Reorganized ANV should not realize gain or loss on the conversion. A U.S. Holder’s basis and holding period for its New Second Lien Convertible Term Loans will carry over to the New Common Stock into which such interest is converted.

9.	Consequences of Ownership and Disposition of the New Common Stock

a.	Distributions on New Common Stock

Cash distributions made by Reorganized ANV in respect of New Common Stock will constitute a taxable dividend when such distribution is actually or constructively received, to the extent such distribution is paid out of the current or accumulated earnings and profits of Reorganized ANV (as determined under U.S. federal income tax principles). To the extent the amount of any distribution received by a U.S. Holder in respect of New Common Stock exceeds the current or accumulated earnings and profits of Reorganized ANV, the distribution (1) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in that New Common Stock and (2) thereafter will be treated as capital gain.

b.	Dispositions of New Common Stock

Sales or other taxable dispositions by U.S. Holders of New Common Stock generally will give rise to gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such New Common Stock. In general, gain or loss recognized on the sale or exchange of New Common Stock will be capital gain or loss and, if the U.S. Holder’s holding period for such New Common Stock exceeds one year, will be long-term capital gain or loss. Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains realized. The deduction of capital losses against ordinary income is subject to limitations under the Tax Code.

C.	Information Reporting and Backup Withholding

All distributions to Holders of Claims and Interests under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends and other reportable payments may be, under certain circumstances, subject to “backup withholding” at the then-applicable withholding rate (currently 28%). Backup withholding generally applies if a Holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct TIN and that it is a U.S. person not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and if the appropriate information is supplied to the IRS. Certain Persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

D.	U.S. Federal Income Tax Considerations for Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transaction to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims or Interests, and the ownership and disposition of the New Debt, New Common Stock, and other consideration, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition

Any gain realized by a Non-U.S. Holder on the exchange of its Claim or Interest generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, to the extent that any gain is taxable and does not qualify for deferral as described in Section XII.B above, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Interest

Payments to a Non-U.S. Holder that are attributable to interest (including OID), or to accrued but untaxed interest, generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person. Interest income will also include any gain from the sale, redemption, retirement or other taxable disposition of the New Debt that is treated as interest income (discussed above in Section XII.B.7.b). Interest income, however, may be subject to U.S. income or withholding tax if:

(i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of Reorganized ANV’s stock entitled to vote (taking into account the conversion feature of the New Second Lien Convertible Term Loans);

(ii) the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to Reorganized ANV (each, within the meaning of the Tax Code);

(iii) the Non-U.S. Holder is a bank receiving interest described in Tax Code section 881(c)(3)(A); or

(iv) such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

Further, interest income may be subject to U.S. income tax withholding if it is “contingent” interest, as described in the portfolio interest rules under Tax Code section 871(h)(4), particularly where the interest depends upon the revenue, cash flow or profits of the obligor, or on changes in value of property owned by the obligor.

As discussed above in Section XII.B.2, the Debtors expect to take the position that, to the extent any gain on the disposition of the DIP Facility Claims does not exceed the OID thereon, any gain should be treated as ordinary interest income for U.S. federal income tax purposes. As a result, some or all of the DIP Facility Consideration (paid in New Common Stock) and the Excess DIP Facility Claim Amount (paid in New Second Lien Convertible Term Loans) should be treated as ordinary interest income. Since the value of the New Common Stock received as DIP Facility Consideration may fluctuate before being paid, it is not clear whether the portion of the interest attributable to the New Common Stock may be treated as contingent interest for this purpose. Absent any definitive authority with respect to the DIP Facility Claims and the application of the portfolio interest rules, the Debtors expect to take the position that the DIP Credit Facility provides for contingent interest and will be subject to withholding tax to the extent (if any) that the value of such New Common Stock received in satisfaction of the DIP Credit Facility is treated as interest and exceeds $25,000,000.00 at the time received, but that the balance of the DIP Facility Consideration and Excess DIP Facility Claim Amount would not be treated as contingent. In other words, the Debtors expect to take the position that this excess will be treated as contingent interest that is denied treatment under the portfolio interest exemption and thus is subject to withholding (as discussed above). It is not expected that any of the exemptions set forth in Tax Code section 871(h)(4)(C) will apply. Note, however, that only this contingent portion of the interest is disqualified, while the remaining non-contingent fixed interest under the DIP Credit Facility should remain eligible for the portfolio interest exemption from withholding.

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest (including OID) or accrued but untaxed interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to such interest or accrued but untaxed interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	FIRPTA

a.	Taxation of United States Real Property Interests

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a foreign person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States. A USRPI includes any interest (other than solely as a creditor) in a domestic corporation if the domestic corporation is a United States real property holding corporation (“USRPHC”). Under the regulations, an interest will be treated as an interest in real property other than solely as a creditor if it is a right to share in the appreciation in value of stock of a corporation or a right, whether or not presently exercisable, directly or indirectly to share in the appreciation of value of or to acquire, by purchase, conversion, exchange, or in any other manner, stock of a corporation. Contingent and conversion rights, such as options, rights of first refusal, and similar interests whereby the lender may receive partial ownership of the property or entities, are non-creditor interests for FIRPTA purposes. Under FIRPTA, payments of interest and principal under a debt instrument do not constitute gain subject to FIRPTA withholding.

The Debtors believe that ANV is, and Reorganized ANV will be, a USRPHC. Accordingly, under the rules discussed in the preceding paragraph, Debtors’ Common Stock, the New Common Stock and the New Second Lien Convertible Term Loan will be treated as a USRPI, except to the extent that a Non-U.S. Holder qualifies for the “5% Public Shareholder Exception” discussed below. While not free from doubt, the DIP Credit Agreement may also be treated as a USRPI because it may be satisfied, in part, with New Common Stock. Thus, while the Debtors expect to treat all amounts paid under the DIP Credit Agreement as principal and interest and, therefore, not subject to withholding under FIRPTA, the disposition of a DIP Facility Claim to a third party by a Non-U.S. Holder may be subject to FIRPTA. Non-U.S. Holders of DIP Facility Claims are encouraged to seek advice from their independent tax counsel to determine the proper tax treatment of such Claims under the FIRPTA rules, including application of the 5% Public Shareholder Exception.

b.	Regularly Traded Stock Exception

Tax Code section 897(c)(3) sets forth the 5% Public Shareholder Exception, which excepts a non-creditor interest in a corporation from treatment as a USRPI if any class of stock of the corporation is regularly traded on an established securities exchange and the holder of such interest does not, at any time during an applicable measuring period, own more than 5% of that class of stock. For purposes of determining whether any person holds more than 5% of any class of stock under the 5% Public Shareholder Exception, the constructive ownership rules of Tax Code section 318(a) apply, with certain adjustments. Under the regulations, interests regularly traded on an established securities market located in the United States qualify as publicly traded for purposes of the 5% Public Shareholder Exception.

If any non-regularly traded class of interests in a corporation is convertible into a regularly traded class of interests in the corporation, an interest in such non-regularly traded class will be treated as a USRPI if it had a fair market value greater than the fair market value of 5% of the regularly traded class of the corporation’s stock into which it is convertible, determined as of the date such interest was acquired by its present holder (including other holdings in the corporation that would qualify as a USRPI). Although these regulations set forth the rules for determining the fair market value of property for purposes of Tax Code section 897, they do not address the proper treatment for valuation of convertible interests. In particular, it is unclear whether, in order to determine the value of a holder’s interest in convertible debt, the conversion feature should be treated as exercised only by the particular holder or by the entire class of holders of such interests.

Whether the New Common Stock and/or the New Second Lien Convertible Term Loans qualify for the 5% Public Shareholder Exception (and, thus, whether they will be treated as USRPIs) will depend upon application of the above rules at the time of a Non-U.S. Holder’s acquisition and disposition of such shares and interests. Following the Effective Date, the Debtors intend to take reasonable steps to create a market for the New Common Stock for purposes of qualifying the New Common Stock as regularly traded on an established securities market, although no assurances can be given that the Debtors’ actions will result in the New Common Stock so qualifying or that such actions will permit certain Non-U.S. Holders to rely on the 5% Public Shareholder Exception with respect to their New Common Stock or New Second Lien Convertible Term Loans. In this regard, note that the New Common Stock has not been issued and is not regularly traded on an established securities market. Non-U.S. Holders should consult their independent tax advisors to determine whether the New Common Stock and/or the New Second Lien Convertible Term Loans are subject to FIRPTA.

c.	Withholding

In order to ensure that a foreign investor will pay taxes on gain realized on the sale or disposition of a U.S. real property interest, the transferee is generally required to withhold and deduct a tax equal to 10 percent of the amount realized on the disposition. This is separate from the general withholding rules applicable to withholding on dividends paid to Non-U.S. Holders, discussed below.

As discussed above, if any class of stock of a corporation is regularly traded on an established securities market, its stock (including any class of stock that is not publicly traded) will not be a USRPI except with respect to any holder owning more than 5% of such class of stock. Regulations under Tax Code section 1445 provide that no withholding is required upon the acquisition of an interest in a corporation if any class of stock of the corporation is regularly traded on an established securities market, except with respect to the acquisition from a single transferor of substantial non-regularly traded interests in a publicly traded corporation. Treasury Regulations section 1.897-9T(b). The Tax Code section 1445 withholding rules apply the same principles discussed above regarding aggregation of related acquisitions and the presumption that stock will be presumed to be regularly traded on an established securities market for a calendar quarter if those interests were regularly traded during the preceding calendar quarter.

As discussed above in connection with portfolio interest, payments of principal and interest by the Debtors are not subject to FIRPTA withholding, although a portion might be subject to the interest withholding rules. However, a sale of a Non-U.S. Holder’s interest in a DIP Facility Claim could be subject to FIRPTA withholding. Similarly, the New Common Stock and New Second Lien Convertible Term Loans will be considered USRPIs subject to withholding unless the holder qualifies for the 5% Public Shareholder Exception.

4.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Stock

a.	Dividends on New Common Stock

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized ANV’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.) generally will be subject to U.S. federal income tax in the same manner as a U.S.

Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

b.	Sale, Redemption, or Repurchase of New Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock, unless:

(i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the U.S.;

(ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.); or

(iii) Reorganized ANV is or has been during a specified testing period a USRPHC.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The consequences of Reorganized ANV being a USRPHC are discussed in the preceding section.

c.	Conversion of New Second Lien Convertible Term Loans

In general, a conversion of New Second Lien Convertible Term Loans into New Common Stock should not cause a Non-U.S. Holder to recognize gain or loss under the non-FIRPTA provisions of the Tax Code. Whether the FIRPTA provisions of the Tax Code will cause a Non-U.S. Holder to be subject to tax upon conversion will depend on numerous factors at the time of conversion, including whether the Non-U.S. Holder can avail itself of the 5% Public Shareholder Exception, whether the New Common Stock received is a USRPI at the time of conversion and whether the Non-U.S. Holder complies with certain reporting requirements to the IRS at the time of conversion. Each Non-U.S. Holder is urged to consult its own tax advisor prior to conversion of the New Second Lien Convertible Term Loans into New Common Stock and prior to a sale or disposition of New Common Stock acquired by such a conversion.

5.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Common Stock and interest on the New Debt), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock and the New Debt). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

FATCA withholding rules apply to U.S.-source payments on obligations issued after July 1, 2014, and to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S.-source interest or dividends that occurs after December 31, 2016. Although administrative guidance and Treasury regulations have been issued, the exact scope of these rules remains unclear and potentially subject to material changes.

Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of New Common Stock.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim or Interest in light of such Holder’s circumstances and income tax situation. All Holders of Claims and Interests should consult with their tax advisors as to the particular tax consequences to them under the Plan, including the applicability and effect of any state, local, non-U.S. or other applicable tax laws.

XIII.	CONCLUSION AND RECOMMENDATION

All Holders of Claims and Interests entitled to vote are urged to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will actually be received by the Voting Deadline.

Dated:             , 2015

Allied Nevada Gold Corp.

By:	/s/

Name:	Stephen M. Jones
Title:	Executive Vice President, Secretary and Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Central LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Cortez LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG North LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hasbrouck Production Company LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hycroft Resources & Development, Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

EXHIBIT A

PLAN OF REORGANIZATION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Allied Nevada Gold Corp., et al.,[1]	)	Case No. 15-10503 (MFW)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION

AKIN GUMP STRAUSS HAUER & FELD LLP

Ira S. Dizengoff (admitted pro hac vice)

Philip C. Dublin (admitted pro hac vice)

Alexis Freeman (admitted pro hac vice)

Kristine G. Manoukian (No. 5509)

Matthew C. Fagen (admitted pro hac vice)

One Bryant Park

New York, New York 10036-6745

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Counsel to the Debtors and Debtors in Possession

Dated: April 24, 2015

BLANK ROME LLP

Stanley B. Tarr (No. 5535)

Bonnie Glantz Fatell (No. 3809)

Michael D. DeBaecke (No. 3186)

1201 N. Market Street, Suite 800

Wilmington, Delaware 19801

Telephone: (302) 425-6400

Facsimile: (302) 425-6464

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.

TABLE OF CONTENTS

			Page

ARTICLE I DEFINITIONS AND RULES OF INTERPRETATION			1
A.	Rules of Interpretation and Governing Law		1
B.	Definitions		1

ARTICLE II CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS			15
A.	Unclassified Claims		15
	2.1	Administrative Expense Claims	15
	2.2	Professional Fee Claims	15
	2.3	Priority Claims	15
	2.4	DIP Facility Claims	15
B.	General Rules		16
	2.5	Substantive Consolidation of the Debtors for Plan Purposes Only	16
	2.6	Classification	16
C.	Summary of Classification for the Debtors		16
D.	Classified Claims and Interests Against the Debtors		17
	2.7	Class 1 – Secured ABL Claims	17
	2.8	Class 2 – Secured Swap Claims	17
	2.9	Class 3 – Other Secured Claims	17
	2.10	Class 4 – Notes Claims	18
	2.11	Class 5 – General Unsecured Claims	18
	2.12	Class 6 – Swap Deficiency Claims	18
	2.13	Class 7 – Intercompany Claims	19
	2.14	Class 8 – Subordinated Securities Claims	19
	2.15	Class 9 – Intercompany Interests	19
	2.16	Class 10 – Existing Equity Interests	19
E.	Additional Provisions Regarding Unimpaired Claims and Subordinated Claims		20
	2.17	Special Provision Regarding Unimpaired Claims	20
	2.18	Subordinated Claims	20

ARTICLE III ACCEPTANCE			20
	3.1	Presumed Acceptance of the Plan	20
	3.2	Presumed Rejection of the Plan	20
	3.3	Voting Classes	20
	3.4	Elimination of Vacant Classes	20
	3.5	Cramdown	20

ARTICLE IV MEANS FOR IMPLEMENTATION OF PLAN			20
	4.1	Restructuring Transactions	20
	4.2	Substantive Consolidation for Plan Purposes Only	21
	4.3	New Securities	22
	4.4	New Warrants	22
	4.5	Plan Funding	23
	4.6	Corporate Governance, Managers, Officers and Corporate Action	24
	4.7	Management Incentive Plan	24
	4.8	Cancellation of Notes, Instruments, and Existing Equity Interests	25
	4.9	Cancellation of Liens	25
	4.10	Corporate Action	25
	4.11	New First Lien Term Loan Credit Facility, New Second Lien Convertible Term Loan Credit Facility, New Revolving Credit Facility and New Warrant Agreement	26
	4.12	Effectuating Documents; Further Transactions	26
	4.13	Exemption from Certain Transfer Taxes and Recording Fees	26

i

4.14	No Further Approvals	26
4.15	Dissolution of Committees	26
4.16	Pre-Effective Date Injunctions or Stays	26

ARTICLE V EXECUTORY CONTRACTS AND UNEXPIRED LEASES		27
5.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	27
5.2	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	27
5.3	No Change in Control, Assignment or Violation	27
5.4	Modifications, Amendments, Supplements, Restatements, or Other Agreements	27
5.5	Rejection and Repudiation of Executory Contracts and Unexpired Leases	28
5.6	Claims Based on Rejection or Repudiation of Executory Contracts and Unexpired Leases	28
5.7	Limited Extension of Time to Assume or Reject	28
5.8	Employee Compensation and Benefit Programs; Deferred Compensation Programs	28
5.9	Survival of Certain Indemnification and Reimbursement Obligations	28
5.10	Insurance Policies	29

ARTICLE VI PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS		29
6.1	Objections to Claims	29
6.2	Amendment to Claims	29
6.3	Disputed Claims	29
6.4	Estimation of Claims	30
6.5	Expenses Incurred on or After the Effective Date	30

ARTICLE VII DISTRIBUTIONS		30
7.1	Manner of Payment and Distributions under the Plan	30
7.2	Interest and Penalties on Claims	30
7.3	Record Date for Distributions	30
7.4	Withholding and Reporting Requirements	30
7.5	Setoffs	31
7.6	Allocation of Plan Distributions Between Principal and Interest	31
7.7	Surrender of Cancelled Instruments or Securities	31
7.8	Undeliverable or Returned Distributions	31
7.9	Fractional Distributions	31
7.10	Distributions to Administrative Agent	32
7.11	Distributions to Indenture Trustee	32
7.12	Miscellaneous Distribution Provisions	32

ARTICLE VIII CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN		32
8.1	Conditions to the Effective Date	32
8.2	Waiver of Condition	33
8.3	Notice of Effective Date	33
8.4	Order Denying Confirmation	33

ARTICLE IX EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		33
9.1	Compromise and Settlement of Claims, Interests and Controversies	33
9.2	Discharge of Claims and Termination of Interests	33
9.3	Injunction	34
9.4	Releases	34
9.5	Exculpation	35
9.6	Retention and Enforcement of Causes of Action	35

ARTICLE X MISCELLANEOUS PROVISIONS		36
10.1	Retention of Jurisdiction	36

ii

10.2	Terms Binding	37
10.3	Severability	37
10.4	Computation of Time	37
10.5	Confirmation Order and Plan Control	37
10.6	Incorporation by Reference	37
10.7	Modifications to the Plan	37
10.8	Revocation, Withdrawal or Non-Consummation	38
10.9	Courts of Competent Jurisdiction	38
10.10	Payment of Indenture Trustee Fees	38
10.11	Payment of U.S. Trustee Quarterly Fees	38
10.12	Notice	38
10.13	Reservation of Rights	40
10.14	No Waiver	40

iii

INTRODUCTION

Allied Nevada Gold Corp. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession in the above-captioned cases, propose the following joint plan of reorganization for the resolution of the outstanding Claims against, and Interests in, the Debtors. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (a) the Debtors’ history, business, properties and operations, and projections for those operations, (b) a summary and analysis of the Plan, (c) the debt instruments, securities and other entitlements to be issued under the Plan and (d) certain matters related to the Confirmation and consummation of the Plan. Each of the Debtors is a proponent of the Plan within the meaning of Bankruptcy Code section 1129. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, subject to the terms of the Restructuring Support Agreement and the terms of the Plan.

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATION

A. Rules of Interpretation and Governing Law. For purposes of this document: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in Bankruptcy Code section 102 shall apply; and (h) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.

B. Definitions. The following terms (which appear in the Plan as capitalized terms) shall have the meanings set forth below.

1.1 “Accredited Investor” means an accredited investor as such term is defined in Regulation D of the Securities Act.

1.2 “Additional Consenting Noteholders” means, if any, the beneficial owners (or investment managers or advisors for such beneficial owners) of the Notes that become parties to the Restructuring Support Agreement after the Restructuring Support Effective Date by executing a Joinder Agreement, together with their respective successors and permitted assigns.

1.3 “Adjusted Equity Value” means, as of the time of exercise of the New Warrants, the sum of (a) the quotient obtained by dividing (i) the sum of (x) the U.S. dollar equivalent of the aggregate principal amount of the Notes as of the Petition Date and (y) the U.S. dollar equivalent of the aggregate amount of all accrued and unpaid interest on the Notes at the non-default interest rate under the Indenture as of the Petition Date (in both cases determined using the exchange rate as of the Petition Date as set forth in Article 7.12(a) of the Plan), by (ii) 0.75, plus (b) the sum of (I) the aggregate amount of New Second Lien Convertible Term Loans

(including all PIK Interest and accrued and unpaid interest) that were converted into shares of New Common Stock prior to the time of such exercise (assuming, for purposes of determining such amount, that all PIK Interest and accrued and unpaid interest had an interest rate at 7.5% per annum) and (II) the aggregate amount of New Second Lien Convertible Term Loans (including all PIK Interest and accrued and unpaid interest) that is outstanding as of the time of such exercise (assuming, for purposes of determining such amount, that all PIK Interest and accrued and unpaid interest had an interest rate at 7.5% per annum).

1.4 “Administrative Agent” means Scotiabank, in its capacity as administrative agent under the Credit Agreement.

1.5 “Administrative Bar Date” means the Business Day which is thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

1.6 “Administrative Expense Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed under Bankruptcy Code sections 503(b), 507(a), or 1114(e)(2) for the period from the Petition Date to the Effective Date, including, without limitation, (a) any actual and necessary expenses of preserving the Estates; (b) any actual and necessary expenses of operating the Debtors’ business; (c) any actual indebtedness or obligations incurred or assumed by the Debtors during the pendency of the Chapter 11 Cases in connection with the conduct of their business; (d) any actual expenses necessary or appropriate to facilitate or effectuate the Plan; (e) any amount required to be paid under Bankruptcy Code section 365(b)(1) in connection with the assumption of executory contacts or unexpired leases; (f) all allowances of compensation or reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Bankruptcy Code sections 328, 330(a), 331 or 503(b)(2), (3), (4) or (5); (g) Claims arising under Bankruptcy Code section 503(b)(9); (h) all fees and charges payable pursuant to section 1930 of title 28 of the United States Code; and (i) all claims for Transaction Expenses, without any requirement for the filing of retention applications or fee applications.

1.7 “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

1.8 “Allowed” means, with reference to any Claim or Interest, or any portion thereof, in any Class or category specified: (a) a Claim or Interest that has been listed by the applicable Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim has been filed; (b) a Claim or Interest for which a Proof of Claim has been timely filed in a liquidated amount and not contingent and as to which no objection to allowance, to alter priority, or request for estimation has been timely interposed and not withdrawn within the applicable period of limitation fixed by the Plan or applicable law; (c) a Claim or Interest as to which any objection has been settled, waived, withdrawn or denied by a Final Order to the extent such Final Order provides for the allowance of all or a portion of such Claim or Interest; or (d) a Claim or Interest that is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, as applicable or (iii) pursuant to the terms of the Plan. Unless otherwise specified in the Plan or in an order of the Bankruptcy Court allowing such Claim or Interest, “Allowed” in reference to a Claim or Interest shall not include: (1) any interest on the amount of such Claim accruing from and after the Petition Date; (2) any punitive or exemplary damages; or (3) any fine, penalty or forfeiture. Any Claim or Interest listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court.

1.9 “Allowed Claim” means a Claim or any portion thereof, without duplication, that has been Allowed.

1.10 “Allowed Interest” means an Interest or any portion thereof, without duplication, that has been Allowed.

1.11 “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity) or restructuring of the Debtors, other than the Restructuring Transaction.

2

1.12 “ANV” means Allied Nevada Gold Corp., a Delaware corporation.

1.13 “Article” means any article of the Plan.

1.14 “Assets” means all of the right, title and interest of the Debtors in and to property of whatever type or nature (real, personal, mixed, intellectual, tangible or intangible).

1.15 “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable Bankruptcy Code section, including Bankruptcy Code sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

1.16 “Ballot” means the form approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and distributed to Holders of Impaired Claims and Interests entitled to vote on the Plan on which such Holders shall indicate the acceptance or rejection of the Plan.

1.17 “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

1.18 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any withdrawal of the reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code.

1.19 “Bankruptcy Rules” means (a) the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and (b) the general and local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.20 “Bar Date” means any deadline for filing Proofs of Claim in the Chapter 11 Cases against any Debtor, as established by Final Order of the Bankruptcy Court or the Plan, including, without limitation, the Administrative Bar Date.

1.21 “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.22 “Cash” means cash and cash equivalents, in legal tender of the United States of America.

1.23 “Causes of Action” means all actions, causes of action (including Avoidance Actions), liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, in each case held by the Debtors, whether disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.24 “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases (under Case No. 15-10503 (MFW)) for all of the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

1.25 “Claim” means “claim” as defined in Bankruptcy Code section 101(5), as supplemented by Bankruptcy Code section 102(2), against any of the Debtors, whether or not asserted.

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1.26 “Claims and Noticing Agent” means Prime Clerk LLC.

1.27 “Claims Objection Deadline” means the first Business Day that is one hundred and twenty (120) days after the Effective Date, or such other later date that the Bankruptcy Court may establish upon a motion by the Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

1.28 “Class” means each category of Holders of Claims or Interests established under Article II of the Plan pursuant to Bankruptcy Code section 1122.

1.29 “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9021, of the Confirmation Order by the Bankruptcy Court.

1.30 “Confirmation Date” means the date upon which Confirmation occurs.

1.31 “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128 to consider Confirmation, as such hearing may be adjourned or continued from time to time.

1.32 “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

1.33 “Consenting Noteholders” means, collectively, the Initial Consenting Noteholders and the Additional Consenting Noteholders.

1.34 “Consenting Noteholders’ Advisors” means (i) Stroock & Stroock & Lavan LLP, as lead counsel for the Consenting Noteholders; (ii) Young Conaway Stargatt & Taylor LLP, as local counsel for the Consenting Noteholders; (iii) Goodmans LLP, as Canadian local counsel for the Consenting Noteholders; (iv) one Nevada local counsel for the Consenting Noteholders (if applicable); and (v) Houlihan Lokey, Inc., as financial advisor to the Consenting Noteholders.

1.35 “Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2014 (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), among ANV, the Administrative Agent, the Initial Secured Lenders, as co-collateral agents, and the lenders party thereto.

1.36 “Creditors Committee” means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to Bankruptcy Code section 1102(a), as it may be reconstituted from time to time.

1.37 “Cross Currency Swaps” means, collectively, (i) the Scotiabank Cross Currency Swap; (ii) the NBC Cross Currency Swap; and (iii) the SocGen Cross Currency Swap.

1.38 “Cross Currency Swap Claims” means all Allowed Claims arising under the Cross Currency Swaps.

1.39 “Debtors” means, collectively, Allied Nevada Gold Corp., Allied Nevada Gold Holdings LLC, Allied VGH Inc., Allied VNC Inc., ANG Central LLC, ANG Cortez LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC, Hasbrouck Production Company LLC, Hycroft Resources & Development, Inc., Victory Exploration Inc., and Victory Gold Inc.

1.40 “Diesel Swap Claims” means all Claims arising under the Diesel Swaps.

1.41 “Diesel Swaps” means all financial swaps between ANV and Scotiabank, other than the Scotiabank Cross Currency Swap (in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).

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1.42 “DIP Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent under the DIP Facility.

1.43 “DIP Credit Agreement” means that certain Secured Multiple Draw Debtor-in-Possession Credit Agreement, dated as of March 12, 2015, among the Debtors, the DIP Agent, and the DIP Lenders and any and all other loan documents evidencing obligations of the Debtors arising thereunder, including any and all guaranty, security and collateral documents, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.44 “DIP Facility” means the $78,000,000.00 debtor in possession credit facility established pursuant to the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Facility Order.

1.45 “DIP Facility Claims” means the Claims of the DIP Agent and the DIP Lenders arising under the DIP Credit Agreement and the DIP Facility Order (including all accrued and unpaid interest on the loans made under the DIP Facility).

1.46 “DIP Facility Consideration” means 25% of the New Common Stock.

1.47 “DIP Facility Order” means, as applicable, the interim and final order(s) of the Bankruptcy Court authorizing the Debtors to enter into and make borrowings under the DIP Credit Agreement, and granting certain rights, protections and liens to and for the benefit of the DIP Agent and the DIP Lenders.

1.48 “DIP Lenders” means the lenders and financial institutions from time to time party to the DIP Facility and defined as “Lenders” thereunder.

1.49 “Disclosure Statement” means the disclosure statement for the Plan (including, without limitation, all exhibits and schedules thereto), as amended, supplemented or modified from time to time, that was approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and prepared and distributed to those creditors entitled to vote on the Plan in accordance with Bankruptcy Code section 1126(b), Bankruptcy Rule 3018, and other applicable law.

1.50 “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation.

1.51 “Disputed” means, with respect to any Claim or Interest, any: (a) Claim that is listed on the Schedules as unliquidated, disputed or contingent; (b) Claim or Interest as to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; (c) any Claim evidenced by a Proof of Claim which amends a Claim scheduled by the Debtors as contingent, unliquidated, or disputed, with respect to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; or (d) any Claim or Interest that is not an Allowed Claim or Allowed Interest.

1.52 “Distribution Agent” means the Reorganized Debtors or a distribution agent selected by the Reorganized Debtors, as applicable, pursuant to Article 7.1 of the Plan.

1.53 “Distribution Date” means the date upon which the initial distributions will be made to Holders of Allowed Claims and Allowed Interests pursuant to Article 7.1 of the Plan.

1.54 “Distribution Record Date” means the Confirmation Date.

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1.55 “Effective Date” means the date on which the Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Plan specified in Article 8.1 of the Plan have been satisfied, or if capable of being waived, waived in accordance with the terms of the Plan.

1.56 “Employee Benefits Programs” has the meaning set forth in Article 5.8 of the Plan.

1.57 “Equity Committee” means the official committee of equity security holders appointed by the U.S. Trustee pursuant to Bankruptcy Code section 1102(a), as it may be reconstituted from time to time.

1.58 “Estate” means, as to each Debtor, the estate created for that Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.

1.59 “Estate Fiduciaries” means, solely in their respective capacities as such (a) the Debtors, their officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other retained professionals and (b) the Creditors Committee, the members of the Creditors Committee and the Creditors Committee’s financial advisors and attorneys.

1.60 “Estimated Amount” has the meaning set forth in Article 6.4 of the Plan.

1.61 “Excess DIP Facility Claim Amount” means the amount of DIP Facility Claims in excess of $25,000,000 plus the amount by which $25,000,000 exceeds the deemed value of 25% of the New Common Stock issued and outstanding on the Effective Date as per the terms of the Plan and Confirmation Order.

1.62 “Excluded Matters” means (i) the Reorganized Debtors’ organizational matters (including any certificates of formation, articles of incorporation, bylaws, limited liability company agreements, partnership agreements, stockholders’ agreements, registration rights agreements, investor rights agreements, other organizational documents, and any other comparable documents or agreements), (ii) the Reorganized Debtors’ corporate governance matters (including matters related to boards of directors and comparable governing bodies and appointment rights, indemnification and fiduciary duties, and procedural matters with respect thereto), (iii) the New Common Stock, the New Warrants, or any other equity or rights convertible into equity of the Reorganized Debtors, (iv) the Schedule of Assumed Executory Contracts and Unexpired Leases and the Schedule of Rejected Executory Contracts and Unexpired Leases, (v) employment agreements, employee benefit plans, compensation arrangements, severance arrangements and any other agreement, plan, arrangement, program, policy or other arrangement relating to employment-related matters, and/or (vi) any other matters, agreements, or documents governing rights and obligations solely as between the Reorganized Debtors and the holders of any Securities in any of the Reorganized Debtors (in their capacity as such), in each case, unless (A) materially adverse to the Secured Lenders or (B) related to (x) the Secured Lenders, the Credit Agreement, the Swaps, the treatment of the Secured ABL Claims or the Secured Swap Claims; (y) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility; or (z) any other documentation relating to the use of cash collateral or any exit financing.

1.63 “Exculpated Parties” means each of the following solely in their capacity as such: (a) the Plan Support Parties; (b) the Debtors; (c) with respect to the foregoing entities in clauses (a) and (b), their respective current or former directors, managers, officers, affiliates, partners, consultants, financial advisors, subsidiaries, principals, employees, agents, managed funds, representatives, attorneys and advisors, together with their successors and assigns; (d) the Debtors’ officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; and (e) the Creditors Committee’s members, financial advisors, attorneys, accountants, consultants, and other Professionals, in each case in their capacity as such, and only if serving in such capacity.

1.64 “Existing Equity Interests” means the existing common stock of ANV.

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1.65 “Exhibit” means an exhibit annexed to the Plan, to any Plan Supplement, or to the Disclosure Statement.

1.66 “Expiration Date” means the five (5) year anniversary of the Effective Date.

1.67 “Final Order” means (a) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been taken or sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Bankruptcy Code section 502(j), Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

1.68 “General Unsecured Claim” means any Claim that is not an Administrative Expense Claim, Professional Fee Claim, Priority Claim, DIP Facility Claim, Prepetition Secured Debt Claim, Other Secured Claim, Swap Deficiency Claim, Notes Claim, Intercompany Claim or Subordinated Securities Claim.

1.69 “Holder” means a holder of a Claim against or Interest in a Debtor.

1.70 “Impaired” means impaired within the meaning of Bankruptcy Code section 1124.

1.71 “Indemnity Obligations” has the meaning set forth in Article 5.9 hereof.

1.72 “Indenture” means that certain indenture, dated as of May 25, 2012, between ANV and the Indenture Trustee, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.73 “Indenture Trustee” means Computershare Trust Company of Canada as trustee under the Indenture.

1.74 “Initial Consenting Noteholders” means each of the beneficial owners (or investment managers or advisors for such beneficial owners) of the Notes identified on the signature pages to the Restructuring Support Agreement as of the Restructuring Support Effective Date, together with any of their respective successors and permitted assigns under the Restructuring Support Agreement that are affiliates or related funds of such Persons.

1.75 “Initial Secured Lenders” means Scotiabank and Wells Fargo.

1.76 “Insurance Coverage” has the meaning set forth in Article 5.9 hereof.

1.77 “Intercompany Claim” means any Claim held by a Debtor or any Non-Debtor Affiliate against any Debtor.

1.78 “Intercompany Interests” means Interests in any Debtor held by another Debtor.

1.79 “Interest” means the common stock, limited partnership interests, limited liability company interests, and any other equity, ownership, or profits interests issued by any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests issued by any Debtor (whether or not arising under or in connection with any employment agreement).

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1.80 “Joinder Agreement” means a joinder agreement substantially in the form attached to the Restructuring Support Agreement as Exhibit B thereto.

1.81 “Lien” has the meaning set forth in Bankruptcy Code section 101(37).

1.82 “Liquidity Event” means the consummation of (i) a sale, conveyance or disposition of all or substantially all of the assets of the Reorganized Debtors taken as a whole, (ii) a sale, reorganization, merger, share exchange or consolidation of Reorganized ANV with or into any other entity in which transaction Reorganized ANV’s stockholders and their Affiliates immediately prior to such transaction own immediately after such transaction less than 50% of the total voting power of the Voting Securities of Reorganized ANV or, if Reorganized ANV is not the acquiring or surviving entity in such transaction, such other entity, or (iii) the sale or other disposition (in one transaction or a series of related transactions) of Voting Securities of Reorganized ANV representing in the aggregate more than 50% of the total voting power of the Voting Securities of Reorganized ANV (after giving effect to such sale or other disposition) to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) of Persons.

1.83 “Management Incentive Plan” means a management incentive plan that the New Board is authorized to implement that provides for the issuance of options and/or other equity-based compensation to the management and directors of the Reorganized Debtors.

1.84 “National Securities Exchange” means any national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act that is selected by the Debtors, with the consent of the Requisite Consenting Noteholders, not to be unreasonably withheld, for purposes of listing the New Common Stock.

1.85 “NBC Cross Currency Swap” means the cross currency swap transaction subject to the ISDA 2012 Master Agreement, dated as of October 19, 2012, between ANV and National Bank of Canada, as amended, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.

1.86 “New Board” means the board of directors of Reorganized ANV.

1.87 “New Board Member” means a member of the New Board appointed as of the Effective Date.

1.88 “New Common Stock” means the class or classes of common stock issued by Reorganized ANV on the Effective Date, which shall be deemed validly issued, fully paid and non-assessable.

1.89 “New First Lien Term Loans” means the new loans incurred by Reorganized ANV pursuant to the New First Lien Term Loan Credit Facility in form and substance consistent with the Restructuring Support Agreement and Restructuring Term Sheet.

1.90 “New First Lien Term Loan Credit Facility” means the credit facility that Reorganized ANV will enter into on the Effective Date, in form and substance consistent with the Restructuring Support Agreement and Restructuring Term Sheet, pursuant to which Reorganized ANV will incur, and all of the direct and indirect domestic subsidiaries of Reorganized ANV will guarantee, the New First Lien Term Loans.

1.91 “New Organizational Documents” means any amended certificates of formation, bylaws, or other operating agreements as may be necessary for the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Noteholders and substantially final forms of which shall be included in the Plan Supplement.

1.92 “New Revolving Credit Facility” means the second lien asset-based revolving loan credit facility that Reorganized ANV will enter into on the Effective Date, with the consent of the Reorganized Debtors and the Requisite Consenting Parties, in form and substance consistent with the Restructuring Support Agreement and Restructuring Term Sheet.

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1.93 “New Second Lien Convertible Term Loans” means those loans incurred by Reorganized ANV pursuant to the New Second Lien Convertible Term Loan Credit Facility in form and substance consistent with the Restructuring Support Agreement and Restructuring Term Sheet.

1.94 “New Second Lien Convertible Term Loan Credit Facility” means the credit facility that Reorganized ANV will enter into on the Effective Date, in form and substance consistent with the Restructuring Support Agreement and Restructuring Term Sheet, pursuant to which Reorganized ANV will incur, and all direct and indirect domestic subsidiaries of Reorganized ANV will guarantee, the New Second Lien Convertible Term Loans.

1.95 “New Warrant Agreement” means, if Class 10 votes to accept the Plan, the agreement that Reorganized ANV will enter into on the Effective Date, pursuant to which Reorganized ANV will issue the New Warrants, which agreement shall contain terms and conditions that are materially consistent with the Restructuring Support Agreement and Restructuring Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Noteholders.

1.96 “New Warrants” means, if Class 10 votes to accept the Plan, the warrants issued by Reorganized ANV on the Effective Date to purchase shares of New Common Stock pursuant to the terms of the New Warrant Agreement and as set forth in Article 4.4 hereof.

1.97 “Non-Debtor Affiliates” means Allied Nevada Delaware Holdings Inc. and Allied Nevada (Cayman) Corp.

1.98 “Notes” means the 8.75% senior unsecured notes due 2019 issued by ANV pursuant to the Indenture.

1.99 “Notes Claims” means Claims arising under the Indenture or in respect of the Notes.

1.100 “Notes Cash Distribution Cap” means the cap of $2,500,000 in the aggregate on the amount of Cash distributable in respect of Notes Claims under the Plan.

1.101 “Officers’ Employment Agreements” mean the employment agreements between the Debtors and the current officers of the Debtors.

1.102 “Other Secured Claim” means a Secured Claim, other than a Prepetition Secured Debt Claim.

1.103 “Person” means any person, including, without limitation, any individual, partnership, joint venture, venture capital fund, association, corporation, union, limited liability company, limited liability partnership, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization or governmental unit.

1.104 “Petition Date” means March 10, 2015.

1.105 “PIK Interest” means the interest on the New Second Lien Convertible Term Loans which shall accrue at the rate of 15% per annum, and shall be payable in kind on a quarterly basis.

1.106 “Plan” means this joint chapter 11 plan (including the Plan Supplement), either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance herewith, the Bankruptcy Code, the Bankruptcy Rules and the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Requisite Consenting Parties.

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1.107 “Plan Supplement” means one or more supplements to the Plan containing certain schedules, documents and/or forms of documents relevant to the implementation of the Plan (including without limitation the New Warrant Agreement, the New Warrants, the New Organizational Documents, the New First Lien Term Loan Credit Facility, the New Second Lien Term Loan Credit Facility, and the New Revolving Credit Facility (if any)), to be filed with the Bankruptcy Court no later than seven (7) days prior to the deadline for objections to Confirmation of the Plan as established by the Bankruptcy Court, as amended, supplemented, or modified from time to time in accordance with the terms of the Plan, the Restructuring Support Agreement, the Bankruptcy Code and the Bankruptcy Rules and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Parties; provided, however, that the Creditors Committee shall have consultation rights with respect to such documents only to the extent any documents or provision thereof may be deemed to affect the treatment of or distributions to the Holders of General Unsecured Claims or Holders of Note Claims, to the extent such Holders of Note Claims are not Consenting Noteholders; provided, further, however, that any documents or provisions of such documents that are, or relate to, any of the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

1.108 “Plan Support Parties” means, collectively, the Consenting Noteholders and the Secured Lenders.

1.109 “Prepetition Secured Debt Claims” means, collectively, the Secured ABL Claims and the Secured Swap Claims.

1.110 “Priority Claim” means any Claim to the extent that it is of the kind described in, and entitled to priority under, Bankruptcy Code sections 507(a)(3), (4), (5), (6) or (8).

1.111 “Pro Rata” means the proportion by dollar amount (with respect to an Allowed Claim) or amount (with respect to an Allowed Interest) that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate dollar amount of Allowed Claims or aggregate amount of Allowed Interests in that Class, or the proportion by dollar amount (with respect to an Allowed Claim) or amount (with respect to an Allowed Interest) that an Allowed Claim or Allowed Interest entitled to share in the same recovery as other Allowed Claims or Allowed Interests bears to the aggregate dollar amount of Allowed Claims or aggregate amount of Allowed Interests entitled to share in that same recovery under the Plan.

1.112 “Professional” means (a) any professional employed in these Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328 or 1103 and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Bankruptcy Code section 503(b)(4) excluding those entities entitled to compensation for services rendered after the Petition Date in the ordinary course of business pursuant to the Order Authorizing the Employment and Compensation of Professionals Utilized in the Ordinary Course of Business, Effective Nunc Pro Tunc to the Effective Date [Docket No. 196], as may be amended, modified, or supplemented by the Bankruptcy Court from time to time.

1.113 “Professional Fee Claims” means Administrative Expense Claims of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred on or after the Petition Date through and including the Effective Date.

1.114 “Proof of Claim” means a proof of Claim filed by a Holder of a Claim against any Debtor (as may be amended and supplemented from time to time pursuant to the Bankruptcy Code or Bankruptcy Rules) on or before the applicable Bar Date, or such other time as may be permitted by the Bankruptcy Court or agreed to by the Debtors with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

1.115 “QIB” means a “qualified institutional buyer”, as such term is defined in Rule 144A of the Securities Act.

1.116 “Qualifying Liquidity Event” means a Liquidity Event that is consummated after the two (2) year anniversary of the Effective Date and prior to the Expiration Date, in which (i) the Cash

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consideration received per share of New Common Stock is greater than 50% of the total consideration received per share of New Common Stock (as reasonably determined by the New Board) and (ii) the acquirer is not an affiliate of (x) the Reorganized Debtors or (y) any of their stockholders.

1.117 “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (iii) compensating the Holder of a Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder of a Claim or Interest on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder of such Claim or Interest.

1.118 “Released Party” means each of the following solely in their capacity as such: (a) the Consenting Noteholders; (b) the Indenture Trustee; (c) Scotiabank; (d) Wells Fargo; (e) each Holder of the Secured Swap Claims or Secured ABL Claims; (f) the DIP Agent; (g) the DIP Lenders; (h) the Creditors Committee and the members of the Creditors Committee; (i) with respect to the foregoing entities in clauses (a) through (h), their respective current or former directors, managers, officers, affiliates, partners, consultants, financial advisors, subsidiaries, principals, employees, agents, managed funds, representatives, attorneys and advisors, together with their successors and assigns; and (j) the Debtors’ officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other Professionals, in each case in their capacity as such, and only if serving in such capacity.

1.119 “Reorganized ANV” means, on and after the Effective Date, ANV reorganized under and pursuant to the Plan.

1.120 “Reorganized Debtors” means, on and after the Effective Date, collectively, all of the Debtors that are reorganized under and pursuant to the Plan.

1.121 “Requisite Consenting Noteholders” means, as of any date of determination, the Consenting Noteholders who own or control as of such date at least 66-2/3% in aggregate outstanding principal amount of the Notes owned or controlled by all of the Consenting Noteholders as of such date.

1.122 “Requisite Consenting Parties” means, collectively, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

1.123 “Requisite Secured Lenders” means, as of any date of determination, the Secured Lenders who own or control as of such date at least 80% of all Secured ABL Claims and Secured Swap Claims, in the aggregate, as of such date; provided, however, that, notwithstanding the foregoing, the consent of Wells Fargo (or of any assignee who Wells Fargo assigned a principal amount of Secured ABL Claims of at least $30 million in compliance with the terms of Section 3(c) of the Restructuring Support Agreement) will be required in any instance where the consent of the Requisite Secured Lenders is required, so long as Wells Fargo or such assignee, as the case may be, owns or controls at least $30 million in principal amount of Secured ABL Claims (as such amount may be reduced by any permitted principal repayments made to the holders of the Secured ABL Claims during the Chapter 11 Cases) at such time.

1.124 “Restructuring Documents” means all agreements, instruments, pleadings, orders or other documents (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Support Agreement, the Plan and/or the Restructuring Transaction, including, but not limited to, (i) the Plan Supplement, (ii) the Disclosure Statement and any motion seeking the approval thereof, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) the Ballots, the motion to approve the form of the Ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the Ballots and the Solicitation, (vi) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien

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Convertible Term Loan Credit Facility and the New Revolving Credit Facility, and (vii) any documentation relating to the use of cash collateral, distributions provided to the Holders of any Claims and Interests, any exit financing, organizational documents, shareholder-related agreements or other related documents, each of which shall contain terms and conditions materially consistent with the Restructuring Support Agreement and shall otherwise be in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders and, as and to the extent required pursuant to the Restructuring Support Agreement, the Requisite Secured Lenders.

1.125 “Restructuring Support Agreement” means the restructuring support agreement (including all exhibits, annexes and schedules attached thereto), dated as of March 10, 2015, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, both as to substance and parties thereto, among the Debtors, the Initial Consenting Noteholders and the Initial Secured Lenders, a copy of which is attached as Exhibit B to the Disclosure Statement.

1.126 “Restructuring Support Effective Date” means March 10, 2015.

1.127 “Restructuring Term Sheet” means that term sheet attached to the Restructuring Support Agreement.

1.128 “Restructuring Transaction” means the restructuring transactions for the Debtors in accordance with, and subject to the terms and conditions set forth in, the Restructuring Support Agreement and Restructuring Term Sheet.

1.129 “Retained Causes of Action” has the meaning set forth in Article 9.6 of the Plan.

1.130 “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule listing those executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan and the proposed cure amounts, if any, related thereto, in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, all of which shall be reasonably acceptable to the Requisite Consenting Noteholders.

1.131 “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of contracts and/or leases to be rejected or repudiated by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, all of which shall be reasonably acceptable to the Requisite Consenting Noteholders.

1.132 “Schedules” means the schedules of assets and liabilities, schedules of executory contracts, and statements of financial affairs filed by the Debtors pursuant to Bankruptcy Code section 521, the Official Bankruptcy Forms and the Bankruptcy Rules, and any and all amendments thereto.

1.133 “Scotiabank” means The Bank of Nova Scotia.

1.134 “Scotiabank Cross Currency Swap” means the cross currency swap transaction subject to the ISDA 2012 Master Agreement, dated as of May 15, 2012, between ANV and Scotiabank, as amended, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.

1.135 “Scotiabank Cross Currency Swap Claim” means the Claim arising from the Scotiabank Cross Currency Swap.

1.136 “Secured” means when referring to a Claim: (a) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the creditor’s interest in an Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or (b) Allowed as such pursuant to the Plan.

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1.137 “Secured ABL/Swap Cash Payments” means payments in Cash aggregating an amount equal to the greater of (i) $25,000,000.00 and (ii) an amount equal to 100% of the net cash proceeds from the sale of exploration properties, assets identified as Held for Sale on the Balance Sheet (as defined in the Restructuring Support Agreement) and other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business), in respect of the outstanding principal amount of the Secured ABL Claims and Secured Swap Claims as of the Petition Date that were made during the pendency of the Chapter 11 Cases or will be made on the Effective Date.

1.138 “Secured ABL $10MM Cash Payment” means payments in Cash aggregating $10,000,000.00, in respect of the outstanding principal amount of the Secured ABL Claims as of the Petition Date that were made during the pendency of the Chapter 11 Cases.

1.139 “Secured ABL Claim” means a Claim arising under the Credit Agreement.

1.140 “Secured Swap Claims” means, collectively, the Scotiabank Cross Currency Swap Claim and the Diesel Swap Claims.

1.141 “Secured Lenders” means the Initial Secured Lenders and any Successor Secured Lenders.

1.142 “Secured Lenders’ Advisors” means (i) Wachtell, Lipton, Rosen & Katz, as counsel to Scotiabank as administrative agent under the Credit Agreement; (ii) Paul Hastings LLP, as counsel to Wells Fargo; (iii) Morris, Nichols, Arsht & Tunnell LLP, as Delaware local counsel for the Secured Lenders; (v) Fennemore Craig, P.C.; (vi) RPA Advisors, LLC, as financial advisor to the Initial Secured Lenders; (vii) JDS Energy & Mining USA LLC, as financial advisor to Wells Fargo; (viii) McMillan LLP; and (ix) Fasken Martineau.

1.143 “Securities” means any instruments that qualify under section 2(a)(1) of the Securities Act, including the New Common Stock.

1.144 “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

1.145 “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a – 78pp, as now in effect or hereafter amended.

1.146 “SocGen Cross Currency Swap” means the cross currency swap transaction subject to the ISDA 2012 Master Agreement, dated as of October 31, 2012, between ANV and Societe Generale, as amended, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.

1.147 “Solicitation” means the solicitation of votes in connection with the Plan pursuant to Bankruptcy Code sections 1125 and 1126.

1.148 “Stockholders Agreement” means a stockholders agreement for Reorganized ANV.

1.149 “Subordinated Securities Claims” means all Claims of the type described in and subject to subordination pursuant to Bankruptcy Code section 510(b).

1.150 “Successor Secured Lenders” means any successors and assigns of the Initial Secured Lenders under the Restructuring Support Agreement.

1.151 “Swap Deficiency Claims” means the unsecured portion of the Claims arising under the NBC Cross Currency Swap and the SocGen Cross Currency Swap.

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1.152 “Swap Claims” means, collectively, the Cross Currency Swap Claims and the Diesel Swap Claims.

1.153 “Swaps” means the Cross Currency Swaps and the Diesel Swaps.

1.154 “Taxes” means any federal, state, county or local taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental unit, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

1.155 “Total Share Number” means, as of the time of exercise of the New Warrants, the sum of (without duplication) (i) the number of shares of New Common Stock that were issued and outstanding as of the Effective Date (adjusted to take into account any stock split, stock combination or stock dividend made with respect to any such shares of New Common Stock), (ii) the number of shares of New Common Stock that were issued upon conversion of the New Second Lien Convertible Term Loans prior to the time of such exercise (adjusted to take into account any stock split, stock combination or stock dividend made with respect to any such shares of New Common Stock), and (iii) the number of shares of New Common Stock that are issuable upon full conversion of the amount of New Second Lien Convertible Term Loans outstanding as of the time of such exercise.

1.156 “Transaction Expenses” means all reasonable and documented fees, costs and expenses of the DIP Lenders and DIP Agent (including, without limitation, such parties’ professional fees and expenses and the fees and expenses of Houlihan Lokey Capital, Inc. in accordance with the terms of that certain engagement letter dated February 23, 2015), Consenting Noteholders’ Advisors and Secured Lenders’ Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and enforcement of the Restructuring Support Agreement, the Plan, the Disclosure Statement and any of the other Restructuring Documents, and the transactions contemplated thereby, or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters entered into between the Debtors and the applicable Consenting Noteholders’ Advisors or Secured Lenders’ Advisors (as supplemented and/or modified by the Restructuring Support Agreement), as applicable, or (B) as provided in the DIP Facility Order.

1.157 “Transfer” means any sale, transfer, loan, issuance, pledge, hypothecation, assignment, grant or other disposition (including a participation) by a Consenting Party, directly or indirectly, in whole or in part, of any Claims and Interests, or any option thereon or any right or interest therein (including grants of any proxies, deposits of any Claims and Interests into a voting trust, or entry into a voting agreement with respect to any Claims and Interests).

1.158 “Unclassified Claims” means Administrative Expense Claims, Priority Claims and DIP Facility Claims.

1.159 “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Class of Interests, not “impaired” within the meaning of Bankruptcy Code sections 1123(a)(4) and 1124.

1.160 “U.S. Trustee” means the United States Trustee for the District of Delaware.

1.161 “Voting Deadline” means 4:00 p.m., prevailing Eastern Time, on July 8, 2015.

1.162 “Voting Securities” means, with respect to any Person, the Securities of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

1.163 “Wells Fargo” means Wells Fargo Bank, National Association.

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ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Unclassified Claims.

2.1 Administrative Expense Claims. In full and final satisfaction, settlement, release and discharge of each Administrative Expense Claim, except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors, agree in writing to less favorable treatment for such Administrative Expense Claim, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each Holder of an Allowed Administrative Expense Claim, as applicable, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, (a) the Effective Date or, if payment is not then due, (b) on the due date of such Administrative Expense Claim. Except as otherwise provided by the Plan, any request for the payment of an Administrative Expense Claim that is not filed and served within thirty (30) days after the Effective Date shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process or act to collect, offset or recover on such Administrative Expense Claim against any of the Debtors or Reorganized Debtors.

The Transaction Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment prior to the Administrative Bar Date, and without any requirement for Bankruptcy Court review.

2.2 Professional Fee Claims. All Professionals seeking allowance by the Bankruptcy Court of Professional Fee Claims shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date. Allowed Professional Fee Claims shall be paid in full (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Professional Fee Claim is entered by the Bankruptcy Court or (ii) upon such other terms as may be mutually agreed upon between the Holder of such an Allowed Professional Fee Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3 Priority Claims. In full and final satisfaction, settlement, release and discharge of each Allowed Priority Claim, except to the extent that a Holder of an Allowed Priority Claim agrees to less favorable treatment, each Holder of an Allowed Priority Claim due and payable on or before the Effective Date shall, upon the later of (A) the Effective Date or as soon thereafter as reasonably practicable and (B) the date upon which the Priority Claim comes due, be: (i) paid in full in Cash; (ii) Unimpaired and Reinstated; or (iii) treated on such other terms as may be agreed upon by such Holder and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, or otherwise determined by an order of the Bankruptcy Court.

2.4 DIP Facility Claims. In full and final satisfaction, settlement, release and discharge of each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim shall receive: (i) its Pro Rata share of the DIP Facility Consideration in exchange for its Pro Rata share of the first $25,000,000.00 of Allowed DIP Facility Claims; and (ii) its Pro Rata share of the New Second Lien Convertible Term Loans in an original aggregate principal amount equal to its Pro Rata share of the Excess DIP Facility Claim Amount. The DIP Facility Consideration shall be subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants, and (c) the conversion of the New Second Lien Convertible Term Loans.

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B. General Rules.

2.5 Substantive Consolidation of the Debtors for Plan Purposes Only. Pursuant to Article 4.2 of the Plan, the Plan provides for the substantive consolidation of the Debtors’ Estates into a single Estate for Plan purposes only and matters associated with Confirmation and consummation of the Plan. As a result of the substantive consolidation of the Debtors’ Estates for these limited purposes, each Class of Claims against and Interests in the Debtors will be treated as against a single consolidated Estate for Plan purposes without regard to the corporate separateness of the Debtors.

2.6 Classification. Pursuant to Bankruptcy Code sections 1122 and 1123, the following chart designates the Classes of Claims and Interests under the Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

C. Summary of Classification for the Debtors.

Class	Designation	Impairment	Entitled to Vote
Class 1	Secured ABL Claims	Impaired	Yes

Class 2	Secured Swap Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 4	Notes Claims	Impaired	Yes

Class 5	General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 6	Swap Deficiency Claims	Unimpaired	No (deemed to accept)

Class 7	Intercompany Claims	Unimpaired	No (deemed to accept)

Class 8	Subordinated Securities Claims	Impaired	No (deemed to reject)

Class 9	Intercompany Interests	Unimpaired	No (deemed to accept)

Class 10	Existing Equity Interests	Impaired	Yes

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D. Classified Claims and Interests Against the Debtors.

2.7 Class 1 – Secured ABL Claims.

(a) Classification. Class 1 consists of all Secured ABL Claims.

(b) Allowance. Class 1 Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $75,411,229.34 (including $74,950,000.00 in principal and $461,229.34 in accrued and unpaid interest and fees as of the Petition Date), less (i) the Secured ABL $10MM Cash Payment and (ii) the Secured ABL Claims’ Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

(c) Treatment. In full and complete satisfaction, discharge and release of each Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive, on the Effective Date: (i) its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.7(b) above minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to the foregoing clause (i) of this Article 2.7(c). In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date.

(d) Impairment and Voting. Class 1 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.8 Class 2 – Secured Swap Claims.

(a) Classification. Class 2 consists of all Secured Swap Claims.

(b) Allowance. Class 2 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $86,306,619.00 less the Secured Swap Claims’ Pro Rata share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

(c) Treatment. In full and complete satisfaction, discharge and release of each Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive (i) its Pro Rata share of the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.8(b) above minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to the foregoing clause (i) of this Article 2.8(c). In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

(d) Impairment and Voting. Class 2 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.9 Class 3 – Other Secured Claims.

(a) Classification. Class 3 consists of any and all Other Secured Claims.

(b) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 3 Claim, except to the extent a Holder of an Allowed Class 3 Claim agrees to less favorable treatment with the Debtors, with the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, each Allowed Class 3 Claim, on the Effective Date shall be (i) paid in full in Cash, (ii) Unimpaired and Reinstated or (iii) treated on such other terms as the applicable Debtor, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtor, and the Holder thereof may agree.

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(c) Impairment and Voting. Class 3 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.10 Class 4 – Notes Claims.

(a) Classification. Class 4 consists of any and all Notes Claims.

(b) Allowance. Class 4 Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $324,154,778.00, including $316,640,000.00 in principal and $7,514,778.00 in accrued and unpaid interest as of the Petition Date.

(c) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim may elect to receive: (i) its Pro Rata share of 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the exercise of the New Warrants and (c) the conversion of the New Second Lien Convertible Term Loans; or (ii) an amount of Cash equal to such Holder’s Pro Rata share of the Notes Cash Distribution Cap; provided, however, that no Holder of an Allowed Class 4 Claim shall be entitled to receive an amount of Cash in excess of the amount of Allowed Class 4 Claims held by such Holder.

(d) Impairment and Voting. Class 4 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.11 Class 5 – General Unsecured Claims.

(a) Classification. Class 5 consists of any and all General Unsecured Claims.

(b) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim, on the Effective Date or as soon as reasonably practicable thereafter, or, if such Claim has not yet been Allowed, as soon as practicable after such Claim is Allowed, shall be paid in full in Cash on account of such Allowed Class 5 Claim plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Class 5 Claim.

(c) Impairment and Voting. Class 5 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.12 Class 6 – Swap Deficiency Claims.

(a) Classification. Class 6 consists of any and all Swap Deficiency Claims.

(b) Allowance. Class 6 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $890,603.67 as of the Petition Date.

(c) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 6 Claim, on the Effective Date, each Holder of an Allowed Class 6 Claim shall be paid in full in Cash on account of such Allowed Class 6 Claim plus postpetition interest at (i) the contractual rate of interest, if any, or (ii) the rate specified in 28 U.S.C. § 1961, if no such contractual rate exists with respect to such Allowed Class 6 Claim.

(d) Impairment and Voting. Class 6 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

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2.13 Class 7 – Intercompany Claims.

(a) Classification. Class 7 consists of any and all Intercompany Claims.

(b) Treatment. Class 7 Claims shall be adjusted, continued or discharged to the extent determined by the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

(c) Impairment and Voting. Class 7 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.14 Class 8 – Subordinated Securities Claims.

(a) Classification. Class 8 Claims consists of any and all Subordinated Securities Claims.

(b) Treatment. Class 8 Claims shall be extinguished and Holders thereof shall not receive any property or consideration under the Plan in respect of Class 8 Claims; provided, however, that the Plan shall not extinguish any rights that a Holder of Subordinated Securities Claims may have against existing insurance maintained by the Debtors.

(c) Impairment and Voting. Class 8 Claims are Impaired and the Holders thereof are deemed to reject the Plan and are not entitled to vote on the Plan.

2.15 Class 9 – Intercompany Interests.

(b) Classification. Class 9 consists of any and all Intercompany Interests.

(c) Treatment. Class 9 Interests shall be Reinstated and the legal, equitable and contractual rights to which Holders of such Allowed Interests are entitled shall remain unaltered so as to maintain the organizational structure of the Debtors as such structure existed on the Petition Date.

(d) Impairment and Voting. Class 9 Interests are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.16 Class 10 – Existing Equity Interests

(a) Classification. Class 10 Interests consists of any and all Existing Equity Interests in the Debtors.

(b) Treatment.

(i) If the Class of Holders of Class 10 Interests votes in favor of the Plan, then on the Effective Date, each Holder of a Class 10 Interest shall receive its Pro Rata share of the New Warrants and the Existing Equity Interests shall be deemed settled, canceled, released, compromised and extinguished as of the Effective Date. If a Holder of an Allowed Class 10 Interest votes in favor of the Plan and the Class of Class 10 Interests votes in favor of the Plan, then such Holder shall also be deemed to have released any Class 8 Subordinated Securities Claims that it owns or controls.

(ii) If the Class of Holders of Existing Equity Interests votes against the Plan, then the Holders of Existing Equity Interests shall receive no recovery on account of their Existing Equity Interests and the Existing Equity Interests shall be deemed settled, canceled, released, compromised and extinguished as of the Effective Date.

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(c) Impairment and Voting. Class 10 Interests are Impaired and the Holders of Class 10 Interests are entitled to vote on the Plan.

E. Additional Provisions Regarding Unimpaired Claims and Subordinated Claims.

2.17 Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments asserted against Unimpaired Claims.

2.18 Subordinated Claims. The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510(b), or otherwise. The Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim (or portion thereof) as a Subordinated Claim upon entry of a Final Order ruling that such Allowed Claim (or portion thereof) is a Subordinated Claim.

ARTICLE III

ACCEPTANCE

3.1 Presumed Acceptance of the Plan. Classes 3, 5, 6, 7 and 9 are Unimpaired under the Plan, and are therefore conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).

3.2 Presumed Rejection of the Plan. Class 8 is Impaired under the Plan, and is conclusively presumed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g).

3.3 Voting Classes. Classes 1, 2, 4, and 10 are Impaired under the Plan, and Holders of Claims or Interests in Classes 1, 2, 4 and 10 shall be entitled to vote to accept or reject the Plan.

3.4 Elimination of Vacant Classes. Any Class of Claims that does not have a Holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Bankruptcy Code section 1129(a)(8).

3.5 Cramdown. The Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b) with respect to Class 8 and any other Impaired Class that votes to reject the Plan, if any. The Debtors reserve the right to modify the Plan subject to the terms of the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification to the Plan.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF PLAN

4.1 Restructuring Transactions.

(a) Transactions. The Plan contemplates, among other things: (i) the Reorganized Debtors (A) entering into (x) the New First Lien Term Loan Credit Facility and (y) the New Second Lien Convertible Term Loan Credit Facility and (B) potentially entering into the New Revolving Credit Facility; (ii) the issuance of New Common Stock; (iii) the potential issuance of New Warrants; and (iv) the adoption of the New Organizational Documents and (where required by applicable law) the filing of the New Organizational Documents with the applicable authorities of the relevant jurisdictions of organization.

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(b) Continued Corporate Existence; Vesting of Assets in the Reorganized Debtors. On and after the Effective Date, each of the Reorganized Debtors shall continue to exist as a separate entity in accordance with applicable law in the respective jurisdiction in which it is organized and pursuant to the New Organizational Documents. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates or the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests other than any Claims, Liens, charges or encumbrances arising or created under the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and, if applicable, the New Revolving Credit Facility. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of Assets and compromise or settle any Claims and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order.

4.2 Substantive Consolidation for Plan Purposes Only. The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating the Debtors’ Estates into a single consolidated Estate, solely for all purposes associated with Confirmation and consummation of the Plan. On the Effective Date, for Plan purposes only, the Debtors shall be deemed merged into ANV, and (a) all assets and liabilities of the Debtors shall be deemed merged into ANV, (b) all guaranties of any Debtor of the payment, performance, or collection of the obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors and (e) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date. Entry of the Confirmation Order will constitute the approval, pursuant to Bankruptcy Code section 105(a), effective as of the Effective Date, of the deemed substantive consolidation of the Chapter 11 Cases of the Debtors for purposes of voting on, Confirmation of, and distributions under the Plan.

Notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only) shall not (other than for purposes related to funding distributions under the Plan) affect (a) the legal and organizational structure of the Debtors or the Reorganized Debtors, (b) pre- and post-Petition Date guaranties, Liens and security interests that were required to be maintained (i) in connection with any executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed by the Debtors or (ii) pursuant to the Plan, (c) distributions out of any insurance policies or proceeds of such policies, and (d) the tax treatment of the Debtors. Furthermore, notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only), shall not affect the statutory obligation of each and every Debtor to pay quarterly fees to the U.S. Trustee pursuant to 28 U.S.C. §1903(a)(6) and Article 10.11 herein.

In the event that the Bankruptcy Court does not order such deemed substantive consolidation of the Debtors, then except as specifically set forth in the Plan (a) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor, (b) Claims against multiple Debtors shall be treated as separate Claims against each applicable Debtor for all purposes (including, without limitation, distributions and voting) and such Claims shall be administered as provided in the Plan, (c) the Debtors shall not, nor shall they be required to, resolicit votes with respect to the Plan and (d) the Debtors may seek Confirmation of the Plan as if the Plan is a separate Plan for each of the Debtors.

The substantive consolidation effected pursuant to this Article shall not affect, without limitation: (i) the Debtors’ or the Estates’ (x) defenses to any Claim or Cause of Action, including, without limitation, the ability to assert any counterclaim, (y) setoff or recoupment rights, or (z) requirements for any third party to establish mutuality prior to substantive consolidation in order to assert a right of setoff against the Debtors or the Estates; or (ii) distributions to the Debtors and/or the Estates out of any insurance policies or the proceeds of such policies.

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4.3 New Securities.

(a) Issuance of New Common Stock. On the Effective Date, Reorganized ANV shall issue the New Common Stock to Holders of DIP Facility Claims and Notes Claims in accordance with Articles 2.4 and Article 2.10 of the Plan, respectively, subject to dilution on account of: (a) the Management Incentive Plan; (b) the exercise of the New Warrants; and (c) the conversion of New Second Lien Convertible Term Loans. Distribution of New Common Stock hereunder shall together constitute the issuance of 100% of the New Common Stock that will be issued and outstanding as of the Effective Date. The Debtors shall use commercially reasonable efforts to (i) make all such filings and (ii) take all such other actions as may be necessary to (x) register the New Common Stock under the Securities Exchange Act and (y) comply with the requirements of each National Securities Exchange for purposes of listing the shares of New Common Stock on such National Securities Exchange, subject to official notice of issuance.

(b) Section 1145 Exemption. Pursuant to Bankruptcy Code section 1145, the offering, issuance and distribution of any New Common Stock to the Holders of DIP Facility Claims and Holders of Notes Claims shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution, or sale of securities. In addition, any and all New Common Stock issued to the Holders of DIP Facility Claims and Holders of Notes Claims contemplated by the Plan will be freely tradable by the recipients thereof, subject to: (i) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; and (ii) applicable regulatory approval, if any.

(c) Posting Information. If Reorganized ANV is not required to register its securities under the Securities Exchange Act, then the New Board will decide whether to register any securities of Reorganized ANV under the Securities Exchange Act. If no securities of Reorganized ANV are registered under the Securities Exchange Act, then, until the consummation of a Liquidity Event, the Reorganized Debtors will post annual and quarterly financial information, within certain time periods to be agreed upon between the Reorganized Debtors and the Requisite Consenting Noteholders, to a password protected website to which Holders of New Common Stock and/or New Warrants, securities analysts, market making financial institutions and prospective investors of Securities in Reorganized ANV that are QIBs or Accredited Investors may gain access; provided, that such Persons affirmatively agree to the terms of a “click through” confidentiality agreement posted on such website. All prospective investors of Securities in Reorganized ANV that are QIBs or Accredited Investors shall be entitled to access such website upon completion and submission of appropriate documentation demonstrating their status as such.

4.4 New Warrants. If the Class of Holders of Existing Equity Interests votes in favor of the Plan, then, on the Effective Date, in accordance with Article 2.16 hereof, the Reorganized Debtors shall issue to Holders of Existing Equity Interests, on a Pro Rata basis, the New Warrants. The New Warrants shall have the following provisions, and such other provisions as are set forth in the New Warrant Agreement.

(a) Warrant Shares. If not previously expired in accordance with their terms, the New Warrants shall only be exercisable either (a) upon the consummation of a Liquidity Event or (b) on the Expiration Date. At the time of exercise, the New Warrants shall be exercisable into a total number of shares of New Common Stock that is equal to (after giving effect to the exercise of the New Warrants) 10% of the Total Share Number, subject to dilution on account of the Management Incentive Plan. The New Warrants will also be subject to anti-dilution adjustments for stock splits, stock dividends and stock combinations and other similar customary events set forth in the Warrant Agreement, and the New Warrants will not contain any economic anti-dilution adjustments.

(b) Exercise Price. At the time of exercise, the exercise price per share of New Common Stock for the New Warrants shall be equal to the quotient obtained by dividing (a) the Adjusted Equity Value by (b) the Total Share Number. The New Warrants must be exercised by payment of the exercise price in Cash (i.e., the New Warrants shall not contain a cashless exercise feature), except that the New Warrants may be exercised on a cashless basis (i) if the New Common Stock is publicly traded and the use of a cashless exercise feature is not materially burdensome to Reorganized ANV or (ii) in connection with a Liquidity Event.

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(c) Expiration. Unless expired earlier as set forth below, the New Warrants will expire on the Expiration Date. Upon a Qualifying Liquidity Event, the New Warrants will expire upon consummation of such Qualifying Liquidity Event. Upon the consummation prior to the Expiration Date of a Liquidity Event that is not a Qualifying Liquidity Event:

(i) If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is less than the exercise price applicable to the New Warrants, then, at the Reorganized Debtors’ election, the New Warrants shall be either (a) automatically cancelled and the Reorganized Debtors shall pay in exchange therefor consideration (at the Reorganized Debtors’ election, either (i) in Cash or (ii) in the same proportion of Cash and non-Cash consideration as is paid in respect of shares of New Common Stock) equal to the Black-Scholes value of the New Warrants (as determined below), or (b) converted into the right to receive the applicable consideration from such Liquidity Event at the exercise price applicable to the New Warrants; provided, that if the Cash portion of the total value of the consideration paid in respect of a share of New Common Stock is greater than 50% (as reasonably determined by the New Board), then the Reorganized Debtors shall always pay the Black-Scholes value of the New Warrants in, at the Reorganized Debtors’ election, Cash or the same proportion of Cash and non-Cash consideration as is paid in respect of shares of New Common Stock.

(ii) If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is equal to or greater than the exercise price applicable to the New Warrants, the New Warrants shall expire upon consummation of such Liquidity Event.

(d) Black-Scholes Value. The Black-Scholes value of the New Warrants shall be determined based on inputs set forth in the New Warrants and New Warrant Agreement, including a 20% equity volatility rate and a risk free-rate equal to the U.S. Treasury Rate for the period of time until expiration of the New Warrants.

(e) Transfer Restrictions. If Reorganized ANV is not required to register any of its securities under the Securities Exchange Act and the New Board elects not to register its securities under the Securities Exchange Act, the organizational documents for Reorganized ANV and the documents or certificates evidencing the New Warrants shall include such applicable appropriate restrictions or other provisions necessary so that a sale or other transfer of New Warrants would not, if consummated, require Reorganized ANV to register any of its securities under the Securities Exchange Act.

(f) No Rights as a Stockholder. The New Warrants shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of the Reorganized Debtors, nor shall the New Warrants confer upon the holder thereof (in its capacity as a holder of the New Warrants) any of the rights of a stockholder of the Reorganized Debtors (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of the Reorganized Debtors at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise).

4.5 Plan Funding.

(a) New First Lien Term Loan Credit Facility. On the Effective Date, Reorganized ANV will enter into the New First Lien Term Loan Credit Facility pursuant to which the New First Lien Term Loans will be incurred in an original aggregate principal amount equal to (i) the total amount of (A) the Secured Swap Claims plus (B) the Secured ABL Claims less (ii) the aggregate amount of Secured ABL/Swap Cash Payments and Secured ABL $10MM Cash Payment. The payment of the New First Lien Term Loans will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV.

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(b) New Second Lien Convertible Term Loan Credit Facility. On the Effective Date, Reorganized ANV will enter into the New Second Lien Convertible Term Loan Credit Facility pursuant to which the New Second Lien Convertible Term Loans will be incurred in an original aggregate principal amount equal to the Excess DIP Facility Claim Amount. The payment of the New Second Lien Convertible Term Loans will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV.

(c) New Revolving Credit Facility. On the Effective Date, Reorganized ANV may enter into the New Revolving Credit Facility with revolving loan commitments (including a letter of credit subfacility) in an original aggregate principal amount to be determined by the Debtors and the Requisite Consenting Parties. The New Revolving Credit Facility will be used to provide working capital and for other general corporate purposes of the Reorganized Debtors. For the avoidance of doubt, proceeds of the New Revolving Credit Facility shall not be used to make payments required under the Plan.

(d) Other Plan Funding. Other than as set forth in Articles 4.5(a), (b) and (c) of the Plan, all Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated herein or that occur during the pendency of the Chapter 11 Cases.

4.6 Corporate Governance, Managers, Officers and Corporate Action.

(a) New Organizational Documents. On the Effective Date, the New Organizational Documents, including, upon agreement by the Debtors and the Requisite Consenting Noteholders, the Stockholders Agreement, substantially in forms to be filed with the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions, such terms and provisions being satisfactory to the Requisite Consenting Noteholders and the Reorganized Debtors. If a Stockholders Agreement is put in place, any Holder of a Claim that is to be distributed shares of New Common Stock pursuant to the Plan shall be deemed to have duly executed and delivered to Reorganized ANV a counterpart to the Stockholders Agreement.

(b) New Board. Subject to any requirement of Bankruptcy Court approval pursuant to Bankruptcy Code section 1129(a)(5), as of the Effective Date, the New Board shall be the persons identified in the Plan Supplement. On the Effective Date, the directors on the New Board will be comprised of the Chief Executive Officer of the Reorganized Debtors and such other individuals selected by the Requisite Consenting Noteholders in their sole discretion. Pursuant to Bankruptcy Code section 1129(a)(5), the Debtors shall disclose the identity and affiliations of any person proposed to serve on the New Board after the Confirmation Date and prior to the Effective Date, and to the extent such person is an insider other than by virtue of being a New Board Member, the nature of any compensation for such person.

(c) Officers of the Reorganized Debtors. On and after the Effective Date, the current officers of the Debtors shall continue to serve in their same capacity with the Reorganized Debtors in accordance with the Officers’ Employment Agreements, to be assumed under the Plan to the extent set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases; provided, however, that the assumption of the Officers’ Employment Agreements for the Debtors’ Chief Executive Officer and Chief Financial Officer shall be subject to the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld.

4.7 Management Incentive Plan. The New Board is authorized to implement the Management Incentive Plan that provides for the issuance of options and/or other equity-based compensation to the management and directors of the Reorganized Debtors. Up to 10% of the shares of New Common Stock that are issued and outstanding on the Effective Date, on a fully diluted (i.e., assuming full conversion of the New Second Lien Convertible Term Loans on the Effective Date and exercise of the New Warrants on the Effective Date) basis, shall be reserved for issuance in connection with the Management Incentive Plan. The participants in the Management Incentive Plan, the allocations of the options and other equity-based compensation (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

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4.8 Cancellation of Notes, Instruments, and Interests. On the Effective Date, except as otherwise provided for in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, (i) the promissory notes, share certificates (including treasury stock), the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other instruments or agreements evidencing any Claims or Interests (other than Intercompany Interests), (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire Claims or Interests and (iii) all registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights and other investor rights governing or relating to any Interests, in any such case shall be deemed automatically extinguished, cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates, the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other instruments evidencing any Claims or Interests (other than Intercompany Interests) shall be automatically discharged. The Holders of or parties to such cancelled notes, share certificates, Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, Notes, Indenture, Swaps, Credit Agreement, Existing Equity Interests, all other Interests (other than Intercompany Interests), and all other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, (a) (i) the Notes and Indenture shall continue in effect solely for the purpose of (x) allowing the Indenture Trustee or its agents to make distributions to Holders of Notes; (y) allowing Holders of Notes to receive distributions hereunder; and (z) preserving the rights and liens of the Indenture Trustee with respect to the Indenture Trustee’s fees and expenses to the extent not otherwise paid and (ii) the Indenture shall terminate completely upon the completion of all distributions to the Holders of the Notes and the payment in full of the Indenture Trustee’s fees and expenses under the Indenture and (b) (i) the Credit Agreement shall continue in effect solely for the purpose of (x) allowing the Administrative Agent or its agents to make distributions to Holders of Secured ABL Claims and Secured Swap Claims and (y) allowing Holders of Secured ABL Claims and Secured Swap Claims to receive distributions hereunder and (ii) the Credit Agreement shall terminate completely upon the completion of all distributions to the Holders of the Secured ABL Claims.

4.9 Cancellation of Liens. On the Effective Date, except as set forth in the Plan, any Lien securing any Claim shall be deemed released, and the Holder of such Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

4.10 Corporate Action. On and after the Effective Date, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transaction under and in connection with the Plan, including: (a) the execution, delivery and/or filing, as applicable, of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (b) the execution, delivery and/or filing, as applicable, of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the execution, delivery and/or filing, as applicable, of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the New Organizational Documents pursuant to applicable state law; (d) the issuance and distribution of the shares of New Common Stock and the New Warrants as provided for herein; (e) the adoption of the Management Incentive Plan; and (f) all other actions that may be required by applicable law, subject, in each case, to the New Organizational Documents. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors. The authorizations and approvals contemplated by Article 4.10 of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

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4.11 New First Lien Term Loan Credit Facility, New Second Lien Convertible Term Loan Credit Facility, New Revolving Credit Facility and New Warrant Agreement. On the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors, the Reorganized Debtors shall be authorized to enter into, perform their obligations under, and consummate the transactions contemplated by, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility, the New Revolving Credit Facility (if any), and the New Warrant Agreement, as well as any notes, documents, instruments, certificates or agreements in connection therewith, including, without limitation, any documents required in connection with the creation, perfection or priority of the Liens on any collateral securing the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and/or the New Revolving Credit Facility (if any).

4.12 Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of mangers or directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

4.13 Exemption from Certain Transfer Taxes and Recording Fees. To the fullest extent permitted by Bankruptcy Code section 1146(a), any transfer from a Debtor to a Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.14 No Further Approvals. The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or, unless otherwise required by the Plan, approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

4.15 Dissolution of Committees.

The Creditors Committee and the Equity Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103 and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors Committee and the Equity Committee shall be dissolved and the Creditors Committee’s and Equity Committee’s members shall be deemed released of all their duties, responsibilities, and obligations arising from or related to the Chapter 11 Cases, and the retention or employment of the Creditors Committee’s and Equity Committee’s Professionals shall terminate, except with respect to any Professional Fee Claim. After the Effective Date, the Creditors Committee, the Creditors Committee’s Professionals, the Equity Committee and the Equity Committee’s Professionals shall not be entitled to compensation or reimbursement of expenses from the Reorganized Debtors for any services incurred after the Effective Date, except for services rendered and expenses with respect to any Professional Fee Claim.

4.16 Pre-Effective Date Injunctions or Stays. All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to Bankruptcy Code sections 105 or 362 or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

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ARTICLE V

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Assumption and Rejection of Executory Contracts and Unexpired Leases. Except as otherwise set forth herein, all executory contracts or unexpired leases of the Debtors shall be deemed assumed in accordance with the provisions and requirements of Bankruptcy Code sections 365 and 1123 as of the Effective Date, unless such executory contract or unexpired lease: (a) was previously assumed or rejected by the Debtors; (b) previously expired or terminated pursuant to its terms; (c) is the subject, as mutually agreed to by the Debtors and the Requisite Consenting Noteholders, of a motion to assume or reject filed by the Debtors under Bankruptcy Code section 365 pending as of the Effective Date; or (d) is designated specifically or by category on the Schedule of Rejected Executory Contracts and Unexpired Leases, as reasonably agreed to by the Debtors and the Requisite Consenting Noteholders. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such respective assumptions and rejections pursuant to Bankruptcy Code sections 365(a) and 1123.

5.2 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. The proposed cure amount for an executory contract or unexpired lease that is assumed pursuant to this Plan shall be zero dollars unless otherwise indicated in a Schedule of Assumed Executory Contracts and Unexpired Leases. Cure obligations, if any, shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the executory contract or unexpired lease to be assumed or (c) any other matter pertaining to assumption, any cure payments required by Bankruptcy Code section 365(b)(1) shall be made following entry of a Final Order resolving the dispute and approving the assumption; provided, however, that following the resolution of any such dispute, the Debtors or Reorganized Debtors shall have the right to reject such executory contract or unexpired lease, any such rejection by the Debtors subject to the consent of the Requisite Consenting Noteholders, not to be unreasonably withheld.

5.3 No Change in Control, Assignment or Violation. To the extent applicable, any executory contracts or unexpired leases, including related instruments and agreements, assumed or deemed assumed during the Chapter 11 Cases, including those assumed pursuant to Article V of the Plan, shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable executory contract or unexpired lease, and any consent or advance notice required under such executory contract or unexpired lease shall be deemed satisfied by Confirmation, or satisfy any condition to the obligation of the Debtors or the Reorganized Debtors to pay any severance, bonus or related payments; provided, however, that the transactions contemplated by the Plan shall constitute a “change of control” under the Officers’ Employment Agreements to be assumed under the Plan for the purpose of satisfying a condition to the obligation of the Debtors or the Reorganized Debtors to pay severance payments or benefits under the Officers’ Employment Agreements (but only as to a condition that requires that a “change of control” shall occur and not other conditions); provided, further, however, that the transactions contemplated by the Plan shall not constitute a “change of control” under the Officers’ Employment Agreements for the Debtors’ Chief Executive Officer and Chief Financial Officer in the event that the Officers’ Employment Agreements for the Debtors’ Chief Executive Officer and Chief Financial Officer are assumed under the Plan.

5.4 Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or

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repudiated under the Plan. Except to the extent a Final Order provides otherwise, modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.5 Rejection and Repudiation of Executory Contracts and Unexpired Leases. On the Effective Date, each executory contract and unexpired lease that is listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be deemed rejected or repudiated pursuant to Bankruptcy Code section 365. Each contract or lease listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be rejected only to the extent that such contract or lease constitutes an executory contract or unexpired lease. Until the Effective Date, the Debtors, with the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld, expressly reserve their right to amend the Schedule of Rejected Executory Contracts and Unexpired Leases to delete any executory contract or unexpired lease therefrom or to add any executory contract or unexpired lease thereto. Listing a contract or lease on the Schedule of Rejected Executory Contracts and Unexpired Leases shall not constitute an admission by the Debtors or Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that such Debtor or Reorganized Debtor has any liability thereunder. The Debtors, with the consent of the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, may abandon any personal property that may be located at any premises that are subject to any rejected unexpired lease.

5.6 Claims Based on Rejection or Repudiation of Executory Contracts and Unexpired Leases. If the rejection or repudiation of an executory contract or unexpired lease pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors or Reorganized Debtors or their properties, or any of their interests in properties as agent, successor or assign, unless a Proof of Claim is filed with the Claims and Noticing Agent and served upon counsel to the Reorganized Debtors within thirty (30) days after the later of (i) service of the Confirmation Order and (ii) service of notice of the effective date of rejection or repudiation of the executory contract or unexpired lease. The Debtors shall give notice of the bar date established by Article 5.6 of the Plan to the non-Debtor counterparties to the executory contracts and unexpired leases identified in the Schedule of Rejected Executory Contracts and Unexpired Leases by service of the Plan, the Confirmation Order, or otherwise.

5.7 Limited Extension of Time to Assume or Reject. In the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors, as applicable, to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed assumptions and rejections provided for in Article V of the Plan shall not apply to such contract or lease.

5.8 Employee Compensation and Benefit Programs; Deferred Compensation Programs. The Debtors’ ordinary course employee benefit programs (including, without limitation, its savings plans, retirement plans, healthcare plans, disability plans, severance obligations, incentive plans, and life, accidental death and dismemberment insurance plans) that are reasonably agreed to by the Debtors and the Requisite Consenting Noteholders and which are (i) entered into before the Petition Date and (ii)(a) not since terminated or (b) not set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases (such employee benefit programs, collectively, the “Specified Employee Benefits Programs”), shall survive Confirmation and will be fulfilled in the ordinary course of business; provided, however, that Specified Employee Benefits Programs shall in no event include (x) any equity based (including any phantom equity) compensation plan and (y) any Excluded Indemnification Agreements. From and after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any of the Specified Employee Benefits Programs without approval of the Bankruptcy Court.

5.9 Survival of Certain Indemnification and Reimbursement Obligations. Except as otherwise provided by the Plan, any and all respective obligations, whether pursuant to indemnification agreements, certificates of incorporation, codes of regulation, by-laws, limited liability company agreements, operating agreements, limited liability partnership agreements, or any combination of the foregoing, of the Debtors for indemnification, reimbursement and advancement of expenses and other similar payments customarily found in such agreements in place for persons who are current or former directors, officers, employees and agents of any of the

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Debtors as of the Petition Date (collectively, the “Indemnity Obligations”) shall survive Confirmation and shall be Reinstated, shall remain unaffected by the Plan, and shall not be discharged or Impaired by the Plan, irrespective of whether the indemnification, reimbursement or advancement obligation is owed in connection with any event occurring before, on or after the Petition Date, it being understood that all indemnification provisions in place on and prior to both the Petition Date and the Effective Date for directors, officers, members, managers or employees and agents of the Debtors as of the Petition Date shall survive the effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions prior to the Effective Date (including prior to the Petition Date); provided, however, that the assumption by the Debtors of any of the Indemnity Obligations shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnity Obligations are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any such director, officer, employee or agent other than indemnification payments, reimbursement and advancement of expenses and other similar payments (such contracts, agreements, resolutions, instruments and documents, collectively, the “Excluded Indemnification Agreements”). For the avoidance of doubt, nothing in this Article 5.9 shall be a determination of the allowance, disallowance or priority of the Claims, if any, of any directors, officers, members, managers, managing members, employees or agents of any of the Debtors that served in such capacity only prior to the Petition Date.

5.10 Insurance Policies. All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and shall continue in full force and effect. In addition, the Debtors or Reorganized Debtors, as applicable, shall obtain and maintain tail coverage for current and former directors and officers for a period of at least six (6) years after the Effective Date.

ARTICLE VI

PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS

6.1 Objections to Claims. Other than with respect to Professional Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims) shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any Claims filed after the applicable Bar Date, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (iii) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

6.2 Amendment to Claims. From and after the Effective Date, no Proof of Claim may be amended to increase or assert additional claims not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim), and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased claim.

6.3 Disputed Claims. Disputed Claims shall not be entitled to any Plan distributions unless and until they become Allowed Claims.

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6.4 Estimation of Claims. The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an order estimating any Claim, pursuant to Bankruptcy Code section 502(c), for purposes of determining the Allowed amount of such Claim (the “Estimated Amount”) regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims). In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

6.5 Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by any Professional or the Claims and Noticing Agent on or after the Effective Date in connection with implementation of the Plan, including without limitation, reconciliation of, objection to, and settlement of Claims, shall be paid in Cash by the Reorganized Debtors.

ARTICLE VII

DISTRIBUTIONS

7.1 Manner of Payment and Distributions under the Plan. Except as otherwise provided herein, all distributions under the Plan with respect to Allowed Claims and Allowed Interests shall be made by the Reorganized Debtors or a Distribution Agent selected by the Reorganized Debtors. The Reorganized Debtors or the Distribution Agent will make initial distributions on account of Allowed Claims and Allowed Interests as of the Distribution Date. The Reorganized Debtors or the Distribution Agent will make subsequent distributions to a Holder of such Allowed Claim within a reasonable period of time after such Claim becomes Allowed. Payments of Cash by the Reorganized Debtors or the Distribution Agent pursuant to the Plan may be by check drawn on a domestic bank and shall be made to the address of the Holder of such Allowed Claim as most recently indicated on or prior to the Effective Date on the Debtors’ records. At the option of the Reorganized Debtors or the Distribution Agent, payments may be made in Cash by wire transfer of immediately available funds from a bank.

7.2 Interest and Penalties on Claims. Unless otherwise specifically provided for in the Plan or the Confirmation Order, required by applicable bankruptcy law or necessary to render a Claim Unimpaired, postpetition interest and penalties shall not accrue or be paid on any Claims (other than DIP Facility Claims, as applicable), and no Holder of a Claim (other than a DIP Facility Claim, as applicable) shall be entitled to interest and penalties accruing on or after the Petition Date through the date such Claim is satisfied in accordance with the terms of the Plan.

7.3 Record Date for Distributions. Under the terms of the Plan, the Distribution Record Date shall be the Confirmation Date. None of the Debtors or Reorganized Debtors will have any obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and make distributions only to those Holders of Allowed Claims and Allowed Interests that are Holders of such Claims and Interests as of the close of business on the Distribution Record Date. The Debtors and Reorganized Debtors shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

7.4 Withholding and Reporting Requirements. In connection with the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding the foregoing, each Holder of an Allowed Claim that is to receive a distribution hereunder shall have the sole and exclusive

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responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such distribution. The Reorganized Debtors have the right, but not the obligation, not to make a distribution until such Holder has made arrangements satisfactory to the Reorganized Debtors for payment of any such tax obligations. The Reorganized Debtors may require, as a condition to the receipt of a distribution, that the Holder of an Allowed Claim complete the appropriate Form W-8 or Form W-9, as applicable to each Holder. If such Holder fails to comply with such request within one year, such distribution shall be deemed an unclaimed distribution, shall revert to the Reorganized Debtors and such Holder shall be forever barred from asserting any such Allowed Claim against the Debtors or their Assets, the Reorganized Debtors or their Assets or other Assets transferred pursuant to the Plan.

7.5 Setoffs. Except as provided under the Plan, the Debtors and/or Reorganized Debtors may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the Holder of a Claim, but neither the Debtors’ or Reorganized Debtors’ failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim the Debtors or Reorganized Debtors may have against such Holder of a Claim; provided, however, that such Holder of a Claim may contest such a set off by the Debtors or Reorganized Debtors, in the Bankruptcy Court or any other court of competent jurisdiction.

7.6 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distributions shall, for all income tax purposes, be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

7.7 Surrender of Cancelled Instruments or Securities. Except as otherwise provided herein, as a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of an Allowed Claim based upon an instrument or other security shall be deemed to have surrendered such instrument, security or other documentation underlying such Claim and all such surrendered instruments, securities and other documentation shall be deemed cancelled pursuant to Articles 4.8 and 7.7 of the Plan.

7.8 Undeliverable or Returned Distributions. If any Allowed Claim distribution is returned to the Reorganized Debtors or other Distribution Agent as undeliverable, the Reorganized Debtors or other Distribution Agent shall use reasonable efforts to determine the correct address of the Holder of such Claim. If such reasonable efforts are unsuccessful, no further distributions shall be made to the Holder of such Claim unless and until the Reorganized Debtors or other Distribution Agent are notified in writing of such Holder’s then current address. Upon receipt by the Reorganized Debtors or other Distribution Agent, returned Cash shall not earn any interest or be entitled to any dividends or other accruals of any kind. Any Holder of an Allowed Claim that does not assert a Claim pursuant to Article 7.8 of the Plan for a returned distribution within one (1) year after such returned distribution shall be forever barred from asserting any such Claim against the Debtors or their property, the Reorganized Debtors or their property or other property transferred pursuant to the Plan. In such cases, any Cash held for distribution on account of such Allowed Claim shall revert to the Reorganized Debtors. Except as provided herein, nothing contained in the Plan shall require the Debtors, the Reorganized Debtors or any other Distribution Agent to attempt to locate any Holder of an Allowed Claim.

7.9 Fractional Distributions. No fractional shares of New Common Stock or New Warrants or fractional dollars in Cash of New First Lien Term Loans or New Second Lien Convertible Term Loans shall be distributed. Where a fractional share of New Common Stock or New Warrant would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock or New Warrant or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock or New Warrant. Where fractional dollars in Cash of New First Lien Term Loans or New Second Lien Convertible Term Loans would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole dollar or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole dollar.

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7.10 Distributions to Administrative Agent. Distributions under the Plan to Holders of Secured ABL Claims shall be made by the Reorganized Debtors to the Administrative Agent, which, in turn, shall make the distributions to such Holders. The Reorganized Debtors shall reimburse the Administrative Agent for the reasonable fees and expenses incurred by the Administrative Agent in connection with making distributions to the Holders of Secured ABL Claims.

7.11 Distributions to Indenture Trustee. Distributions under the Plan to Holders of Notes Claims shall be made by the Reorganized Debtors to the Indenture Trustee, which, in turn, shall make the distributions to such Holders. The Reorganized Debtors shall reimburse the Indenture Trustee for the reasonable fees and expenses incurred by the Indenture Trustee in connection with making distributions to the Holders of Notes Claims.

7.12 Miscellaneous Distribution Provisions.

(a) Foreign Currency Exchange Rate. Except as specifically provided for in the Plan or an order of the Bankruptcy Court, as of the Effective Date, any Claim asserted in currency other than U.S. dollars automatically shall be deemed converted to the equivalent U.S. dollar value using Bank of America’s noon spot rate as of the Petition Date for all purposes under the Plan, including voting, allowance and distribution.

(b) Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

(c) Partial Distributions on Disputed Claims. The Debtors or the Reorganized Debtors as applicable may, but are not required to, make partial distributions to Holders of Disputed Claims for the amount of the undisputed portion of such Holder’s Disputed Claim.

(d) Disputed Payments. If any dispute arises as to the identity of the Holder of an Allowed Claim entitled to receive any distribution under the Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

(e) Post-Consummation Effect of Evidence of Claims or Interests. Except as otherwise provided herein, notes, stock certificates, membership certificates, unit certificates, and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by the Plan and shall not be valid or effective for any other purpose.

(f) Disgorgement. To the extent that any property, including Cash, is distributed to a Person on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors.

ARTICLE VIII

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

8.1 Conditions to the Effective Date. Consummation of the Plan and the occurrence of the Effective Date are subject to satisfaction of the following conditions:

(a) The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order (x) shall be in form and substance acceptable to the Debtors and the Requisite Consenting Parties (after consultation with the Creditors Committee), and (y) shall not have been stayed or vacated on appeal.

(b) All of the schedules, documents, supplements, and exhibits to the Plan shall be in form and substance as required by the Restructuring Support Agreement.

(c) The Restructuring Support Agreement shall not have been terminated as to all parties thereto.

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(d) The aggregate amount of Administrative Expense Claims (excluding (x) Professional Fee Claims and (y) post-petition trade payables incurred in the ordinary course of business) shall not exceed $5,000,000.00 in the aggregate.

(e) All the Transaction Expenses shall have been paid in full in Cash, as required by the DIP Facility Order, pursuant to Bankruptcy Code section 1129(a)(4) or otherwise.

(f) The aggregate amount of General Unsecured Claims shall not exceed $16,000,000.00, unless waived by the Requisite Consenting Noteholders.

(g) All statutory fees and obligations then due and payable to the Office of the U.S. Trustee shall have been paid and satisfied.

(h) All governmental and material third party approvals and consents necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect.

8.2 Waiver of Condition. The conditions set forth in Article Error! Reference source not found. of the Plan may be waived in whole or in part by the Debtors, subject to the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, and in consultation with the Creditors Committee; provided, that the condition requiring that the Confirmation Order shall have been entered by the Bankruptcy Court may not be waived; provided, further, that the condition set forth in Article 8.1(f) of the Plan may be waived in whole or in part by the Debtors subject to the consent of the Requisite Consenting Noteholders.

8.3 Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article Error! Reference source not found. of the Plan have been satisfied or waived pursuant to Article 8.2 of the Plan.

8.4 Order Denying Confirmation. If the Plan is not consummated, then nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; (d) be deemed an admission against interest by the Debtors; or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

ARTICLE IX

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

9.1 Compromise and Settlement of Claims, Interests and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.

9.2 Discharge of Claims and Termination of Interests.

(a) As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests. Except as otherwise provided in the Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors and the Reorganized Debtors from all Claims or other debts that arose before the Effective Date, whether liquidated or unliquidated, fixed or

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contingent, matured or unmatured, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), in each case whether or not (w) a Proof of Claim is filed or deemed filed pursuant to Bankruptcy Code section 501, (x) a Claim based on such debt is Allowed pursuant to Bankruptcy Code section 502, (y) the Holder of a Claim based on such debt has accepted the Plan or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors other than the Intercompany Interests.

(b) As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to Bankruptcy Code sections 524 and 1141, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

9.3 Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, any rights of Holders of Claims under Bankruptcy Code section 553(a) or other applicable law to assert any counterclaims, cross claims, setoff and/or recoupment rights that they may have under applicable law shall not be impaired by the Confirmation Order or the Plan, and subject to applicable law may be asserted and/or exercised after the Effective Date.

9.4 Releases.

(a) Debtor Releases. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence.

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(b) Released Parties Releases. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Released Parties and any Holders of Claims of or Interests in the Debtors (other than those Holders that do not grant releases on their Ballots) are deemed to have released and discharged the other Released Parties, the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of any Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that any such Released Party or any such Holder of Claims of or Interests in the Debtors would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and (i) any Released Party or (ii) any Holder of Claims of or Interests in the Debtors (other than those Holders that do not grant releases on their Ballots), the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence.

9.5 Exculpation. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Exculpated Parties shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted in or in connection with, related to, or arising out of the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the negotiation, formulation, preparation, administration, consummation and/or implementation of the Plan or any contract, instrument, document, or other agreement entered into in connection with the Plan (including the Restructuring Support Agreement and the Restructuring Documents) or any other matter relating to the Debtors or their operations; provided, however, that the foregoing exculpation shall not affect the liability of any Exculpated Party that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence; provided, further, that such Exculpated Party shall not be deemed to have committed willful misconduct or gross negligence if the Exculpated Party relied on the advice of professional advisors in connection with a specific act or failure to act; provided, further, however, that with respect to any Exculpated Party that is not also an Estate Fiduciary, such exculpation shall be as provided for by Bankruptcy Code section 1125(e).

9.6 Retention and Enforcement of Causes of Action. Except as otherwise provided in the Plan, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their Estates shall retain the Causes of Action including, without limitation, the Causes of Action identified in the Plan Supplement (the “Retained Causes of Action”). The Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all Causes of Action, including the Retained Causes of Action, other than the Avoidance Actions arising under Bankruptcy Code section 547, which are hereby expressly released. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action other than Avoidance Actions arising under Bankruptcy Code section 547, including the Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Cause of Action or Retained Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

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ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising from or relating to the Chapter 11 Cases to the fullest extent of applicable law, including, without limitation:

(a) To determine the validity under any applicable law, allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to Bankruptcy Code section 502(c) or as provided for in the Plan, the amount of any Claim that is, or is anticipated to be, contingent or unliquidated as of the Effective Date;

(b) To construe and to take any action authorized by the Bankruptcy Code and requested by the Reorganized Debtors or any other party in interest to enforce all orders previously entered by the Bankruptcy Court, the Plan and the documents and agreements filed and/or executed in connection with the Plan, issue such orders (including those which may relate to injunctive relief) as may be necessary for the implementation, execution and consummation of the Plan, and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

(c) To determine any and all applications for allowance of Professional Fee Claims, and to determine any other request for payment of Administrative Expense Claims;

(d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

(e) To resolve any dispute regarding the implementation or interpretation of the Plan, or any related agreement or document that arises at any time before the Chapter 11 Cases are closed, including the determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors’ obligations to cure defaults under assumed contracts, leases and permits;

(f) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom;

(g) To determine all applications, adversary proceedings, contested matters and other litigated matters, that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date over which this Bankruptcy Court otherwise has jurisdiction;

(h) To determine matters concerning local, state and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by the Plan;

(i) To modify the Plan pursuant to Bankruptcy Code section 1127 or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

(j) To issue and enforce injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan, except as otherwise provided in the Plan;

(k) To hear, determine and resolve any cases, controversies, suits or disputes with respect to the releases, exculpations, indemnifications and other provisions contained in Article IX of the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

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(l) To enter an order concluding or closing the Chapter 11 Cases; and

(m) To hear any other matter not inconsistent with the Bankruptcy Code.

10.2 Terms Binding. Upon the occurrence of the Effective Date, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors or the Reorganized Debtors in connection with the Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Holders of Claims and Interests and all other Persons that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan shall have full force and effect, and shall bind all parties thereto, subject to the occurrence of the Effective Date, upon the entry of the Confirmation Order, whether or not such agreements, instruments or other documents actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person.

10.3 Severability. If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, but subject to the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent (and any modification or deletion made before the Effective Date to be made only with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld); and (c) non-severable and mutually dependent.

10.4 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

10.5 Confirmation Order and Plan Control. Except as otherwise provided in the Plan, in the event of any inconsistency between the Plan and the Restructuring Support Agreement, Restructuring Term Sheet, Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

10.6 Incorporation by Reference. The Plan Supplement is incorporated herein by reference.

10.7 Modifications to the Plan. Subject to the terms of the Restructuring Support Agreement, the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, and in consultation with the Creditors Committee may amend or modify the Plan, the Plan Supplement, and any schedule or supplement hereto, at any time prior to the Effective Date in accordance with the Bankruptcy Code, Bankruptcy Rules and any applicable court order, provided, however, that no consent of the Requisite Secured Lenders shall be required with respect to any such amendment or modification to any such document or any provision to any such document that is, or relates to, any of the Excluded Matters; provided, further that the Debtors may make technical amendments or modifications upon two (2) Business Days advance notice to the Plan Support Parties and the Creditors Committee. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 and those restrictions on modification set forth in the Plan and the Restructuring Support Agreement, the Debtors, subject to the reasonable consent of the Requisite Consenting Parties (but the consent of the Requisite Secured Lenders shall not be required with respect to

37

documents or provisions in documents that are, or relate to, any of the Excluded Matters), expressly reserve their rights to alter, amend or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or supplemented, if the proposed alteration, amendment, modification or supplement does not materially and adversely change the treatment of the Claim or Interest of such Holder.

10.8 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

10.9 Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan or in the Chapter 11 Cases, such abstention, refusal or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

10.10 Payment of Indenture Trustee Fees. All reasonable fees and expenses of the Indenture Trustee incurred before the Effective Date (and their counsel, agents, and advisors) shall be paid in full by the Debtors in Cash without a reduction to the recoveries of applicable Holders of Allowed Notes Claims as of the Effective Date (subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent invoices are submitted after the Effective Date, such invoices shall be paid as soon as reasonably practicable. Notwithstanding the foregoing, to the extent that any fees or expenses of the Indenture Trustee are not paid, the Indenture Trustee may assert its charging lien against any recoveries received on account of Allowed Notes Claims for payment of such unpaid amounts. All disputes related to the fees and expenses of the Indenture Trustee shall be subject to the jurisdiction of and decided by the Bankruptcy Court.

10.11 Payment of U.S. Trustee Quarterly Fees. All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

10.12 Notice. All notices, requests and demands to or upon the Debtors, the Creditors Committee, and the Plan Support Parties, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received, addressed as follows:

If to the Debtors, or to any one of them:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Telephone: (212) 872-1000

38

Facsimile: (212) 872-1002

Attention:	Ira S. Dizengoff, Esq.
Philip C. Dublin, Esq.
Alexis Freeman, Esq.

- and -

Blank Rome LLP

1201 N. Market Street, Suite 800

Wilmington, Delaware 19801

Telephone: (302) 425-6400

Facsimile: (302) 425-6464

Attention:	Stanley B. Tarr, Esq.
Bonnie Glantz Fatell, Esq.
Michael D. DeBaecke, Esq.

If to the Creditors Committee:

Arent Fox LLP

1675 Broadway

New York, New York 10019

Telephone: (212) 484-3900

Facsimile: (212) 484-3990

Attention:	Robert M. Hirsh Jeffrey N. Rothleder

- and -

Polsinelli PC

222 Delaware Avenue, Suite 1101

Wilmington, Delaware 19801

Telephone: (302) 252-0920

Facsimile: (302) 252-0921

Attention:	Christopher A. Ward

If to the DIP Lenders, DIP Agent, or Noteholder Ad Hoc Group:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Telephone: (212) 806-5400

Facsimile: (212) 806-6006

Attention:	Kristopher M. Hansen, Esq.
Jayme T. Goldstein, Esq.

- and -

Young Conaway Stargatt & Taylor, LLP

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Attention:	Matthew B. Lunn, Esq.

39

If to Scotiabank:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Facsimile: (212) 403-2000

Attention:	Richard Mason

- and -

Morris, Nichols, Arsht & Tunnell, LLP

1201 N. Market Street, 16th Floor

Wilmington, Delaware 19801

Telephone: (302) 658-9200

Facsimile: (302) 658-3989

Attention:	Derek C. Abbott

If to Wells Fargo:

Paul Hastings LLP

75 East 55th Street

New York, New York 10022

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Attention:	Andrew V. Tenzer

10.13 Reservation of Rights. The filing of the Plan, the Disclosure Statement, any statement or provision contained in the Plan, or the taking of any action by the Debtors or Reorganized Debtors with respect to the Plan, shall not be deemed to be an admission or waiver of any rights of the Debtors or Reorganized Debtors with respect to any Holders of Claims against or Interests in the Debtors.

10.14 No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtors’ Schedules, the failure of a Debtor to object to any Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim (including, without limitation, an Administrative Expense Claim) or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Cause of Action prior to the Confirmation Date or the Effective Date shall, in the absence of a legally-effective express waiver or release executed by the Debtor with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, be deemed a waiver or release of the right of a Debtor or a Reorganized Debtor or their respective successors, either before or after solicitation of votes on the Plan, the Confirmation Date or the Effective Date, to (a) object to or examine such Claim (including, without limitation, an Administrative Expense Claim) or Interest, in whole or in part, or (b) retain or either assign or exclusively assert, pursue, prosecute, utilize, or otherwise act or enforce any Retained Cause of Action against the Holder of such Claim (including, without limitation, an Administrative Expense Claim) or Interest.

40

Dated:             , 2015

Allied Nevada Gold Corp.

By:	/s/

Name:	Stephen M. Jones
Title:	Executive Vice President, Secretary and Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Central LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

41

ANG Cortez LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG North LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

42

Hasbrouck Production Company LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hycroft Resources & Development, Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

43

EXHIBIT B

RESTRUCTURING SUPPORT AGREEMENT

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 10, 2015, is entered into by and among (a) Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its undersigned direct and indirect subsidiaries (together with ANV, the “Company”), (b)(i) each of the beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) identified on the signature pages hereto (such Persons (as defined below) described in this clause (b)(i), together with any of their respective successors and permitted assigns under this Agreement that are affiliates or related funds of such Persons, each, an “Initial Consenting Noteholder” and, collectively, the “Initial Consenting Noteholders”) and (ii) each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes that becomes a party to this Agreement after the Restructuring Support Effective Date (as defined below) in accordance with the terms hereof by executing and delivering a Joinder Agreement (as defined below) (such Persons described in this clause (b)(ii), together with any of their respective successors and permitted assigns under this Agreement, each, an “Additional Consenting Noteholder” and collectively, the “Additional Consenting Noteholders” and, together with the Initial Consenting Noteholders, the “Consenting Noteholders”), and (c)(i) The Bank of Nova Scotia (“Scotia”) and Wells Fargo Bank, National Association (“Wells Fargo” and, together with Scotia, the “Initial Secured Lenders”) and (ii) each of the successor lenders by Transfer (as defined below) under the Credit Agreement or the Swap (each as defined below) that becomes a party to this Agreement after the Restructuring Support Effective Date in accordance with the terms hereof by executing and delivering a Joinder Agreement (such Persons described in this clause (c)(ii), together with any of their respective successors and permitted assigns under this Agreement, each, a “Successor Secured Lender” and collectively, the “Successor Secured Lenders” and, together with the Initial Secured Lenders, the “Secured Lenders”). The Company, each of the Consenting Noteholders and each of the Secured Lenders are referred to herein as the “Parties” and individually as a “Party”. The Secured Lenders and the Consenting Noteholders are referred to herein as the “Creditor Parties” and individually as a “Creditor Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below). Notwithstanding anything to the contrary contained in this Agreement, Scotia shall not constitute a Consenting Noteholder for purposes of this Agreement, unless approved in writing by the Company, Scotia, and the Requisite Consenting Noteholders (exclusive of Scotia).

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Initial Consenting Noteholders collectively own or control, in the aggregate, in excess of 67% of the aggregate outstanding principal amount of the 8.75% senior unsecured notes due 2019 (as amended, supplemented or otherwise modified from time to time, the “Notes”), issued by ANV pursuant to that certain Indenture, dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and between ANV and Computershare Trust Company of Canada, as trustee (in such capacity, together with any successor trustee, the “Indenture Trustee”);

WHEREAS, as of the date hereof, (i) the Initial Secured Lenders collectively own or control all amounts outstanding under that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2014 (as may be amended, supplemented or otherwise modified, from time to time, the “Credit Agreement”), among ANV, as borrower, Scotia, as administrative agent, the Initial Secured Lenders, as co-collateral agents, and the lenders party thereto (other than the Swap), and (ii) Scotia owns or controls all amounts outstanding under the Swap;

WHEREAS, the Company, the Initial Consenting Noteholders, and the Initial Secured Lenders have agreed to implement a restructuring transaction for the Company in accordance with, and subject to the terms and conditions set forth in, this Agreement and in the restructuring term sheet attached hereto as Exhibit A (including any schedules, annexes and exhibits attached thereto, each as may be modified in accordance with the terms hereof, the “Restructuring Term Sheet”) (such restructuring transaction, the “Restructuring Transaction”);

WHEREAS, the Restructuring Term Sheet, which is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, is the product of arm’s-length, good faith negotiations among the Company, the Initial Consenting Noteholders, the Initial Secured Lenders, and their respective professionals and sets forth the material terms and conditions of the Restructuring Transaction, as supplemented by the terms and conditions of this Agreement;

WHEREAS, the Company has agreed to commence voluntary, pre-arranged reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effectuate the Restructuring Transaction, which will be implemented pursuant to a chapter 11 plan of reorganization that shall be consistent in all material respects with the terms of this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders (except that any provisions therein that are, or that relate to, the Excluded Matters (as defined below) shall not be required to be reasonably acceptable to the Requisite Secured Lenders) (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time, the “Plan”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Restructuring Term Sheet.

The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet sets forth the material terms and conditions of the Restructuring Transaction; provided, however, the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement.

2. Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a) “ABL Claims” means any and all claims arising under the Credit Agreement and the other “Credit Documents” (as defined in the Credit Agreement).

(b) “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity) or restructuring of the Company, other than the Restructuring Transaction.

(c) “Claims and Interests” means, as applicable, ABL Claims, Swap Claims, Note Claims, Other Claims and Equity Interests.

(d) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, including all exhibits, appendices, supplements and related documents, which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(e) “Consenting Noteholders’ Advisors” means (i) Stroock & Stroock & Lavan LLP (“Stroock”), as lead counsel, (ii) one Delaware local counsel for the Consenting Noteholders, (iii) one Canadian local counsel for the Consenting Noteholders, (iv) one Nevada local counsel for the Consenting Noteholders, and (v) Houlihan Lokey, Inc., as financial advisor to the Consenting Noteholders.

(f) “Creditor Group” means each of (i) the Consenting Noteholders and (ii) the Secured Lenders.

(g) “DIP Credit Agreement” has the meaning given to such term in the Restructuring Term Sheet.

(h) “DIP Facility” has the meaning given to such term in the Restructuring Term Sheet.

(i) “DIP Facility Motion” means a motion to be filed by the Company with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facility, which motion shall be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(j) “Disclosure Statement” means the disclosure statement for the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and other applicable law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be materially consistent with this

Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, (i) the Company’s organizational matters (including any certificates of formation, articles of incorporation, bylaws, limited liability company agreements, partnership agreements, stockholders’ agreements, registration rights agreements, investor rights agreements, other organizational documents, and any other comparable documents or agreements), (ii) the Company’s corporate governance matters (including matters related to board of director and comparable governing bodies and appointment rights, indemnification and fiduciary duties, and procedural matters with respect thereto), (iii) the New Common Stock, the New Warrants, or any other equity or rights convertible into equity of the Company, (iv) the list of assumed and/or rejected contracts, leases, and other executory contracts, (v) employment agreements, employee benefit plans, compensation arrangements, severance arrangements and any other agreement, plan, arrangement, program, policy or other arrangement relating to employment-related matters, or (vi) any other matters, agreements, or documents governing rights and obligations solely as between the Company and the equity holders (in their capacity as such), in each case, unless (A) materially adverse to the Secured Lenders or (B) related to the Secured Lenders, the Credit Agreement, the Swap, the treatment of the ABL Claims or the Swap Claims, the documents listed in clause (viii) of the definition of “Restructuring Documents” or any other documentation relating to the use of cash collateral or any exit financing (such matters, agreements and documents referred to in clauses (i)-(vi) above (unless excluded by the foregoing clauses (A) and (B)), collectively, the “Excluded Matters”), shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(k) “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation (as defined below), which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(l) “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

(m) “Equity Interests” means any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests in the Company, and any options, warrants, conversion privileges or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests or other equity, ownership or profits interests in the Company.

(n) “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule, may be filed relating to such order, shall not cause an order not to be a Final Order.

(o) “Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change, effect, occurrence, development, circumstance or change of fact arising out of, resulting from or relating to the commencement or existence of the Chapter 11 Cases, the announcement of the Plan and the Restructuring Transaction, the pendency of the Restructuring Transaction, or compliance by any Party with the covenants and agreements contained herein, in the Plan or in the Restructuring Documents.

(p) “Note Claims” means any and all claims arising under the Indenture or in respect of the Notes.

(q) “Other Claims” means any claims against the Company other than any Note Claims, ABL Claims or Swap Claims.

(r) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(s) “Plan Supplement” means the supplement or supplements to the Plan containing certain schedules, documents and/or forms of documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(t) “Requisite Consenting Noteholders” means, as of any date of determination, the Consenting Noteholders who own or control as of such date at least 66-2/3% in principal amount of the Notes owned or controlled by all of the Consenting Noteholders as of such date.

(u) “Requisite Secured Lenders” means, as of any date of determination, the Secured Lenders who own or control as of such date at least 80% of all ABL Claims and Swap Claims, in the aggregate, as of such date; provided, however, that, notwithstanding the foregoing, the consent of Wells Fargo (or of any assignee who Wells Fargo assigned a principal amount of ABL Claims of at least $30 million in compliance with the terms of Section 3(c)) will be required in any instance where the consent of the Requisite Secured Lenders is required, so long as Wells Fargo or such assignee, as the case may be, owns or controls at least $30 million in principal amount of ABL Claims (as such amount may be reduced by any permitted principal repayments made to the holders of the ABL Claims during the Chapter 11 Cases) at such time.

(v) “Restructuring Documents” means all agreements, instruments, pleadings, orders or other documents (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, this Agreement, the Plan and/or the Restructuring Transaction, including, but not limited to, (i) the Plan Supplement, (ii) the Disclosure Statement and any motion seeking the approval thereof, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) the RSA Assumption Motion and the RSA Order, (vi) any “first day” motions (the “First Day Motions”), (vii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (viii) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility, and (ix) any documentation relating to the use of cash collateral, distributions provided to the holders of any Claims and Interests, any exit financing, organizational documents, shareholder-related agreements or other related documents, each of which shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any documents or provisions of such documents that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

(w) “Restructuring Support Period” means, with reference to any Party, the period commencing on the Restructuring Support Effective Date and ending on the earlier of (i) the Effective Date and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 5 hereof.

(x) “RSA Assumption Motion” means the motion and proposed form of order to be filed by the Debtors with the Bankruptcy Court seeking the assumption of this Agreement pursuant to section 365 of the Bankruptcy Code, authorizing the payment of certain fees, expenses and other amounts hereunder, and granting related relief, which motion and proposed form of order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(y) “RSA Order” means an order of the Bankruptcy Court approving the RSA Assumption Motion, which order shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

(z) “Secured Lenders’ Advisors” means (i) Wachtell, Lipton, Rosen & Katz (“Wachtell”), as counsel to Scotia as administrative agent under the Credit Agreement, (ii) Paul Hastings LLP (“Paul Hastings”), as counsel to Wells, (iii) one Delaware local counsel for the Secured Lenders, (iv) one Canadian local counsel for the Secured Lenders, (v) one Nevada local counsel for the Secured Lenders, (vi) RPA Advisors, LLC, as financial advisor to the Initial Secured Lenders, and (vii) JDS Energy & Mining USA LLC (“JDS”), as financial advisor to Wells (provided that JDS has only been engaged prior to, and shall only be included as a Secured Lender Advisor with respect to, the time period prior to the Restructuring Support Effective Date).

(aa) “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(bb) “Swap Claims” means any and all claims arising under the ISDA 2002 Master Agreement, dated as of May 15, 2012, between ANV and Scotia, as amended, supplemented or otherwise modified from time to time, together with all trade confirmations, schedules, exhibits, appendices and annexes thereto (the “Swap”).

(cc) “Transaction Expenses” means all reasonable and documented fees, costs and expenses of the Consenting Noteholders’ Advisors and Secured Lenders’ Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and enforcement of this Agreement, the Plan, the Disclosure Statement and any of the other Restructuring Documents, and the transactions contemplated thereby, or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters entered into between the Company and the applicable Consenting Noteholders’ Advisors or Secured Lenders’ Advisors (as supplemented and/or modified by this Agreement), as applicable, or (B) as provided in the DIP Order.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

3. Agreements of the Creditor Parties.

(a) Support of Restructuring Transaction. Each of the Creditor Parties agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders or unless required (or prohibited) by applicable law, such Creditor Party shall:

(i) support, and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan);

(ii) (A) subject to the receipt by the Creditor Parties of the Disclosure Statement approved by the Disclosure Statement Order, timely vote, or cause to be voted, its Claims and Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following commencement of the Solicitation, pursuant to the terms of the Disclosure Statement Order, and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Creditor Party at any time following the expiration of the Restructuring Support Period (it being understood by the Parties that any modification of a Plan that results in a termination of this Agreement pursuant to Section 5 hereof shall entitle such Creditor Party the opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation materials with respect to the Plan shall be consistent with this proviso);

(iii) not (A) directly or indirectly propose, support, assist, solicit, or vote for, any Alternative Transaction, (B) support or encourage the termination or modification of the Company’s exclusive period for the filing of a plan of reorganization or the Company’s exclusive period to solicit a plan of reorganization, (C) take any other action, including but not limited to initiating any legal proceedings or enforcing rights as a holder of Claims and Interests that is inconsistent with this Agreement or the Restructuring Documents, or that would reasonably be expected to prevent, interfere with, delay or impede the implementation or consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation and confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan); and (D) oppose or object to, or support any other Person’s efforts to oppose or object to, the approval of the First Day Motions and any other motions filed by the Company in furtherance of the Restructuring Transaction that are consistent with this Agreement;

(iv) timely vote or cause to be voted its Claims and Interests against any Alternative Transaction;

(v) if holders of the Notes have requested the Indenture Trustee to exercise rights or remedies under the Indenture or if the Indenture Trustee shall have publicly announced that it intends to exercise rights or remedies under the Indenture, direct the Indenture Trustee not to exercise any rights (including rights of acceleration or payment) or remedies or assert or bring any claims under or with respect to the Indenture; and

(vi) support any recognition or similar proceedings filed in Canada by the Company to address any class action proceedings against the Company pending in the Canadian courts;

provided, however, that nothing in this Section 3(a) shall require any Creditor Party to incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in material expenses, liabilities or other obligations to any Creditor Party.

Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of (1) the agent under the DIP Facility or any of the DIP Orders (as defined below) or any of the DIP Lenders under or with respect to the DIP Facility or any of the DIP Orders (except as expressly provided by this Agreement and the Restructuring Term Sheet with respect to the standstill of 30 days with respect to the exercise of remedies against collateral in favor of the holders of the ABL Claims and the Swap Claims, the junior status of the DIP Facility with regard to the ABL Claims and the Swap Claims, and the limitations on repayment of the DIP Facility in certain circumstances prior to payment of the ABL Claims and the Swap Claims), or (2) either of the Initial Secured Lenders under any of the DIP Orders.

(b) Rights of Creditor Parties Unaffected. Nothing contained herein shall limit (i) the rights of a Creditor Party under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Creditor Party’s obligations hereunder; (ii) the ability of a Creditor Party to purchase, sell or enter into any transactions in connection with the Notes or the Claims and Interests, subject to the terms hereof; (iii) any right of any Creditor Party under (x) the Indenture, the Credit Agreement or the Swap (including the right of any Creditor Party to terminate the Swap or any provision thereof in accordance with the terms thereof), or constitutes a waiver or amendment of any provision of the Indenture, the Credit Agreement or the Swap, as applicable, and (y) any other applicable agreement, instrument or document that gives rise to a Creditor Party’s Claims and Interests, or constitutes a waiver or amendment of any provision of any such agreement, instrument or document, subject to the terms of Section 3(a) hereof; (iv) the ability of a Creditor Party to consult with other Creditor Parties or the Company; or (v) the ability of a Creditor Party to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

(c) Transfers. Each Creditor Party agrees that, for the duration of the Restructuring Support Period, such Creditor Party shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any of its Claims and Interests, or any option thereon or any right or interest therein (including granting any proxies, depositing any Claims and Interests into a voting trust or entering into a voting agreement with respect to any Claims and Interests) (collectively, “Transfer”), unless the transferee of such Claims and Interests (the “Transferee”) either (i) is a Creditor Party or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of the Parties, to become a Creditor Party and to be bound by all of the terms of this Agreement applicable to a Creditor Party (including with respect to any and all claims or interests it already may own or control against or in the Company prior to such Transfer) by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), and by delivering an executed copy thereof to Akin Gump Strauss Hauer & Feld LLP, Stroock, Wachtell and Paul Hastings (in each case, at the address for such law firms set forth in Section 21 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Consenting Noteholder or Secured Lender, as applicable, hereunder to the extent of such transferred Claims and Interests (and all claims or interests it already may own or control against or in the Company prior to such Transfer) and (y) the transferor Creditor Party shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of such transferred Claims and Interests. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 3(c) shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests. Each Creditor Party agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Creditor Party shall have the right to enforce the voiding of such Transfer.

(d) Qualified Market Maker. Notwithstanding anything herein to the contrary, (i) any Creditor Party may Transfer any of its Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Creditor Party; provided, however, that the Qualified Marketmaker subsequently Transfers all right, title and interest in such Claims and Interests to a Transferee that is or becomes a Creditor Party as provided above, and the Transfer documentation between the transferring Creditor Party and such Qualified Marketmaker shall contain a requirement that provides as such (the transferring Creditor Party shall use commercially reasonable efforts to allow the Company to be an explicit third party beneficiary of such requirement); and (ii) to the extent any Creditor Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Creditor Party without the requirement that the Transferee be or become a Creditor Party. Notwithstanding the foregoing, if, at the time of the proposed Transfer of such Claims and Interests to the Qualified Marketmaker, such Claims and Interests (x) may be voted on the Plan or any Alternative Transaction, the proposed transferor Creditor Party must first vote such Claims and Interests in accordance with the requirements of Section 3(a), or (y) have not yet been and may not yet be voted on the Plan or any Alternative Transaction and such Qualified Marketmaker does not Transfer such Claims and Interests to a subsequent Transferee prior to the fifth (5th) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Creditor Party with respect to such Claims and Interests in accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Creditor Party with respect to such Claims and Interests at such time that the Transferee of such Claims and Interests becomes a Creditor Party with respect to such Claims and Interests). For these purposes, “Qualified Marketmaker” means an entity that (X) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims and Interests, or enter with customers into long and/or short positions in Claims and Interests, in its capacity as a dealer or market maker in such Claims and Interests; and (Y) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(e) Additional Claims. To the extent any Creditor Party (i) acquires additional Claims and Interests or (ii) holds or acquires any other claims against or interests in the Company, such Creditor Party agrees that any of the foregoing shall automatically and immediately be deemed subject to this Agreement, including the obligations with respect to Claims and Interests set forth in Section 3(a) hereof.

4. Agreements of the Company.

(a) Affirmative Covenants. The Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Noteholders and (except as set forth below) the Requisite Secured Lenders, the Company shall:

(i) (A) complete the preparation, as soon as reasonably practicable after the Restructuring Support Effective Date, of each of the Plan, the Disclosure Statement and the other Restructuring Documents (including, without limitation, all motions, applications, orders, agreements and other documents, each of which, for the avoidance of doubt, shall contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders, and the Requisite Secured Lenders to the extent set forth herein), (B) provide the Plan, the Disclosure Statement and the other Restructuring Documents to, and afford reasonable opportunity of comment and review of such documents by, the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors no less than three (3) business days in advance of any filing, execution, distribution or use (as applicable) thereof, except (in the case of any Restructuring Document other than the Plan, the Disclosure Statement, the DIP Facility Motion, the motion to approve the Disclosure Statement and Solicitation, the Plan Supplement, the RSA Assumption Motion and any other material Restructuring Document) if the applicable Restructuring Document cannot be so provided to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors due to exigent circumstances, and (C) consult in good faith with the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors regarding the form and substance of any of such documents in advance of the filing, execution, distribution or use (as applicable) thereof;

(ii) unless otherwise required by the Bankruptcy Court, cause the amount of the Claims and Interests held by the Consenting Noteholders and the Secured Lenders on the signature pages attached to this Agreement or to any Joinder Agreement;

(iii) (A) support and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan and the consummation of the Restructuring Transaction pursuant to the Plan) and (B) not take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the implementation or consummation of the Restructuring Transaction;

(iv) comply with each of the following:

(A) commence the Chapter 11 Cases in the Bankruptcy Court and file the First Day Motions no later than March 15, 2015 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

(B) obtain entry of an Interim Order approving the DIP Facility Motion (the “Interim DIP Order”) no later than 5 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(C) obtain entry of the RSA Order by the Bankruptcy Court as soon as practicable after the Petition Date, but in no event later than 45 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(D) obtain entry of a Final Order approving the DIP Facility Motion (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) no later than 35 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders);

(E) obtain entry of a Final Order approving bidding procedures filed with the Bankruptcy Court with respect to the mining exploration properties (including any royalties, profit interests or other payment streams related thereto) described on Schedule I attached hereto (the “Bidding Procedures”) no later than 45 calendar days after the Petition Date, which order shall be in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders, and the Requisite Secured Lenders;

(F) file the Plan, the Disclosure Statement and motion for approval of the Disclosure Statement and associated Solicitation procedures with the Bankruptcy Court no later than 45 calendar days after the Petition Date;

(G) obtain entry of the Disclosure Statement Order by the Bankruptcy Court no later than 80 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance (i) reasonably acceptable to the Company and the Requisite Consenting Noteholders and (ii) solely with respect to such provisions that relate to the Secured Lenders, the Credit Agreement, the Swap or the treatment of the ABL Claims or the Swap Claims, reasonably acceptable to the Requisite Secured Lenders);

(H) commence the Solicitation no later than 95 calendar days after the Petition Date;

(I) obtain entry of the Confirmation Order by the Bankruptcy Court no later than 135 calendar days after the Petition Date (which order, for the avoidance of doubt, shall be materially consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders; provided, however, that any provisions therein that are, or that relate to, the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders); and

(J) cause the Effective Date to occur no later than 150 calendar days after the Petition Date;

(v) conduct their business only in the ordinary course in a manner that is consistent with past practices, and shall use commercially reasonable efforts to preserve intact their business organization and (subject to such modifications and changes as may be made by the Company in its reasonable and prudent business judgment that do not have an adverse effect in any material respect on the Company) relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees;

(vi) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases or (D) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(vii) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or with respect to any of the adequate protection granted to the Secured Lenders pursuant to the Interim DIP Order, the Final DIP Order or otherwise;

(ix) provide to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, and direct their employees, officers, advisors and other representatives to provide the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, (A) reasonable access (without any material disruption to the conduct of the Company’s businesses) during normal business hours to the Company’s books, records and facilities, (B) reasonable access to the management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (C) timely and reasonable responses to all reasonable diligence requests, and (D) information with respect to all material executory contracts and unexpired leases of the Company;

(x) promptly notify the Consenting Noteholders and the Requisite Secured Lenders of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened);

(xi) comply in all material respects with the covenants and other obligations of the Company contained in the DIP Facility (subject to any amendments and/or waivers to such covenants and other obligations that may be provided by the requisite DIP Lenders);

(xii) assume or reject each of the Company’s executory contracts and unexpired leases as agreed between the Company and the Requisite Consenting Noteholders (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (xii), or be entitled to consent to any amendment, supplement or waiver thereof, if such contracts or leases are, or relate to, the Excluded Matters);

(xiii) no later than 30 days after the Restructuring Support Effective Date, enter into an agreement with a third party service provider to assist the Company with establishing a demonstration plant that will (A) have a processing capacity of 5-10 tons per day, (B) include a primary ball mill, flotation cells, a regrind mill and alkaline oxidation cyanide leaching, and (C) be in operation for at least three (3) months or until the concept, operating costs and reagent consumption is fully demonstrated (the plant is to be located at the Company’s Hycroft Mine and be available for potential purchasers of the Company to view onsite), such agreement and service provider to be reasonably acceptable to the Requisite Consenting Noteholders; and

(xiv) use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring Transaction or the approval by the Bankruptcy Court of the Restructuring Documents.

(b) Negative Covenants. The Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Consenting Noteholders and (except as set forth below) the Requisite Secured Lenders, the Company shall not, directly or indirectly, do or permit to occur any of the following:

(i) seek, solicit, propose or support an Alternative Transaction; provided, however, that the Company, directly or indirectly through any of its representatives or advisors, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal that the Company determines in good faith could be an Alternative Transaction, and furnish such third party non-public information relating to the Company pursuant to an executed confidentiality agreement; provided, that the Company shall, subject to such confidentiality restrictions as reasonably required by the Company (it being understood that the Company will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between the Company and any of the Consenting Noteholders that is in effect on the date hereof), within 24 hours of the receipt of such proposal, notify the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors of the receipt of such proposal, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved, and shall thereafter promptly inform the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors of any negotiations or discussions related to, any amendments, modifications or other changes to, or any further developments of, such proposal;

(ii) (A) amend, supplement, modify or waive any term, condition or provision under the Plan or any of the other Restructuring Documents, in whole or in part (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (A), or be entitled to consent to any amendment, supplement or waiver thereof, if such term, condition or provision is, or relates to, an Excluded Matter); (B) publicly announce its intention not to pursue the

Restructuring Transaction; (C) suspend or revoke the Restructuring Transaction; or (D) execute, file or agree to file any Restructuring Documents (including any modifications or amendments thereof) that, in whole or in part, are not materially consistent in any respect with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Noteholders and the Requisite Secured Lenders;

(iii) move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of an executory contract (including, without limitation, any employment agreement or employee benefit plan) or unexpired lease, other than in accordance with this Agreement or the Plan (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (iii), or be entitled to consent to any amendment, supplement or waiver thereof, if such contract or lease is, or relates to, an Excluded Matter);

(iv) commence an avoidance action or other legal proceeding that challenges the validity, enforceability or priority of the Indenture or the Notes, any Note Claims, any ABL Claims, or any Swap Claims;

(v) enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral, exit financing and/or other financing arrangements, other than the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility; or

(vi) take any action or file any motion, pleading or other Restructuring Document with the Bankruptcy Court (including any modifications or amendments thereof) that is inconsistent in any material respect with this Agreement or the Plan (provided, that the Secured Lenders shall not be entitled to the benefits of this clause (vi), or be entitled to consent to any amendment, supplement or waiver thereof, if such motion, pleading or other Restructuring Document is, or relates to, an Excluded Matter).

5. Termination of Agreement.

(a) Creditor Party Termination Events. Upon written notice (the “Creditor Party Termination Notice”) from the Requisite Consenting Noteholders or the Requisite Secured Lenders (as applicable) delivered in accordance with Section 21 hereof, at any time after the occurrence of, and during the continuation of, any of the following events, in each case, unless waived in writing by both the Requisite Consenting Noteholders and the Requisite Secured Lenders (each, a “Creditor Party Termination Event”), (x) the Requisite Consenting Noteholders may terminate this Agreement with respect to all Parties and (y) the Requisite Secured Lenders may terminate this Agreement only with respect to all Secured Lenders:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Company of any of its covenants, obligations, representations or warranties contained in this Agreement (other than covenants set forth in Section 4(a)(iv)), and, to the extent such breach is curable, such breach remains uncured for a period of five (5) business days from the date the Company receives a Creditor Party Termination Notice; provided, however, that if the applicable covenant, obligation, representation or warranty is for the benefit of only one Creditor Group, then only such Creditor Group shall be entitled to exercise a Creditor Party Termination Event with respect to such breach pursuant to this clause (i);

(ii) the failure of the Company to satisfy any of the covenants set forth in Section 4(a)(iv) hereof; provided, however, that if such failure is primarily the result of a material breach by any of the Creditor Parties of its obligations under this Agreement, then the Creditor Group of which such breaching Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such failure pursuant to this clause (ii);

(iii) the occurrence of (A) an “Event of Default” under the DIP Facility (that is not otherwise cured or waived in accordance with the terms thereof) or (B) an acceleration of the obligations or termination of commitments under the DIP Facility; provided, however, that if such occurrence is primarily the result of a material breach by any of the Creditor Parties of its obligations under this Agreement, then the Creditor Group of which such breaching Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such occurrence pursuant to this clause (iii);

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transaction, unless such ruling, judgment or order has not been stayed, reversed or vacated within three (3) business days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of the Creditor Parties, then the Creditor Group of which such requesting Creditor Party is a member shall not be entitled to exercise a Creditor Party Termination Event with respect to such issuance pursuant to this clause (iv);

(v) the occurrence of a Material Adverse Effect;

(vi) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $300,000;

(vii) the Bankruptcy Court grants relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(viii) the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(ix) the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract (including any employment agreement, severance agreement or other employee benefit plan) or unexpired lease other than in accordance with this Agreement or the Plan;

(x) the Company seeks, solicits, proposes or supports an Alternative Transaction;

(xi) the Company (A) withdraws the Plan or publicly announces its intention to withdraw the Plan or to pursue an Alternative Transaction, (B) moves to voluntarily dismiss any of the Chapter 11 Cases, (C) moves for conversion of any of the Chapter 11 Cases to chapter 7 under the Bankruptcy Code, or (D) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(xii) the waiver, amendment or modification of the Plan or any of the other Restructuring Documents, or the filing by the Company of a pleading seeking to waive, amend or modify any term or condition of the Plan or any of the other Restructuring Documents, which waiver, amendment, modification or filing is materially inconsistent with this Agreement or the Plan; provided, however, that the Requisite Secured Lenders shall not be entitled to exercise a Creditor Party Termination Event described in this clause (xii) if such waiver, amendment or modification is, or relates to, an Excluded Matter;

(xiii) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Note Claims, the ABL Claims, or the Swap Claims; provided, however, that (A) only the Requisite Consenting Noteholders shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Note Claims, (B) only the holders of a majority in aggregate principal amount of the ABL Claims shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the ABL Claims, and (C) only holders of a majority in aggregate notional amount of the Swap Claims shall be entitled to exercise a Creditor Party Termination Event with respect to or as a result of an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, the Swap Claims, in each case, pursuant to this clause (xiii);

(xiv) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Credit Agreement (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise);

(xv) the Company fails to enter into the DIP Credit Agreement and/or the loans under the DIP Facility are not funded on or prior to the earlier of (A) seven (7) calendar days after the Petition Date and (B) two (2) days after the date on which the Bankruptcy Court enters the Interim DIP Order, whether or not such failure is a result of the Company’s entering into an alternative debtor in possession credit facility or another Alternative Transaction;

(xvi) the failure to satisfy any of the conditions to effectiveness set forth in the Plan by the deadlines set forth in the Plan;

(xvii) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(xviii) with respect to the Secured Lenders, (A) the Secured Lenders fail to receive the $10 million paydown contemplated under “Adequate Protection for ABL Claims and Swap Claims” in the Restructuring Term Sheet, (B) the adequate protection provided to the

Secured Lenders under the Interim DIP Order or Final DIP Order is modified, amended, terminated or revised in a manner that is adverse to the Secured Lenders without the consent of the Requisite Secured Lenders, (C) cash in an amount equal to 100% of the net cash proceeds from the sale of exploration properties, assets currently identified as Held for Sale on Balance Sheet, and other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business) are not used to repay ABL Claims and Swap Claims, or (D) the Interim DIP Order or Final DIP Order is modified, amended, terminated or revised without the consent of the Requisite Secured Lenders in a manner materially adverse to the Secured Lenders; or

(xix) with respect to the Consenting Noteholders, the Secured Lenders terminate this Agreement with respect to the Secured Lenders pursuant to this Section 5.

(b) Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 5(b)), upon written notice (the “Company Termination Notice” and, together with a Creditor Party Termination Notice, a “Termination Notice”) delivered in accordance with Section 21 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event” and, together with the Creditor Party Termination Events, the “Termination Events”) unless waived in writing by the Company:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Noteholders of any of their covenants, obligations, representations or warranties contained in this Agreement such that the non-breaching Consenting Noteholders own or control less than 66-2/3% in principal amount of the Notes, which breach remains uncured for a period of five (5) business days from the date such Consenting Noteholders(s) receive(s) the Company Termination Notice;

(ii) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Secured Lenders of any of their covenants, obligations, representations or warranties contained in this Agreement such that the non-breaching Secured Lenders own or control less than 66-2/3% in the aggregate amount of the ABL Claims and Swap Claims (taken together), which breach remains uncured for a period of five (5) business days from the date such Creditor Party(ies) receive(s) the Company Termination Notice; provided, however, that the exercise by the Company of a Company Termination Event described in this clause (ii) shall only terminate this Agreement between the Company and the Secured Lenders;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transaction, unless, in each case, such ruling, judgment or order has been issued at the request of the Company, or, in all other circumstances, such ruling, judgment or order has not been stayed, reversed or vacated within three (3) business days after such issuance;

(iv) the board of directors of the Company, after consultation with outside counsel, reasonably determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

(v) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases; or

(vi) the Requisite Secured Lenders terminate this Agreement with respect to the Secured Lenders pursuant to Section 5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (vi) if the Company is then in material breach of this Agreement.

(c) Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company, the Requisite Consenting Noteholders, and the Requisite Secured Lenders.

(d) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 and except as provided in Section 15 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Indenture and any ancillary documents or agreements thereto; provided, however, that (x) in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement and (y) the termination of this Agreement by the Requisite Secured Lenders pursuant to Section 5(a) shall only terminate this Agreement, and the liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, between the Company and the Consenting Noteholders, on the one hand, and the Secured Lenders, on the other, and this Agreement (and the liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement) shall continue as between the Company and the Consenting Noteholders (unless this Agreement was previously, or is concurrently or subsequently, terminated by such Parties pursuant to the terms of this Section 5). Notwithstanding anything to the contrary herein, any of the Termination Events may be waived in accordance with the procedures established by Section 9 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Agreement at a time when permission of the Bankruptcy Court shall be required for a Creditor Party to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by such Creditor Party to change or withdraw (or cause to change or withdraw) such vote at such time.

(e) Automatic Stay. The Company acknowledges and agrees, and shall not dispute, that after the commencement of the Chapter 11 Cases, the giving of a Termination Notice by any of the Creditor Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Requisite Consenting Noteholders and the Requisite Secured Lenders.

6. Good Faith Cooperation; Further Assurances; Acknowledgement.

The Parties shall cooperate with each other in good faith and shall coordinate their activities with each other (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Restructuring Transaction, and (b) the pursuit and support of the Restructuring Transaction (including confirmation of the Plan). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring Transaction, including making and filing any required governmental or regulatory filings and voting any claims against or securities of the Company in favor of the Plan (provided that none of the Creditor Parties shall be required to incur any material expenses, liabilities or other obligations in connection therewith), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. This Agreement is not, and shall not be deemed, a solicitation of votes for the acceptance of a chapter 11 plan of reorganization or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Creditor Parties will not be solicited until the Creditor Parties have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

7. Restructuring Documents.

Each Party hereby covenants and agrees to: (i) negotiate in good faith the Plan, the Disclosure Statement and the other Restructuring Documents (all of which shall, for the avoidance of doubt, contain terms and conditions materially consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company and the Requisite Consenting Noteholders and Requisite Secured Lenders as and to the extent set forth herein); and (ii) execute (to the extent such Party is a party thereto) and otherwise support the Restructuring Documents, as applicable.

8. Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Creditor Party becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and perform its obligations contemplated under this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than breaches that arise from the filing of the Chapter 11 Cases;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state or governmental authority, regulatory body or commission, except such filings as may be necessary or required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any rule or regulation promulgated thereunder (the “Exchange Act”), “blue sky” laws or the Bankruptcy Code; and

(iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Creditor Party severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Creditor Party becomes a party hereto), such Creditor Party (i) is the beneficial owner of the principal or notional (as applicable) amount (which amount shall be denominated in the applicable currency) or number of Claims and Interests, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Creditor Party that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owners of such Claims and Interests, (A) full power and authority to vote on and consent to matters concerning such Claims and Interests, or to exchange, assign and Transfer such Claims and Interests, or (B) full power and authority to bind or act on the behalf of, such beneficial owners with respect to such Claims and Interests.

(c) Each Creditor Party severally (and not jointly) represents and warrants to the Company that, such Creditor Party or has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Creditor Party herein or would render such Creditor Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

(d) Each Creditor Party severally (and not jointly) represents and warrants to the Company that the Claims and Interests owned by such Creditor Party are free and clear of any option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, that would reasonably be expected to adversely affect in any way the performance by such Creditor Party of its obligations contained in this Agreement at the time such obligations are required to be performed.

(e) Each Creditor Party severally (and not jointly) represents and warrants to the Company that it (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended).

(f) The Company represents and warrants to the Creditor Parties that (i) there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Transaction and (ii) true, correct and complete copies of all contracts, agreements and other arrangements requiring the Company to indemnify, hold harmless, or advance or reimburse expenses of, any officers, directors, employees or agents of the Company (x) have been disclosed as exhibits to the Company’s public filings with the Securities and Exchange Commission or otherwise disclosed or made available to the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors (including by placement in an online data room) or (y) are otherwise substantially similar to, and do not impose obligations on the Company that are materially greater or more burdensome than, those that have been so disclosed or made available.

It is understood and agreed that the representations and warranties made by a Creditor Party that is an investment manager of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager.

9. Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by the Company, the Requisite Consenting Noteholders and (except as otherwise provided in this Agreement) the Requisite Secured Lenders; provided, however, that (a) any modification of, or amendment or supplement to, this Section 9 or the definition of Requisite Consenting Noteholders or Requisite Secured Lenders shall require the written consent of all of the Parties, (b) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Consenting Noteholder (in its capacity as a holder of Note Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Consenting Noteholders (in their capacity as holders of Note Claims) set forth in this Agreement (other than in proportion to the amount of such Note Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Consenting Noteholder (it being understood that determining whether consent of any Consenting Noteholder is required pursuant to this clause (b), no personal circumstances of such Consenting Noteholder shall be considered), (c) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Secured Lender (in its capacity as a holder of ABL Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Secured Lenders (in their capacity as holders of ABL Claims) set forth in this Agreement (other than in proportion to the amount of such ABL Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Secured Lender (it being understood that determining whether consent of any Secured Lender is required pursuant to this clause (c), no personal circumstances of such Secured Lender shall be considered), and (d) if any such amendment, modification, waiver or supplement would adversely affect any of the rights or obligations (as applicable) of any Secured Lender (in its capacity as a holder of Swap Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any of the other Secured Lenders (in their capacity as holders of Swap Claims) set forth in this Agreement (other than in proportion to the amount of such Swap Claims), such amendment, modification, waiver or supplement shall also require the written consent of such affected Secured Lender (it being understood that determining whether consent of any Secured Lender is required pursuant to this clause (d), no personal circumstances of such Secured Lender shall be considered). In determining whether any consent or approval has been given or obtained by the Requisite Consenting Noteholders, any then-existing Consenting Noteholder that is in material breach of its covenants, obligations or representations under this Agreement (and the respective Notes held by such Creditor Party) shall be excluded from such determination and the Notes held by such Consenting Noteholder shall be treated as if they were not outstanding. A Creditor Party Termination Event may not be waived except in a writing signed by the Requisite Consenting Noteholders and the Requisite Secured Lenders, unless such Creditor Party Termination Event allows only one Creditor Party to terminate this Agreement pursuant to Section 5, in which case, the Requisite Consenting Noteholders or the Requisite Secured Lenders (as applicable) can waive such Creditor Party Termination Event.

10. Transaction Expenses.

Whether or not the transactions contemplated by this Agreement are consummated and, in each case, subject to the terms of the applicable engagement letter and (after the DIP Orders are entered by the Bankruptcy Court) the DIP Orders, the Company hereby agrees to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Restructuring Support Effective Date shall be paid in full on the Restructuring Support Effective Date, (ii) prior to the Petition Date and after the Restructuring Support Effective Date, all accrued and unpaid Transaction Expenses shall be paid by the Company on a regular and continuing basis promptly (but in any event within five (5) Business Days) and no later than the business day prior to the Petition Date against receipt of reasonably detailed invoices, (iii) after the Petition Date, all accrued and unpaid Transaction Expenses shall, subject to the RSA Order, be paid by the Company on a regular and continuing basis promptly (but in any event within fifteen (15) days) against receipt of reasonably detailed invoices, (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall, subject to the RSA Order, be paid promptly (but in any event within fifteen (15) days), against receipt of reasonably detailed invoices, and (v) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall, subject to the RSA Order, be paid on the Effective Date against receipt of reasonably detailed invoices, without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

The terms set forth in this Section 10 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company hereby acknowledges and agrees that the Creditor Parties have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring Transaction, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company, and that the Creditor Parties have made a substantial contribution to the Company. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company shall reimburse or pay (as the case may be) all reasonable and documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company hereby acknowledges and agrees that the Transaction Expenses are of the type that should be entitled to treatment as, and the Company shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

11. Effectiveness.

This Agreement shall become effective and binding upon the Parties on the date when counterpart signature pages to this Agreement have been executed and delivered by the Company and each of the Initial Consenting Noteholders and the Initial Secured Lenders (such date, the “Restructuring Support Effective Date”); provided, however, that signature pages executed by the Creditor Parties shall be delivered to (a) other Creditor Parties in a redacted form that removes the Creditor Parties’ holdings of Claims and Interests, and (b) the Company in an unredacted form. With respect to any Creditor Party that becomes a party to this Agreement by executing and delivering a Joinder Agreement after the Restructuring Support Effective Date, this Agreement shall become effective as to such Creditor Party at the time such Joinder Agreement is delivered to the Company.

12. Conflicts Between this Agreement and the Restructuring Term Sheet and Related Transaction Documents and Between the Plan and this Agreement.

In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and/or the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement and/or the Restructuring Term Sheet, the terms of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 12 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

13. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE COMPANY, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy of any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

15. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 15 and Sections 5(d), 5(e), 9, 10, 13, 14, 16, 17, 18, 19, 21, 22, 23, 24, 25, 26 and 27 hereof (and any defined terms used in any such Sections), the last paragraph of Section 2, and the last paragraph of Section 3(a), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

16. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 17 shall be deemed to permit sales, assignments or other Transfers of the Claims and Interests or other claims against or interests in the Company other than in accordance with Sections 3(c) and 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 17 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.

18. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

19. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Creditor Party shall continue in full force and effect.

20. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail or otherwise, which shall be deemed to be an original for the purposes of this Section 20.

21. Notices.

All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) business day after deposit with an overnight courier service or (d) three (3) business days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses, facsimile numbers or e-mail addresses (or at such other addresses, facsimile numbers or e-mail addresses for a Party as shall be specified by like notice):

If to the Company:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, NV 89521

Facsimile: (775) 358-4458

Email: Steve.Jones@AlliedNevada.com

Attention: Stephen Jones

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention: Ira Dizengoff, Esq. (idizengoff@akingump.com) and

Philip C. Dublin, Esq. (pdublin@akingump.com)

If to the Consenting Noteholders:

To each Consenting Noteholder at the addresses, facsimile numbers or e-mail addresses set forth below the Consenting Noteholders’ signature page to this Agreement (or to the signature page to a Joiner Agreement in the case of any Consenting Noteholder that becomes a party hereto after the Restructuring Support Effective Date)

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 806-6006

Attention: Kristopher Hansen (khansen@stroock.com), Brett Lawrence (blawrence@stroock.com) and Jayme Goldstein (jgoldstein@stroock.com)

If to the Secured Lenders:

To each Secured Lender at the addresses, facsimile numbers or e-mail addresses set forth below the Secured Lenders’ signature page to this Agreement (or to the signature page to a Joiner Agreement in the case of any Secured Lender that becomes a party hereto after the Restructuring Support Effective Date)

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention:	Richard Mason (RGMason@wlrk.com)
John R. Sobolewski (JRSobolewski@wlrk.com)

and

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Facsimile: (212) 230-7699

Attention:	Andrew V. Tenzer (andrewtenzer@paulhastings.com)

22. Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company. Without limiting the foregoing sentence in any way, if the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23. Prevailing Party.

If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to the reimbursement of all reasonable fees and expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such action or proceeding, from the non-prevailing Party.

24. Fiduciary Duties.

Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Company or any directors or officers of the Company to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under applicable law, and (ii) to the extent that such fiduciary obligations require the Company or any directors or officers of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 24 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event that may arise as a result of any such action or omission.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any directors or officers of the Company that did not exist prior to the execution of this Agreement.

25. Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Restructuring Transaction contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

26. Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Creditor Parties under this Agreement shall be several, not joint. It is understood and agreed that no Creditor Party has any duty of trust or confidence in any kind or form with any other Creditor Party or the Company, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Creditor Party may trade in the claims or other debt or equity securities of the Company without the consent of the Company or any other Creditor Party, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Creditor Party shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Creditor Parties or the Company shall in any way affect or negate this understanding and agreement.

27. Disclosure; Publicity.

The Company shall submit drafts to the Consenting Noteholders and the Initial Secured Lenders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) business days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by law or court order, no Party or its advisors shall (a) use the name of any Creditor Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transaction or any of the Restructuring Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Creditor Party), other than advisors to the Company, the principal amount or percentage of any Claims held by any Creditor Party, in each case, without such Creditor Party’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Creditor Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by any Creditor Group, collectively. Notwithstanding the provisions in this Section 27, (x) any Party hereto may disclose the identities of the Parties hereto in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, (y) any Party hereto may disclose, to the extent expressly consented to in writing by a Creditor Party, such Creditor Party’s identity and individual holdings, and (z) the Company may disclose the put option payments payable or paid in connection with the Restructuring as described in the Restructuring Term Sheet.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Allied Nevada Gold Corp.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Central LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Cortez LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG North LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

[Restructuring Support Agreement Signature Pages]

Hasbrouck Production Company LLC

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Hycroft Resources & Development, Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Chief Financial Officer

[Restructuring Support Agreement Signature Pages]

CI Investments Inc.

By:	/s/ Kevin McSweeney
	Name:	Kevin McSweeney
	Title:	VP, Portfolio Management

By:	/s/ Carlton Ling
	Name:	Carlton Ling
	Title:	VP, Portfolio Management

[Restructuring Support Agreement Signature Pages]

Third Avenue Trust, on behalf of Third Avenue Focused Credit Fund

By:	/s/ W. James Hall
	Name:	W. James Hall
	Title:	General Counsel

[Restructuring Support Agreement Signature Pages]

[CONSENTING NOTEHOLDER]

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	General Counsel & Chief Operating Officer Whitebox Advisors LLC

[Restructuring Support Agreement Signature Pages]

Aristeia Capital, LLC (as investment advisor for certain funds who are the owners of Notes)

	By:	/s/ William R. Techer
		Name:	William R. Techer
		Title:	Manager

/s/ Andrew B. David
Andrew B. David
General Counsel
Aristeia Capital, L.L.C.

[Restructuring Support Agreement Signature Pages]

Guardian Capital LP

By:	/s/ Derrick Knie
	Name:	DERRICK KNIE
	Title:	PORTFOLIO MANAGER FIXED INCOME

[Restructuring Support Agreement Signature Pages]

Newport Global Credit Fund (Master) LP

By:	/s/ Roger May
	Name:	Roger May
	Title:	COO

[Restructuring Support Agreement Signature Pages]

Wolverine Flagship Fund Trading Limited

By:	Wolverine Asset Management, LLC

By:	/s/ Ken Nadel
	Name:	Ken Nadel
	Title:	Chief Operating Officer, Wolverine Asset Management LLC, its investment advisor

[Restructuring Support Agreement Signature Pages]

CONSENTING NOTEHOLDER

MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, LP

By: MUDRICK CAPITAL MANAGEMENT, LP, its investment manager

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

BLACKWELL PARTNERS LLC

By: MUDRICK CAPITAL MANAGEMENT, LP, its investment manager

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

[Restructuring Support Agreement Signature Pages]

SECURED LENDER Wells Fargo Bank, National Association

By:	/s/ Peter Possemato
	Name:	Peter Possemato
	Title:	Director

[Restructuring Support Agreement Signature Pages]

THE BANK OF NOVA SCOTIA

By:	/s/ Jason Schneider
	Name:	Jason Schneider
	Title:	Vice President

By:	/s/ Clare Holan
	Name:	Clare Holan
	Title:	Senior Manager

[Restructuring Support Agreement Signature Pages]

EXHIBIT A

RESTRUCTURING TERM SHEET

EXECUTION VERSION

RESTRUCTURING TERM SHEET

ALLIED NEVADA GOLD CORP.

This term sheet (this “Term Sheet”) is a summary of indicative terms and conditions for a proposed restructuring transaction concerning Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its domestic direct and indirect subsidiaries party to the RSA (as defined below) (collectively with ANV, the “Company”), to be effectuated through a plan of reorganization under chapter 11 of title 11 of the United States Bankruptcy Code that is consistent in all material respects with the terms and conditions set forth in this Term Sheet and the RSA and otherwise acceptable in form and substance to the Company and the Requisite Consenting Noteholders (as defined in the RSA). The implementation of the terms and conditions reflected herein and all definitive documents in connection with the Restructuring Transaction (as defined in the RSA) are subject to the terms and conditions in the Restructuring Support Agreement, dated as of March 10, 2015 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “RSA”), by and among the Company and the holders of Notes (as defined below) party thereto as “Consenting Noteholders” thereunder, to which this Term Sheet is attached. The term “Notes” means the 8.75% senior unsecured notes due 2019 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof) issued by ANV pursuant to that certain Indenture, dated as of May 25, 2012 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), between ANV and Computershare Trust Company of Canada, as trustee. Capitalized terms used in this Term Sheet and not defined herein shall have the meanings ascribed to them in the RSA.

This Term Sheet is non-binding, is being presented for discussion and settlement purposes, and is entitled to protection from any use or disclosure to any Person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Term Sheet does not purport to summarize all of the terms, conditions, covenants and other provisions that may be contained in the fully negotiated and executed definitive documentation in connection with the Restructuring Transaction. No provision of this Term Sheet should be considered separate and apart from the whole. This Term Sheet does not constitute either (a) an offer for the purchase, sale or subscription of, or solicitation or invitation of any offer to buy, sell or subscribe for, any securities or (b) a solicitation of acceptances or rejections of a chapter 11 plan of reorganization pursuant to the Bankruptcy Code. Any such offer or solicitation shall be made only in compliance with all applicable securities laws of the United States and with the provisions of the Bankruptcy Code.

Until publicly disclosed in accordance with the terms of the RSA or the Confidentiality Agreement entered into by and among the Company and each of the Initial Consenting Noteholders, dated as of February 12, 2015, this Term Sheet and the information contained herein shall remain strictly confidential and may not be shared with any Person other than the Company, the Consenting Noteholders and their respective professional advisors, and, to the extent subject to and bound by a confidentiality obligation in favor of the Company that covers the RSA (including this Term Sheet), the lenders under the Credit Agreement and their professional advisors.

FILING ENTITIES/TIMING

Filing Entities	ANV and its direct and indirect domestic subsidiaries party to the RSA (collectively, the Debtors”).

Timing of Chapter 11 Cases	The Debtors will file voluntary petitions for relief under the Bankruptcy Code commencing cases (the “Chapter 11 Cases”) in the Bankruptcy Court no later than March 15, 2015. The material milestones for the Chapter 11 Cases shall be as set forth in the RSA.

Venue of Chapter 11 Cases	United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Canadian Recognition Proceeding	The Company may, in its discretion and in consultation with the Requisite Consenting Noteholders and the Requisite Secured Lenders, commence a recognition proceeding in Canada to address any class action proceedings pending in Canadian courts.
DIP FINANCING

DIP Financing

Second priority lien debtor in possession financing shall be provided by the DIP Lenders (as defined below) to the Debtors in an aggregate principal amount up to $78 million (the “Total DIP Commitment”), on the terms, subject to the conditions, and in reliance on the representations and warranties set forth in the Secured Multiple Draw Debtor-In- Possession Credit Agreement attached hereto as Annex I (with such changes thereto as may be agreed to by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, the “DIP Credit Agreement”), and subject to the approval of the Bankruptcy Court. The debtor in possession credit facility contemplated by the DIP Credit Agreement shall be referred to herein as the “DIP Facility”.

Initially, upon the request of the Company pursuant to the exercise of a put option hereby granted by the Backstop DIP Lenders to the Company, and in exchange for the put option payments described below, the DIP Facility shall be provided by the Initial Consenting Noteholders and/or certain affiliates of, and/or related funds or other vehicles of, the Initial Consenting Noteholders (collectively, in their capacities as such, the “Backstop DIP Lenders”), in accordance with their

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respective Backstop DIP Shares (as defined below). As consideration for the Company’s right to call their respective commitments to fund the DIP Facility in accordance with their respective Backstop DIP Shares (which commitments are evidenced hereby) (the “DIP Commitments”), the Backstop DIP Lenders shall receive from the Debtors a non-refundable put option payment (the “Backstop Put Option Payment”) equal to $2,340,000 (i.e. 3.0% of the Total DIP Commitment). The Backstop Put Option Payment shall be (i) due and owing on the Restructuring Support Effective Date and (ii) paid to the Backstop DIP Lenders on the Effective Date, on a pro rata basis (based on their respective Backstop DIP Shares), in the form of New Second Lien Convertible Term Loans in an aggregate principal amount equal to the Backstop Put Option Payment; provided, however, that if (1) the loans under the DIP Facility are repaid in their entirety in cash, (2) the loans under the DIP Facility are repaid, or are required to be repaid, prior to the scheduled maturity date under the DIP Facility (including by voluntary prepayment, mandatory prepayment, upon acceleration or otherwise), or (3) the Debtors fail to enter into the DIP Credit Agreement and/or the loans under the DIP Facility are not funded on or prior to the earlier of (x) ten (10) calendar days after the Petition Date and (y) two (2) business days after the date on which the Bankruptcy Court enters the interim order approving the DIP Facility Motion (the “Interim DIP Order”), whether or not such failure is a result of the Debtors’ entering into an alternative debtor in possession credit facility or another Alternative Transaction (any such event described in clause (1), (2) or (3) above, a “Cash Payment Event”), then the full amount of the Backstop Put Option Payment shall be payable in cash (A) in the case of a Cash Payment Event described in clause (1) above or clause (2) above, at the same time the other DIP Facility Claims are (or are required to be) paid pursuant to the terms of the DIP Credit Agreement and the other documents governing the DIP Facility, or (B) in the case of a Cash Payment Event described in clause (3) above, (x) at the time of the closing of any financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any sale of ANV, its subsidiaries or any assets of the foregoing), from the proceeds of such financing transaction (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction) or (y) otherwise, upon payment in full of all Swap Claims and ABL Claims.

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No DIP Lender, other than the Backstop DIP Lenders, shall be entitled to receive or share in any portion of the Backstop Put Option Payment. The Backstop Commitments of the Backstop DIP Lenders are several, not joint, obligations of the Backstop DIP Lenders, such that no Backstop DIP Lender shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop DIP Lender.

During the DIP Opportunity Period (as defined below), each holder of a Note that is a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act of 1933, as amended) (each, a “QIB”) as of the Restructuring Support Effective Date (including each Backstop DIP Lender, an “Eligible Noteholder”), other than the Backstop DIP Lenders, will be afforded the opportunity (the “DIP Opportunity”) to subscribe to a commitment under the DIP Facility in a principal amount up to its Eligible Share (as defined below) of the Total DIP Commitment. The DIP Opportunity shall commence after the date on which the Bankruptcy Court enters the Interim DIP Order and the Backstop DIP Lenders fund the initial loan amount under the DIP Credit Agreement (the “Commencement Date”) and shall end twenty (20) days after the Commencement Date (such period, the “DIP Opportunity Period”). The DIP Opportunity shall be conducted and consummated on terms, subject to conditions and in accordance with procedures that are acceptable to the Company and the Requisite Consenting Noteholders. The Eligible Noteholders that subscribe to commitments under the DIP Facility (including the Backstop DIP Lenders) are referred to herein as “DIP Lenders” and the commitments of such DIP Lenders under the DIP Facility are referred to herein as the “DIP Commitments”.

“Eligible Share” means, with respect to any Eligible Noteholder, a fraction, expressed as a percentage, the numerator of which is the aggregate principal amount of Notes owned or controlled by such Eligible Noteholder, and the denominator of which is the aggregate principal amount of Notes owned or controlled by all Eligible Noteholders (including the Backstop DIP Lenders), in each case as of the Restructuring Support Effective Date.

“Backstop DIP Share” means, with respect to any Backstop DIP Lender, a fraction, expressed as a percentage, the numerator of which is the aggregate principal amount of Notes owned or controlled by such Backstop DIP Lender, and

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the denominator of which is the aggregate principal amount of Notes owned or controlled by all Backstop DIP Lenders, in each case as of the Restructuring Support Effective Date. For purposes of determining any Backstop DIP Lender’s “Backstop DIP Share”, (x) all of the Notes that are owned or controlled by any affiliate or related fund of such Backstop DIP Lender that is not itself a Backstop DIP Lender (any such affiliate or related fund, a “Specified Affiliate”) shall be deemed to be owned and controlled by such Backstop DIP Lender; provided, however, that the Notes that are owned and controlled by a Specified Affiliate shall only count once towards determining the Backstop DIP Share(s) of the Backstop DIP Lender(s) of which it is an affiliate or related fund, and (y) all of the Notes that are owned or controlled by all Specified Affiliates shall be included in the denominator of such definition.

The DIP Facility shall be junior to the ABL Claims, the Swap Claims and the adequate protection described in “Adequate Protection for ABL Claims and Swap Claims” set forth below (the “Adequate Protection Claims”). The DIP Facility shall pay interest on a monthly basis at the rate of 12% per annum, 6% to be paid in cash and 6% to be paid in kind; provided, however, that if a Cash Payment Event described in clause (1) or clause (2) of the definition thereof shall occur, then all interest under the DIP Facility (including all accrued and unpaid interest) shall be payable in full in cash at the same time the other DIP Facility Claims are (or are required to be) paid pursuant to the terms of the DIP Credit Agreement and the other documents governing the DIP Facility.

The DIP Lenders shall receive from the Debtors a non-refundable upfront cash put option payment (the “Cash Put Option Payment”), payable in cash, in the aggregate amount of $780,000 (i.e., 1.0% of the Total DIP Commitment). The Cash Put Option Payment shall be for the Company’s right to call the DIP Commitments. The Cash Put Option Payment shall be due and owing in full on the Restructuring Support Effective Date, and the Debtors shall pay the entire Cash Put Option Payment on the date on which the Interim DIP Order is entered by the Bankruptcy Court; provided, however, that if a Cash Payment Event described in clause (3) of the definition thereof shall occur, then the Cash Put Option Payment shall be payable in full in cash, (x) at the time of the closing of any financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any

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sale of ANV, its subsidiaries or any assets of the foregoing), from the proceeds of such financing transaction (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction) or (y) otherwise, upon payment in full of all Swap Claims and ABL Claims.

The Cash Put Option Payment will be paid to the DIP Lenders on a pro rata basis (based on their respective DIP Commitments) in cash by wire transfer of immediately available funds (it being understood that the Cash Put Option Payment shall be paid by the Debtors to the Backstop DIP Lenders on a pro rata basis (based on their respective Backstop Shares), and the Backstop DIP Lenders shall share the Cash Put Option Payment (without interest thereon) with any other Eligible Noteholder that timely provides a DIP Commitment pursuant to the DIP Opportunity based on such Eligible Noteholder’s pro rata share of all DIP Commitments).

The DIP Lenders shall receive from the Debtors a non-refundable upfront put option payment (the “PIK Put Option Payment”), payable as described below, in the aggregate amount of $3,120,000 (i.e., 4.0% of the Total DIP Commitment). The PIK Put Option Payment shall also be for the Company’s right to call the DIP Commitments. The PIK Put Option Payment shall be (i) due and owing on the Restructuring Support Effective Date and (ii) paid on the Effective Date in the form of New Second Lien Convertible Term Loans in a principal amount equal to the PIK Put Option Payment; provided, however, that if a Cash Payment Event shall occur, then the full amount of the PIK Put Option Payment shall be payable in cash at the same time as the Backstop Put Option Payment is required to be paid to the Backstop DIP Lenders if a Cash Payment Event occurs, as set forth above; provided, further, that if a Cash Payment Event shall occur prior to the date on which any of the DIP Lenders (other than the Backstop DIP Lenders) makes loans under the DIP Facility, then the full amount of the PIK Put Option Payment shall only be payable to the Backstop DIP Lenders.

Each of the Backstop Put Option Payment, the Cash Put Option Payment and the PIK Put Option Payment: (I) will not be refundable under any circumstance or creditable against any other amount paid in connection with the DIP Facility or otherwise, (II) shall be paid without setoff or recoupment and

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shall not be subject to defense or offset on account of any claim, defense or counterclaim, and (III) shall be paid free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes).

All liens, superpriority claims, administrative claims and security interests in favor of the DIP Lenders in connection with the DIP Facility will be second in priority to the liens, superpriority claims, administrative claims and security interests in favor of the ABL Claims, the Swap Claims and the Adequate Protection Claims, and the DIP Lenders will be subject to a customary “standstill” of 30 days with respect to the exercise of remedies against collateral.

Any financial reports, budgets, forecasts or other deliveries provided by ANV to the DIP Lenders will also be provided to the Requisite Secured Lenders.

Notwithstanding the foregoing or anything to the contrary herein or in the DIP Credit Agreement, if all Swap Claims and ABL Claims have not been paid in full in cash prior to such payment in full in cash of the DIP Facility Claims, such payment in full in cash of the DIP Facility Claims shall only be permitted from proceeds of a financing transaction paid no earlier than the closing of such financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any sale of ANV, its subsidiaries or any assets of the foregoing) (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction). For the avoidance of doubt, if the RSA is terminated by the Secured Lenders or otherwise terminated by the Requisite Consenting Noteholders or the Company in accordance with Section 5 of the RSA, the Secured Lenders may seek adequate protection (or exercise other rights and remedies) and oppose any refinancing of the DIP Facility (but may not oppose the proceeds from such a refinancing being used for the payment of the DIP Facility Claims as set forth herein) or consummation of another Alternative Transaction.

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Adequate Protection for ABL Claims and Swap Claims	Holders of Swap Claims and ABL Claims shall receive, as adequate protection for the actual diminution in value of their collateral, the following:

(a) payment of outstanding pre-petition and post-petition professional fees, replacement liens and super-priority claims under section 507(b) of the Bankruptcy Code; and

(b) cash payment of interest (x) for ABL Claims at the non-default contract rate and (y) for Swap Claims at a rate of 2% per annum, in each case during the pendency of the Chapter 11 Cases, provided that the holders of the ABL Claims and Swap Claims reserve the right to receive default interest in the event the Restructuring Transaction is not consummated in accordance with the terms of the RSA and this Term Sheet.

In addition, the holders of ABL Claims shall receive a repayment of $10 million (the “Repaid Cash”) from the cash and cash equivalents currently held by the Company pursuant to Section 11.1(q) of the Credit Agreement upon entry of the Interim DIP Order. The Interim DIP Order and the Final DIP Order shall provide that the Company is no longer required to comply with Section 11.1(q) of the Credit Agreement.

The portion of the Repaid Cash received by any holder of ABL Claims shall be subject to immediate disgorgement in its entirety by such holder of ABL Claims if an order is entered by the Bankruptcy Court upon motion by the Debtors or any other party in interest, holding that, prior to entry of the Final DIP Order and after the date hereof, such holder of ABL Claims breached the RSA (including by making any objection to the Final DIP Order not permitted hereunder) such that the Company could have terminated the RSA as to the Secured Lenders or as to such individual holder of ABL Claims (regardless of whether the RSA has actually been terminated as to the Secured Lenders or such individual holder) unless such breach has been waived by the Company or promptly remedied by the applicable holder of ABL Claims.
DEBT AND EQUITY CAPITAL STRUCTURE OF REORGANIZED DEBTORS

New First Lien Term Loan Credit Facility	On the Effective Date, reorganized ANV will enter into a new first lien term loan credit facility (the “New First Lien Term Loan Credit Facility”) pursuant to which reorganized ANV will issue new first lien term loans (the “New First Lien Term Loans”) in an original aggregate principal amount equal to the total amount of the ABL Claims and Swap Claims, and all of the direct and indirect domestic subsidiaries of reorganized ANV shall guarantee the payment of the New First Lien Term Loans.

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The New First Lien Term Loans shall be distributed to the holders of the ABL Claims and the Swap Claims, as set forth below. The New First Lien Term Loan Credit Facility shall contain the terms set forth on Annex II hereto and shall otherwise be in form and substance acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, which documentation shall be based on the documentation of the existing Credit Agreement as in effect on the date hereof as reasonably negotiated by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, and mutually satisfactory to such parties.

The terms of the New First Lien Term Loan Credit Facility will prohibit the incurrence of any other first lien debt, subject to customary exceptions for existing capital leases and refinancings thereof, existing purchase money debt and permitted refinancings thereof, commodity hedging arrangements subject to limitations to be reasonably agreed upon, additional capital leases and purchase money debt in amounts and on terms to be mutually and reasonably agreed, and other customary exceptions to be mutually agreed, provided that in no case will there be a “general” first lien debt basket, “ratio” first lien debt basket, or “incremental” first lien debt basket.

The terms of the New First Lien Term Loan Credit Facility will prohibit the repayment of any contractually subordinated debt, subject to agreed upon exceptions.

The terms of the New First Lien Term Loan Credit Facility will prohibit the repayment of any junior priority lien debt (including the New Second Lien Convertible Term Loan Credit Facility) or unsecured debt, except for permitted refinancings thereof on customary terms.

New Second Lien Convertible Term Loan Credit Facility	On the Effective Date, reorganized ANV will enter into a new second lien convertible term loan credit facility (the “New Second Lien Convertible Term Loan Credit Facility”) pursuant to which reorganized ANV will issue new second lien convertible term loans (the “New Second Lien Convertible Term Loans”) in an original aggregate principal amount equal to the Excess DIP Facility Claim Amount (as defined below), and all of the direct and indirect domestic subsidiaries of reorganized ANV shall guarantee the payment of the New Second Lien Convertible Term Loans.

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The New Second Lien Convertible Term Loan Credit Facility shall mature on the five year anniversary of the Effective Date. The New Second Lien Convertible Term Loans shall bear interest at a rate of 15% per annum, and such interest shall be paid in kind (“PIK Interest”) on a quarterly basis. The New Second Lien Convertible Term Loan Credit Facility will contain a make-whole redemption provision that is satisfactory to the Company and the Requisite Consenting Noteholders.

The New Second Lien Convertible Term Loans (including all principal (including PIK Interest that has been added to the principal of the New Second Lien Convertible Term Loans) and all accrued and unpaid interest) shall be convertible at any time and from time to time at an initial conversion price that is equal to the equity value of a share of New Common Stock as of the Effective Date, as determined by the Company and the Requisite Consenting Noteholders.

The New Second Lien Convertible Term Loans shall be distributed to the holders of DIP Facility Claims (as defined below), as set forth below. The New Second Lien Convertible Term Loan Credit Facility shall be in form and substance acceptable to the Company and the Requisite Consenting Noteholders and reasonably satisfactory to the Requisite Secured Lenders.

All liens on common collateral securing the New Second Lien Convertible Term Loan Credit Facility will be second in priority to the liens on common collateral securing the New First Lien Term Loans. The New Second Lien Convertible Term Loan Credit Facility will not be guaranteed by any entity that does not guarantee, or granted a lien on any assets as to which a lien is not granted to secure, or given any other credit support which is not given to, the New First Lien Term Loans. The lenders and the agent of the New Second Lien Convertible Term Loan Credit Facility will be subject to a customary “standstill” of 180 days with respect to the exercise of remedies against common collateral. The agents of the New Second Lien Convertible Term Loan Credit Facility and the New First Lien Term Loan Facility will enter into a customary intercreditor agreement reflecting the foregoing and other lien priority terms customarily included in agreements of this nature.

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New Revolving Credit Facility	With the consent of the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders, on the Effective Date, reorganized ANV will enter into a second lien asset based revolving loan credit facility (the “New Revolving Credit Facility”) with revolving loan commitments (including a letter of credit subfacility) in an original aggregate principal amount to be determined by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders. The New Revolving Credit Facility will be used to provide working capital and for other general corporate purposes of the reorganized Company.

The New Revolving Credit Facility will be agented, and the commitments thereunder will be provided, by banks and other financial institutions that are acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders. The New Revolving Credit Facility shall be in form and substance acceptable to the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

All liens on common collateral securing the New Revolving Credit Facility will be second in priority to the liens on common collateral securing the New First Lien Term Loans. The New Revolving Credit Facility will not be guaranteed by any entity that does not guarantee, or granted a lien on any assets as to which a lien is not granted to secure, or given any other credit support which is not given to, the New First Lien Term Loans. The lenders and the agent of the New Revolving Credit Facility will be subject to a customary “standstill” of 180 days with respect to the exercise of remedies against common collateral. The agents of the New Revolving Credit Facility, the New First Lien Term Loan Facility and the New Second Lien Convertible Term Loan Credit Facility will enter into a customary intercreditor agreement reflecting the foregoing and other lien priority terms customarily included in agreements of this nature.

New Common Stock	On the Effective Date, reorganized ANV will issue one or more classes of common stock (the “New Common Stock”), which New Common Stock shall be deemed validly issued, fully paid and non-assessable. The New Common Stock issued on the Effective Date will be distributed to holders of DIP Facility Claims and to holders of Notes Claims (as defined below), as set forth below.

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If reorganized ANV is not required to register its securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the New Board (as defined below) will decide whether to register any securities of reorganized ANV under the Exchange Act. If no securities of reorganized ANV are registered under the Exchange Act, the Company will post annual and quarterly financial information, within certain time periods to be agreed upon between the Company and the Requisite Consenting Noteholders, to a password protected website to which holders of New Common Stock and/or New Warrants (as defined below), securities analysts, market making financial institutions and prospective investors in the Company that are QIBs or “accredited investors” (as such term is defined in Regulation D of the Securities Act of 1933, as amended) (“AIs”) may gain access; provided, that such Persons affirmatively agree to the terms of a “click through” confidentiality agreement posted on such website. All prospective investors in the Company that are QIBs or AIs shall be entitled to access such website upon completion and submission of appropriate documentation demonstrating their status as such.

New Warrants	On the Effective Date, reorganized ANV will issue warrants to purchase shares of New Common Stock (the “New Warrants”). The New Warrants issued on the Effective Date will be distributed to holders of Existing Common Stock (as defined below), as set forth below, and shall contain such terms and other provisions as described below in the section entitled “Existing Equity Interests”.
TREATMENT OF CLAIMS AND INTERESTS

Administrative Expense Claims	On the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof), all allowed administrative expense claims of each of the Debtors (such allowed claims, “Administrative Expense Claims”) shall be paid in full in cash or on such other terms as the applicable Debtor or reorganized Debtor and the holder thereof may agree.

Priority Claims	On the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date

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thereof), all allowed priority claims (e.g., tax and “other” priority claims) against each of the Debtors (such allowed claims, “Priority Claims”) shall be paid in full in cash, unimpaired and reinstated, or treated on such other terms as the applicable Debtor or reorganized Debtor and the holder thereof may agree.

Other Secured Claims	On the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date thereof), all allowed secured claims against each of the Debtors, other than ABL Claims and Swap Claims (such allowed secured claims, “Other Secured Claims”), shall be paid in full in cash, unimpaired and reinstated, or treated on such other terms as the applicable Debtor or reorganized Debtor and the holder thereof may agree; provided, however, that any Equipment Lease Claims (as defined below) that are determined to be secured claims shall receive treatment as determined by the Company, the Requisite Consenting Noteholders and the Requisite Secured Lenders.

ABL Claims	On the Effective Date, all remaining allowed ABL Claims shall be exchanged for New First Lien Term Loans in an aggregate principal amount equal to the amount of such ABL Claims.

Existing Cross Currency Swap Claims	On the Effective Date, all remaining allowed claims against each of the Debtors arising under (i) the cross currency swap transaction, effective May 25, 2012, between ANV and The Bank of Nova Scotia, as amended or modified from time to time thereafter, including pursuant to the confirmation dated October 25, 2012, (ii) the cross currency swap transaction, effective May 25, 2012, between ANV and Societe Generale, and (iii) the cross currency swap transaction, effective May 25, 2012, between ANV and National Bank of Canada (in each case, as amended, supplemented or otherwise modified from time to time, collectively, the “Existing Cross Currency Swaps” and such allowed claims, “Existing Cross Currency Swap Claims”)), shall be exchanged for New First Lien Term Loans in an aggregate principal amount equal to the amount of such Existing Cross Currency Swap Claims; provided that such treatment shall only apply to the swap transactions set forth in (ii) and (iii) if the counter-parties thereto have any claims thereunder after drawing on letters of credit available to them and applying any cash collateral in satisfaction thereof.

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Existing Diesel Swap Claims	On the Effective Date, all allowed claims against each of the Debtors arising under any financial swaps other than the Existing Cross Currency Swaps described in clause (i) of the above section (including the five (5) financial swaps each effective January 1, 2015), and as amended or modified from time to time thereafter, between ANV and The Bank of Nova Scotia (in each case, as amended, supplemented or otherwise modified from time to time, collectively, the “Existing Diesel Swaps” and such allowed claims, “Existing Diesel Swap Claims” and together with the Existing Cross Currency Swap Claims, the “Swap Claims”) shall be exchanged for New First Lien Term Loans in an aggregate principal amount equal to the amount of such Existing Diesel Swap Claims.

DIP Facility Claims	If a Cash Payment Event has not occurred prior to the Effective Date, all allowed claims against each of the Debtors arising under the DIP Facility (such allowed claims, “DIP Facility Claims”) shall receive the following treatment: (i) $25 million of the amount of DIP Facility Claims shall be exchanged for 25% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan (as defined below), (b) the New Warrants and (c) the New Second Lien Convertible Term Loans, and (ii) the amount of DIP Facility Claims in excess of $25 million (such amount, the “Excess DIP Facility Claim Amount”) shall be exchanged for New Second Lien Convertible Term Loans in an aggregate principal amount equal to the Excess DIP Facility Claim Amount.

Upon a Cash Payment Event, the DIP Facility Claims shall be payable in full in cash (A) in the case of a Cash Payment Event described in clause (1) or clause (2) of the definition thereof, at the time the DIP Facility Claims are (or are required to be) paid pursuant to the terms of the DIP Credit Agreement and the other documents governing the DIP Facility, or (B) in the case of a Cash Payment Event described in clause (3) of the definition thereof, upon the Debtors’ receiving funding under an Alternative Transaction.

Notwithstanding the foregoing or anything to the contrary herein or in the DIP Credit Agreement, if all Swap Claims and ABL Claims have not been paid in full in cash prior to such payment in full in cash of the DIP Facility Claims, such payment in full in cash of the DIP Facility Claims shall only be permitted from proceeds of a financing transaction paid at the closing of such financing transaction (and a “financing transaction”, for the avoidance of doubt, shall not include any

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sale of ANV, its subsidiaries or any assets of the foregoing) (provided that, for the avoidance of doubt, no Creditor Party waives any termination right under the RSA as a result of such financing transaction). For the avoidance of doubt, if the RSA is terminated by the Secured Lenders or otherwise terminated by the Requisite Consenting Noteholders or the Company in accordance with Section 5 of the RSA, the Secured Lenders may seek adequate protection (or exercise other rights and remedies) and oppose any refinancing of the DIP Facility (but may not oppose the proceeds from such a refinancing being used for the payment of the DIP Facility Claims as set forth herein) or consummation of another Alternative Transaction.

Equipment Lease Claims	On the Effective Date, all allowed claims against each of the Debtors arising under the equipment leases to which the Debtors are a party or otherwise bound (such allowed claims, “Equipment Lease Claims”) shall receive the treatment as determined by the Company and the Requisite Consenting Noteholders.

Intercompany Claims	On the Effective Date, all allowed intercompany claims between the Debtors shall be adjusted, continued, or discharged to the extent determined by the Company and the Requisite Consenting Noteholders.

Notes Claims	On the Effective Date, all allowed claims arising under the Notes and the Indenture (such allowed claims, “Notes Claims”) shall be exchanged for 75% of the New Common Stock, subject to dilution on account of (a) the Management Incentive Plan, (b) the New Warrants and (c) the New Second Lien Convertible Term Loans; provided, however, that any holder of a Notes Claim on the applicable voting record date shall be entitled to elect to receive, in lieu of shares of New Common Stock, an amount of cash equal to $100 per $1,000 of Notes Claims; provided, further, that if the amount of cash distributable in respect of Notes Claims under the Plan exceeds $2,500,000 in the aggregate (the “Notes Claim Cap”), holders of Notes Claims that have elected to receive cash shall only receive their pro rata share of the Notes Claim Cap.

Critical Vendor and Section 503(b)(9) Claims	Each holder of a critical vendor claim or a claim under Section 503(b)(9) of the Bankruptcy Code against a Debtor (each as determined by the Company and the Requisite Consenting Noteholders) shall be paid in full in cash pursuant

15

to an order of the Bankruptcy Court, subject to an aggregate cap of $18 million and provided that each holder of a critical vendor claim receiving payment on its claims provides trade terms to the Company that are acceptable to the Company and the Requisite Consenting Noteholders.

General Unsecured Claims[1]	All allowed general unsecured claims (such allowed claims, “General Unsecured Claims”) shall be paid in full in cash under the Plan.

Subordinated Securities Claims	All allowed claims (a) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or any affiliate of any of the Debtors, (b) for damages arising from the purchase or sale of shares, notes or any other securities of any of the Debtors or any affiliate of any of the Debtors, and (c) for violations of the securities laws that are subject to subordination pursuant to section 510(b) of the Bankruptcy Code (such allowed claims, “Subordinated Securities Claims”), shall be extinguished and not receive any property or consideration under the Plan; provided, however, that the Plan shall not extinguish any rights that a holder of Subordinated Securities Claims may have against existing insurance maintained by the Debtors.

Executory Contracts	All material executory contracts and unexpired leases of each of the Debtors shall be assumed or rejected as agreed between the Company and the Requisite Consenting Noteholders.[2]

Existing Equity Interests	If the class of holders of the existing common stock of ANV (“Existing Common Stock”) votes in favor of the Plan, then on the Effective Date holders of Existing Common Stock shall receive, on a pro rata basis, the New Warrants. Other than (a) holders of the Existing Common Stock (in their capacities as such) and (b) holders of intercompany equity, no holder of any equity, ownership or profits interest in any of the Debtors of any nature, or any options, warrants or other securities that are convertible into, or exercisable or

[1]	Shippers, utility providers and other unsecured claims to be paid pursuant to ‘first day’ motions provided to the Consenting Noteholders’ Advisors will be paid in full in accordance with applicable orders of the Bankruptcy Court.
[2]

For clarification purposes, the Requisite Consenting Noteholders shall have a reasonable consent right with respect to the assumption or rejection of executory contracts and unexpired leases up to and including the Effective Date.

16

exchangeable for, any equity, ownership or profits interests in any of the Debtors, shall receive a distribution under the Plan on account of such interests or securities. On the Effective Date, all such interests and securities shall be extinguished without payment of any amounts or other distributions in consideration therefor. If a holder of Existing Common Stock votes in favor of the Plan and the class of Existing Common Stock votes to accept the Plan, then such holder shall be deemed to have released any Subordinated Securities Claims that it owns or controls.

If the class of holders of the Existing Common Stock votes against the Plan, then holders of Existing Common Stock shall receive no recovery on account of their Existing Common Stock.

A summary of the key terms of the New Warrants is as follows:

Warrant Shares: If not previously expired in accordance with their terms, the New Warrants shall only be exercisable either (a) upon the consummation of a liquidity event (to be defined) or (b) on the Expiration Date (as defined below). At the time of exercise, the New Warrants shall be exercisable into a total number of shares of New Common Stock that is equal to (after giving effect to the exercise of the New Warrants) 10% of the Total Share Number (as defined below), subject to dilution on account of the Management Incentive Plan. The New Warrants shall also be subject to anti-dilution adjustments for stock splits, stock dividends and stock combinations and other similar customary events, and the New Warrants shall not contain any economic anti-dilution adjustments.

“Total Share Number” means, as of the time of exercise of the New Warrants, the sum of (without duplication) (i) the number of shares of New Common Stock that were issued and outstanding as of the Effective Date, (ii) the number of shares of New Common Stock that were issued upon conversion of the New Second Lien Convertible Term Loans prior to the time of such exercise and (iii) the number of shares of New Common Stock that are issuable upon full conversion of the amount of New Second Lien Convertible Term Loans outstanding as of the time of such exercise.

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Exercise Price: At the time of exercise, the exercise price per share of New Common Stock for the New Warrants shall be equal to the quotient obtained by dividing (a) the Adjusted Equity Value (as defined below) by (b) the Total Share Number.

“Adjusted Equity Value” means, as of the time of exercise of the New Warrants, the sum of (a) the quotient obtained by dividing (i) the sum of (x) the U.S. dollar equivalent of the aggregate principal amount of the Notes as of the Petition Date and (y) the U.S. dollar equivalent of the aggregate amount of all accrued and unpaid interest on the Notes at the non-default interest rate as of the Petition Date (in both cases determined using the exchange rate as of the Petition Date), by (ii) .75, plus (b) the sum of (I) the aggregate amount of New Second Lien Convertible Term Loans (including all PIK Interest and accrued and unpaid interest) that were converted into shares of New Common Stock prior to the time of such exercise (assuming, for purposes of determining such amount, that all PIK Interest and accrued and unpaid interest had an interest rate at 7.5% per annum) and (II) the aggregate amount of New Second Lien Convertible Term Loans (including all PIK Interest and accrued and unpaid interest) that is outstanding as of the time of such exercise (assuming, for purposes of determining such amount, that all PIK Interest and accrued and unpaid interest had an interest rate at 7.5% per annum).

The New Warrants must be exercised by payment of the exercise price in cash (i.e., the New Warrants shall not contain a cashless exercise feature), except that the New Warrants may be exercised on a cashless basis (I) if the New Common Stock is publicly traded and the use of a cashless exercise feature is not materially burdensome to the Company or (II) in connection with a liquidity event.

Expiration Date: Unless expired earlier as set forth below, the New Warrants shall expire on the five (5) year anniversary of the Effective Date (such anniversary, the “Expiration Date”).

Upon a liquidity event that is consummated after the two (2) year anniversary of the Effective Date and prior to the Expiration Date, in which (i) the cash consideration received per share of New Common Stock is greater than 50% of the

18

total consideration received per share of New Common Stock (as reasonably determined by the New Board) and (ii) the acquirer is not an affiliate of the Company or one of the Consenting Noteholders (a “Qualifying Liquidity Event”), the New Warrants shall expire upon consummation of such liquidity event.

Upon a liquidity event that is not a Qualifying Liquidity Event:

(1) If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is less than the exercise price applicable to the New Warrants, then, at the Company’s election, the New Warrants shall be either (a) automatically cancelled and the Company shall pay in exchange therefor consideration (at the Company’s election, either (i) in cash or (ii) in the same proportion of cash and non-cash consideration as is paid in respect of shares of New Common Stock) equal to the Black-Scholes value of the New Warrants (as determined below), or (b) converted into the right to receive the applicable consideration from such liquidity event at the exercise price applicable to the New Warrants; provided, that if the cash portion of the total value of the consideration paid in respect of a share of New Common Stock is greater than 50% (as reasonably determined by the New Board), then the Company shall always pay the Black-Scholes value of the New Warrants (as determined below) in, at the Company’s election, cash or the same proportion of cash and non-cash consideration as is paid in respect of shares of New Common Stock.

(2) If the value of the consideration paid in respect of a share of New Common Stock (such value to be reasonably determined by the New Board) is equal to or greater than the exercise price applicable to the New Warrants, the New Warrants shall expire upon consummation of such liquidity event.

The Black-Scholes value of the New Warrants shall be determined based on inputs agreed upon by the Company and the Requisite Consenting Noteholders, including a 20% equity volatility rate and a risk free-rate equal to the U.S. Treasury Rate for the period of time until expiration of the New Warrants.

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Transfer Restrictions: If reorganized ANV is not required to register any of its securities under the Exchange Act and the New Board elects not to register its securities under the Exchange Act, the organizational documents for reorganized ANV and the documents or certificates evidencing the New Warrants shall include such applicable appropriate restrictions or other provisions necessary so that a sale or other transfer of New Warrants would not, if consummated, require reorganized ANV to register any of its securities under the Exchange Act.

No Rights as a Stockholder: The New Warrants shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of the reorganized Company, nor shall the New Warrants confer upon the holder thereof (in its capacity as a holder of the New Warrants) any of the rights of a stockholder of the reorganized Company (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of the reorganized Company at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise).

Documentation: The documents and certificates evidencing the New Warrants shall be materially consistent with the terms and conditions set forth in this Term Sheet and otherwise acceptable in form and substance to the Company and the Requisite Consenting Noteholders.

OTHER PROVISIONS

Professional Fees	The Company shall pay the reasonable fees and expenses of the professional advisors to the DIP Lenders, the Consenting Noteholders’ Advisors and the Secured Lenders’ Advisors, in accordance with the RSA, the terms and conditions of the DIP Facility, and the Plan, and in each case in accordance with any letters entered into between the Company and such advisors (as supplemented and/or modified by the RSA).

Management Incentive Plan	The Board of Directors of reorganized ANV (the “New Board”) will be authorized to implement a management incentive plan (the “Management Incentive Plan”) that provides for the issuance of options and/or other equity-based

20

compensation to the management and directors of the reorganized Company. Up to 10% of the New Common Stock, on a fully diluted basis, shall be reserved for issuance in connection with the Management Incentive Plan.

The participants in the Management Incentive Plan, the allocations of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

Board of Directors	The New Board will be set at a number of directors determined by the Initial Consenting Noteholders. On the Effective Date, the directors on the New Board will be comprised of the Chief Executive Officer of the reorganized Company and such other individuals selected by the Initial Consenting Noteholders in their sole discretion.

Organizational Documents	The organizational documents of each of the reorganized Debtors, including (upon agreement by the Company and the Requisite Consenting Noteholders) a stockholders agreement of reorganized ANV (the “Stockholders Agreement”), shall contain terms and provisions, and be in form and substance, satisfactory to the Requisite Consenting Noteholders and the Company (and shall not materially and adversely prejudice the Secured Lenders in their capacities as such or interfere with the Credit Agreement, the Swap, the treatment of the ABL Claims or Swap Claims, or the New First Lien Term Loan Credit Facility). If a Stockholders Agreement is put in place, any holder of a claim that is to be distributed shares of New Common Stock pursuant to the Plan shall have duly executed and delivered to reorganized ANV, as an express condition precedent to such holder’s receipt of such shares of New Common Stock, a counterpart to the Stockholders Agreement.

Exemption from Registration	The issuance of all securities under the Plan will be exempt from registration with the Securities Exchange Commission under section 1145 of the Bankruptcy Code to the maximum extent allowed by applicable law (provided that the parties will use commercially reasonable efforts to cause all such securities to be issued under such section) or another available exemption from registration under the Securities Act of 1933, as amended.

21

Employment Agreements	Employment agreements shall be assumed or rejected under the Plan as agreed between the Company and the Requisite Consenting Noteholders.

Tax Considerations	The parties to the RSA shall cooperate with one another and use good faith efforts to structure the Restructuring Transaction and the transactions contemplated herein (including any payments contemplated herein) and in the RSA to the maximum extent possible in a tax-efficient manner for the Company, the Creditor Parties, the holders of the New Warrants and the DIP Lenders.

Releases	The Plan will include, to the fullest extent permitted by applicable law, a full mutual release from liability by the Company, the Consenting Noteholders, Scotia, Wells Fargo, each other holder of Swap Claims or ABL Claims, the agent under the DIP Facility, the DIP Lenders, and any holders of claims of or interests in the Debtors (other than those holders that “opt-out”) in favor of each such party and each of such party’s current or former directors, managers, officers, affiliates, partners, consultants, financial advisors, subsidiaries, principals, employees, agents, managed funds, representatives, attorneys and advisors, together with their successors and assigns (collectively, the “Released Persons”) for any act or omission in connection with, related to, or arising out of, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Plan or any other matter relating to the Company or its operations, in each case except for claims that the Bankruptcy Court determines by final order to have constituted fraud, gross negligence or willful misconduct. A Released Person shall not be deemed to have committed willful misconduct if the Released Person relied on the advice of professional advisors in connection with a specific act or failure to act.

Exculpation	To the fullest extent permitted by applicable law, the Released Persons shall have no liability to any holder of a claim against or interest in the Company for any act or omission in connection with, related to, or arising out of, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Plan or any other matter relating to the Company or its operations, in each case except for claims that the Bankruptcy Court determines by final order to have

22

constituted fraud, gross negligence or willful misconduct, and the Released Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. A Released Person shall not be deemed to have committed willful misconduct if the Released Person relied on the advice of professional advisors in connection with a specific act or failure to act.

Indemnification/D&O Insurance	The Company shall assume/continue all indemnification provisions and agreements currently in place for current and former directors, officers, employees and agents of the Company, so long as such provisions or agreements do not require the Company to make any payments or provide any arrangements (including severance payments) to such Persons other than indemnification payments, reimbursement and advancement of expenses and other similar payments customarily found in such agreements.

The Company shall purchase “tail” coverage for its D&O and E&O insurance for current and former directors and officers on terms reasonably acceptable to the Company.

Conditions to Effective Date	The Plan shall contain customary conditions to confirmation/effectiveness to be agreed upon by the Company the Requisite Consenting Noteholders and the Requisite Secured Lenders, including, among other conditions, that:

1) The Bankruptcy Court shall have entered a Final Order, in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2) The Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order (a) shall be in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders and (b) shall not have been stayed or vacated on appeal.

3) All of the schedules, documents, supplements, and exhibits to the Plan shall be in form and substance as required by the RSA.

23

4) The RSA shall not have been terminated as to all Parties.

5) The aggregate amount of Administrative Expense Claims (excluding (x) professional fees and expenses incurred by persons or firms retained by the Debtors and (y) post-petition trade payables incurred in the ordinary course of business) shall not exceed $5.0 million in the aggregate.

6) All the Transaction Expenses shall have been paid in full in cash.

7) The ABL Claims shall have received (i) the $10 million paydown contemplated under “Adequate Protection for ABL Claims and Swap Claims” and (ii) in addition thereto, on or before the Effective Date, an additional paydown of at least $25 million as contemplated in Annex II.

8) The aggregate amount of General Unsecured Claims shall not exceed $16.0 million, unless waived by the Requisite Consenting Noteholders.

U.S. Dollar Denomination	All payments to be made in connection with the transactions contemplated by this Term Sheet shall be made in U.S. dollars. In addition, all credit facilities contemplated by this Term Sheet, including the DIP Facility, the New First Lien Term Loan Credit Facility, the New Second Lien Convertible Term Loan Credit Facility and the New Revolving Credit Facility, shall be U.S. dollar-denominated.

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Annex I

DIP Credit Agreement

(Being Filed as an Exhibit to the Interim DIP Order)

Annex II

New First Lien Term Loan Credit Facility

Summary of Certain Terms

FACILITY	•	New First Lien Term Loan Credit Facility

PRINCIPAL	•	All remaining ABL Claims and Swap Claims (paid down by cash collateral of $10 million per Restructuring Term Sheet and $25 million from either the sale of assets during the chapter 11 or an emergence date paydown)

INTEREST RATE	•	L + 525 bps payable monthly

TENOR	•	3 years

BORROWING BASE	•	Monthly re-valuation; to the extent out of compliance with monthly re-valuation, cash paydown to bring balance in compliance
	•	In evaluating compliance, the outstanding amount will be compared to the Borrowing Base less $15 million

AMORTIZATION	•	Amortization holiday until December 31, 2016 at which time amortization payment of 10% of original principal; thereafter 5% of original principal quarterly

REPAYMENT	•	Pre-payable at any time at par

ASSET SALES	•	Cash in an amount equal to 100% of the net cash proceeds from the sale of exploration properties and assets currently identified as Held for Sale on Balance Sheet, and other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business), whether received on, prior to, or after the Effective Date

EXHIBIT B

JOINDER AGREEMENT

[            ], 2015

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of March 10, 2015 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Allied Nevada Gold Corp., a Delaware corporation (“ANV”), and its direct and indirect subsidiaries parties thereto (together with ANV, the “Company”), and the entities and persons named therein as “Creditor Parties” thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Transferee shall hereafter be deemed to be a “[Consenting Noteholder / Secured Lender]” and a “Party” for all purposes under the Agreement and with respect to all claims against and interests in the Company held such Transferee.

2. Representations and Warranties. The Transferee hereby makes the representations and warranties of the Creditor Parties set forth in Section 8 of the Agreement to each other Party or only the Company (as applicable).

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:

Name:
Title:

Notice Address:

Facsimile:
Attention:

with a copy to:

Facsimile:
Attention:

Principal Amount of ABL Claims:	$

Notional Amount of Swap Claims:	$

Principal Amount of Note Claims:	$

Principal Amount of Other Claims:	$

Equity Interests:

[Joinder Agreement to

Restructuring Support Agreement Signature Page]

SCHEDULE I

EXPLORATION PROPERTIES

Mining Dist/Property	Filing County	Unpatented claims	Patented claims	Unpatented acres	Patented acres	Subsidiary

Brock	Eureka	220		4545.2		ANG Eureka LLC

Clipper	Lander	69		1425.54		ANG Cortez LLC

Cobb Creek	Elko	51		1053.66		ANG Northeast LLC

Dixie Creek	Elko	105		2169.3		ANG Pony LLC/GSV

Dixie Flats	Elko	314		6487.24		ANG Pony LLC

Dry Hills	Eureka	96		1983.36		ANG Central LLC

Dune	Humboldt	36		743.76		ANGH

Eden	Humboldt Pershing	68		1404.88		ANGH

Elder Creek	Lander	6		123.96		ANGH

Elephant	Lander	197		4070.02		ANGH

Golconda	Humboldt	108		2231.28		ANGH

Golden Cloud	Elko	179		3698.14		ANG North LLC

Goldstorm (Redfern 51%)	Elko	52		1074.32		Redfern “Ski claims”

Horseshoe Basin	Lander	50		1033		ANG Central LLC

Hot Creek - 2	Elko	25		516.5		ANG Northeast LLC

Illipah	White Pine	201		4152.66		ANG Central LLC

Long Peak	Lander	34		702.44		ANGH

Marr	Lander	93	1921.38	ANGH

Maverick Springs (Silver Standard 55%)	Elko White Pine Both	246	5082.36	Allied VNC Inc.

Mountain View	Washoe	127	2623.82	Allied VNC Inc.

N T Green	Lander	266	5495.56	ANG Cortez LLC

North Battle Mtn.	Lander	67	1384.22	ANGH

North Dark Star	Elko	56	1156.96	ANG Pony LLC

North Mill Creek	Lander	23	475.18	ANGH

Ocelot (Foster 51%)	Lander	147	3037.02	ANG Central LLC

Pipeline South	Lander	144	2975.04	ANG Cortez LLC

Pony Creek Elliot Dome	Elko	887	18325.42	ANG Pony LLC

Rock Creek/South Silver Cloud	Eureka Lander	600	12396	ANG North LLC

Rock Horse	Elko	185	3822.1	ANG Northeast LLC

Santa Renia	Elko	186	3842.76	ANG North LLC

Sno	Elko	78	1611.48	ANG North LLC

Stargo	Nye	337	6962.42	ANG Eureka LLC

Toy	Lander	391	8078.06	ANG Cortez LLC

Walti	Eureka Lander	402	8305.32	ANG Central LLC & ANG Cortez

West Cortez	Lander	274	5660.84	ANG Cortez LLC

West Whistler	Eureka	103	2127.98	ANG Eureka LLC

Wildcat	Pershing	346	4	7148.36		Allied VNC Inc./HRDI

Wilson Peak	Elko	87		1797.42		ANG Northeast LLC

Woodruff	Elko	18		371.88		ANG Northeast LLC

Alleghany (5)	Elko		5		103.03	Victory Exploration Inc.

Amador/Smoky Valley (1)	Lander		1		3.67	F.W. Lewis Inc.

Arabia/Trinity (3)	Pershing		3		52.13	Victory fka Lewis

Argenta/Hot Creek (2)	Nye		2		56	Victory Exploration Inc.

Desert/Jessup (Mabel B) (1)	Churchill		1		20.242	Victory Exploration Inc.

Duck Dreek (2)	White Pine		2		40.2	Victory Exploration Inc.

Ellilson (1)	White Pine		1		20.66	Victory Exploration Inc.

Fairplay (4)	Nye		4		83	Victory Exploration Inc.

Fairview (20)	Churchill		20		289	Victory Exploration Inc.

Gold Range (4)	Mineral		4		79.81	Victory Exploration Inc.

Jumbo (1)	Washoe		1		20.66	Victory Exploration Inc.

Mason/Yerington (24)	Lyon		24		407	F.W. Lewis Inc.

Mountain View (5)	Mineral		5	89.4	Victory Exploration Inc.

Newark (2)	White Pine		2	10.21	Victory Exploration Inc.

Pinto (1)	White Pine		1	6.08	Victory Exploration Inc.

Railroad (2)	Elko		2	26.12	Victory Exploration Inc.

Robinson (10)	White Pine		10	145.44	Victory Exploration Inc.

Santa Fe (4)	Mineral		4	77	Victory Exploration Inc.

Seven Troughs (3)	Pershing		3	66	FW Lewis c/o Allied

Silver Canyon (7)	White Pine		7	127	Victory Exploration Inc.

Sunny Jim (3)	Mineral		3	58	Victory Exploration Inc.

Table Mountain (9)	Churchill		9	109.24	Victory Exploration Inc.

Topaz (9)	Douglas		9	236.22	Victory Exploration Inc.

Troy (2)	Nye		2	13.78	Victory Exploration Inc.

Unknown/Black Eagle (5)	Pershing		5	88	FW Lewis c/o Allied

Unorganized (9)	Elko		9	185.29	Victory Exploration Inc.

Virginia (2)	Storey		2	72	Victory Exploration Inc.

Warm Springs (2)	White Pine		2	26	Victory Exploration Inc.

Whiskey Flat (2)	Mineral		2	37	Victory Exploration Inc.

		9625	137
Battle Mountain	Lander				Phoenix Joint Venture

Hasbrouck/Three Hills	Esmeralda/Nye	583	28		WKM/Allied 25%

Lewis Mine (Emma Silva)	Lander				Carlin Gold

Mammoth/Kohinoor	Nye	Big Springs Gold

Silver Cloud	Elko	Rimrock Gold

Treasure Hill/Hamilton	White Pine	Golden Predator

EXHIBIT C

FINANCIAL PROJECTIONS

Financial Projections

The Debtors prepared the following financial projections (“Financial Projections”), which reflect estimates of the Debtors’ expected consolidated financial position, results of operations and cash flows for August 7, 2015 through December 31, 2017 (the “Projection Period”). The Financial Projections reflect the Debtors’ judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions, which are subject to change.

The Financial Projections reflect a synthesis of numerous information sources including the Debtors’ mine plan and incorporate a number of assumptions. These assumptions are derived from geological sampling, computer modeling of Hycroft’s ore bodies, metallurgical testing and experience of historic economic and business conditions.

The Financial Projections were not prepared to comply with the Guidelines for Prospective Financial Statements published by the American Institute of Certified Public Accountants or the rules and regulations of the SEC and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Financial Projections do not reflect the impact of fresh start reporting in accordance with the Financial Accounting Standards Board, Accounting Standards Codification, Section 852 “Reorganizations.” The impact of fresh start reporting, if applicable, would be expected to have a material impact on the Reorganized Debtors’ consolidated balance sheets and prospective results of operations.

The Financial Projections contain certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are and will be beyond the control of the Debtors, including but not limited to the implementation of the Reorganization Plan (the “Plan”), the supplier and employee response to the chapter 11 cases, existing and future governmental regulations and actions of government bodies, the availability of raw materials, the financial conditions of the Debtors’ suppliers, unexpected equipment failures or significant damage to one or more of the Debtors’ primary loading equipment or processing facilities, natural disasters and unusual weather conditions, and other market and competitive conditions. Holders of Claims and Interests are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Debtors and the Reorganized Debtors undertake no obligation to update any such statements.

Creditors and other interested parties should see section VIII “Risk Factors” of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Debtors.

The Financial Projections make certain assumptions regarding, among other things, (a) the market prices for gold and silver; (b) reserve and other mineralized material estimates, (c) recoveries of gold and silver; (d) availability of labor, energy, transportation, equipment and infrastructure; (e) production costs and other related factors affecting the Debtors’ businesses. Moreover, the Financial Projections have been prepared based on the assumption that the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur pursuant to the Plan become effective or are consummated (the “Effective Date”) will occur on or before August 7, 2015. Although the Debtors presently intend to cause the Effective Date to occur as soon as practicable following Confirmation, there can be no assurance as to when the Effective Date actually will occur. The Financial Projections further assume the successful implementation of the Debtors’ oxide-only business plan through 2016 at which point mining is assumed to cease with operations focused on the recovery of gold and silver from ore previously mined and stacked on the heap leach pads. While the construction of a sulfide mill (the “Hycroft Expansion Project”) is not assumed to commence during the Projection Period, illustrative financial projections for the project are provided in section D.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY PROVE TO BE INACCURATE. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH OR DISCLOSE THEIR FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTORS AND THE REORGANIZED DEBTORS DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS.

2

A.	BUSINESS OVERVIEW

1.	The Debtors are a U.S.-based primary gold producer focused on mining, developing, and exploring properties in the state of Nevada. Their sole operating mine, the Hycroft Mine (“Hycroft”), is an open-pit heap leach operation located approximately 54 miles west of Winnemucca, Nevada

2.	As of December 31, 2014, Hycroft had proven and probable mineral reserves of 10.6 million ounces of gold and 465.3 million ounces of silver, which are contained in oxide (“Heap Leach”) and sulfide (“Mill”) ore. Metals contained in oxide ores are currently recovered through heap leach operations. As of December 31, 2014, sulfide ore comprised approximately 87% and 92% of the Debtors’ proven and probable gold and silver mineral reserves, respectively. Construction of the Hycroft Expansion Project is required in order to recover metals from the sulfide ore.

3.	The Financial Projections assume that Hycroft is an oxide-only, heap leach operation for the duration of the Projection Period. In order to conserve cash, mining is assumed to cease on December 31, 2016 with operations focused on the recovery of gold and silver from ore previously mined and stacked on the heap leach pads.

4.	Although it has been assumed that construction of the Hycroft Expansion Project is not commenced during the Projection Period, illustrative financial projections for the project have been provided in section D.

5.	The Debtors do not control the prices for the products they sell. The principal products are produced at Hycroft and consist of unrefined gold and silver bars (doré) and in-process inventories (metal-laden carbon), both of which are sent to third party refineries for further processing before being sold. The resulting gold and silver is sold at prevailing spot prices to financial institutions or precious metals traders. In 2014, revenues from gold and silver made up 89% and 11%, respectively, of total revenue.

6.	The price of gold is volatile and is affected by many factors such as the sale or purchase of gold by central banks and financial institutions, inflation or deflation and monetary policies, fluctuation in the value of the US dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world.

3

7.	The calculation of mineral reserves, other mineralized material and ore grades are estimates and depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of mineral reserves and mineralized material, and corresponding ore grades. Until mineral reserves are actually mined and processed, the quantity and grade of the ore must be considered as an estimate only. In addition, the quantity of mineral reserves and other mineralized materials may vary depending on metal prices, which largely determine whether mineral reserves and other mineralized materials are classified as ore (economic to mine) or waste (uneconomic to mine). A decline in metal prices may result in previously reported mineral reserves (ore) becoming uneconomic to mine (waste).

8.	The heap leach process extracts gold and silver by placing oxide ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained gold and silver in the ore, which are then recovered in metallurgical processes. Several integrated steps in the process of extracting gold and silver are used to estimate the metal content of ore placed on the leach pad. Although estimates are refined as appropriate at each step in the process, the final amounts are not determined until a third-party refinery refines the doré and/or metal-laden carbon and through an assay process concludes upon the final ounces of gold and silver available for sale. The Debtors then review this end result and reconcile it to the estimates developed and used throughout the production process. Based on this review, estimation procedures are adjusted when appropriate. Due to the complexity of the estimation process and the number of steps involved, among other things, actual recoveries can vary from estimates, and the amount of the variation could be significant.

B.	KEY ASSUMPTIONS

a.	Debtors’ Projected Consolidated Income Statement

i.	Total Revenue

Total Revenue consists of the projected sales of gold and silver.

The Debtors’ management team estimated the spot rates for gold and silver of $1,200.00 per ounce and $16.00 per ounce respectively. It has been assumed that there will be no changes in spot rates during the Projection Period.

The number of ounces of gold and silver sold reflects the management team’s estimate of the precious metal ounces that will be recovered during the course of the Projection Period. Estimated recoveries are

4

driven primarily by assumptions on the metal content of ore to be mined, rate of recovery of gold and silver from the Heap Leach and efficiency of the extraction process.

	8/7/2015 Thru 12/31/15	FYE Dec 31
($ in millions)		FY2016	FY2017

Prices per oz
Gold	$1,200	$1,200	$1,200
Silver	16	16	16

Ounces Sold (koz)
Gold	109	262	104
Silver	589	1,586	677

Revenue
Gold	$130	$315	$125
Silver	10	25	10

Total Revenue	$140	$340	$135

ii.	Operating Costs

Operating Costs consist primarily of mining costs, processing costs and mine site administration costs.

iii.	Exploration Expense

Exploration Costs consist of compensation and benefit costs for exploration employees and land holding claim maintenance fees.

iv.	Corporate G&A

Corporate G&A consists primarily of salaries and fees paid to the Debtors’ management team and directors and other overhead costs including Information Technology and Accounting & Finance.

v.	Interest Expense

Interest Expense includes interest pursuant to the DIP credit agreement through emergence and post-emergence interest related to the post-emergence capital structure as set forth in the Disclosure Statement.

vi.	Income Tax Expense

Tax expense is projected based on the Debtors’ best estimate of the amount and timing of federal income tax payments.

5

b.	Debtors’ Projected Consolidated Balance Sheet

i.	Cash & Cash Equivalents

The cash balances are projected based on cash inflows and outflows utilizing a projected August 7, 2015 starting balance of $31 million.

ii.	Accounts Receivable

Accounts Receivable represent amounts due from sales of gold-on-carbon. Buyers generally pay 90% of the net sales value on receipt of the product with the balance paid upon final assay settlement, generally 6 months from the sales date.

iii.	Production Inventories

The Debtors’ Production Inventories include: ore on leach pads; in-process inventories; and doré finished goods. The quantity of recoverable gold- and silver-in-inventory is estimated using surveyed volumes of material, ore grades and estimated recovery percentages based on ore type and domain.

iv.	Prepaids and Other

Prepaids and Other consists of deposits and other expenses paid in advance.

v.	Assets Held for Sale

Assets Held for Sale comprises assets which are no longer required for the Debtors’ production activities and are in the process of being liquidated. It has been assumed that no sales of these assets are completed during the Projection Period.

vi.	Restricted Cash

Restricted Cash consists of cash posted to back Asset Retirement Obligation surety bonds.

vii.	PP&E / Mine Development

This asset balance is projected based on the Company’s capital expenditures and depreciation forecasts.

viii.	Mineral Properties

Mineral Properties includes royalty rights and capitalized Asset Retirement Obligation costs.

6

ix.	Accounts Payable

Payables are calculated based on approximately 45 average days’ payable and consist of various trade amounts due.

x.	Accruals & Other

Accruals & Other consists of various accruals including employee compensation and benefits.

xi.	Other Liabilities

Other Liabilities consists primarily of the Debtors’ Asset Retirement Obligations.

xii.	Capital Leases

Capital leases consist of outstanding principal on mine equipment leased by the Debtors.

xiii.	New 1st Lien and New 2nd Lien

New 1st Lien and New 2nd Lien loans comprise the post-emergence capital structure as set forth in the Disclosure Statement.

xiv.	Equitization of Senior Notes

Equitization of Senior Notes represents an accounting entry under the terms of the Reorganization Plan whereby the claims of the Senior Noteholders are to be converted into equity.

xv.	Shareholders’ Equity

Includes existing paid-in-capital and retained earnings. Shareholders’ equity changes each year by the amount of net income.

c.	Debtors’ Projected Consolidated Statement of Cash Flows

i.	Operating Cash Flow

Operating Cash Flow is projected starting with net income and adjusted for certain non-cash items included in income as well as for working capital changes.

ii.	Investing Cash Flow

Capital expenditures comprise heap leach related sustaining capital expenditures and other equipment purchases.

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iii.	Financing Cash Flow

Financing Cash Flows comprise paydown of capital lease and new 1st Lien principal.

8

C.	Financial Projections

INCOME STATEMENT
	8/7/2015	FYE Dec 31
($ in millions)	Thru 12/31/15	FY2016	FY2017

Total Revenue	$140	$340	$135

Operating Costs	($121)	($278)	($57)

Gross Profit	$19	$62	$79
Gross Margin	13.5%	18.3%	58.2%

Exploration Expense	($1)	($3)	—
Corporate G&A	(8)	(17)	(14)

EBITDA	$10	$42	$65
EBITDA Margin	7.2%	12.3%	47.9%

Depreciation and Amortization	($21)	($50)	($27)

EBIT	($11)	($8)	$38
EBIT Margin	(7.6%)	(2.4%)	28.0%

Interest (Expense)	(9)	(22)	(22)

Profit Before Taxes	($20)	($30)	$16

Income Tax (Expense) / Benefit	—	—	—

Net Income	($20)	($30)	$16
Net Income Margin	(14.1%)	(8.7%)	12.0%

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BALANCE SHEET
($ in millions)	FY2015	FY2016	FY2017

Current Assets
Cash And Cash Equivalents	$43	$70	$83
Accounts Receivable	4	4	4
Production Inventories	283	189	168
Prepaids And Other	8	8	8
Assets Held For Sale	37	37	37

Total Current Assets	$375	$308	$300

Non-Current Assets
Restricted Cash	$38	$38	$38
PP&E / Mine Development	424	399	371
Mineral Properties	17	17	17

Total Non-Current Assets	$479	$454	$426

Total Assets	$854	$762	$725

Current Liabilities
Accounts Payable	$27	$29	$29
Accruals & Other	25	12	5

Total Current Liabilities	$52	$41	$34

Non-Current Liabilities
Other Liabilities	$26	$21	$21
Capital Leases	117	74	42
New 1st Lien	126	114	88
New 2nd Lien	64	74	85

Total Non-Current Liabilities	$334	$283	$237

Equitization Of Senior Notes	$324	$324	$324

Shareholders’ Equity	$144	$114	$130

TOTAL LIABILITIES & EQUITY	$854	$762	$725

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CASH FLOW STATEMENT
	8/7/2015
($ in millions)	Thru 12/31/15	FY2016	FY2017

Cash Flows from Operations
Net Income	($20)	($30)	$16
Add Back: PIK Interest Expense	4	10	11
Add Back: D&A	21	50	27
Add Back: Bonus Accrual	1	2	—
Add Back: Stock Based Compensation	2	5	—
WIP Adjustment	29	53	15

Total Change in Net Working Capital	0	2	—

Net Cash Flows from Operations	$36	$92	$69

Cash Flows from Investing
Leach Pad Capital & Sustaining Capex	($0)	($1)	—
Other Investing Activities	(4)	(8)	—

Net Cash Flows from Investing	($5)	($9)	—

Cash Flows from Financing
Lease Repayments	(19)	(44)	(31)
Paydown on New 1st-Lien Term Loan	—	(13)	(25)

Net Cash Flows from Financing	(19)	(56)	(57)

NET CASH FLOW	$12	$27	$13

Beginning Cash	$31	$43	$70
Ending Cash	43	70	83

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D.	Hycroft Expansion Project Financial Projections

1.	In October 2014 a third-party engineering firm in association with Hycroft completed a feasibility study for the Hycroft Expansion Project (the “Hycroft Expansion Project”) designed to process mill ore. Subsequent to the completion of the October 2014 feasibility study, the Debtors focused on the first phase of the Hycroft Expansion Project (“Phase 1”) in order to minimize upfront capital requirements.

2.	Phase 1 entails the construction of a 60,000 tons per day plant. The capital re-sequencing and optimization exercise indicated that the Debtors could begin operation of Phase 1 for an estimated capital outlay of approximately $767 million.

3.	The Hycroft Expansion Project financial projections (the “Expansion Projections”) below assume that sufficient capital is raised to commence construction of Phase 1 of the mill on January 1, 2016. The mill is assumed to begin production of gold and silver from January 1, 2018. Construction of the second phase is not shown.

4.	The Expansion Projections also include mining and stacking of oxide ore from 2017 onwards.

5.	The Expansion Projections are presented without any adjustments for expected inflation and assume a gold price of $1,300 per ounce and a silver price of $21.67 per ounce.

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HYCROFT EXPANSION PROJECT CASH FLOW STATEMENT
	Construction		Mining					Reclamation
($ in millions)	2016	2017	2018	2019	2020	2021	2022-43	2044-45

Gold Ounces Sold (koz)	—	25	340	335	317	284	5,052	—
Silver Ounces Sold (moz)	—	0	18	15	15	12	244	—

Cash Inflows	—	$36	$837	$759	$743	$625	$11,853	—

Operating Costs:
Mining	—	($115)	($204)	($204)	($204)	($204)	($2,098)	—
Processing	—	(6)	(303)	(302)	(321)	(287)	(5,787)	—
Selling Costs	—	(0)	(23)	(15)	(13)	(9)	(294)	(0)
Warehouse Inventory	(6)	(6)	(6)	—	—	—	—	19
Income Taxes	—	—	(14)	(2)	(8)	—	(395)	—
Site SG&A	—	—	(12)	(16)	(17)	(17)	(391)	(9)
Corporate SG&A	—	(4)	(12)	(15)	(17)	(17)	(383)	(17)

Total Operating Costs	($6)	($130)	($574)	($552)	($580)	($535)	($9,349)	($8)

Capital Expenditure:
Mine equipment - Trucks	—	—	—	—	—	—	($97)	—
Leach pad	—	($6)	($10)	($3)	($3)	($1)	($6)	—
Process plant	(204)	(273)	(153)	(8)	—	—	—	—
Tailings Management	—	(30)	(63)	(13)	(13)	(13)	(279)	—
Other	(6)	(54)	(64)	—	—	—	—	—

Total Capital Expenditure	($210)	($364)	($289)	($25)	($16)	($14)	($383)	—

Net Reclamation Costs:
Reclamation & Closure Costs	—	—	—	—	—	—	—	($102)
Salvage Value	—	—	—	—	—	—	—	25

Total Net Reclamation Costs	—	—	—	—	—	—	—	($77)

Unlevered Free Cash Flow	($216)	($459)	($27)	$182	$147	$76	$2,122	($85)

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EXHIBIT D

LIQUIDATION ANALYSIS

Chapter 7 Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (a) accept the plan of reorganization or (b) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the applicable Debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date. This requirement is referred to as the “best interests” test. To make these findings, a bankruptcy court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the assets of such debtor’s estate were liquidated pursuant to chapter 7 of the Bankruptcy Code; (b) determine the liquidation distribution that each non-accepting holder of a claim or an interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare the holder’s liquidation distribution to the distribution that the holder would receive if the plan were confirmed and consummated.

To demonstrate compliance with the “best interests” test, the Debtors estimated a range of proceeds that would be generated from a hypothetical chapter 7 liquidation (the “Liquidation Analysis”). The Liquidation Analysis was prepared by the Debtors with assistance from their financial and other advisors and represents the Debtors’ estimate of the proceeds that would be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis assumes that the chapter 11 cases are converted into liquidations under chapter 7. The Liquidation Analysis also assumes that the chapter 7 trustee will seek to liquidate the assets promptly. During this process, the Debtors’ estates will continue to need to use cash collateral and proceeds from the liquidation to operate the business while winding down the affairs of the estates. The Liquidation Analysis assumes the consensual use of cash collateral and proceeds from liquidation to permit the chapter 7 trustee to liquidate the assets and claims for a period up to 6 months following conversion.

The Liquidation Analysis is premised upon a number of estimates and assumptions that, although developed and considered reasonable by the Debtors, are inherently subject to significant business, economic and competitive uncertainties beyond the control of the Debtors and, as discussed below, may be subject to change. Thus, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were, in fact, to undergo liquidation. In addition, any liquidation ultimately undertaken would take place under future circumstances that cannot be predicted with certainty. Accordingly, although the Liquidation Analysis that follows is necessarily presented with numerical specificity, if the Debtors’ estates were in fact liquidated as described herein, the actual proceeds from such liquidation could vary significantly from the amounts set forth in the Liquidation Analysis. The actual liquidation proceeds could be materially higher or lower than the amounts set forth in the Liquidation Analysis, and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated from the liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code. The Liquidation Analysis has been prepared solely for the purposes of estimating the proceeds that would be available if the Debtors liquidated under chapter 7 of the Bankruptcy Code for purposes of the “best interests” test and does not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Plan. Nothing contained in the Liquidation Analysis is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis, as required by the “best interests” test.

General Assumptions

The following is a list of key assumptions that were utilized in the Liquidation Analysis:

•	The basis for the Liquidation Analysis is (a) information included in the Disclosure Statement and the Plan and (b) the Debtors’ books and records.

•	The Liquidation Analysis assumes that the liquidation of the Debtors would commence on August 7, 2015 under the direction of a court-appointed chapter 7 trustee. While the Liquidation Analysis assumes the majority of the wind down would be accomplished in approximately 90 days, the liquidation could be expected to take six months to complete fully (the “Liquidation Period”). During this time, all of the Debtors’ major assets would be sold and the cash proceeds, net of liquidation-related costs, would be distributed to satisfy claims.

•	The book value of the assets presented is based on the latest balance sheet, which is unaudited and dated February 28, 2015. Management estimates the book value of these assets will not be materially changed at the commencement of the Liquidation Period. Book value may not reflect the fair value of the assets.

•	The Liquidation Analysis assumes that the Liquidation Period may not provide sufficient time to maximize value during the sale of assets of the Debtors and the Debtors’ negotiation position will be weak. The assets would likely be valued and transacted upon at “distressed” levels.

•	Liquidation values were derived by estimating proceeds from a “distressed” sale of assets that a chapter 7 trustee might achieve. Proceeds are net of all costs assumed to be incurred.

•	The Liquidation Analysis assumes that proceeds realized from a chapter 7 liquidation would further be reduced by administrative costs incurred during the wind down of operations, the stabilization and protection of the assets, the disposition of assets and the reconciliation of claims. These costs include professional fees, trustee fees, corporate wind down costs and post–relief date trade claims.

•	The Liquidation Analysis assumes that net proceeds from the sale of the assets will be distributed in accordance with the Bankruptcy Code and that no distributions, except for the Debtors’ reclamation obligations, will be made to junior creditors or equity holders until all senior creditors are paid in full.

•	Upon conversion of the chapter 11 cases to chapter 7 liquidation, it is assumed that the chapter 7 trustee will be permitted the use of cash collateral and sale proceeds for the purposes of managing a wind down and liquidation of assets.

While the Liquidation Analysis assumes full liquidation over the Liquidation Period commencing August 7, 2015, it is possible that the disposition and recovery from certain assets could take longer to realize. The potential impact of litigation and actions by other parties could increase the amount of time required to realize recoveries assumed in this analysis. Such events, including if the chapter 7 trustee were not granted consensual use of cash collateral, could also add costs to the liquidation in the form of higher legal and professional fees to resolve these potential events.

The table below summarizes the estimated proceeds that would be available for distribution to the Debtors’ creditors and equity holders in a hypothetical liquidation of the Debtors’ estates under chapter 7 of the Bankruptcy Code. Additional assumptions with respect to the Liquidation Analysis are provided below.

2

Liquidation Analysis of the Debtors’ Assets

($ in millions)			Estimated Recovery Rates		Estimated Liquidation Values
Liquidation Proceeds	Notes	Book Value	Low (%)	High (%)	Low ($)	High ($)

1. Assets
Cash and Cash Equivalents	a	$31.0	100%	100%	$31.0	$31.0
Accounts Receivable	b	3.8	70%	100%	2.7	3.8
Inventories	c	20.0	42%	52%	8.5	10.3
Prepaid and Other	d	7.1	13%	13%	0.9	0.9
Assets Held for Sale	e	44.4	41%	51%	18.3	22.7
Deferred Tax Assets	f	0.1	0%	0%	0.0	0.0
Restricted Cash	g	38.2	100%	100%	38.2	38.2
Other Assets	h	12.8	0%	0%	0.0	0.0
Leased Assets	i	178.5	30%	40%	53.5	71.4
Mineral Properties	j	48.2	31%	36%	15.0	17.5
Property, Plant, Mine Equipment and Ore	k,8	581.3	32%	45%	186.3	259.2

Total Gross Asset Proceeds		$965.4	37%	47%	$354.3	$455.0

2. Liquidation Costs
Corporate Wind Down	l				($4.3)	($8.5)
Chapter 7 Trustee	m				(10.6)	(13.6)
Professional Fees	n				(2.7)	(3.4)

Total Liquidation Costs					($17.5)	($25.6)

Net Liquidation Proceeds					$336.8	$429.4

			Estimated Recovery Rates		Estimated Recovery Values
Estimated Claims and Recoveries	Notes	Claim	Low (%)	High (%)	Low ($)	High ($)

3. Secured Claims - Senior Lien
Revolving Credit Agreement	o	$65.4	100%	100%	$65.4	$65.4
Swap Obligations	p	86.3	100%	100%	86.3	86.3
Jacobs Promissory Note	q	5.2	100%	100%	5.2	5.2
Capital Leases & Term Loan Obligations	r	110.4	48%	63%	52.6	69.7
Lease Claims - Assets Held for Sale	s	26.6	57%	69%	15.0	18.3

Total Secured Claims - Senior Lien		$293.9			$224.5	$244.9

4. Secured Claims - Junior Lien
Secured Asset Reclamation Obligation	t	$38.2	100%	100%	$38.2	$38.2
Junior DIP Facility	u	79.6	87%	100%	69.4	79.6
Junior DIP Facility Fees	u	5.5	87%	100%	4.8	5.5

Total Secured Claims - Junior Lien		$123.2			$112.3	$123.2

Total Secured Claims		$417.1			$336.8	$368.1

5. Administrative Claims
Administrative Claims	v	$5.9	0%	100%	$0.0	$5.9
Accounts Payable Incurred During Chapter 11 Proceedings	w	20.0	0%	100%	0.0	20.0
Junior DIP Facility Deficiency Claim	u	11.0 - NA	0%	0%	0.0	0.0

Total Administrative Claims		$36.8 - $25.9			$0.0	$25.9

Remaining Proceeds for Unsecured Claims Distribution					$0.0	$35.4

6. Unsecured Claims
General Unsecured Claims	x	$20.0	0%	9%	$0.0	$1.7
Capital Lease & Term Loan Obligations Deficiency Claim	y	69.4 - 49.0	0%	9%	0.0	4.2
Asset Retirement Surety Bond Deficiency Claim	t	21.7	0%	9%	0.0	1.9
8.750% Senior Notes	z	324.2	0%	9%	0.0	27.7

Total Unsecured Claims		$435.3 - $414.9			$0.0	$35.4

Remaining Proceeds for Equity Interest Distribution					$0.0	$0.0

7. Equity Recovery					$0.0	$0.0

Total Recoveries					$336.8	$429.4

3

1)	Assets

The following are assumptions with respect to specific categories of assets.

a.	Cash and Cash Equivalents. The Debtors’ Cash and Cash Equivalents at the commencement of the Liquidation Period are expected to be approximately $31.0 million. Cash and Cash Equivalents consist of cash balances and highly liquid investments. At the commencement of a hypothetical liquidation, Cash and Cash Equivalents would not be subject to any discount factors.

b.	Accounts Receivable. Management anticipates that the Debtors’ projected Accounts Receivable balance will be approximately $3.8 million at the commencement of the Liquidation Period. Accounts Receivable represent amounts due from sales of in-process inventories, primarily gold-on-carbon. Buyers generally pay 90% of the net sales value on receipt of the product with the balance paid upon final assay settlement, which is generally 6 months from the sales date. Estimated proceeds realized from Accounts Receivable under a hypothetical liquidation scenario are based on management’s estimate of collectability and the assumption that every reasonable effort will be made by the chapter 7 trustee to collect receivables from customers. Furthermore the final receivable balance will be impacted by the assays of the gold and silver in the in-process inventories. An estimated recovery percentage of 70% to 100% has been applied to all Accounts Receivable balances based on management’s best estimate.

($ in millions)		Estimated Recovery Rates		Estimated Liquidation Values
Accounts Receivable	Claim	Low (%)	High (%)	Low ($)	High ($)
1-30 Days	3.1	70%	100%	2.1	3.1
31-60 Days	0.1	70%	100%	0.1	0.1
61-90 Days	0.0	70%	100%	0.0	0.0
>90 Days	0.7	70%	100%	0.5	0.7

Total Accounts Receivable	$3.8	70%	100%	$2.7	$3.8

c.	Inventories. Management anticipates that the Debtors’ projected Inventories balance will be approximately $20.0 million at the commencement of the Liquidation Period. Inventories represent materials and supplies, finished goods and gold- and silver-bearing concentrated materials that are in the process of being converted to a saleable product. Estimated proceeds realized from Inventories under liquidation are based on management’s estimates of the salability of the materials and supplies, the gold and silver contained in the in-process and finished goods inventories and the ability to find a willing buyer.

The sale of gold- and silver-bearing concentrated materials generally realizes approximately 80% of the value of the equivalent ounces at the spot price. Buyers generally pay 90% of the net sales value on receipt of the product with the balance paid upon final assay settlement, which is generally 6 months from the sales date. Resulting receivables due are assumed to have recovery percentages of 70% to 100%, based on management’s best estimate. The sale of finished goods generally realizes 100% of the value of equivalent ounces at spot on the date of the sale. Recoveries for metal products assume a gold price of $1,200 per ounce and a silver price of $16 per ounce.

d.	Prepaid and Other. Management anticipates that the Debtors’ projected Prepaid and Other balance will be approximately $7.1 million at the commencement of the Liquidation Period. Prepaid and Other includes prepaid expenses, prepaid services, prepaid insurance, general and property deposits and prepaid taxes. Proceeds from the recovery of Prepaid and Other are based on management’s estimate of the likelihood of recovery from each respective counterparty. In many instances, such as insurance premiums, prepaid expenses are paid in full up front with no recoverable value for the estates. Proceeds include a management estimate for a refund of net proceeds tax due from the state of Nevada. Apart from this tax receivable, there is no estimated recovery from the remainder of the Prepaid and Other assets.

e.

Assets Held For Sale. Management anticipates that the Debtors’ projected Assets Held for Sale balance will be approximately $44.4 million at the commencement of the Liquidation Period. Assets Held for Sale includes single family homes, new and used blasthole drills, used haul trucks, used shovels, graders, processing equipment and components required for a new electric wire rope shovel. Recovery is based on management’s best estimate of the expected value to reflect expedited sales in

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the context of a chapter 7 liquidation with reference to third-party appraisals, which were prepared for substantially all of the assets between December 2014 to February 2015. Separately, liabilities related to Assets Held for Sale, including outstanding debt and accrued interest are included under Lease Claims – Assets Held for Sale (see note 3 s).

f.	Deferred Tax Assets. Management anticipates that the Debtors’ projected Deferred Tax Assets balance will be approximately $0.1 million at the commencement of the Liquidation Period. These assets serve an accounting function only and are deemed to have no value in a chapter 7 liquidation.

g.	Restricted Cash. Management anticipates that the Debtors’ projected Restricted Cash balance will be approximately $38.2 million at the commencement of the Liquidation Period. This is expected to comprise $38.2 million in cash collateral against the Debtors’ outstanding surety bonds. The surety bonds, totaling $59.9 million, are posted for the Debtors’ asset retirement obligation, which consists of estimated future mine reclamation and closure costs. In a chapter 7 liquidation, the surety bonds would be drawn upon by the Bureau of Land Management and the cash collateral would be claimed by the surety.

h.	Other Assets. Management anticipates that the Debtors’ projected Other Assets balance will be approximately $12.8 million at the commencement of the Liquidation Period. Other Assets comprises net debt issuance costs and an Asset Retirement Obligation reclamation policy premium. Net debt issuance costs serve an accounting function only and are deemed to have no value in a chapter 7 liquidation. The reclamation policy premium is paid up front with no recoverable value for the estates.

i.	Leased Assets. Management anticipates that the Debtors’ projected Leased Assets balance will be approximately $178.5 million at the commencement of the Liquidation Period. Leased Assets consist of equipment related to the Debtors’ mining operations, including shovels, haul trucks and dozers. Estimated liquidation values are 30% to 40% of the net book value of the Leased Assets based upon review of the remaining lives of the assets, the cost to deconstruct, transport and rebuild the assets and an assessment of the overall market for the assets.

j.	Mineral Properties. Management anticipates that the Debtors’ projected Mineral Properties balance will be approximately $48.2 million at the commencement of the Liquidation Period. Mineral Properties include royalty interests, land rights and mineral rights to explore and extract minerals from exploration properties. The royalty rights, land rights and mineral rights serve accounting functions only and are deemed to have no value in a chapter 7 liquidation. The liquidation value of the exploration properties is based on management’s best estimate and the Stalking Horse Asset Purchase Agreement entered into in April 2015.

k.	Property, Plant, Mine Equipment and Ore. Management anticipates that the Debtors’ projected Property, Plant, Mine Equipment and Ore balance will be approximately $581.3 million at the commencement of the Liquidation Period. Property, Plant, Mine Equipment and Ore consists of support equipment, mine development, process equipment, buildings and leasehold improvements, leach pads, furniture, fixtures, office equipment, vehicles and oxide and sulfide ores. Estimated recoveries for Property, Plant, Mine Equipment and Ore are explained in Note 8.

2)	Liquidation Costs

The following are assumptions with respect to liquidation costs:

l.	Corporate Wind Down. Corporate Wind Down costs include estimated general and administrative (“G&A”) expenses over a 90 day to 6 month period. Estimated G&A expenses comprise the retention of the finance department and key management to assist with the liquidation process. Estimated G&A costs are based on the Debtors’ current Corporate G&A run-rate of $17 million per annum. Additional Corporate Wind Down costs, not included in this estimate, could be incurred as a result of potential severance (WARN Act), retention and other payments, which would further reduce net liquidation proceeds available for distribution.

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m.	Chapter 7 Trustee. Fees to the chapter 7 trustee are estimated to be 3.0% of the total gross liquidated proceeds.

n.	Professionals and Post Relief Date Trade Claims. The costs associated with the chapter 7 trustee’s legal counsel and professional advisors are estimated to be 25% of the fees paid to the chapter 7 trustee.

3)	Secured Claims – Senior Lien

The Secured Claim amounts used in the Liquidation Analysis are the Debtors’ estimates and include any pre-petition accrued and unpaid interest and fees as of February 28, 2015. The actual amount of Allowed Claims could vary materially from these estimates. No order has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Secured Claims.

o.	Revolving Credit Agreement (including Letters of Credit). All outstanding letters of credit associated with the Debtors were drawn in connection with the Debtors’ filing of chapter 11 and are now a funded obligation of the Debtors and included in the outstanding balance of the Revolving Credit Agreement and granted the same security and priority. The aggregate Revolving Credit Agreement balance outstanding includes $0.5 million of accrued interest and has also been reduced by $10.0 million as a result of the paydown from restricted cash previously included in the Debtors’ Restricted Cash balance, under the terms of the Restructuring Support Agreement.

p.	Swap Obligations. In May 2012, the Debtors entered into a cross currency swap concurrent with the issuance of the C$400 million notes. The notional value of the cross currency swap was $400.4 million and the interest rate was fixed at 8.375%. The Bank of Nova Scotia held C$310 million of C$400 million cross currency swaps. Furthermore, the Debtors had outstanding diesel swaps covering the 2015 year for 7.2 million gallons (0.6 million gallons per month) at an average ultra-low sulfur diesel price of $2.62 per gallon. Upon filing for chapter 11, pursuant to their terms, both the cross currency swap and the diesel swap were terminated and the mark-to-market liability was crystalized. As of the Petition Date, the close-out amount of the Debtors’ cross currency swap liability and diesel swap liability owed to the Bank of Nova Scotia was approximately $86.3 million.

q.	Jacobs Promissory Note. As of the Petition Date, the outstanding principal amount of the Jacobs Promissory Note was approximately $5.2 million. The Jacobs Promissory Note is secured, through a deed of trust, by a security interest in certain of the Debtors’ real property, namely the Merrill Crowe Facility at the Hycroft Mine.

r.	Capital Leases and Term Loan Obligations. The Debtors’ Capital Lease and Term Loan obligations at the commencement of the Liquidation Period are expected to be approximately $110.4 million. This amount excludes obligations on the Assets Held for Sale (see note 3 s). The Capital Lease and Term Loan Obligations are related to the purchase of mining equipment, bear annual interest at rates of 4%-7%, and primarily carry 60-84 month terms. The Capital Lease and Term Loan Obligations represent the aggregate secured amount owed to various lessors of the Debtors’ Leased Assets. In a liquidation scenario, each lessor would have a first priority claim over their respective leased asset. It is assumed that the lessor would receive the proceeds from the liquidation value of the asset. If the recovery satisfies the lessors’ claim, the lessor is paid in full and the surplus goes to the estates. If the recovery does not satisfy the lessor’s claim, the lessor’s remaining claim rolls into a Capital Lease & Term Loan Obligations Deficiency Claim (see Note 1 i and Note 6 y).

s.	Lease Claims – Assets Held for Sale. The Debtors’ Lease Claims related to its Assets Held for Sale at the commencement of the Liquidation Period are expected to be approximately $26.6 million. These liabilities include principal debt and accrued interest for current and non-current obligations which will be repaid concurrent with the sale of the assets classified as Assets Held for Sale. If the recovery satisfies the lessors’ claim, the lessor is paid in full and the surplus goes to the estates. If the recovery does not satisfy the lessor’s claim, the lessor’s remaining claim rolls into a Capital Lease & Term Loan Obligations Deficiency Claim (see Note 6 y).

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4)	Secured Claims – Junior Lien

t.	Secured Asset Reclamation Obligation. Management anticipates that the Debtors’ projected estimated asset retirement obligation, consisting of estimated future mine reclamation and closure costs, is fully secured by surety bonds totaling $59.9 million. The surety bonds are partially collateralized with restricted cash totaling $38.2 million. The remaining $21.7 million unsecured Reclamation Obligation would receive a pro rata recovery along with the other unsecured claims.

u.	Junior DIP Facility. On March 12, 2015, the Debtors entered into a Secured Multiple Draw Debtor-in- Possession Credit Agreement (the “Junior DIP Facility”) which provided access of up to $78.0 million in additional liquidity. The Junior DIP Facility incurs a 6% PIK interest expense payable monthly (in addition to the 6% cash interest expense which is assumed to be paid through the commencement of the Liquidation Period). At the commencement of the Liquidation Period, the Junior DIP Facility is expected to have a balance of $79.6 million. The Junior DIP Facility also has a PIK put option fee of $3.12 and a backstop put option fee of $2.34 million, which are shown separately as Secured Claims.

5)	Administrative Claims

v.	Administrative Claims. The Debtors assume that Administrative Claims from the chapter 11 cases would be an estimated $5.9 million in unpaid professional fees as of the Liquidation Date and, as outlined in the Liquidation Analysis, an estimated Junior DIP Facility Deficiency Claim of between $0.0 million and $11.0 million.

w.	Accounts Payable Incurred During Chapter 11 Proceedings. The Debtors assume that Accounts Payable incurred over the duration of the chapter 11 proceedings would be an estimated $20.0 million based on management’s best estimate.

6)	Unsecured Claims

The Unsecured Claim amounts used in the Liquidation Analysis are based on the Debtors’ books and records. The actual amount of Allowed General Unsecured Claims could vary materially from these estimates. No order has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Allowed General Unsecured Claims.

x.	General Unsecured Claims. The Liquidation Analysis estimates the General Unsecured Claims have an initial claim amount of $20.0 million, based on the estimates of the Debtors. In addition, the amount provided in the Liquidation Analysis does not include certain unpaid cure costs and under– secured claims arising from liens, as noted above. The General Unsecured Claims balance also includes $371,000 of National Bank of Canada’s remaining unsecured deficiency claim and $519,000 of Societe Generale’s remaining unsecured deficiency claim from a result of the termination of the cross currency swap agreement.

y.	Capital Lease & Term Loan Obligations Deficiency Claims. This balance represents the deficiency claims from lessors’ of the Debtors’ capital lease and term loan obligations in a Liquidation scenario (see Note 1 i and Note 3 r). The lessors with deficiency claims would receive their respective pro-rata share of the proceeds in the event there are proceeds available for distribution within the unsecured class of claims.

z.	8.750% Senior Notes. In May 2012, the Debtors issued C$400.0 million of uncollateralized senior notes that pay interest semi-annually at the rate of 8.75% per annum and mature in June 2019. As of March 10, 2015, the Debtors had approximately US$324.2 million of principal and interest owing to the senior notes.

7)	Equity Recovery

As of the Petition Date, 126,193,336 shares of common stock of the Debtors were outstanding. The Liquidation Analysis suggests that under a chapter 7 liquidation, there would be no proceeds available to the Debtors’ pre-petition equity owners.

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8)	Recoveries on Property, Plant, Mine Equipment and Ore

As of December 2014, the Debtors’ proven and probable mineral reserves consisted of 10.6 million ounces of gold and 465.3 million ounces of silver, which are contained in oxide and sulfide ores. The Debtors currently recover metals contained in oxide ore through its heap leach operations. Sulfide ore, which is currently stockpiled and not processed further, constitutes approximately 87% and 92% of the Company’s proven and probable gold and silver reserves. The Company requires the construction of a mill to process sulfide ores (the “Hycroft Expansion Project”). Without the benefit of the Hycroft Expansion Project, the Debtors’ are unable to economically recover the metal from the sulfide ore.

Management has prepared an estimate of the potential proceeds from the sale of these assets discounted to reflect an expedited sale in a chapter 7 liquidation. It has been assumed that a single purchaser will acquire the oxide heap leach, related plant, equipment and infrastructure and oxide reserves and resources (together, the “Oxide Assets”), as well as the existing mill-related equipment (“Construction in Progress and Other”) and the right to exploit the sulfide ore deposit. It is further assumed that upon conversion to chapter 7, the trustee would discontinue operations from August 7, 2015 onward. Thereafter, activity at Hycroft would be limited to the recovery of gold and silver ounces contained on leach pads as of the acquisition date.

Recoveries for the Oxide Assets have been estimated by management with reference to a publicly traded companies analysis and an assumed liquidation discount. Management has estimated the value for the option to develop the Hycroft Expansion Project. Recoveries do not include the leased mining equipment which is currently utilized in the mining operations and discussed in Note 1 i.

It is management’s estimate that Construction in Progress and Other, primarily mills and related motors necessary for the Hycroft Expansion Project, would realize between $20.1 to $25.1 million in a hypothetical chapter 7 liquidation due to the assessed salability of the related mill equipment.

Management’s valuation of the option to develop the Hycroft Expansion Project reflects 1) the estimated incremental $766.6 million capital cost required to construct the mill, 2) the capital required to replace the leased assets currently earmarked for the project, which have a gross book value of $248.9 million, 3) the differential between the gold and silver prices assumed in the Feasibility Study of $1,300 per ounce for gold and $21.67 per ounce for silver versus the closing prices of $1,183 per ounce and $15.83 per ounce respectively as of April 24, 2015 and 4) likely discounts in a liquidation scenario.

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EXHIBIT E

VALUATION ANALYSIS

VALUATION ANALYSIS

At the Debtors’ request, Moelis & Company LLC (“Moelis”) performed a valuation analysis of the Reorganized Debtors. Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’s view, as of April 12, 2015, was that the estimated going concern enterprise value of the Reorganized Debtors, as of August 7, 2015, would be in a range between $360 million and $510 million. While the assumed Effective Date is August 7, 2015, in Moelis’s view, there would be no material difference between Moelis’s estimated going concern enterprise value of the Reorganized Debtors as of April 12, 2015 and as of the assumed Effective Date, on the assumption that the pricing and economic environment remains stable. Moelis’s views are necessarily based on economic, market and other conditions as in effect on, and the information made available to Moelis as of the date of its analysis (April 12, 2015). It should be understood that, although subsequent developments may affect Moelis’s views, Moelis does not have any obligation to update, revise or reaffirm its estimate.

Moelis’s analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that: (i) the Debtors will be reorganized in accordance with the Plan which will be effective on or prior to August 7, 2015; (ii) the Reorganized Debtors will achieve the results set forth in the Projections (as defined in this Disclosure Statement) provided to Moelis by the Debtors; and (iii) the Reorganized Debtors will be able to obtain all future financings, on the terms and at the times, necessary to achieve the results set forth in the Projections (however, at this time there is no guarantee that financing will be obtainable). Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, market and other conditions as of the assumed Effective Date.

Moelis assumed, at the Debtors’ direction, that the Projections prepared by the Debtors’ management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial and operating performance of the Reorganized Debtors. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. See Disclosure Statement Exhibit C (Financial Projections). The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Projections and as a result, the actual enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

The estimated enterprise value in this section represents a hypothetical enterprise value of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on consideration of certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors, its securities or its assets, which may be significantly higher or lower than the estimated enterprise value range herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, capital expenditures, assets, liabilities and prospects of the Reorganized Debtors, including the Projections, furnished to Moelis by the Debtors; (iii) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtors’ business and prospects before and after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (v) reviewed the financial terms of certain transactions that Moelis deemed relevant; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. Additionally, Moelis relied on certain documents from the Debtors’ bankruptcy proceeding, including but not limited to, the

Restructuring Support Agreement, the Restructuring Term Sheet and the Stalking Horse Purchase Agreement for the Debtors’ Exploration Properties. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Reorganized Debtors. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft that Moelis reviewed.

Moelis prepared a sum-of-the-parts valuation analysis. The valuation methodologies used for the valuation analysis of the Debtors’ current and planned mining operations, comprising the oxide and sulfide ore deposits, are described below. The oxide and sulfide deposits were analyzed separately due to the inherent differences in their processing requirements, stage of development or operation, funding requirements to generate cash flows, and the economic life of each deposit. The oxide deposit, as a currently producing asset, and the sulfide deposit, as a development project, are considered to have significantly different risk profiles. The Debtors’ remaining assets comprise various Exploration Properties and various Assets Held for Sale. Moelis’s valuation analysis for the Exploration Properties relied on the Stalking Horse Purchase Agreement. The valuation analysis of the Debtors’ Assets Held for Sale relied on recent appraisals prepared by third-parties.

The estimated enterprise value in this section does not constitute a recommendation to any holder of a Claim or Interest as to how such person should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses considered by Moelis, which consisted of (a) a discounted cash flow analysis, (b) a selected publicly traded companies analysis and (c) a selected precedent transactions analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

A.	Discounted Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Moelis’s DCF analysis used the Reorganized Debtors’ Projections of its debt-free, after-tax cash flows for the remaining life of mine for the Reorganized Debtors’ assets without estimating any value of the assets and liabilities beyond the remaining life of mine. These cash flows were then discounted at a range of estimated weighted average costs of capital, which was determined by reference to, among other things, the estimated cost of equity of certain selected publicly traded companies. The discounted cash flow analysis involves complex considerations and judgments concerning appropriate terminal values and discount rates.

B.	Selected Publicly Traded Companies Analysis Based on Net Asset Values. The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors, for example, comparable reserves and resources, operational requirements, and risk and profitability characteristics. Selected companies include public junior producing gold mining companies and development gold and gold and silver mining companies. Under this methodology, certain financial multiples and ratios that measure financial performance and value are calculated for each selected company and then applied to the Reorganized Debtors’ financials to imply an enterprise value for the Reorganized Debtors.

C.	Selected Precedent Transactions Analysis. The selected precedent transactions analysis is based on the implied enterprise and equity values of companies and assets involved in publicly disclosed merger and acquisition transactions that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, the enterprise and equity value of each such company is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction.

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Valuation Considerations

As a result of the foregoing, the estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the estimate herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtors or changes in the financial markets, the enterprise value of the Reorganized Debtors as of the Effective Date may differ from the estimated enterprise value set forth herein. In addition, the market prices, to the extent there is a market, of the Reorganized Debtors’ securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

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EXHIBIT F

DEBTORS’ CORPORATE STRUCTURE

Allied Nevada Gold Corp.

Corporate Structure Chart

[1]	Shares of common stock traded on NYSE MKT LLC and Toronto Stock Exchange. Suspended from trading on March 10, 2015.	Entities are 100% owned unless indicated otherwise.
Jurisdiction of formation noted in parentheses.